  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 1998

                                                 REGISTRATION NO. 333-43873

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                        CROWN CASTLE INTERNATIONAL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------
       DELAWARE                   4899                    76-0470458
    (STATE OR OTHER         (PRIMARY STANDARD         (I.R.S. EMPLOYER
     JURISDICTION              INDUSTRIAL          IDENTIFICATION NUMBER)
  OFINCORPORATION OR       CLASSIFICATION CODE
     ORGANIZATION)               NUMBER)






                                ---------------
    510 BERING DRIVE SUITE 500 HOUSTON, TX 77057 (TELEPHONE: (713) 570-3000) (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                                    COPY TO:
 STEPHEN L. BURNS, ESQ. CRAVATH, SWAINE & MOORE 825 EIGHTH AVENUE NEW YORK, NY
                                     10019

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC. As soon as practicable after this Registration Statement becomes effective.

  IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. [ ]

  IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE
REGISTRATION STATEMENT FOR THE SAME OFFERING.  [_] .............................

  IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D)
UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT
FOR THE SAME OFFERING. [_] .....................................................

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   TITLE OF EACH CLASS OF    AMOUNT TO BE    OFFERING      AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED  PRICE PER UNIT OFFERING PRICE REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------
 10 5/8% Senior Discount
  Notes due 2007(1).....     $251,000,000    $605.08      $151,875,080      $44,803.15

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The "Amount to be Registered" with respect to the 10 5/8% Senior Discount Notes due 2007 represents the aggregate principal amount at maturity of such notes. The 10 5/8% Senior Discount Notes due 2007 were sold at a substantial discount from their principal amount at maturity. The registration fee with respect to the 10 5/8% Senior Discount Notes due 2007 was calculated based on the approximate accreted value thereof as of January 8, 1998 determined pursuant to the provisions of the indenture governing such notes.

(2) Calculated pursuant to Rule 457. Previously paid.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      SUBJECT TO COMPLETION, DATED MARCH 11, 1998
                                  $251,000,000
                        CROWN CASTLE INTERNATIONAL CORP.

 OFFER TO EXCHANGE ITS 10 5/8% SENIOR DISCOUNT NOTES DUE 2007, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR UP TO $251,000,000
 PRINCIPAL AMOUNT AT MATURITY OF ITS OUTSTANDING 10 5/8% SENIOR DISCOUNT NOTES
                                 DUE 2007
                                 -------------

  The Exchange Offer will expire at 5:00 P.M., New York City time, on       ,
unless extended.

  Crown Castle International Corp., a company incorporated under the laws of Delaware ("CCIC" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange its 10 5/8% Senior Discount Notes due 2007 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for up to $251,000,000 aggregate principal amount of its outstanding 10 5/8% Senior Discount Notes due 2007 (the "Old Notes"), of which $251,000,000 aggregate principal amount is outstanding as of the date hereof.

  The New Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the same benefits under the Indenture (as defined herein) as the Old Notes. In addition, the New Notes and the Old Notes will be treated as one series of securities under the Indenture. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except for certain transfer restrictions, registration rights and terms providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the registration of the New Notes. The New Notes and the Old Notes are collectively referred to herein as the "Notes." See "Description of the Notes."

  The New Notes will mature on November 15, 2007. The Old Notes were issued at a substantial discount to their principal amount at maturity, and were sold at a price to investors that yielded gross proceeds to the Company of approximately $150.0 million. The Accreted Value (as defined) of the New Notes will be calculated from the date of issuance of the Old Notes. The New Notes will accrete in value until November 15, 2002. Thereafter, cash interest will accrue on the New Notes and will be payable semiannually in arrears on May 15 and November 15, commencing May 15, 2003, at a rate of 10.625% per annum. The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after November 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the date of redemption. In addition, prior to November 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount at maturity of the New Notes at 110.625% of the Accreted Value (as defined) thereof, plus Liquidated Damages, if any, to the redemption date with the net cash proceeds of one or more Public Equity Offerings or Strategic Equity Investments (each as defined); provided that at least 65% of the original aggregate principal amount at maturity of the New Notes remains outstanding immediately after the occurrence of each such redemption.

  Upon the occurrence of a Change of Control (as defined), each holder of New Notes will have the right to require the Company to purchase all or any part of such holder's New Notes at a purchase price equal to 101% of the Accreted Value thereof, plus Liquidated Damages, if any, to the date of purchase prior to November 15, 2002 or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase on or after November 15, 2002. See "Description of the Notes."

  The Notes represent general unsecured obligations of the Company and rank pari passu in right of payment with all current and future unsecured senior Indebtedness (as defined) of the Company. The operations of the Company are conducted through its subsidiaries, and the Company's subsidiaries will not be guarantors of the Notes. Accordingly, the Notes are effectively subordinated to indebtedness and other liabilities of such subsidiaries, including borrowings under the Senior Credit Facility (as defined). As of November 25, 1997, the Company's subsidiaries had no indebtedness outstanding, and approximately $8.9 million of other outstanding liabilities. As of January 5, 1998, the Company's principal operating subsidiary had indebtedness amounting to approximately $4.7 million, representing borrowings under the Senior Credit Facility, and unused borrowing availability under the Senior Credit Facility of approximately $93.6 million. The Company has provided a limited recourse guaranty of the Senior Credit Facility, limited in recourse only to the capital stock of certain of the Company's subsidiaries. The Company currently has no secured indebtedness.

                                                        (continued on next page)
                                 -------------

  See "Risk Factors" beginning on page 19 for a discussion of certain factors that holders of the Old Notes should consider in connection with the Exchange Offer and that prospective investors in the New Notes should consider in connection with such investment.
                                 -------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON   THE  ACCURACY   OR   ADEQUACY  OF   THIS  PROSPECTUS.ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is         , 1998.

                                                   (Continued from front cover)

  The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement dated as of November 25, 1997 (the "Registration Rights Agreement") between the Company and Lehman Brothers Inc. and Credit Suisse First Boston Corporation, as the initial purchasers of the Old Notes (the "Initial Purchasers").

  The Company is making the Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission") as set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought their own no-action letter, and there can be no assurance that the staff of the Commission will make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes. Holders of Old Notes accepting the Exchange Offer will represent to the Company in the Letter of Transmittal that such conditions have been met. Any holder who participates in the Exchange Offer for the purpose of participating in a distribution of the New Notes may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. A secondary resale transaction in the United States by a holder who is using the Exchange Offer to participate in the distribution of New Notes must be covered by a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act.

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as a result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. See "The Exchange Offer."

  The New Notes are new securities for which there is currently no market. Although the Notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market of the Nasdaq Stock Market, Inc., the Company presently does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The Company has been advised by the Initial Purchasers that, following completion of the Exchange Offer, they presently intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so, and any market-making activities with respect to the New Notes may be discontinued at any time without notice. There can be no assurance that an active public market for the New Notes will develop.

  THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

  Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof, and the Company will have no further obligation to such holders (other than the Initial Purchasers) to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. It is not expected that an active market for the Old Notes will develop while they are subject to restrictions on transfer. The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on
the date the Exchange Offer expires, which will be       , 1998 (the
"Expiration Date"), unless the Exchange Offer is extended by the Company in
its sole discretion (but in no event to a date later than       , 1998), in
which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for payment by the Company. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

  This Prospectus, together with the Letter of Transmittal, is being sent to
all registered holders of Old Notes as of       , 1998.

  The Company will not receive any proceeds from this Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

  UNTIL       , 1998, ALL BROKER-DEALERS EFFECTING TRANSACTIONS IN THE NEW
NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF BROKER-DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  No broker-dealer, salesperson or other individual has been authorized to give any information or to make any representation in connection with the Exchange Offer other than those contained in this Prospectus and Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct at any time subsequent to its date.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT TENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  This Prospectus includes forward-looking statements. All statements other than statements of historical facts included in this Prospectus, including, without limitation, the statements under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry Background" and "Business" and located elsewhere herein regarding industry prospects, the Company's prospects and the Company's financial position are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus under "Risk Factors." All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  As a result of the filing of the Registration Statement with the Commission, the Company will become subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, will be required to file reports and other information with the Commission.

  The Registration Statement, including the exhibits and scheduled thereto, such reports and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of such site is http://www.sec.gov.


  In the event the Company is not required to be subject to the reporting requirements of the Exchange Act in the future, the Company will be required under the Indenture, dated as of November 25, 1997 (the "Indenture"), between the Company and United States Trust Company of New York, as trustee (the "Trustee"), pursuant to which the Old Notes have been, and the New Notes will be, issued, to furnish to holders of the Notes the quarterly and annual financial information, documents and other reports that would be required to be contained in a filing with the Commission on Forms 10-K, 10-Q and 8-K, and, with respect to the annual information only, a report thereon by the Company's certified public accounts, for so long as any Notes are outstanding.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this Prospectus. Holders of the Old Notes and prospective investors in the New Notes are urged to read this Prospectus in its entirety. Unless the context otherwise indicates, the term "Company" refers to the business conducted by Crown Castle International Corp. and its subsidiaries (including the Crown Business), and the "Crown Business" or "Crown" refers to the business conducted by Crown Communications, Crown Network Systems, Inc., Crown Mobile Systems, Inc. and their affiliates prior to their acquisition by CCIC. In addition, the term "CTI" refers to the business conducted by Castle Transmission Services (Holdings) Ltd and its wholly owned subsidiary, Castle Transmission International Ltd.

                                  THE COMPANY

  The Company is a leading provider of communication sites and wireless network services. The Company owns, operates and manages wireless transmission towers and rooftop sites, and also provides an array of related infrastructure and network support services to the wireless communications and radio and television broadcasting industries. The Company's primary business focus is the leasing of antennae space on multiple tenant towers and rooftops to a variety of wireless communications carriers under long-term lease contracts. Supporting its competitive position in the site rental business, the Company maintains in-house expertise in, and offers to its customers, infrastructure and network support services that include communication site selection and acquisition, antennae installation, site development and construction and network design.

  The Company leases antennae space to its customers on its owned and managed towers. The Company generally receives fees for installing customers' equipment and antennae on a tower and also receives monthly rental payments from customers payable under site rental leases that generally range in length from three to five years. The Company's U.S. customers include such companies as Aerial Communications, American Paging, AT&T Wireless, Bell Atlantic Mobile, BellSouth Mobility, Motorola, Nextel, PageNet and Sprint PCS, as well as private network operators and various federal and local government agencies, such as the Federal Bureau of Investigation, the Internal Revenue Service and the U.S. Postal Service.

  At September 30, 1997, the Company owned or managed 349 towers and 82 revenue producing rooftop sites in the United States and Puerto Rico. The Company's tower footprints consist of 171 owned and managed towers located in western Pennsylvania (primarily in and around the greater Pittsburgh area), 125 owned and managed towers located in the southwestern United States (primarily in western Texas), 21 owned towers located in Mississippi, 14 owned towers located on mountaintops across Puerto Rico, 14 managed towers in West Virginia and four other owned towers located in other states across the United States. The Company plans to enhance and expand its tower footprints by building and acquiring multiple tenant towers in locations attractive to site rental customers. To that end, the Company has developed, maintains and deploys for its own use extensive network design and radio frequency engineering expertise, as well as site selection, site acquisition and tower construction capabilities. The Company plans to leverage such expertise and experience in building and acquiring new towers by entering into build-out or purchase contracts with various carriers. For example, pursuant to an agreement with Nextel Communications, Inc. ("Nextel"), the Company has options to construct up to 250 multiple tenant towers with Nextel as an anchor tenant along certain interstate corridors. In addition, pursuant to this agreement, the Company has exercised an option to purchase 50 of Nextel's existing towers clustered in various markets, including Philadelphia, Houston, Dallas and San Antonio.

  The Company's 34.3%-owned affiliate, CTI, owns or has access to approximately 1,300 towers in the United Kingdom, primarily serving the U.K. broadcasting industry. CTI's customers include such companies as the British Broadcasting Corporation ("BBC"), Cellnet, National Transcommunications Limited ("NTL"), Mercury One2One, Orange Personal Communications and Vodaphone Limited.

                              INDUSTRY BACKGROUND

  The Company's site rental and network services businesses serve the wireless communications and broadcasting industries, each of which is currently experiencing a period of significant change. The wireless communications industry is growing rapidly as consumers become more aware of the benefits of wireless services, current wireless technologies are used in more applications, the cost of wireless services to consumers declines and new wireless technologies are developed. Changes in U.S. federal regulatory policy, including the implementation of the Telecommunications Act of 1996 (the "1996 Telecom Act"), have led to a significant number of new competitors in the wireless communications industry through the auction of frequency spectrum for a wide range of uses, most notably "Personal Communications Services" ("PCS"). This competition, combined with an increasing reliance on wireless communications by consumers and businesses, has led to an increased demand for higher quality, uninterrupted service and improved coverage, which, in turn, has led to increased demand for communication sites as new carriers build out their networks and existing carriers upgrade and expand their networks to maintain their competitiveness. The Cellular Telecommunications Industry Association ("CTIA") estimates that, as of June 30, 1997, there were 38,650 antennae sites in the United States. The Personal Communications Industry Association ("PCIA") estimates that the wireless communications industry will construct at least 100,000 new antennae sites over the next 10 years. The Company believes that, as the wireless industry has become more competitive, many carriers are dedicating their capital and operations primarily to activities that directly contribute to subscriber growth, such as marketing and distribution. Management believes that these carriers, therefore, may seek to reduce costs and increase efficiency by outsourcing infrastructure network functions such as communication site ownership, construction, management and maintenance. Further, in order to speed new network deployment or expansion and to generate efficiencies, carriers are increasingly co-locating transmission equipment with that of other network operators. The need for co-location has also been driven by regulatory restrictions and the growing trend by municipalities to slow the proliferation of towers by requiring that towers accommodate multiple tenants. While the wireless communications industry is experiencing rapid growth, the broadcasting industry has been characterized by consolidation and rationalization. This industry is currently assessing the benefits of, and planning its strategy for, the transition from analog to digital transmission systems, which will require enhanced broadcast infrastructure.

  All of these factors have provided an opportunity for the Company to specialize in the provision, ownership and management of communication sites, the leasing of antennae space on such sites and the provision of related network infrastructure and support services, such as the design of wireless and broadcast sites and networks, the selection and acquisition of tower and rooftop sites (including the resolution of zoning and permitting issues), the construction of towers and the installation of antennae.

  Management believes that, in addition to the favorable growth and outsourcing trends in the wireless communications industry, tower operators benefit from several additional favorable characteristics, such as: (i) a customer base diversified across industry segments (such as PCS, cellular, paging, specialized mobile radio ("SMR"), enhanced specialized mobile radio ("ESMR") and broadcasting) and across individual customers within these segments; (ii) stable, recurring revenues as a result of the contract nature of the site rental business; (iii) low customer churn due to the costs to a carrier associated with reconfiguring its network; and (iv) barriers to entry as a result of local opposition to the proliferation of towers.

                               BUSINESS STRATEGY

  The Company's objective is to become the leading global provider of communication sites and network services to the wireless communications and broadcasting industries. Management believes that the Company's experience in establishing and expanding its existing tower footprints, its significant relationships with wireless communications companies and its ability to offer customers its in-house technical and operational expertise, uniquely position it to take advantage of available opportunities, to increase cash flow and to achieve its strategic goals. Key elements of the Company's strategy are to:

  . INCREASE UTILIZATION OF TOWER CAPACITY. The Company seeks to take advantage of the operating leverage of its site rental business by increasing the amount of antennae space leased on its owned or managed communication sites. The Company believes that many of its towers have significant capacity available for antennae space rental and that increased utilization of its tower capacity can be achieved at low incremental cost, thereby yielding significant contribution margin. In addition, the Company will continue to build towers with the capacity to accommodate multiple tenants and both existing and emerging technologies.

  . EXPAND TOWER FOOTPRINTS. The Company intends to enhance its existing tower footprints and to establish new clusters of towers in targeted markets, particularly those that have not yet been significantly built out by carriers. As the Company has demonstrated in western Pennsylvania, it believes that once a strategic critical mass of towers is established in a particular region, the Company can attract wireless operators by offering the advantages of well-positioned communication sites from a single source. The Company is pursuing this strategy through both the construction of new towers and the acquisition of existing towers. The Company's tower construction strategy is not based on speculative tower development but rather on the construction of multiple tenant towers with long-term "anchor" tenants. For example, pursuant to its site commitment agreement with Nextel (the "Nextel Agreement"), the Company has options to construct up to 250 multiple tenant towers with Nextel as an anchor tenant along certain interstate corridors. The Company may also pursue acquisitions involving towers or other tower companies, particularly those with the potential to create or augment a critical mass of clustered towers in new or existing markets. Pursuant to the Nextel Agreement, the Company has exercised an option to purchase 50 of Nextel's existing towers clustered in various markets, including Philadelphia, Houston, Dallas and San Antonio. See "Business--Significant Contracts."

  . PROVIDE A FULL RANGE OF SERVICES. The Company maintains in-house technical and operational expertise to support the development of its tower footprints and to offer wireless communications carriers and broadcasters a portfolio of technical and operational network services. Management believes that the ability to offer end-to-end services (site selection and acquisition, antennae installation, site development and construction and network design) is a key competitive advantage as wireless communications carriers and broadcasters prefer to work with independent tower operators that can credibly offer the convenience and efficiency of complete network design and operational solutions. Management also believes that the Company's experience in building its own tower footprints, as well as its in-house expertise, differentiates it from many of its competitors and strengthens the Company's ability to attract anchor tenants to its towers.

  . CAPITALIZE ON RELATIONSHIPS WITH KEY CUSTOMERS. The Company intends to leverage its existing strategic relationships, contracts and reputation for quality service to secure additional site rental, tower build-out and network services contracts. For example, the Company has developed contractual relationships with a number of regional and national carriers, including Aerial Communications, Bell Atlantic Mobile, Nextel and Sprint PCS, that provide the Company with a platform from which to expand into multiple markets and increase antennae space rented on its existing towers. In addition, the Company's customer-oriented approach, technical expertise and focus on quality service has enabled it to secure contracts such as the Bell Atlantic Agreement (as defined) which, as of September 30, 1997, provided the Company with exclusive rights to lease antennae space on 117 existing Bell Atlantic towers located primarily in western Pennsylvania and West Virginia. See "Business--Significant Contracts."

  . CAPITALIZE ON CTI'S EXPERTISE AND OPPORTUNITIES. CTI, the Company's 34.3%-owned affiliate, employs a corps of engineers and technical personnel who designed and built the broadcast transmission network for the BBC. CTI owns and operates one of the world's most established radio and television broadcasting networks, including both the infrastructure and transmission equipment located on 780 owned and 558 licensed towers. CTI provides analog television and radio transmission services to the BBC under a 10-year contract and has recently won bids to enter into transmission contracts to design, build and operate Digital Terrestrial Television ("DTT") networks for four of the six national licenses recently awarded in the United Kingdom. The Company intends to leverage its relationship with CTI to capitalize on opportunities to design, build, own and manage towers, networks and other infrastructure for the broadcasting industry in the United States and international markets. In addition, the Company intends to leverage its wireless expertise in the United States by providing wireless network services to CTI to capitalize on the growth of wireless communications in the United Kingdom.

  . PURSUE GROWTH THROUGH ACQUISITIONS. The Company continually evaluates potential acquisitions, investments and strategic alliances. The Company views such transactions as a means to expand its operations within its existing markets and to enter new markets, including international opportunities. The Company's acquisition and investment criteria include the existence of high quality assets, capacity to add tenants, attractive location for wireless build-out and return on capital.

                                  BACKGROUND

  Founded in 1994, the Company acquired 127 towers located in Texas, Colorado, New Mexico, Arizona, Oklahoma and Nevada from Pittencrieff Communications, Inc. ("PCI") in 1995. The Company subsequently continued to build its business through a variety of transactions, including (i) the acquisition in 1996 of Motorola's SMR and microwave system (the "Puerto Rico System") in Puerto Rico, which included 15 communication sites (the "Puerto Rico Acquisition"), (ii) the purchase through a series of transactions in 1996 and 1997 of TEA Group Incorporated ("TEA"), a leading domestic and international site acquisition firm (the "TEA Acquisition") and (iii) the purchase in February 1997 of a 34.3% ownership interest in CTI (the "CTI Investment"). In August 1997, CCIC enhanced its tower footprints and domestic network services offerings by consummating the Crown Merger (as defined).

                               THE CROWN MERGER

  The Crown Merger was consummated on August 15, 1997 and was structured as an acquisition by a subsidiary of CCIC of the assets of Crown Communications (a proprietorship owned by Robert A. and Barbara Crown), and a merger of subsidiaries of CCIC with and into Crown Network Systems, Inc. ("CNSI") and Crown Mobile Systems, Inc. ("CMSI"). The acquisition of the assets of Crown Communications and the merger of subsidiaries of CCIC with and into CNSI and CMSI are collectively referred to herein as the "Crown Merger." The consideration paid by CCIC for the Crown Merger consisted of $25.0 million of cash, the issuance of a $76.2 million promissory note to Robert and Barbara Crown (the "Seller Note"), the assumption of approximately $26.0 million of indebtedness and the issuance of 1,465,000 shares of Class B Common Stock, par value $.01 per share, of CCIC ("Class B Common Stock") (representing approximately 13.2% of the fully diluted ownership of CCIC). The cash portion of the consideration was initially funded through the private placement by CCIC of $29.3 million of senior convertible preferred stock (the "Senior Convertible Preferred Stock") and warrants to purchase Class B Common Stock. On October 31, 1997, the Company repaid the Seller Note. See "--The Refinancing."

  The assets acquired through the Crown Merger included 61 owned towers and exclusive rights to lease antennae space on 147 other towers and rooftop sites, most of which are located in and around the greater Pittsburgh area, giving the Company a significant presence in that market. The remaining Crown communication sites are located in other areas of Pennsylvania, West Virginia, Kentucky, Ohio and Delaware. For the six months ended June 30, 1997, Crown had revenues of $15.8 million. As a result of the Crown Merger, the Company believes it is one of the largest independent owners and providers of towers and wireless network services in the United States.

                                THE REFINANCING

  On October 31, 1997, Castle Tower Corporation ("CTC"), a wholly owned subsidiary of CCIC, borrowed approximately $94.7 million (the "October Bank Financing") under a Loan Agreement dated April 26, 1995, as amended on June 26, 1996, January 17, 1997, April 3, 1997 and October 31, 1997 (the "Senior Credit Facility"). In addition, concurrently with the October Bank Financing, CCIC privately placed an additional $36.5 million of Senior Convertible Preferred Stock and warrants to purchase Class B Common Stock. The proceeds of the October Bank Financing and the private placement of Senior Convertible Preferred Stock were used to repay the Seller Note, to repay loans outstanding under a credit agreement at Crown Communication and to pay related fees and expenses. The October Bank Financing, the private placement of the Senior Convertible Preferred Stock and the application of the proceeds therefrom are collectively referred to herein as the "October Refinancing."

  On November 20, 1997, the Company privately placed $251.0 million principal amount at maturity ($150,010,150 initial accreted value) of its 10 5/8% Senior Discount Notes due 2007, yielding net proceeds to the Company of approximately $143.7 million after deducting discounts and estimated fees and expenses (the "Offering of the Old Notes"). The net proceeds to the Company from the Offering of the Old Notes were used to repay substantially all outstanding indebtedness of the Company, including the approximately $94.7 million of indebtedness incurred under the Senior Credit Facility in connection with the October Refinancing, and to pay related fees and expenses and are being used for general corporate purposes. The October Refinancing, the Offering of the Old Notes and the application of the net proceeds from the Offering of the Old Notes, are collectively referred to herein as the "Refinancing." As of January 5, 1998, there was approximately $85.3 million of unused borrowing availability under the Senior Credit Facility.

                               ------------------

  The Company's principal executive offices are located at 510 Bering Drive, Suite 500, Houston, Texas 77057, telephone (713) 570-3000.

                              CORPORATE STRUCTURE

  The following chart illustrates (i) the organizational structure of the Company, its two subsidiaries and its U.K. affiliate and (ii) their respective debt obligations. See "Capitalization."






                                            LOGO

--------
(a) All the capital stock of Crown Communication and its direct and indirect subsidiaries has been pledged to secure amounts under the Senior Credit Facility. In connection with such pledge, CCIC has provided a limited recourse guaranty of the Senior Credit Facility, limited in recourse only to the pledged capital stock (which does not include CTI).
(b) Following the Refinancing and the receipt of certain approvals from the Federal Communications Commission ("FCC"), (i) TeleStructures, Inc. ("TeleStructures"), formerly a wholly owned subsidiary of CCIC, became a wholly owned subsidiary of TEA, (ii) CTC, formerly a wholly owned subsidiary of CCIC, was merged with and into Crown Communication and (iii) TEA, CNSI and CMSI, formerly wholly owned subsidiaries of CCIC, and Spectrum Site Management Corporation ("Spectrum") and Castle Tower Corporation (PR) (as of November 21, 1997, the name of this entity was changed to Crown Castle International Corp. de Puerto Rico, and is referred to herein as "CTC (PR)"), formerly wholly owned subsidiaries of CTC, became wholly owned subsidiaries of Crown Communication.
(c) CTC borrowed approximately $94.7 million under the Senior Credit Facility on October 31, 1997. In connection with the Offering of the Old Notes, the Company repaid all amounts outstanding thereunder. As of January 5, 1998, there was approximately $85.3 million of unused borrowing availability under the Senior Credit Facility. See "Description of the Senior Credit Facility."

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER..........  The Company is offering to exchange pursuant to the Exchange Offer an aggregate principal amount of up to $251,000,000 principal amount at maturity of the Company's New Notes for a like principal amount at maturity of the Company's Old Notes. The Company will issue the New Notes on or promptly after the Exchange Date. As of the date of this Prospectus, $251,000,000 aggregate principal amount at maturity of the Old Notes is outstanding. The terms of the New Notes are identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to this offer, except that the New Notes have been registered under the Securities Act and are issued free from any covenant regarding registration, including terms providing for an increase in the interest rate on the Old Notes upon a failure to file or have declared effective an exchange offer registration statement or to consummate the Exchange Offer by certain dates. The New Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the same benefits under the Indenture as the Old Notes. The issuance of the New Notes and the Exchange Offer are intended to satisfy certain obligations of the Company under the Registration Rights Agreement. See "The Exchange Offer" and "Description of the Notes."

YIELD AND INTEREST..........  The Accreted Value of the New Notes will be calculated from the original date of issuance of the Old Notes. The New Notes will accrete daily at a rate of 10.625% per annum, compounded semiannually, to an aggregate principal amount of $251.0 million by November 15, 2002. Cash interest will not accrue on the New Notes prior to November 15, 2002. Thereafter, cash interest on the New Notes will accrue and be payable semiannually in arrears on each May 15 and November 15, commencing May 15, 2003, at a rate of 10.625% per annum. See "The Exchange Offer-- Interest on the New Notes."

EXPIRATION DATE.............  The Exchange Offer will expire at 5:00 p.m., New
                              York City time on   , unless extended by the
                              Company in its sole discretion (but in no event
                              to a date later than   ). See "The Exchange
                              Offer--Expiration Date; Extensions; Amendments."

EXCHANGE DATE...............  The date of acceptance for exchange of the Old
                              Notes and the consummation of the Exchange Offer will be the first business day following the Expiration Date unless extended. See "The Exchange Offer--Terms of the Exchange."

CONDITIONS OF THE EXCHANGE    The Company's obligation to consummate the
OFFER.......................  Exchange Offer will be subject to certain conditions. See "The Exchange Offer--Conditions to the Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date.

WITHDRAWAL RIGHTS...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York City time, on the Expiration Date; otherwise, all tenders will be irrevocable. See "The Exchange Offer--Withdrawal of Tenders."

PROCEDURES FOR TENDERING      See "The Exchange Offer--Procedures for
NOTES.......................  Tendering."

FEDERAL INCOME TAX            The exchange of Old Notes for New Notes pursuant
 CONSEQUENCES...............  to the Exchange Offer will not result in any income, gain or loss to holders who participate in the Exchange Offer or to the Company for federal income tax purposes. See "Certain United
                              States Federal Income Tax Considerations."

RESALE......................  The Company is making the Exchange Offer in reliance on the position of the staff of the
                              Commission as set forth in certain no-action
                              letters addressed to other parties in other
                              transactions. However, the Company has not sought their own no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on these interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any persons to participate, in the distribution of such New Notes. Holders of Old Notes accepting the Exchange Offer will represent to the Company in the Letter of Transmittal that such conditions have been met. Any holder who participates in the Exchange Offer for the purpose of participating in a distribution of the New Notes may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. A secondary resale transaction in the United States by a holder who is using the Exchange Offer to participate in the distribution of New Notes must be covered by a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer (other than an "affiliate" of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as the result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a
                              prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, pursuant to Section 4(3)
                              under the Securities Act, until        ,   , all
                              dealers effecting transactions in the New Notes, whether or not participating in the Exchange Offer, may be required to deliver a Prospectus. The Company has agreed that, for a period of 180 days after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. See "The Exchange Offer--Purpose of the Exchange Offer."
REMAINING OLD NOTES.........  Holders of Old Notes who do not tender their Old
                              Notes in the Exchange Offer or whose Old Notes are not accepted for exchange will continue to hold such Old Notes and will be entitled to all the rights and preferences, and will be subject to the limitations, applicable thereto under the Indenture. All untendered and tendered but unaccepted Old Notes (collectively, the "Remaining Old Notes") will continue to bear legends restricting their transfer. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that the Exchange Offer is effected, the trading market, if any, for Remaining Old Notes could be adversely affected. See "Risk Factors-- Consequences of Failure to Properly Tender Old Notes Pursuant to the Exchange Offer" and "The Exchange Offer--Terms of the Exchange."

EXCHANGE AGENT..............  The exchange agent with respect to the Exchange
                              Offer is United States Trust Company of New York (the "Exchange Agent"). The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer--Exchange Agent."

USE OF PROCEEDS.............  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. See "Use of Proceeds."

                                 THE NEW NOTES

Securities Offered..........  $251,000,000 in aggregate principal amount at maturity of 10 5/8% Senior Discount Notes due 2007 (the "New Notes").

Maturity Date...............  November 15, 2007.

Yield and Interest..........  The Accreted Value of the New Notes will be calculated from the original date of issuance of the Old Notes. The New Notes will accrete daily at a rate of 10.625% per annum, compounded semiannually, to an aggregate principal amount of $251.0 million by November 15, 2002. Cash interest will not accrue on the New Notes prior to November 15, 2002. Thereafter, cash interest on the New Notes will accrue and be payable semiannually in arrears on each May 15 and November 15, commencing May 15, 2003, at a rate of 10.625% per annum.

Original Issue Discount.....  The Old Notes were issued at a substantial discount to their principal amount, and were sold to investors at a price that yielded gross proceeds to the Company of approximately $150.0 million. The Old Notes were offered at an original issue discount for U.S. federal income tax purposes. Thus, although cash interest will not be payable on the New Notes prior to May 15, 2003, original issue discount will accrue from the issue date of the New Notes and will be included as interest income periodically (including for periods ending prior to May 15, 2003) in a holder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

Optional Redemption.........  Except as described below, the New Notes will not be redeemable at CCIC's option prior to November 15, 2002. Thereafter, the New Notes will be subject to redemption at any time at the option of CCIC, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date. In addition, at any time prior to November 15, 2000, CCIC may on any one or more occasions redeem up to 35% of the original aggregate principal amount at maturity of the New Notes at a redemption price of 110.625% of the Accreted Value thereof, plus Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds from one or more Public Equity Offerings or Strategic Equity Investments; provided that at least 65% of the original aggregate principal amount at maturity of the New Notes remains outstanding immediately after the occurrence of such redemption (excluding New Notes held by the Company or any of its subsidiaries). See "Description of the Notes--Optional Redemption."

Ranking.....................  The New Notes will be general unsecured obligations of CCIC, ranking pari passu in right of payment with all future senior indebtedness of CCIC, and senior in right of payment to all future subordinated indebtedness of CCIC. However, the New Notes will be effectively junior to all future secured indebtedness of CCIC to the extent of the assets securing such indebtedness. CCIC is a holding company whose only significant asset is the capital stock of its subsidiaries and its investment in CTI. The New Notes will not be guaranteed by such subsidiaries or by CTI. Accordingly, the New Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of CCIC's subsidiaries, including all borrowings under the Senior Credit Facility. As of September 30, 1997, after giving pro forma effect to the Refinancing, CCIC would have had approximately $150.0 million of outstanding indebtedness, and CCIC's subsidiaries would have had no indebtedness outstanding and approximately $7.0 million of other outstanding liabilities. As of January 5, 1998, CCIC's principal operating subsidiary, Crown Communication, had indebtedness amounting to approximately $4.7 million, representing borrowings under the Senior Credit Facility, and unused borrowing availability under the Senior Credit Facility of approximately $93.6 million. CCIC has provided a limited recourse guaranty of the Senior Credit Facility, limited in recourse only to the capital stock of CCIC's subsidiaries (but not including CTI). CCIC currently has no secured indebtedness.

Change of Control...........
                              Upon the occurrence of a Change of Control, the holders of the New Notes will have the right to require CCIC to repurchase such holders' New Notes, in whole or in part, at a price equal to 101% of the Accreted Value thereof, plus Liquidated Damages thereon, if any, to the date of purchase prior to November 15, 2002 or 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase on or after November 15, 2002. The occurrence of a Change in Control would result in a default under the Senior Credit Facility, and any amounts owed thereunder must be paid prior to CCIC's obligations to the holder of the New Notes. There can be no assurance that sufficient funds will be available under circumstances that would require CCIC to repurchase the New Notes. See "Description of the Notes--Repurchase at the Option of Holders--Change of Control."

Certain Covenants...........  The Indenture pursuant to which the New Notes will be issued contains certain covenants that, among other things, limit the ability of CCIC and its Restricted Subsidiaries (as defined) to (i) incur additional indebtedness and issue preferred stock, (ii) pay dividends or make certain other restricted payments, (iii) enter into transactions with affiliates, (iv) make certain asset dispositions, (v) merge or consolidate with, or transfer substantially all its assets to, another Person (as defined), (vi) create Liens (as defined), (vii) issue or sell Equity Interests (as defined) of CCIC's Restricted Subsidiaries, (viii) engage in sale and leaseback transactions or (ix) engage in certain business activities. See "Description of the Notes-- Certain Covenants." In addition, under certain circumstances, CCIC will be required to offer to purchase the New Notes at a price equal to 100% of the Accreted Value thereof, plus Liquidated

                              Damages thereon, if any, if such circumstances occur prior to November 15, 2002, or equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase if such circumstances occur on or after November 15, 2002, with the proceeds of certain Asset Sales (as defined). See "Description of the Notes--Repurchase at the Option of Holders--Asset Sales." CTI is not a subsidiary of the Company and is not, therefore, subject to the provisions of the Indenture.

                                  RISK FACTORS

  For a discussion of certain factors that should be considered in connection with an investment in the Notes, see "Risk Factors."

              SUMMARY UNAUDITED PRO FORMA FINANCIAL AND OTHER DATA

  The unaudited pro forma financial and other data set forth below have been derived from the Pro Forma Financial Statements (as defined) included elsewhere in this Prospectus. The pro forma statement of operations data and other data for the year ended December 31, 1996 and the nine months ended September 30, 1996, give effect to the Transactions (as defined under "Unaudited Pro Forma Condensed Consolidated Financial Statements") as if they had occurred on January 1, 1996, and the pro forma statement of operations data and other data for the nine months ended September 30, 1997, give effect to those of the Transactions occurring after December 31, 1996 as if they had occurred on January 1, 1997. The pro forma balance sheet data give effect to the Refinancing as if it had occurred on September 30, 1997. The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Financial and Other Data of CCIC," "Selected Financial and Other Data of Crown," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of CCIC and Crown included elsewhere in this Prospectus.

                                              YEAR ENDED  NINE MONTHS ENDED
                                             DECEMBER 31,   SEPTEMBER 30,
                                             ------------ -------------------
                                                 1996       1996      1997
                                             ------------ --------  ---------
                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:(A)
Net revenues:
 Site rental................................   $ 11,356   $  8,256  $  11,293
 Network services and other.................     34,124     22,881     32,399
                                               --------   --------  ---------
   Total net revenues.......................     45,480     31,137     43,692
                                               --------   --------  ---------
Costs of operations:
 Site rental................................      3,206      2,297      2,843
 Network services and other.................     23,276     16,506     19,356
                                               --------   --------  ---------
   Total costs of operations................     26,482     18,803     22,199
                                               --------   --------  ---------
General and administrative..................      7,263      5,010      8,271
Corporate development(b)....................      1,324        716      2,430
Depreciation and amortization...............     11,879      8,789      9,524
                                               --------   --------  ---------
Operating income (loss).....................     (1,468)  $ (2,181)     1,268
                                                          ========
Equity in losses of unconsolidated
 affiliate..................................     (1,021)               (1,325)
Interest and other income...................        143                   424
Interest expense and amortization of
 deferred financing costs...................    (18,006)              (13,314)
                                               --------             ---------
Income (loss) before income taxes...........    (20,352)              (12,947)
Provision for income taxes..................         (2)                  (47)
                                               --------             ---------
Net income (loss)...........................   $(20,354)            $ (12,994)
                                               ========             =========
OTHER DATA:
Site data (at period end):(c)
 Towers owned...............................        208        205        215
 Towers managed.............................        134        132        134
 Rooftop sites managed (revenue
  producing)(d).............................         68         64         82
                                               --------   --------  ---------
   Total sites owned and managed............        410        401        431
                                               ========   ========  =========
EBITDA(e)...................................   $ 10,411   $  6,608  $  10,792
Capital expenditures........................      9,709      6,184     17,756
Summary cash flow information:
 Net cash provided by operating
  activities................................     10,613                 7,136

                                                          TWELVE MONTHS ENDED
                                                           SEPTEMBER 30, 1997
                                                        ------------------------
                                                         (DOLLARS IN THOUSANDS)
EBITDA(e)..............................................         $ 14,595
Adjusted EBITDA(e).....................................           16,075
Ratio of EBITDA to total interest expense(f)...........             0.81x
Ratio of total debt to Adjusted EBITDA ................             9.33x
Ratio of total debt to EBITDA .........................            10.28x
Ratio of earnings to fixed charges(g)..................              --
                                                        AS OF SEPTEMBER 30, 1997
                                                        ------------------------
                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............................         $ 60,321
Property and equipment, net............................           69,855
Total assets...........................................          363,196
Total debt.............................................          150,010
Redeemable preferred stock(h)..........................          159,012
Total stockholders' equity.............................           46,670

--------
(a) The Company has provided a "combined results of operations" discussion of CCIC, Crown and certain other acquired businesses under "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Unaudited Supplemental Combined Adjusted Results of Operations."
(b) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers.
(c) Represents the aggregate number of sites of CCIC and its acquired businesses (including Crown) as of the end of each period.

(d) As of September 30, 1997, the Company had contracts with 1,438 buildings to manage on behalf of such buildings the leasing of space for antennae on the rooftops of such buildings. A revenue producing rooftop represents a rooftop where the Company has arranged a lease of space on such rooftop and, as such, is receiving payments in respect of its management contract. The Company generally does not receive any payment for rooftops under management unless the Company actually leases space on such rooftops to third parties. As of September 30, 1997, the Company had 1,356 rooftop sites under management throughout the United States that were not revenue producing rooftops but were available for leasing to customers.

(e) EBITDA is defined as operating income (loss) plus depreciation and amortization. EBITDA and Adjusted EBITDA are presented as additional information because management believes them to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements and because certain debt covenants of the Company utilize Adjusted EBITDA to measure compliance with such covenants. They are not, however, intended as alternative measures of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, the Company's measure of EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is defined as the sum of (i) annualized site rental EBITDA before corporate development for the most recent calendar quarter and (ii) EBITDA, less site rental EBITDA before corporate development, for the most recent four calendar quarters.
(f) Total interest expense includes amortization of deferred financing costs of $959.
(g) For purposes of computing the ratio of earnings to fixed charges, earnings represent net income (loss) before income taxes, fixed charges and equity in losses of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the twelve months ended September 30, 1997, earnings were insufficient to cover fixed charges by $15,470.
(h) Represents (i) the Senior Convertible Preferred Stock privately placed by CCIC in August 1997 and October 1997, which is mandatorily redeemable upon the earlier of (A) 91 days after the tenth anniversary date of the issuance of the Notes or (B) May 15, 2008 and (ii) the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, and the Series C Convertible Preferred Stock (each as defined) privately placed by CCIC in April 1995, July 1996 and February 1997, respectively, all of which are redeemable at the option of the holder beginning on the same date upon which the Senior Convertible Preferred Stock is mandatorily redeemable.

                    SUMMARY FINANCIAL AND OTHER DATA OF CCIC

  The summary historical consolidated financial data for CCIC presented below for each of the two years in the period ended December 31, 1996, and as of December 31, 1995 and 1996, have been derived from the consolidated financial statements of CCIC, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The summary historical consolidated financial data for each of the nine-month periods ended September 30, 1996 and 1997, and as of September 30, 1997, have been derived from unaudited consolidated financial statements of CCIC which, in the opinion of management, include all adjustments (consisting of normal recurring items) necessary for a fair and consistent presentation of such data. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--The Company" and the consolidated financial statements of CCIC included elsewhere in this Prospectus.

                                                               NINE MONTHS
                                              YEARS ENDED         ENDED
                                             DECEMBER 31,     SEPTEMBER 30,
                                             --------------  ----------------
                                              1995    1996    1996     1997
                                             ------  ------  ------  --------
                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
 Site rental................................ $4,052  $5,615  $4,001  $  6,743
 Network services and other(a)..............      6     592     304    12,668
                                             ------  ------  ------  --------
   Total net revenues.......................  4,058   6,207   4,305    19,411
                                             ------  ------  ------  --------
Costs of operations:
 Site rental................................  1,226   1,292     937     1,422
 Network services and other.................    --        8     --      7,187
                                             ------  ------  ------  --------
   Total costs of operations................  1,226   1,300     937     8,609
                                             ------  ------  ------  --------
General and administrative..................    729   1,678   1,211     3,841
Corporate development(b)....................    204   1,324     716     4,654
Depreciation and amortization...............    836   1,242     868     3,295
                                             ------  ------  ------  --------
Operating income (loss).....................  1,063     663     573      (988)
Equity in losses of unconsolidated              --      --      --     (1,189)
 affiliate..................................
Interest and other income...................     53     193     101       441
Interest expense and amortization of         (1,137) (1,803) (1,229)   (4,368)
 deferred financing costs...................
                                             ------  ------  ------  --------
Income (loss) before income taxes...........    (21)   (947)   (555)   (6,104)
Provision for income taxes..................    --      (10)    --        (46)
                                             ------  ------  ------  --------
Net income (loss)........................... $  (21) $ (957) $ (555) $ (6,150)
                                             ======  ======  ======  ========
OTHER DATA:
Site data (at period end):(c)
 Towers owned...............................    126     155     154       215
 Towers managed.............................      7       7       7       134
 Rooftop sites managed (revenue                  41      52      49        82
  producing)(d).............................
                                             ------  ------  ------  --------
   Total sites owned and managed............    174     214     210       431
                                             ======  ======  ======  ========

                                                               NINE MONTHS
                                             YEARS ENDED          ENDED
                                            DECEMBER 31,      SEPTEMBER 30,
                                           ----------------  -----------------
                                            1995     1996     1996      1997
                                           -------  -------  -------  --------
                                                (DOLLARS IN THOUSANDS)
EBITDA(e)................................. $ 1,899  $ 1,905  $ 1,441  $  2,307
Capital expenditures......................     161      890      595     5,295
Summary cash flow information:
 Net cash provided by (used for) operating   1,672     (530)     649    (2,061)
  activities..............................
 Net cash used for investing activities... (16,673) (13,916) (13,196)  (97,242)
 Net cash provided by financing             15,597   21,193   21,068   105,055
  activities..............................
Ratio of earnings to fixed charges(f) ....     --       --       --        --
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents................. $   596  $ 7,343           $ 13,095
Property and equipment, net...............  16,003   26,753             69,855
Total assets..............................  19,875   41,226            308,395
Total debt................................  11,182   22,052            129,781
Redeemable preferred stock(g).............   5,175   15,550            122,562
Total stockholders' equity (deficit)......     619     (210)            47,620

--------
(a) Includes a $1.2 million fee received in March 1997 as compensation for leading the investment consortium which provided the equity financing for CTI in connection with the CTI Investment.

(b) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers. For the nine-month period ended September 30, 1997, includes (i) nonrecurring cash bonuses of $913 paid to certain executive officers in connection with the CTI Investment and (ii) a nonrecurring cash charge of $1,311 related to the purchase by CCIC of shares of Class B Common Stock from CCIC's former chief executive officer in connection with the CTI Investment. See "Certain Relationships and Related Transactions."

(c) Represents the aggregate number of sites of CCIC as of the end of each period.

(d) As of September 30, 1997, the Company had contracts with 1,438 buildings to manage on behalf of such buildings the leasing of space for antennae on the rooftops of such buildings. A revenue producing rooftop represents a rooftop where the Company has arranged a lease of space on such rooftop and, as such, is receiving payments in respect of its management contract. The Company generally does not receive any payment for rooftops under management unless the Company actually leases space on such rooftops to third parties. As of September 30, 1997, the Company had 1,356 rooftop sites under management throughout the United States that were not revenue producing rooftops but were available for leasing to customers.

(e) EBITDA is defined as operating income (loss) plus depreciation and amortization. EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, the Company's measure of EBITDA may not be comparable to similarly titled measures of other companies.

(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent net income (loss) before income taxes, fixed charges and equity in losses of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1996 and 1997, earnings were insufficient to cover fixed charges by $21, $947, $555 and $4,915, respectively.

(g) Represents (i) the Senior Convertible Preferred Stock privately placed by CCIC in August 1997 and October 1997, which is mandatorily redeemable upon the earlier of (A) 91 days after the tenth anniversary date of the issuance of the Notes or (B) May 15, 2008 and (ii) the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, and the Series C Convertible Preferred Stock privately placed by CCIC in April 1995, July 1996 and February 1997, respectively, all of which are redeemable at the option of the holder beginning on the same date upon which the Senior Convertible Preferred Stock is mandatorily redeemable.

                   SUMMARY FINANCIAL AND OTHER DATA OF CROWN

  The summary historical combined financial data for Crown presented below for each of the two years in the period ended December 31, 1996, and as of December 31, 1995 and 1996, have been derived from the combined financial statements of Crown, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The summary historical combined financial data for each of the six-month periods ended June 30, 1996 and 1997, and as of June 30, 1997, have been derived from unaudited combined financial statements of Crown which, in the opinion of Crown's management, include all adjustments (consisting of normal recurring items) necessary for a fair and consistent presentation of such data. Crown was acquired by CCIC in the Crown Merger in August 1997 and, as a result, nine-month historical financial data for Crown is not presented. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Crown" and the combined financial statements of Crown included elsewhere in this Prospectus.

                                              YEARS ENDED     SIX MONTHS ENDED
                                             DECEMBER 31,         JUNE 30,
                                            ----------------  -----------------
                                             1995     1996     1996      1997
                                            -------  -------  -------- --------
                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
 Site rental..............................  $ 3,632  $ 5,120  $ 2,239  $  3,815
 Network services and other...............    7,384   14,260    5,950    12,022
                                            -------  -------  -------  --------
   Total net revenues.....................   11,016   19,380    8,189    15,837
                                            -------  -------  -------  --------
Costs of operations:
 Site rental..............................      763    1,691      600     1,150
 Network services and other...............    3,944    8,632    3,877     5,138
                                            -------  -------  -------  --------
   Total costs of operations..............    4,707   10,323    4,477     6,288
                                            -------  -------  -------  --------
General and administrative................    2,625    3,150    1,163     3,163
Depreciation and amortization.............      568    1,168      452       842
                                            -------  -------  -------  --------
Operating income..........................    3,116    4,739    2,097     5,544
Interest and other income (expense).......       19      (53)      (8)      (29)
Interest expense..........................     (785)  (1,175)    (526)     (774)
                                            -------  -------  -------  --------
Income before income taxes................    2,350    3,511    1,563     4,741
Provision for income taxes................      --       --       --        --
                                            -------  -------  -------  --------
Net income................................  $ 2,350  $ 3,511  $ 1,563  $  4,741
                                            =======  =======  =======  ========
OTHER DATA:
Site data (at period end):(a)
 Towers owned.............................       45       53       50        54
 Towers managed...........................      122      127      125       127
 Rooftop sites managed (revenue                   9       16       15        20
  producing)..............................
                                            -------  -------  -------  --------
   Total sites owned and managed..........      176      196      190       201
                                            =======  =======  =======  ========
EBITDA:(b)
 Site rental..............................  $ 2,589  $ 3,098  $ 1,534  $  2,513
 Network services and other...............    1,095    2,809    1,015     3,873
                                            -------  -------  -------  --------
   Total..................................  $ 3,684  $ 5,907  $ 2,549  $  6,386
                                            =======  =======  =======  ========
EBITDA as a percentage of net revenues:(b)
 Site rental..............................     71.3%    60.5%    68.5%     65.9%
 Network services and other...............     14.8%    19.7%    17.1%     32.2%
   Total..................................     33.4%    30.5%    31.1%     40.3%
Capital expenditures......................  $ 5,670  $ 8,658  $ 2,378  $ 10,678
Summary cash flow information:
 Net cash provided by operating
  activities..............................    2,974    4,162      118     6,394
 Net cash used for investing activities...   (5,670)  (8,652)  (3,178)  (10,678)
 Net cash provided by financing
  activities..............................    2,367    4,100    2,544     4,634
Ratio of earnings to fixed charges(c).....                                 5.63x
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents.................  $   764  $   374           $    724
Property and equipment, net...............   13,877   21,362             31,047
Total assets..............................   16,014   25,589             37,363
Total debt................................   10,575   17,381             23,625
Total owners' equity......................    3,506    4,311              7,520

-------
(a) Represents the aggregate number of sites of Crown as of the end of each period.

(b) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is presented as additional information because management believes it to be a useful indicator of a company's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, Crown's measure of EBITDA may not be comparable to similarly titled measures of other companies.
(c) For purposes of computing the ratio of earnings to fixed charges, earnings represent net income before income taxes and fixed charges. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs.

                    SUMMARY FINANCIAL AND OTHER DATA OF CTI

  The summary historical financial data for CTI, which is 34.3% owned by CCIC, presents (i) summary historical financial data of the Home Service Transmission business of the BBC prior to its acquisition by CTI (the "Predecessor") for the year ended March 31, 1996 and the eleven months ended February 27, 1997, (ii) summary historical consolidated financial data of CTI after such acquisition for the one month ended March 31, 1997 and (iii) summary historical consolidated financial data of CTI as of and for the six months ended September 30, 1997. The historical financial data for the year ended March 31, 1996 and the eleven months ended February 27, 1997 have been derived from the audited financial statements of the Predecessor. The summary financial data for the one month ended March 31, 1997 has been derived from the audited consolidated financial statements of CTI, which have been audited by KPMG, Chartered Accountants. The results of operations for the one month ended March 31, 1997 and the six months ended September 30, 1997 are not necessarily indicative of the results of operations of CTI for the full year. This information reflects financial data for CTI as a whole, is not limited to that portion of the financial data attributable to CCIC's percentage ownership of CTI and is not indicative of any distributions or dividends that CCIC might receive in the future. CTI is subject to significant restrictions on its ability to make dividends and distribution to CCIC. See "Risk Factors--Relationship with Minority Owned Affiliate; Potential Conflicts of Interests." The information set forth below should be read in conjunction with the consolidated financial statements of CTI included elsewhere in this Prospectus.

                                                                                      PREDECESSOR
                        PREDECESSOR COMPANY                       CTI                   COMPANY              CTI
                  ---------------------------------  -------------------------------  ------------ -----------------------
                                    ELEVEN MONTHS         ONE          SIX MONTHS        ELEVEN    ONE MONTH  SIX MONTHS
                    YEAR ENDED          ENDED         MONTH ENDED         ENDED       MONTHS ENDED   ENDED       ENDED
                     MARCH 31,       FEBRUARY 27,      MARCH 31,      SEPTEMBER 30,   FEBRUARY 27, MARCH 31, SEPTEMBER 30,
                       1996              1997             1997            1997          1997(A)     1997(A)     1997(A)
                  ---------------  ----------------  --------------  ---------------  ------------ --------- -------------
                                  (POUNDS STERLING IN THOUSANDS)                            (U.S. DOLLARS IN THOUSANDS)
STATEMENT OF
 OPERATIONS
 DATA:
Net revenues....  (Pounds) 70,367  (Pounds)  70,614  (Pounds) 6,433  (Pounds) 37,400    $114,289    $10,412     $60,532
Operating
 expenses.......           62,582            56,612           5,188           31,571      91,627      8,397      51,098
                  ---------------  ----------------  --------------  ---------------    --------    -------     -------
Operating
 income.........            7,785            14,002           1,245            5,829      22,662      2,015       9,434
Interest and
 other income
 (expense)......              --                --               49              198         --          79         320
Interest expense
 and
 amortization of
 deferred
 financing
 costs..........              --                --             (969)          (8,909)        --      (1,568)    (14,419)
                  ---------------  ----------------  --------------  ---------------    --------    -------     -------
Income (loss)
 before income
 taxes..........            7,785            14,002             325           (2,882)     22,662        526      (4,665)
Provision for
 income taxes...              --                --              --               --          --         --          --
                  ---------------  ----------------  --------------  ---------------    --------    -------     -------
Net income
 (loss) under
 U.K. GAAP......            7,785            14,002             325           (2,882)     22,662        526      (4,665)
Adjustments to
 convert to U.S.
 GAAP...........            3,707             3,993              78              320       6,463        126         518
                  ---------------  ----------------  --------------  ---------------    --------    -------     -------
Net income
 (loss) under
 U.S. GAAP......   (Pounds)11,492    (Pounds)17,995     (Pounds)403   (Pounds)(2,562)   $ 29,125    $   652     $(4,147)
                  ===============  ================  ==============  ===============    ========    =======     =======
OTHER DATA:
EBITDA..........  (Pounds) 20,620  (Pounds)  27,040  (Pounds) 3,064  (Pounds) 17,062    $ 43,764    $ 4,959     $27,615
Capital
 expenditures
 (under U.S.
 GAAP)..........           18,079            21,810             748            8,863      35,299      1,211      14,345
Summary cash flow information
 (under U.S. GAAP):
Net cash
 provided by
 operating
 activities.....           24,311            28,146           4,871           15,728      45,554      7,884      25,456
Net cash used
 for investing
 activities.....          (17,190)          (21,811)        (52,889)          (9,193)    (35,301)   (85,601)    (14,879)
Net cash
 provided by
 (used for)
 financing
 activities.....           (7,121)           (6,335)         57,706          (12,411)    (10,253)    93,397     (20,087)

                            AS OF SEPTEMBER 30, 1997     AS OF SEPTEMBER 30, 1997
                         ------------------------------ ---------------------------
                         (POUNDS STERLING IN THOUSANDS) (U.S. DOLLARS IN THOUSANDS)
BALANCE SHEET DATA
 (under U.S. GAAP):
Cash and cash
 equivalents............         (Pounds) 3,812                  $  6,170
Property and equipment,
 net....................                205,367                   332,386
Total assets............                266,293                   430,995
Total debt..............                164,135                   265,652
Redeemable preference
 shares.................                105,021                   169,976
Ordinary shareholders'
 equity (deficit).......                 (4,282)                   (6,930)

-------

(a) CTI publishes its consolidated financial statements in pounds sterling. In this Prospectus, references to "pounds sterling" or "(Pounds)" are to U.K. currency and references to "U.S. dollars," "U.S.$" or "$" are to U.S. currency. For the convenience of the reader, the information set forth above, as well as certain other information with respect to CTI included in this Prospectus, contains translations of pound sterling amounts into U.S. dollars at the rate quoted at 4 p.m. Eastern time by Dow Jones and other sources as published in The Wall Street Journal for pounds sterling (the "Exchange Rate") on September 30, 1997, of (Pounds)1.00 = $1.6185. No representation is made that the pound sterling amounts have been, could have been or could be converted into U.S. dollars at the rates indicated or any other rates. On October 31, 1997, the Exchange Rate was (Pounds)1.00 = $1.6743.

                                 RISK FACTORS

  Prospective investors should consider carefully the risk factors set forth below, as well as the other information appearing in this Prospectus, before making any investment in the New Notes.

CONSEQUENCES OF FAILURE TO PROPERLY TENDER OLD NOTES PURSUANT TO THE EXCHANGE OFFER

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the following restrictions on transfer with respect to their Old Notes: (i) the Remaining Old Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law, and (ii) the Remaining Old Notes will bear a legend restricting transfer in the absence of registration or an exemption therefrom. The Company does not currently anticipate that they will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for remaining Old Notes could be adversely affected.

  Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but not accepted by the Company for exchange, will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate.

SUBSTANTIAL LEVERAGE; RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S INDEBTEDNESS

  The Company is highly leveraged. As of September 30, 1997, after giving pro forma effect to the Refinancing, the Company would have had total consolidated indebtedness of approximately $150.0 million (all of which would have consisted of the Old Notes), total redeemable preferred stock of $159.0 million and total stockholders' equity of approximately $46.7 million. Also, after giving pro forma effect to the Transactions, the Company's earnings would have been insufficient to cover fixed charges by $19.3 million for fiscal 1996 and by $11.6 million for the nine months ended September 30, 1997. CCIC and its subsidiaries will be permitted to incur additional indebtedness in the future. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of the Senior Credit Facility" and "Description of the Notes."

  The degree to which the Company is leveraged has important consequences to holders of the New Notes, including, but not limited to: (i) making it more difficult for the Company to satisfy its obligations with respect to the Notes, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry, and
(vi) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the New Notes tendered to it upon the occurrence of a Change of Control. See "--Repurchase of the Notes Upon a Change of Control," "Description of the Senior Credit Facility" and "Description of the Notes--Repurchase at the Option of Holders--Change of Control."

  The Company's ability to make scheduled payments of principal of, or to pay interest on, its debt obligations, and its ability to refinance any such debt obligations (including the Notes), or to fund planned capital expenditures, will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The Company's business strategy contemplates substantial capital expenditures in connection with the expansion of its tower footprints. Based on the Company's current operations and anticipated revenue growth, management believes that cash flow from operations and available cash, together with available borrowings under the Senior Credit Facility, will be sufficient to fund the Company's anticipated capital expenditures through at least 1998, including in connection with the Nextel Agreement. Thereafter, however, or in the event the Company exceeds its currently anticipated capital expenditures for 1998, the Company anticipates that it will need to seek additional equity or debt financing to fund its business plan. Failure to obtain any such financing could require the Company to significantly reduce its planned capital expenditures and could have a material adverse effect on the Company's ability to achieve its business strategy. In addition, the Company may need to refinance all or a portion of its indebtedness (including the Notes) on or prior to its scheduled maturity. There can be no assurance that the Company will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings, equity contributions or loans from affiliates will be available in an amount sufficient to service its indebtedness and make anticipated capital expenditures. In addition, there can be no assurance that the Company will be able to effect any required refinancings of its indebtedness (including the Notes) on commercially reasonable terms or at all. See "--Holding Company Structure; Restrictions on Access to Cash Flow of Subsidiaries" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Senior Credit Facility and the Indenture contain numerous restrictive covenants, including but not limited to covenants that restrict the Company's ability to incur indebtedness, pay dividends, create liens, sell assets and engage in certain mergers and acquisitions. In addition, the Senior Credit Facility requires subsidiaries of the Company to maintain certain financial ratios. The ability of the Company to comply with the covenants and other terms of the Senior Credit Facility and the Indenture and to satisfy its respective debt obligations (including, without limitation, borrowings and other obligations under the Senior Credit Facility) will depend on the future operating performance of the Company. In the event the Company fails to comply with the various covenants contained in the Senior Credit Facility or the Indenture, as applicable, it would be in default thereunder, and in any such case, the maturity of substantially all of its long-term indebtedness could be accelerated. A default under the Indenture would also constitute an event of default under the Senior Credit Facility. See "Description of the Senior Credit Facility" and "Description of the Notes."

HOLDING COMPANY STRUCTURE; RESTRICTIONS ON ACCESS TO CASH FLOW OF SUBSIDIARIES

  CCIC is a holding company with no business operations of its own. CCIC's only significant asset is the outstanding capital stock of its subsidiaries and its 34.3%-owned affiliate, CTI. CCIC conducts all its business operations through its subsidiaries. Accordingly, CCIC's only source of cash to pay interest on and principal of the Notes is distributions with respect to its ownership interest in its subsidiaries from the net earnings and cash flow generated by such subsidiaries. Although the Notes do not require cash interest payments until May 15, 2003, at such time the Notes will have accreted to $251.0 million and will require annual cash interest payments of approximately $26.7 million. In addition, the Notes mature on November 15, 2007. CCIC currently expects that the earnings and cash flow of its subsidiaries will be retained and used by such subsidiaries in their operations, including to service their respective debt obligations. Even if CCIC determined to pay a dividend on or make a distribution in respect of the capital stock of its subsidiaries, there can be no assurance that CCIC's subsidiaries will generate sufficient cash flow to pay such a dividend or distribute such funds to CCIC or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of such subsidiaries, will permit such dividends or distributions. Furthermore, the terms of the Senior Credit Facility place restrictions on Crown Communication's ability to pay dividends or to make distributions, and in any event, such dividends or distributions may only be paid if no default has occurred under the Senior Credit Facility. In addition, CCIC's subsidiaries will be permitted under the terms of the Indenture to incur certain additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to CCIC. Accordingly, CCIC does not anticipate that it will receive any material distributions from its subsidiaries prior to 2003, and there can be no assurance that sufficient amounts will be available to service interest on the Notes that becomes payable on a semiannual basis commencing in 2003. See "--Substantial Leverage; Restrictions Imposed by the Terms of the Company's Indebtedness" and "Description of the Senior Credit Facility."

  CCIC currently anticipates that, in order to pay the principal of the Notes or to redeem or repurchase the Notes upon a Change of Control, CCIC will be required to adopt one or more alternatives, such as refinancing its indebtedness, selling its equity securities or the equity securities or assets of its subsidiaries, or seeking capital contributions or loans from its affiliates. None of the affiliates of CCIC are required to make any capital contributions, loans or other payments to CCIC with respect to CCIC's obligations on the Notes. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable CCIC to pay the principal amount of the Notes or that any of such actions would be permitted by the terms of the Indenture or any other debt instruments of CCIC or CCIC's subsidiaries then in effect. See "-- Substantial Leverage; Restrictions Imposed by the Terms of the Company's Indebtedness."

RANKING OF THE NOTES; STRUCTURAL SUBORDINATION

  The Notes represent general unsecured obligations of CCIC and rank pari passu in right of payment with all existing and future senior indebtedness of CCIC, if any, and senior in right of payment to all future subordinated indebtedness of CCIC, if any. As of September 30, 1997, after giving effect to the Refinancing, CCIC would have had no indebtedness other than the Notes (and its limited recourse guaranty of any amounts thereafter outstanding under the Senior Credit Facility). The Notes will not be guaranteed by CCIC's subsidiaries. As a result, all indebtedness, including trade payables, of such subsidiaries, including borrowings under the Senior Credit Facility, will be structurally senior to the Notes. In addition, CCIC has provided a limited recourse guaranty of the Senior Credit Facility (limited to the capital stock of its subsidiaries) and has pledged the stock of its subsidiaries to secure the borrowings under the Senior Credit Facility, and such subsidiaries have granted liens on substantially all of their assets as security for the obligations under the Senior Credit Facility. As of January 5, 1998, Crown Communication, CCIC's principal operating subsidiary, had indebtedness amounting to approximately $4.7 million, representing borrowings under the Senior Credit Facility, unused borrowing availability under the Senior Credit Facility of approximately $93.6 million and $11.4 million of liabilities outstanding, all of which will be structurally senior in right of payment to the Notes. CCIC currently has no secured indebtedness. See "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Description of the Senior Credit Facility."

RISKS ASSOCIATED WITH CONSTRUCTION AND ACQUISITIONS OF TOWERS

  The Company's growth strategy depends on its ability to construct, acquire and operate towers in conjunction with the expansion of wireless communications carriers. As of September 30, 1997, the Company had 19 towers under construction and had plans to commence construction on an additional 16 towers by the end of 1997. The Company's ability to construct new towers can be affected by a number of factors beyond its control, including zoning and local permitting requirements and Federal Aviation Administration ("FAA") considerations, availability of construction equipment and skilled construction personnel and bad weather conditions. In addition, as the concern over tower proliferation has grown in recent years, certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. There can be no assurance that: (i) the Company will be able to overcome the barriers to new construction; (ii) the number of towers planned for construction will be completed in accordance with the requirements of the Company's customers; or (iii) there will be a significant need for the construction of new towers once the wireless communications carriers complete their tower network infrastructure build-out. With respect to the acquisition of towers, the Company competes with certain wireless communications carriers, broadcasters, site developers and other independent tower owners and operators for acquisitions of towers, and expects such competition to increase. Increased competition for acquisitions may result in fewer acquisition opportunities for the Company, as well as higher acquisition prices. The Company regularly explores acquisition opportunities;

however, with the exception of the Nextel Agreement, the Company has no agreements or understandings regarding such possible future acquisitions. There can be no assurance that the Company will be able to identify towers or companies to acquire in the future. In addition, the Company may need to seek additional debt or equity financing in order to fund properties it seeks to acquire. The availability of additional financing cannot be assured and depending on the terms of proposed acquisitions and financing, could be restricted by the terms of the Senior Credit Facility and the Indenture. No assurance can be given that the Company will be able to identify, finance and complete future acquisitions on acceptable terms or that the Company will be able to manage profitably and market under-utilized capacity on additional towers. The extent to which the Company is unable to construct or acquire additional towers, or manage profitably such tower expansion, may have a material adverse effect on the Company's financial condition and results of operation.

  In addition, the timeframe for the current wireless build-out cycle may be limited to the next few years, and many PCS networks have already been built out in large markets. A failure by the Company to move quickly and aggressively to obtain growth capital and capture this infrastructure opportunity could have a material adverse effect on the Company's financial condition and results of operations.

MANAGING INTEGRATION AND GROWTH

  The Company's ability to implement its growth strategy depends, in part, on its successes in integrating its acquisitions, investments, joint ventures and strategic alliances into the Company's operations. The Company has grown significantly over the past year through acquisitions. The Crown Merger in August 1997 was significantly larger than the Company's previous acquisitions and represents a substantial increase in the scope of the Company's business. Crown's revenues for fiscal 1996 were $19.4 million. In contrast, CCIC's revenues for fiscal 1996 were $6.2 million. Successful integration of Crown's operations will depend primarily on the Company's ability to manage Crown's operations (which, as of September 30, 1997, added over 180 additional owned or managed towers to the Company's 161 existing owned or managed towers) and to integrate Crown's management with CCIC's management. There can be no assurance that the Company can successfully integrate Crown into its business or implement its plans without delay and any failure or any inability to do so may have a material adverse effect on the Company's financial condition and results of operations.

  Implementation of the Company's acquisition strategy may impose significant strains on the Company's management, operating systems and financial resources. Failure by the Company to manage its growth or unexpected difficulties encountered during expansion could have a material adverse effect on the Company's financial condition and results of operations. The pursuit and integration of acquisitions, investments, joint ventures and strategic alliances will require substantial attention from the Company's senior management, which will limit the amount of time available to devote to the Company's existing operations. Future acquisitions by the Company could result in the incurrence of debt and contingent liabilities and an increase in amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect upon the Company's financial condition and results of operations.

DEPENDENCE ON DEMAND FOR WIRELESS COMMUNICATIONS; RISK ASSOCIATED WITH NEW TECHNOLOGIES

  Demand for the Company's site rentals is dependent on demand for communication sites from wireless communications carriers, which, in turn, is dependent on the demand for wireless services. Most types of wireless services currently require ground-based network facilities, including communication sites for transmission and reception. The extent to which wireless communications carriers lease such communication sites depends on a number of factors beyond the Company's control, including the level of demand for such wireless services, the financial condition and access to capital of such carriers, the strategy of carriers with respect to owning or leasing communication sites, government licensing of broadcast rights, changes in telecommunications regulations and general economic conditions.

  The wireless communications industry has undergone significant growth in recent years. A slowdown in the growth of, or reduction in, demand in a particular wireless segment could adversely affect the demand for communication sites. For example, the Company anticipates that a significant amount of its revenues over the next several years will be generated from carriers in the PCS market and, as such, the Company will be subject to downturns in PCS demand. Moreover, wireless communications carriers often operate with substantial leverage, and financial problems for the Company's customers could result in accounts receivable going uncollected, in the loss of a customer and the associated lease revenue, or in a reduced ability of these customers to finance expansion activities. While the Company generally has a diverse customer base, Nextel (including PCI) and Sprint PCS accounted for approximately 17.5% and 14.1%, respectively, of the Company's pro forma revenues for the nine months ended September 30, 1997, and the Company expects Nextel to represent an even larger portion of its business in the future.

  Finally, advances in technology, such as the development of new satellite systems, could reduce the need for land-based transmission and reception networks. The occurrence of any of these factors could have a material adverse effect on the Company's financial condition and results of operations.

VARIABILITY IN QUARTERLY AND ANNUAL PERFORMANCE

  Demand for the Company's network services fluctuates from period to period and within periods. These fluctuations are caused by a number of factors, including the timing of customers' capital expenditures, annual budgetary considerations of customers, the rate and volume of wireless communications carriers' tower build-outs, timing of existing customer contracts and general economic conditions. While such demand fluctuates, the Company must incur certain costs, such as maintaining a staff of network services employees in anticipation of future contracts, even when there may be no current business. Consequently, the operating results of the Company's network services businesses for any particular period may vary significantly, and should not be considered as necessarily being indicative of longer-term results. For example, the Company experienced a decline, as compared to the two previous quarters, in demand for its network services business in the third quarter of 1997. There can be no assurance that the demand for such business will return to the level of the two previous quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Unaudited Supplemental Combined Adjusted Results of Operations--Discussion of Three Months Ended September 30, 1997." Furthermore, as wireless communications carriers complete their build-outs, the need for the construction of new towers and the demand for certain network services could decrease significantly and could result in fluctuations and, possibly, significant declines in the Company's operating performance.

COMPETITION

  The Company competes for customers with (i) wireless communications carriers that own and operate their own tower footprints and lease, or may in the future decide to lease, antennae space to other carriers, (ii) site development companies which acquire antennae space on existing towers for wireless communications carriers and manage new tower construction, (iii) other independent tower companies and (iv) traditional local independent tower operators. Wireless communications carriers that own and operate their own tower footprints generally are substantially larger and have greater financial resources than the Company. The Company believes that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting the site rental business.

  The Company competes for acquisition and new tower construction opportunities with wireless communications carriers, site developers and other independent tower operators. The Company believes that competition for tower acquisitions will increase and that additional competitors will enter the tower market. These additional competitors may have greater financial resources than the Company.

RELATIONSHIP WITH MINORITY OWNED AFFILIATE; POTENTIAL CONFLICTS OF INTERESTS

  The Company currently owns a 34.3% interest in CTI. Part of the Company's growth strategy includes capitalizing on certain managerial, technical and engineering expertise within CTI and developing synergies that exist between them in order to operate the Company's current business more efficiently and to pursue future business opportunities. There can be no assurance that CTI will cooperate with the Company or that the Company will be able to successfully capitalize on these synergies. In addition, the Company's investment in CTI represents a substantial portion of its asset base. The Company does not have voting control of CTI and does not have the sole power to determine the outcome of corporate transactions such as mergers, consolidations and the sale of assets of CTI. The Company also has no access to the cash flow of CTI.

  Ted B. Miller, Jr., CCIC's Chief Executive Officer, is also the Chief Executive Officer of CTI. Carl Ferenbach, CCIC's Chairman of the Board, is also the Chairman of the Board of CTI. Berkshire Partners LLC ("Berkshire") and Berkshire Fund IV Group (as defined), each of which Mr. Ferenbach is a Managing Director, hold approximately 17.6% of the stock of Castle Transmission Services (Holdings) Ltd ("CTSH"), the parent company of the CTI entities. Berkshire, Berkshire Fund IV Group and CCIC together hold over 51.9% of CTSH's stock. The Company currently engages and intends to continue to engage in transactions with CTI. The Company currently has no agreements with CTI with respect to future corporate opportunities and there can be no assurance that significant conflicts of interest between the Company and CTI will not develop. In addition, CTI may engage in activities which compete directly or indirectly with the activities or business interests of the Company. There can be no assurance that CTI will not benefit from its general knowledge of the Company's plans and strategies, which could provide CTI with a competitive advantage over the Company. Finally, as Chief Executive Officer of both CCIC and CTI, Mr. Miller may have conflicting demands on his time. Currently, the Company has not adopted any procedures for managing conflicts with CTI and does not foresee the need to adopt any such procedures in the future. See "Certain Relationships and Related Transactions."

RISKS ASSOCIATED WITH DAMAGE TO TOWERS

  The Company's towers are subject to risks associated with natural disasters such as tornadoes, hurricanes and earthquakes. The Company maintains insurance to cover the estimated cost of replacing damaged towers (subject to certain caps). The Company also maintains business interruption insurance, but only with respect to the towers acquired in the Crown Merger, the Company's Puerto Rico towers and certain of its other revenue producing towers. The Company's 10 highest revenue producing towers, six of which are in western Pennsylvania and two of which are in Puerto Rico, accounted for 8.3% of the Company's pro forma revenues for September 1997. The Company also maintains third party liability insurance to protect the Company in the event of an accident involving a tower. A tower accident for which the Company is uninsured or underinsured, or damage to a tower or group of towers, could have a material adverse effect on the Company's financial condition and results of operations.

RELIANCE ON NEXTEL AGREEMENT

  Pursuant to the Nextel Agreement, the Company has the right to construct up to 250 new towers for Nextel and has exercised an option to acquire 50 of Nextel's existing towers. See "Business--Significant Contracts." Nextel may terminate the Nextel Agreement if the Company fails to complete the construction of towers within an agreed period or if Nextel exercises its purchase option (following certain construction delays by the Company) for the greater of five towers or 5% of the aggregate number of total sites committed to within a rolling eight-month period. Furthermore, the Nextel Agreement may be terminated by Nextel upon either the insolvency or liquidation of the Company. The Nextel Agreement represents a significant part of the Company's business strategy, and termination of the Nextel Agreement would have a material adverse effect on the Company's ability to achieve its business strategy.

REGULATORY COMPLIANCE AND APPROVAL

  The Company is subject to a variety of regulation, including at the federal, state and local level. Both the FCC and the FAA regulate towers and other sites used for wireless communications transmitters and receivers. Such regulations control siting and marking of towers and may, depending on the characteristics of the tower, require registration of tower facilities. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the regulation of the particular frequency used. Most proposals to construct new antennae structures or to modify existing antennae structures are reviewed by both the FCC and the FAA to ensure that a structure will not present a hazard to aviation. Owners of towers may have an obligation to paint them or install lighting to conform to FCC standards and to maintain such painting or lighting. Tower owners may also bear the responsibility for notifying the FAA of any tower lighting failures. The Company generally indemnifies its customers against any failure to comply with applicable standards. Failure to comply with applicable requirements may lead to civil penalties.

  Local regulations include city or other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting the Company's ability to respond to customers' demands. In addition, such regulations increase the costs associated with new tower construction. There can be no assurance that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted which increase such delays or result in additional costs to the Company. Such factors could have a material adverse effect on the Company's financial condition and results of operations.

  The Company's customers may also become subject to new regulations or regulatory policies which adversely affect the demand for communication sites. In addition, as the Company pursues international opportunities, it will be subject to regulation in foreign jurisdictions.

TITLE TO REAL PROPERTY

  The Company's real property interests relating to its towers consist of fee interests, leasehold interests, private easements and licenses and easements and rights-of-way granted by governmental entities. With respect to acquired towers, the Company generally obtains title insurance on only the most valuable fee properties and relies on title warranties from sellers with respect to other acquired properties. The Company's ability to protect its rights against persons claiming superior rights in towers depends on the Company's ability to (i) recover under title policies, the policy limits of which may be less than the purchase price of a particular tower; (ii) in the absence of title insurance coverage, realize on title warranties given by tower sellers, which warranties often terminate after the expiration of a specific period (typically one to three years); and (iii) realize on title covenants from landlords contained in lease agreements.

ENVIRONMENTAL MATTERS

  The Company's operations are subject to foreign, federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes ("Environmental Laws"). Under certain Environmental Laws, the Company could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at its facilities or at third-party waste disposal sites, and could also be held liable for any personal or property damage related to such contamination. Although the Company believes that it is in substantial compliance with all applicable Environmental Laws, there can be no assurance that the costs of compliance with existing or future Environmental Laws will not have a material adverse effect on the Company's financial condition and results of operations. See "Business--Regulatory and Environmental Matters."

PERCEIVED HEALTH RISKS ASSOCIATED WITH RADIO FREQUENCY EMISSIONS

  The Company and the wireless communications carriers that utilize the Company's towers are subject to government requirements and other guidelines relating to radio frequency ("RF") emissions. The potential connection between RF emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although the Company has not been subject to any claims relating to RF emissions, there can be no assurance that it will not be subject to such claims. See "--Environmental Matters" and "Business--Regulatory and Environmental Matters."

CONCENTRATION OF OWNERSHIP; ANTI-TAKEOVER PROVISIONS; BOARD RIGHTS

  The Company's current executive officers, directors and their affiliates beneficially own approximately 7,709,203 shares, or approximately 69.6%, of the Class B Common Stock on a fully diluted basis as of the date hereof. Robert A. Crown, president of Crown Communication and a director of the Company, beneficially owns 1,465,000 shares, or approximately 13.2%, of the Class B Common Stock on a fully diluted basis as of the date hereof. Berkshire Partners Group (as defined), with which Carl Ferenbach, the Chairman of the Board, and Garth H. Greimann, a director of the Company, are affiliated, beneficially owns approximately 2,366,472 shares, or approximately 21.4%, of the Class B Common Stock on a fully diluted basis as of the date hereof. Centennial Group (as defined), with which Jeffrey H. Schutz and David
C. Hull, Jr., both directors of the Company, are affiliated, beneficially owns approximately 1,960,087 shares, or approximately 17.7%, of the Class B Common Stock on a fully diluted basis as of the date hereof. Nassau Group (as defined), with which Randall A. Hack, a director of the Company, is affiliated, beneficially owns approximately 1,005,167 shares, or approximately 9.1%, of the Class B Common Stock on a fully diluted basis as of the date hereof. Together, Mr. Crown, Berkshire Partners Group, Centennial Group and Nassau Group beneficially own approximately 61.4% of the Class B Common Stock on a fully diluted basis as of the date hereof.

  The Company's certificate of incorporation, as amended (the "Amended Certificate"), and by-laws, as amended (the "By-laws"), contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions requiring supermajority voting to effect certain amendments to the By-laws. Furthermore, pursuant to the amended and restated stockholders agreement dated August 15, 1997, among the Company, Edward C. Hutcheson, Jr., Ted B. Miller, Jr., Robert
A. Crown, Barbara Crown and certain other investors (the "Stockholders Agreement"), Mr. Crown is entitled to nominate one director for election to the Board and the investor parties have agreed to vote their shares in favor of Mr. Crown's nominee. The Stockholders Agreement also contains provisions specifying the number of directors to be elected by stockholders of certain series or classes, limiting the persons who may call special meetings of stockholders and requiring super-majority voting to effect certain amendments to the Amended Certificate.

  As a result of the provisions of the Amended Certificate, the By-laws and the Stockholders Agreement and the substantial stock ownership of the parties thereto, the persons described above have the ability to exercise substantial influence over the Company's direction and to determine the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock--Stockholders Agreement" and "Ownership of Capital Stock."

DEPENDENCE ON PRINCIPAL EXECUTIVE OFFICERS

  The Company's existing operations and continued future development following the Crown Merger are dependent to a significant extent upon the performance and the active participation of certain key individuals, including Ted B. Miller, Jr., David L. Ivy and Robert A. Crown. There can be no assurance that the Company will be successful in retaining the services of these, or its other, key personnel. The loss of the services of one or more of the Company's key personnel could adversely affect the Company's financial condition and results of operations. See "Management."

RISK OF FRAUDULENT CONVEYANCE LIABILITY

  Various laws enacted for the protection of creditors may apply to the Company's incurrence of indebtedness and other obligations in connection with the Transactions, including the issuance of the Notes. If a court were to find in a lawsuit by an unpaid creditor or representative of creditors of the Company that the Company did not receive fair consideration or reasonably equivalent value for incurring such indebtedness or obligation and, at the time of such incurrence, the Company (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence; (iii) was engaged in a business or transaction for which the assets remaining in the Company constituted unreasonably small capital; or (iv) intended to incur or believed it would incur obligations beyond its ability to pay such obligations as they mature, such court, subject to applicable statutes of limitation, could determine to invalidate, in whole or in part, such indebtedness and obligations as fraudulent conveyances or subordinate such indebtedness and obligations to existing or future creditors of the Company.

  The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction which is being applied. Generally, however, the Company would be considered insolvent at a particular time if the sum of its debts was then greater than all of its property at a fair valuation or if the present fair saleable value of its assets was then less than the amount that would be required to pay its probable liabilities on its existing debts as they became absolute and matured. On the basis of its historical financial information, its recent operating history as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other factors, the Company's management believes that, after giving effect to indebtedness incurred in connection with the Crown Merger and the Refinancing, the Company will not be rendered insolvent, it will have sufficient capital for the businesses in which it will be engaged and it will be able to pay its debts as they mature. However, management has not obtained any independent opinion regarding such issues. There can be no assurance as to what standard a court would apply in making such determinations.

ORIGINAL ISSUE DISCOUNT

  The Old Notes were issued at a substantial discount from their stated principal amount at maturity. Consequently, although cash interest on the New Notes generally will not be payable prior to May 15, 2003, original issue discount ("OID") will be includable in the gross income of a holder of the New Notes for U.S. federal income tax purposes in advance of the receipt of such cash payments on the New Notes.

  If a bankruptcy case is commenced by or against CCIC under the U.S. Bankruptcy Code after the issuance of the New Notes, the claim of a holder of New Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the OID that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any OID that was not accrued as of any such bankruptcy filing would constitute "unmatured interest."

REPURCHASE OF THE NOTES UPON A CHANGE OF CONTROL

  Upon a Change of Control, the holders of the Notes will have the right to require CCIC to repurchase such holders' Notes, in whole or in part, at a price equal to 101% of the Accreted Value thereof, plus Liquidated Damages thereon, if any, to the date of purchase prior to November 15, 2002 or 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase on or after November 15, 2002. If a Change of Control were to occur, there can be no assurance that CCIC would have sufficient financial resources to repurchase all of the Notes and repay any other indebtedness that would become payable upon the occurrence of such Change of Control. For example, the occurrence of a Change in Control would result in a default under the Senior Credit Facility, and any amounts owed thereunder must be paid prior to CCIC's obligations to the holder of the New Notes. The Change of Control purchase feature of the Notes may in certain circumstances discourage or make more difficult a sale or takeover of the Company. See "Description of the Notes--Repurchase at the Option of Holders-- Change of Control."

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES


  The New Notes are a new issue of securities, have no established trading market and may not be widely distributed. Although the Notes are eligible for trading in PORTAL by "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act, there can be no assurance as to the liquidity of any markets that may develop for the New Notes, the ability of holders of the New Notes to sell their New Notes or the price at which holders would be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice. The Company does not intend to apply for listing of the New Notes offered hereby on any securities exchange. If a market for the New Notes does develop, the price of the New Notes may fluctuate and liquidity may be limited. If a market for the New Notes does not develop, holders may be unable to resell such securities for an extended period of time, if at all. If the market were to exist, the New Notes could trade at prices lower than the initial offering price of the Old Notes depending on many factors, including those described above.

  Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruption may have an adverse effect on holders of the New Notes.

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as described in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to those of the New Notes, except that the New Notes have been registered under the Securities Act and are issued free of any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to consummate the Exchange Offer by certain dates. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any change in the indebtedness of the Company.

  The net proceeds received by the Company from the Offering of the Old Notes, after deducting discounts and estimated fees and expenses, were approximately $143.7 million. Such net proceeds were used to repay substantially all outstanding indebtedness of the Company, including the indebtedness incurred under the Senior Credit Facility in connection with the October Refinancing and to pay related fees and expenses and are being used for general corporate purposes. In addition to the Senior Credit Facility, the indebtedness that was repaid included (i) a promissory note from CTC in favor of PCI (the "PCI Note") in an aggregate principal amount of approximately $0.5 million, (ii) four promissory notes from CCIC in favor of certain stockholders of TEA (the "TEA Notes") in an aggregate principal amount of approximately $1.9 million, and (iii) installment notes of Crown Communication (the "Crown Installment Notes"), along with accrued interest, in an aggregate amount of approximately $1.2 million.

                                CAPITALIZATION

  The following table sets forth (i) the actual capitalization of CCIC as of September 30, 1997 and (ii) the pro forma capitalization of CCIC as of September 30, 1997, after giving effect to the Refinancing. The information set forth below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included elsewhere in this Prospectus.

                                                        SEPTEMBER 30, 1997
                                                      ------------------------
                                                        ACTUAL      PRO FORMA
                                                      -----------  -----------
                                                      (DOLLARS IN THOUSANDS)
Cash and cash equivalents............................ $    13,095  $    60,321
                                                      ===========  ===========
Notes payable and current maturities of long-term
 debt................................................ $    78,745  $       --
                                                      ===========  ===========
Long-term debt (less current maturities):
  Senior Credit Facility (a) ........................ $       --   $       --
  Bank credit agreements:
    Revolving credit facilities......................      36,450          --
    Term note........................................      11,667          --
  Promissory notes payable to former stockholders of
   TEA...............................................       1,445          --
  Promissory note payable to PCI.....................         340          --
  Promissory note payable for tower site.............         294          --
  Installment notes..................................         840          --
  10 5/8% Senior Discount Notes due 2007.............         --       150,010
                                                      -----------  -----------
      Total long-term debt...........................      51,036      150,010
                                                      -----------  -----------
Redeemable preferred stock: (b)
  Senior Convertible Preferred Stock.................      29,761       66,211
  Series A Convertible Preferred Stock...............       8,300        8,300
  Series B Convertible Preferred Stock...............      10,375       10,375
  Series C Convertible Preferred Stock...............      74,126       74,126
                                                      -----------  -----------
    Total redeemable preferred stock.................     122,562      159,012
                                                      -----------  -----------
Stockholders' equity:
  Common stock:
    Class A Common Stock.............................           2            2
    Class B Common Stock.............................          19           19
  Additional paid-in capital.........................      57,654       57,654
  Cumulative foreign currency translation
   adjustment........................................        (546)        (546)
  Accumulated deficit................................      (9,509)     (10,459)
                                                      -----------  -----------
      Total stockholders' equity.....................      47,620       46,670
                                                      -----------  -----------
        Total capitalization......................... $   221,218  $   355,692
                                                      ===========  ===========

--------
(a) As of January 5, 1998, the Company's principal operating subsidiary, Crown Communication, has approximately $85.3 million of unused borrowing availability under the Senior Credit Facility. See "Description of the Senior Credit Facility."
(b) The holders of the redeemable preferred stock have the right to require redemption on the earlier of 91 days after the tenth anniversary date of issuance of the Notes or May 15, 2008. See "Description of Capital Stock."

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated financial statements (the "Pro Forma Financial Statements") are based on the historical financial statements of CCIC and the historical financial statements of the entities acquired by CCIC (including TEA and Crown) during the periods presented, adjusted to give effect to the following transactions (collectively, the "Transactions"); (i) the Puerto Rico Acquisition, (ii) the CTI Investment, (iii) the TEA Acquisition, (iv) the acquisition of TeleStructures (the "TeleStructures Acquisition"), (v) the Crown Merger (together with the acquisitions described in clauses (i), (ii), (iii) and (iv), the "Acquisitions") and (vi) the Refinancing.

  The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1996 gives effect to the Transactions as if they had occurred as of January 1, 1996, and the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 1997 gives effect to those of the Transactions occurring after December 31, 1996 as if they had occurred as of January 1, 1997. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Refinancing as if it had occurred as of September 30, 1997. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable.

  The Pro Forma Financial Statements do not purport to represent what CCIC's results of operations or financial condition would actually have been had the Transactions in fact occurred on such dates or to project CCIC's results of operations or financial condition for any future date or period. The Pro Forma Financial Statements should be read in conjunction with the consolidated financial statements included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Acquisitions are accounted for under the purchase method of accounting. The total purchase price for each Acquisition has been allocated to the identifiable tangible and intangible assets and liabilities of the applicable acquired business based upon CCIC's preliminary estimate of their fair values with the remainder allocated to goodwill and other intangible assets. The allocations of the purchase prices are subject to revision when additional information concerning asset and liability valuations is obtained; however, the Company does not expect that any such revisions will have a material effect on its consolidated financial position or results of operations.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                          HISTORICAL
                       --------------------------------------------------                     PRO
                                 PUERTO                                    ADJUSTMENTS       FORMA     ADJUSTMENTS
                                  RICO                 TELE-                   FOR            FOR          FOR          PRO
                       CCIC(A)  SYSTEM(A) TEA(A)   STRUCTURES(A) CROWN(A)  ACQUISITIONS   ACQUISITIONS REFINANCING     FORMA
                       -------  --------- -------  ------------- --------  ------------   ------------ -----------    --------
Net revenues:
 Site rental.........  $ 5,615   $  621   $   --       $--       $ 5,120     $    --        $ 11,356    $    --       $ 11,356
 Network services and
  other..............      592      533    18,010       865       14,260         (136)(b)     34,124         --         34,124
                       -------   ------   -------      ----      -------     --------       --------    --------      --------
  Total net
   revenues..........    6,207    1,154    18,010       865       19,380         (136)        45,480         --         45,480
                       -------   ------   -------      ----      -------     --------       --------    --------      --------
Operating expenses:
 Costs of operations:
 Site rental.........    1,292      223       --        --         1,691          --           3,206         --          3,206
 Network services and
  other..............        8       69    14,406       681        8,632         (520)(c)     23,276         --         23,276
 General and
  administrative.....    1,678      140     2,295       --         3,150          --           7,263         --          7,263
 Corporate
  development........    1,324      --        --        --           --           --           1,324         --          1,324
 Depreciation and
  amortization.......    1,242      276       134       --         1,168        9,059 (d)     11,879         --         11,879
                       -------   ------   -------      ----      -------     --------       --------    --------      --------
                         5,544      708    16,835       681       14,641        8,539         46,948         --         46,948
                       -------   ------   -------      ----      -------     --------       --------    --------      --------
Operating income
 (loss)..............      663      446     1,175       184        4,739       (8,675)        (1,468)        --         (1,468)
Other income
 (expense):
 Equity in losses of
  unconsolidated
  affiliate..........      --       --        --        --           --        (1,021)(e)     (1,021)        --         (1,021)
 Interest and other
  income (expense)...      193      --          3       --           (53)         --             143         --            143
 Interest expense and
  amortization of
  deferred financing
  costs..............   (1,803)     --       (127)       (4)      (1,175)      (9,006)(f)    (12,115)     (5,891)(h)   (18,006)
                       -------   ------   -------      ----      -------     --------       --------    --------      --------
Income (loss) before
 income taxes........     (947)     446     1,051       180        3,511      (18,702)       (14,461)     (5,891)      (20,352)
Provision for income
 taxes...............      (10)    (113)      --        --           --           121 (g)         (2)        --             (2)
                       -------   ------   -------      ----      -------     --------       --------    --------      --------
Net income (loss)....     (957)     333     1,051       180        3,511      (18,581)       (14,463)     (5,891)      (20,354)
Dividends on Senior
 Convertible
 Preferred Stock.....      --       --        --        --           --           --             --       (8,219)       (8,219)
                       -------   ------   -------      ----      -------     --------       --------    --------      --------
Net income (loss)
 after deduction of
 dividends on Senior
 Convertible
 Preferred Stock.....  $  (957)  $  333   $ 1,051      $180      $ 3,511     $(18,581)      $(14,463)   $(14,110)     $(28,573)
                       =======   ======   =======      ====      =======     ========       ========    ========      ========


     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                   Operations

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)

                                       HISTORICAL                                     PRO
                          ---------------------------------------  ADJUSTMENTS       FORMA     ADJUSTMENTS
                                               TELE-                   FOR            FOR          FOR        PRO
                          CCIC(A)  TEA(A)  STRUCTURES(A) CROWN(A)  ACQUISITIONS   ACQUISITIONS REFINANCING   FORMA
                          -------  ------  ------------- --------  ------------   ------------ -----------  --------
Net revenues:
 Site rental ...........  $ 6,743  $  --      $  --      $ 4,550     $   --         $ 11,293     $   --     $ 11,293
 Network services and
  other.................   12,668   7,615      1,212      13,137      (2,233)(b)      32,399         --       32,399
                          -------  ------     ------     -------     -------        --------     -------    --------
  Total net revenues....   19,411   7,615      1,212      17,687      (2,233)         43,692         --       43,692
                          -------  ------     ------     -------     -------        --------     -------    --------
Operating expenses:
 Costs of operations:
 Site rental............    1,422     --         --        1,421         --            2,843         --        2,843
 Network services and
  other.................    7,187   6,454      1,008       5,841      (1,134)(c)      19,356         --       19,356
 General and
  administrative........    3,841     644         25       3,761         --            8,271         --        8,271
 Corporate development..    4,654     --         --          --       (2,224)(i)       2,430         --        2,430
 Depreciation and
  amortization..........    3,295      52        --        1,006       5,171 (d)       9,524         --        9,524
                          -------  ------     ------     -------     -------        --------     -------    --------
                           20,399   7,150      1,033      12,029       1,813          42,424         --       42,424
                          -------  ------     ------     -------     -------        --------     -------    --------
Operating income
 (loss).................     (988)    465        179       5,658      (4,046)          1,268         --        1,268
Other income (expense):
 Equity in losses of
  unconsolidated
  affiliate.............   (1,189)    --         --          --         (136)(e)      (1,325)        --       (1,325)
 Interest and other
  income (expense)......      441       9        --          (26)        --              424         --          424
 Interest expense and
  amortization of
  deferred financing
  costs.................   (4,368)    (18)       --         (925)     (5,291)(f)     (10,602)    (2,712)(h)  (13,314)
                          -------  ------     ------     -------     -------        --------     -------    --------
Income (loss) before
 income taxes...........   (6,104)    456        179       4,707      (9,473)        (10,235)     (2,712)    (12,947)
Provision for income
 taxes..................      (46)     (1)       --          --          --              (47)        --          (47)
                          -------  ------     ------     -------     -------        --------     -------    --------
Net income (loss).......   (6,150)    455        179       4,707      (9,473)        (10,282)     (2,712)    (12,994)
Dividends on Senior
 Convertible Preferred
 Stock..................     (461)    --         --          --          --             (461)     (5,686)     (6,147)
                          -------  ------     ------     -------     -------        --------     -------    --------
Net income (loss) after
 deduction of dividends
 on Senior Convertible
 Preferred Stock........  $(6,611) $  455     $  179     $ 4,707     $(9,473)       $(10,743)    $(8,398)   $(19,141)
                          =======  ======     ======     =======     =======        ========     =======    ========


     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                   Operations

 NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)

(a) The historical results of operations for each of the entities acquired by CCIC in the Acquisitions are included in CCIC's historical results of operations for the period from their respective dates of acquisition through the end of the period presented. The historical results of operations presented for each of the acquired entities are their pre-acquisition results of operations. Set forth below are the respective dates of each Acquisition:

     COMPANY                                                     DATE
     -------                                                     ----
     Puerto Rico System......................................... June 28, 1996
     TEA........................................................ May 12, 1997
     TeleStructures............................................. May 12, 1997
     Crown...................................................... August 15, 1997

(b) Reflects the following adjustments to net revenues:

                                              YEAR ENDED     NINE MONTHS ENDED
                                           DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                           ----------------- ------------------
     Elimination of intercompany sales
      between TEA and TeleStructures.....        $(520)           $(1,134)
     Elimination of nonrecurring success
      fee received by CCIC in connection
      with transactions related to the
      CTI Investment.....................          --              (1,165)
     Addition of management fee payable
      to CCIC from CTI for the portion of
      the period preceding the CTI
      Investment(i)......................          384                 66
                                                 -----            -------
        Total adjustments to net reve-
         nues............................        $(136)           $(2,233)
                                                 =====            =======

    --------
    (i) The CTI Investment was consummated on February 28, 1997. Management fees received by CCIC during the period subsequent to the CTI Investment are reflected in CCIC's historical results of operations.

(c) Reflects the elimination of intercompany transactions between TEA and TeleStructures.

(d) Reflects the incremental amortization of goodwill and other intangible assets and the incremental depreciation of property and equipment as a result of the Acquisitions. Goodwill is being amortized over twenty years and other intangible assets (primarily existing contracts) are being amortized over ten years.

(e) Reflects equity accounting adjustments to include CCIC's percentage in CTI's losses for the preinvestment period.

(f) Reflects additional interest expense attributable to the Seller Note, the TEA Notes and borrowings under the Senior Credit Facility prior to October 31, 1997 at interest rates ranging from 8.0% to 11.0%.

(g) Reflects adjustment to income taxes based on statutory income tax rate in Puerto Rico.

(h) Reflects net increase or decrease in interest expense as a result of the issuance of the Old Notes in connection with the Refinancing at an interest rate on the Old Notes of 10.625% per annum. The adjustment for the nine months ended September 30, 1997 includes the elimination of $1,020 of nonrecurring financing fees charged to interest expense in September 1997. Such fees related to an unfunded interim loan facility related to the Crown Merger.

(i) Reflects the elimination of (i) nonrecurring cash bonus awards of $913 paid to certain executive officers paid in connection with the CTI Investment and (ii) a nonrecurring cash charge of $1,311 related to the purchase by CCIC of shares of Class B Common Stock from CCIC's former chief executive officer in connection with the CTI Investment. See "Certain Relationships and Related Transactions."

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)

                                         HISTORICAL   ADJUSTMENTS
                                            CCIC    FOR REFINANCING  PRO FORMA
                                         ---------- ---------------  ---------
ASSETS:
Current assets:
  Cash and cash equivalents.............  $ 13,095     $ 47,226 (a)  $ 60,321
  Receivables...........................     8,718          --          8,718
  Other current assets..................     1,531          --          1,531
                                          --------     --------      --------
    Total current assets................    23,344       47,226        70,570
Property and equipment, net.............    69,855          --         69,855
Investments in and advances to
 affiliates.............................    57,889          --         57,889
Goodwill and other intangible assets,
 net....................................   153,825          --        153,825
Other assets, net.......................     3,482        7,575 (b)    11,057
                                          --------     --------      --------
                                          $308,395     $ 54,801      $363,196
                                          ========     ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable......................  $  3,346     $    --       $  3,346
  Other current liabilities.............     3,522         (928)(c)     2,594
  Long-term debt, current maturities....    78,745      (78,745)(d)       --
                                          --------     --------      --------
    Total current liabilities...........    85,613      (79,673)        5,940
Long-term debt, less current
 maturities.............................    51,036       98,974 (e)   150,010
Other liabilities.......................     1,564          --          1,564
                                          --------     --------      --------
    Total liabilities...................   138,213       19,301       157,514
                                          --------     --------      --------
Redeemable preferred stock..............   122,562       36,450 (f)   159,012
Stockholders' equity....................    47,620         (950)(g)    46,670
                                          --------     --------      --------
                                          $308,395     $ 54,801      $363,196
                                          ========     ========      ========


     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            (DOLLARS IN THOUSANDS)

(a) Reflects the following adjustments to cash and cash equivalents:

     Increase resulting from the receipt of proceeds from the
      issuance and sale of Senior Convertible Preferred Stock in connection with the October Refinancing........................  $  36,450
     Increase resulting from borrowings under the Senior Credit
      Facility in connection with the October Refinancing(i).........     92,216
     Decrease resulting from the payment of initial purchasers'
      discount relating to the Old Notes, fees related to obtaining the Senior Credit Facility, fees paid in connection with an unfunded interim loan facility and other fees and expenses
      related to the Refinancing.....................................     (8,525)
     Decrease resulting from the repayment of amounts outstanding under the Senior Credit Facility, amounts outstanding under a bank facility at Crown Communication and the repayment of the
      Seller Note(ii)................................................   (126,441)
     Increase resulting from the receipt of proceeds from the
      issuance and sale of the Old Notes.............................    150,010
     Decrease resulting from the repayment of loans incurred under the Senior Credit Facility in connection with the October Bank
      Financing and the repayment of the PCI Note, the TEA Notes, amounts outstanding under the TEA Line of Credit and the Crown
      Installment Notes..............................................    (96,484)
                                                                       ---------
      Total adjustments to cash and cash equivalents.................  $  47,226
                                                                       =========

    ------------
    (i) The Refinancing was accomplished in a two-step transaction. In connection with the October Bank Financing, CCIC refinanced all amounts then outstanding under the Senior Credit Facility with new borrowings thereunder. See "Prospectus Summary--The Refinancing."
    (ii) CCIC repaid such indebtedness in the October Refinancing as the first step of the Refinancing. See "Prospectus Summary--The Refinancing."

(b) Reflects deferred financing costs incurred in connection with the Refinancing.

(c) Reflects the repayment of accrued interest on the Seller Note in connection with the October Refinancing.

(d) Reflects the repayment of (i) the Seller Note ($76,230), (ii) the TEA Line of Credit ($394) and (iii) the current portion of the TEA Notes, the PCI Notes, the Crown Installment Notes and the Crown Communication bank facility ($2,121).

(e) Reflects the following adjustments to long-term debt, less current maturities:

     Incurrence of October Bank Financing.............................  $ 92,216
     Repayment of loans outstanding under the Senior Credit Facility and Crown Communication's bank facility, other than current
      portion.........................................................   (48,117)
     Issuance of the Old Notes........................................   150,010
     Repayment of all amounts under the Senior Credit Facility, the
      TEA Notes, the PCI Note and the Crown Installment Notes, other
      than current portions...........................................   (95,135)
                                                                        --------
      Total adjustments to long-term debt, less current maturities....  $ 98,974
                                                                        ========

(f) Reflects the issuance of the Senior Convertible Preferred Stock in connection with the October Refinancing.

(g) Reflects the write-off of certain nonrecurring financing fees that the Company expects to pay during the fourth quarter of 1997.

                   SELECTED FINANCIAL AND OTHER DATA OF CCIC

  The selected historical consolidated financial data for CCIC presented below for each of the two years in the period ended December 31, 1996, and as of December 31, 1995 and 1996, have been derived from the consolidated financial statements of CCIC, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected historical consolidated financial data for each of the nine-month periods ended September 30, 1996 and 1997, and as of September 30, 1997, have been derived from unaudited consolidated financial statements of CCIC which, in the opinion of management, include all adjustments (consisting of normal recurring items) necessary for a fair and consistent presentation of such data. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--The Company" and the consolidated financial statements of CCIC included elsewhere in this Prospectus.

                                             YEARS ENDED     NINE MONTHS ENDED
                                            DECEMBER 31,       SEPTEMBER 30,
                                           ----------------  ------------------
                                            1995     1996      1996      1997
                                           -------  -------  --------  --------
                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Site rental............................  $ 4,052  $ 5,615  $  4,001  $  6,743
  Network services and other(a)..........        6      592       304    12,668
                                           -------  -------  --------  --------
    Total net revenues...................    4,058    6,207     4,305    19,411
                                           -------  -------  --------  --------
Costs of operations:
  Site rental............................    1,226    1,292       937     1,422
  Network services and other.............      --         8       --      7,187
                                           -------  -------  --------  --------
    Total costs of operations............    1,226    1,300       937     8,609
                                           -------  -------  --------  --------
General and administrative...............      729    1,678     1,211     3,841
Corporate development(b).................      204    1,324       716     4,654
Depreciation and amortization............      836    1,242       868     3,295
                                           -------  -------  --------  --------
Operating income (loss)..................    1,063      663       573      (988)
Equity in losses of unconsolidated
 affiliate...............................      --       --        --     (1,189)
Interest and other income................       53      193       101       441
Interest expense and amortization of
 deferred financing costs................   (1,137)  (1,803)   (1,229)   (4,368)
                                           -------  -------  --------  --------
Income (loss) before income taxes........      (21)    (947)     (555)   (6,104)
Provision for income taxes...............      --       (10)      --        (46)
                                           -------  -------  --------  --------
Net income (loss)........................      (21)    (957)     (555)   (6,150)
Dividends on Senior Convertible Preferred
 Stock...................................      --       --        --       (461)
                                           -------  -------  --------  --------
Net income (loss) after deduction of
 dividends on Senior Convertible
 Preferred Stock.........................  $   (21) $  (957) $   (555) $ (6,611)
                                           =======  =======  ========  ========
OTHER DATA:
Site data (at period end):(c)
  Towers owned...........................      126      155       154       215
  Towers managed.........................        7        7         7       134
  Rooftop sites managed (revenue
   producing)(d).........................       41       52        49        82
                                           -------  -------  --------  --------
    Total sites owned and managed........      174      214       210       431
                                           =======  =======  ========  ========
EBITDA(e)................................  $ 1,899  $ 1,905  $  1,441  $  2,307
Capital expenditures.....................      161      890       595     5,295
Summary cash flow information:
  Net cash provided by (used for) operat-
   ing activities........................    1,672     (530)      649    (2,061)
  Net cash used for investing activities
   ......................................  (16,673) (13,916)  (13,196)  (97,242)
  Net cash provided by financing activi-
   ties..................................   15,597   21,193    21,068   105,055
Ratio of earnings to fixed charges(f)....      --       --        --        --

                                              YEARS ENDED   NINE MONTHS ENDED
                                             DECEMBER 31,     SEPTEMBER 30,
                                            --------------- -------------------
                                             1995    1996    1996      1997
                                            ------- ------- -------------------
                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents.................. $   596 $ 7,343         $    13,095
Property and equipment, net................  16,003  26,753              69,855
Total assets...............................  19,875  41,226             308,395
Total debt.................................  11,182  22,052             129,781
Redeemable preferred stock(g)..............   5,175  15,550             122,562
Total stockholders' equity (deficit).......     619   (210)              47,620

--------
(a) Includes a $1.2 million fee received in March 1997 as compensation for leading the investment consortium which provided the equity financing for CTI in connection with the CTI Investment.

(b) Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers. For the nine-month period ended September 30, 1997, includes (i) nonrecurring cash bonuses of $913 paid to certain executive officers in connection with the CTI Investment and (ii) a nonrecurring cash charge of $1,311 related to the purchase by CCIC of shares of Class B Common Stock from CCIC's former chief executive officer in connection with the CTI Investment. See "Certain Relationships and Related Transactions."

(c) Represents the aggregate number of sites of CCIC as of the end of each period.

(d) As of September 30, 1997, the Company had contracts with 1,438 buildings to manage on behalf of such buildings the leasing of space for antennae on the rooftops of such buildings. A revenue producing rooftop represents a rooftop where the Company has arranged a lease of space on such rooftop and, as such, is receiving payments in respect of its management contract. The Company generally does not receive any payment for rooftops under management unless the Company actually leases space on such rooftops to third parties. As of September 30, 1997, the Company had 1,356 rooftop sites under management throughout the United States that were not revenue producing rooftops but were available for leasing to customers.

(e) EBITDA is defined as operating income (loss) plus depreciation and amortization. EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, the Company's measure of EBITDA may not be comparable to similarly titled measures of other companies.

(f) For purposes of computing the ratio of earnings to fixed charges, earnings represent net income (loss) before income taxes, fixed charges and equity in losses of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs. For the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1996 and 1997, earnings were insufficient to cover fixed charges by $21, $947, $555 and $4,915, respectively.

(g) Represents (i) the Senior Convertible Preferred Stock privately placed by CCIC in August 1997 and October 1997, which is mandatorily redeemable upon the earlier of (A) 91 days after the tenth anniversary date of the issuance of the Notes or (B) May 15, 2008 and (ii) the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, and the Series C Convertible Preferred Stock privately placed by CCIC in April 1995, July 1996 and February 1997, respectively, all of which are redeemable at the option of the holder beginning on the same date upon which the Senior Convertible Preferred Stock is mandatorily redeemable.

                  SELECTED FINANCIAL AND OTHER DATA OF CROWN

  The selected historical combined financial data for Crown presented below for each of the two years in the period ended December 31, 1996, and as of December 31, 1995 and 1996, have been derived from the combined financial statements of Crown, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected historical combined financial data for each of the six-month periods ended June 30, 1996 and 1997, and as of June 30, 1997, have been derived from unaudited combined financial statements of Crown which, in the opinion of Crown's management, include all adjustments (consisting of normal recurring items) necessary for a fair and consistent presentation of such data. Crown was acquired by CCIC in the Crown Merger in August 1997 and, as a result, nine-month historical financial data for Crown is not presented. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Crown" and the combined financial statements of Crown included elsewhere in this Prospectus.

                                              YEARS ENDED       SIX MONTHS
                                             DECEMBER 31,     ENDED JUNE 30,
                                            ----------------  ----------------
                                             1995     1996     1996     1997
                                            -------  -------  -------  -------
                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Site rental.............................. $ 3,632  $ 5,120  $ 2,239  $ 3,815
  Network services and other...............   7,384   14,260    5,950   12,022
                                            -------  -------  -------  -------
    Total net revenues.....................  11,016   19,380    8,189   15,837
                                            -------  -------  -------  -------
Costs of operations:
  Site rental..............................     763    1,691      600    1,150
  Network services and other...............   3,944    8,632    3,877    5,138
                                            -------  -------  -------  -------
    Total costs of operations..............   4,707   10,323    4,477    6,288
                                            -------  -------  -------  -------
General and administrative.................   2,625    3,150    1,163    3,163
Depreciation and amortization..............     568    1,168      452      842
                                            -------  -------  -------  -------
Operating income...........................   3,116    4,739    2,097    5,544
Interest and other income (expense)........      19      (53)      (8)     (29)
Interest expense...........................    (785)  (1,175)    (526)    (774)
                                            -------  -------  -------  -------
Income before income taxes.................   2,350    3,511    1,563    4,741
Provision for income taxes.................     --       --       --       --
                                            -------  -------  -------  -------
Net income................................. $ 2,350  $ 3,511  $ 1,563  $ 4,741
                                            =======  =======  =======  =======
OTHER DATA:
Site data (at period end):(a)
  Towers owned.............................      45       53       50       54
  Towers managed...........................     122      127      125      127
  Rooftop sites managed (revenue
   producing)..............................       9       16       15       20
                                            -------  -------  -------  -------
    Total sites owned and managed..........     176      196      190      201
                                            =======  =======  =======  =======
EBITDA:(b)
  Site rental.............................. $ 2,589  $ 3,098  $ 1,534  $ 2,513
  Network services and other...............   1,095    2,809    1,015    3,873
                                            -------  -------  -------  -------
    Total.................................. $ 3,684  $ 5,907  $ 2,549  $ 6,386
                                            =======  =======  =======  =======

                               YEARS ENDED       SIX MONTHS
                              DECEMBER 31,     ENDED JUNE 30,
                             ----------------  ---------------
                              1995     1996     1996    1997
                             -------  -------  ------  -------
                                 (DOLLARS IN THOUSANDS)
EBITDA as a percentage of
 net revenues:(b)
  Site rental...............    71.3%    60.5%   68.5%    65.9%
  Network services and
   other....................    14.8%    19.7%   17.1%    32.2%
    Total...................    33.4%    30.5%   31.1%    40.3%
Capital expenditures........ $ 5,670  $ 8,658  $2,378  $10,678
Summary cash flow
 information:
  Net cash provided by
   operating activities.....   2,974    4,162     118    6,394
  Net cash used for
   investing activities.....  (5,670)  (8,652) (3,178) (10,678)
  Net cash provided by
   financing activities.....   2,367    4,100   2,544    4,634
Ratio of earnings to fixed
 charges(c).................                             5.63x
BALANCE SHEET DATA (AT
 PERIOD END):
Cash and cash equivalents... $   764  $   374          $   724
Property and equipment,
 net........................  13,877   21,362           31,047
Total assets................  16,014   25,589           37,363
Total debt..................  10,575   17,381           23,625
Total owners' equity........   3,506    4,311            7,520

--------
(a) Represents the aggregate number of sites of Crown as of the end of each period.

(b) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is presented as additional information because management believes it to be a useful indicator of a company's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles). Furthermore, Crown's measure of EBITDA may not be comparable to similarly titled measures of other companies.
(c) For purposes of computing the ratio of earnings to fixed charges, earnings represent net income before income taxes and fixed charges. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion is intended to assist in understanding (i) the Company's consolidated financial condition and results of operations as of September 30, 1997 and for the nine-month periods ended September 30, 1996 and 1997 and each year in the two-year period ended December 31, 1996; and (ii) Crown's combined results of operations for the six-month periods ended June 30, 1996 and 1997 and each year in the two-year period ended December 31, 1996. The statements in this discussion regarding the industry outlook, the Company's expectations regarding the future performance of its businesses, and the other nonhistorical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including but not limited to the uncertainties relating to capital expenditures decisions to be made in the future by wireless communications carriers and the risks and uncertainties described in "Risk Factors." This discussion should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Financial and Other Data of CCIC," "Selected Financial Data and Other Data of Crown" and the consolidated financial statements included elsewhere in this Prospectus.

  In addition to the discussion of historical results of operations set forth below, the Company has provided a "combined results of operations" discussion of CCIC, Crown and certain other acquired businesses for the nine-month periods ended September 30, 1996 and 1997, for each year in the two-year period ended December 31, 1996 and for the three-month period ended September 30, 1997. See "--Unaudited Supplemental Combined Adjusted Results of Operations." Management believes that the historical financial statements included elsewhere herein do not, by themselves, provide investors with sufficient information to adequately assess the trends in the combined businesses. The Company is providing this additional information, therefore, to supplement the historical financial information discussed below.

OVERVIEW

  The Company's business depends substantially on the condition of the wireless communications industry and the willingness of wireless communications carriers to utilize the Company's assets and services to build out their wireless networks. The wireless communications industry's willingness to outsource its network build-out is affected, in turn, by numerous factors, including consumer demand for wireless services, interest rates, cost of capital, availability of capital to wireless carriers, tax policies, willingness to co-locate equipment on the same towers with other wireless communications carriers (including direct competitors), local restrictions on the proliferation of towers, cost of building towers and technological changes affecting the number of communication sites needed to provide wireless services to a given geographic area.

  The Company believes that the demand for wireless networks will continue to grow and expects that wireless communications carriers will increasingly turn to network services providers such as the Company to build out and manage those networks. Moreover, the Company believes that wireless carriers will be increasingly receptive to co-location out of economic necessity and regulatory pressures, as capital constraints and increasing restrictions on the proliferation of towers conflict with a growing need for such sites.

  CTC, a Delaware corporation, was organized on December 21, 1994 and began operations on January 1, 1995. CCIC, a Delaware corporation, was organized on April 20, 1995. On April 27, 1995, the stockholders of CTC contributed all the outstanding shares of CTC's stock to the Company in exchange for shares of the Company's stock. See "Certain Relationships and Related Transactions."

  The Company acquired a total of 127 towers from PCI from January through November 1995. A number of other business acquisitions and investments were consummated following the PCI acquisition. In October 1995, the Company acquired substantially all the property and equipment and operations of Spectrum (the "Spectrum Acquisition"), which provides management services for rooftop sites. In June 1996, the Company consummated the Puerto Rico Acquisition. During 1995 and 1996, the Company acquired 22 additional towers from three separate sellers. In February 1997, the Company purchased its ownership interest of approximately 34.3% in CTI. In May 1997, the Company consummated the TEA Acquisition and the TeleStructures Acquisition. In June 1997, the Company made an investment in Visual Intelligence Systems, Inc. ("VISI"), a provider of computerized geographic information for a variety of business applications (including the acquisition and design of telecommunications sites). Finally, in August 1997, the Company consummated the Crown Merger. Results of operations of the acquired businesses which are wholly owned are included in the Company's consolidated financial statements for the periods subsequent to the respective dates of acquisition.

  As an important part of its business strategy, the Company will continue to enhance its tower footprints and take advantage of the operating leverage of its site rental business by increasing the amount of antennae space leased on its owned or managed communication sites, expanding its tower footprints through the build-out of towers and the acquisition of towers and maintaining its in-house technical and operational expertise.

RESULTS OF OPERATIONS

 The Company

  The Company's primary sources of revenues are from (i) the rental of antennae space on towers and rooftop sites and (ii) the provision of network services, which includes site selection and acquisition, antennae installation, site development and construction and network design.

  Site rental revenues are received primarily from wireless communications companies, including cellular, Personal Communications Services ("PCS"), paging, specialized mobile radio/enhanced specialized mobile radio ("SMR/ESMR") and microwave operators. Site rental revenues are generally recognized on a monthly basis under lease agreements, which typically have original terms of five years (with three or four optional renewal periods of five years each). Average monthly site rental revenues per owned site as of September 30, 1997 were approximately $3,000 for the towers located in the southwestern United States, $7,000 for the towers in Puerto Rico, $12,500 for the towers in and around the greater Pittsburgh area, and $2,000 for the Company's other revenue producing towers. Average revenues for the Company's managed rooftop sites are less than for the owned and managed towers because a substantial portion of the revenues from the tenants at rooftop sites is remitted to the building owner or manager.

  Network services revenues consist of revenues from (i) site selection and acquisition, (ii) site development, construction and antennae installation and
(iii) other services. Network services revenues are received primarily from wireless communications companies. Network services revenues are recognized under service contracts which provide for billings on either a fixed price basis or a time and materials basis. Larger network services contracts are generally billed on a fixed price basis. Service contracts for site development, construction and antennae installation typically have terms not exceeding one year. Service contracts for site selection and acquisition typically have terms ranging from 6 months to 2 years. Demand for the Company's network services fluctuates from period to period and within periods. These fluctuations are caused by a number of factors, including the timing of customers' capital expenditures, annual budgetary considerations of customers, the rate and volume of wireless communications carriers' tower build-outs, timing of existing customer contracts and general economic conditions. While such demand fluctuates, the Company must incur certain costs, such as maintaining a staff of network services employees in anticipation of future contracts, even when there may be no current business. Consequently, the operating results of the Company's network services businesses for any particular period may vary significantly, and should not be considered as necessarily being indicative of longer-term results. The Company also derives revenues from SMR and microwave radio services in Puerto Rico. These revenues are generally recognized under monthly management or service agreements. Average monthly revenues as of September 30, 1997 from SMR and microwave services were approximately $77,000 and $12,000, respectively. Other revenues also include a monthly service fee of approximately $33,000 from CTI as compensation for certain management services.

  Costs of operations for site rental primarily consist of land leases, repairs and maintenance, utilities, insurance, property taxes and monitoring costs and, in the case of managed sites, rental payments. For any given tower, such costs are relatively fixed over a monthly or an annual time period. As such, operating costs for owned towers do not generally increase significantly as additional customers are added. However, rental expenses at certain managed towers increase as additional customer antennae are added, resulting in higher incremental revenues but lower incremental margins than on owned towers. Costs of operations for network services consist primarily of employee compensation and related benefits costs, subcontractor services, consulting fees, and other on-site construction and materials costs.

  General and administrative expenses consist primarily of employee compensation and related benefits costs, advertising, professional and consulting fees, office rent and related expenses and travel costs. Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives. These expenses consist primarily of allocated compensation, benefits and overhead costs that are not directly related to the administration or management of existing towers.

  Depreciation and amortization charges relate to the Company's property and equipment (primarily towers, construction equipment and vehicles), goodwill and other intangible assets recorded in connection with business acquisitions. Depreciation of towers and amortization of goodwill are computed with a useful life of 20 years. Amortization of other intangible assets (principally the value of existing site rental contracts at Crown) is computed with a useful life of 10 years. Depreciation of construction equipment and vehicles are generally computed with useful lives of 10 years and 5 years, respectively.

  The following information is derived from the Company's Consolidated Statements of Operations for the periods indicated.

                              YEAR ENDED            YEAR ENDED        NINE MONTHS ENDED      NINE MONTHS ENDED
                          DECEMBER 31, 1995     DECEMBER 31, 1996     SEPTEMBER 30, 1996    SEPTEMBER 30, 1997
                          --------------------  --------------------  --------------------- ----------------------
                                      PERCENT               PERCENT               PERCENT                PERCENT
                                      OF NET                OF NET                OF NET                 OF NET
                           AMOUNT    REVENUES    AMOUNT    REVENUES    AMOUNT    REVENUES    AMOUNT     REVENUES
                          ---------  ---------  ---------  ---------  ---------  ---------- ----------  ----------
                                                     (DOLLARS IN THOUSANDS)
Net revenues:
 Site rental............  $   4,052      99.9%  $   5,615       90.5% $   4,001       92.9% $    6,743      34.7%
 Network services and
  other.................          6       0.1         592        9.5        304        7.1      12,668      65.3
                          ---------   -------   ---------   --------  ---------   --------  ----------   -------
  Total net revenues....      4,058     100.0       6,207      100.0      4,305      100.0      19,411     100.0
                          ---------   -------   ---------   --------  ---------   --------  ----------   -------
Operating expenses:
 Costs of operations:
 Site rental............      1,226      30.3       1,292       23.0        937       23.4       1,422      21.1
 Network services and
  other.................        --        --            8        1.4        --         --        7,187      56.7
                          ---------             ---------             ---------             ----------
  Total costs of
   operations...........      1,226      30.2       1,300       21.0        937       21.8       8,609      44.3
 General and
  administrative........        729      18.0       1,678       27.0      1,211       28.1       3,841      19.8
 Corporate development..        204       5.0       1,324       21.3        716       16.6       4,654      24.0
 Depreciation and
  amortization..........        836      20.6       1,242       20.0        868       20.2       3,295      17.0
                          ---------   -------   ---------   --------  ---------   --------  ----------   -------
Operating income
 (loss).................      1,063      26.2         663       10.7        573       13.3        (988)     (5.1)
Other income (expense):
 Equity in losses of
  unconsolidated
  affiliate.............        --        --          --         --         --         --       (1,189)     (6.1)
 Interest and other
  income................         53       1.3         193        3.1        101        2.3         441       2.3
 Interest expense and
  amortization of
  deferred financing
  costs.................     (1,137)    (28.0)     (1,803)     (29.0)    (1,229)     (28.5)     (4,368)    (22.5)
                          ---------   -------   ---------   --------  ---------   --------  ----------   -------
Income (loss) before
 income taxes...........        (21)     (0.5)       (947)     (15.2)      (555)     (12.9)     (6,104)    (31.4)
Provision for income
 taxes..................        --        --          (10)      (0.2)       --         --          (46)     (0.3)
                          ---------   -------   ---------   --------  ---------   --------  ----------   -------
Net income (loss).......  $     (21)    (0.5)%  $    (957)    (15.4)% $    (555)    (12.9)% $   (6,150)    (31.7)%
                          =========   =======   =========   ========  =========   ========  ==========   =======

 Comparison of Nine Months Ended September 30, 1997 and 1996

  Consolidated revenues for the nine months ended September 30, 1997 were $19.4 million, an increase of $15.1 million from the nine months ended September 30, 1996. This increase was primarily attributable to (i) a $2.7 million, or 68.5%, increase in site rental revenues, of which $1.6 million was attributable to the Crown operations and $0.7 million was attributable to the Puerto Rico operations;
(ii) $7.0 million in network services revenues from TEA; (iii) $2.9 million in network services revenues from the Crown operations; and (iv) a $1.2 million fee received in March 1997 as compensation for leading the investment consortium which provided the equity financing for CTI, the impact on earnings of which was partially offset by certain executive bonuses related to the CTI Investment and included in corporate development expenses. The remainder of the increase was primarily attributable to higher revenues from SMR and microwave radio services in Puerto Rico and the monthly service fees received from CTI beginning in March 1997.

  Costs of operations for the nine months ended September 30, 1997 were $8.6 million, an increase of $7.7 million from the nine months ended September 30, 1996. This increase was primarily attributable to (i) $5.5 million of network services costs related to the TEA operations; (ii) $1.3 million of network services costs related to the Crown operations; and (iii) $0.5 million in site rental costs, of which $0.4 million was attributable to the Crown operations. Costs of operations for site rental as a percentage of site rental revenues decreased to 21.1% for the nine months ended September 30, 1997 from 23.4% for the nine months ended September 30, 1996 because of increased utilization of the towers located in the southwestern United States and Puerto Rico. Costs of operations for network services as a percentage of network services revenues were 56.7% for the nine months ended September 30, 1997, reflecting lower margins that are inherent in the network services businesses acquired in 1997.

  General and administrative expenses for the nine months ended September 30, 1997 were $3.8 million, an increase of $2.6 million from the nine months ended September 30, 1996. This increase was primarily attributable to $1.2 million of expenses related to the Crown operations and $0.9 million of expenses related to the TEA operations, along with an increase in costs of $0.1 million at the Company's corporate office. General and administrative expenses as a percentage of revenues decreased for the nine months ended September 30, 1997 to 19.8% from 28.1% for the nine months ended September 30, 1996 because of lower overhead costs as a percentage of revenues for Crown and TEA.

  Corporate development expenses for the nine months ended September 30, 1997 were $4.7 million, an increase of $3.9 million from the nine months ended September 30, 1996. A substantial portion of this increase was attributable to nonrecurring compensation charges associated with the CTI Investment of
(i) $0.9 million for certain executive bonuses and (ii) the repurchase of shares of the Company's common stock from a member of its Board of Directors, which resulted in compensation charges of $1.3 million. The remaining $1.7 million of the increase in corporate development expenses was attributable to a higher allocation of personnel costs, along with an overall increase in such costs, associated with an increase in acquisition and business development activities.

  Depreciation and amortization for the nine months ended September 30, 1997 was $3.3 million, an increase of $2.4 million from the nine months ended September 30, 1996. This increase was primarily attributable to (i) $1.8 million of depreciation and amortization related to the property and equipment, goodwill and other intangible assets acquired in the Crown Merger;
(ii) $0.3 million of depreciation and amortization related to the property and equipment and goodwill acquired in the TEA and TeleStructures Acquisitions; and (iii) $0.3 million resulting from nine months of depreciation related to the property and equipment acquired in the Puerto Rico Acquisition.

  The equity in losses of unconsolidated affiliate of $1.2 million represents the Company's 34.3% share of CTI's net loss for the period from March through September 1997. After making appropriate adjustments to CTI's results of operations for such period to conform to generally accepted accounting principles of the United States, CTI had net revenues, operating income, interest expense (including amortization of deferred financing costs) and net losses of $70.9 million, $11.4 million, $15.3 million and $3.5 million, respectively.

  Interest and other income for the nine months ended September 30, 1997 resulted primarily from the investment of excess proceeds from the sale of the Company's Series C Convertible Preferred Stock in February 1997.

  Interest expense and amortization of deferred financing costs for the nine months ended September 30, 1997 were $4.4 million, an increase of $3.1 million, or 255.4%, from the nine months ended September 30, 1996. This increase was primarily attributable to (i) interest on notes payable to the former stockholders of Crown for a portion of the purchase price of the Crown Business; (ii) commitment fees related to an unfunded interim loan facility related to the Crown Merger;
(iii) interest on borrowings under the Company's bank credit facility which were used to finance the acquisition of the Puerto Rico System; and (iv) interest on outstanding borrowings assumed in connection with the Crown Merger.

 Comparison of Years Ended December 31, 1996 and 1995

  Consolidated revenues for 1996 were $6.2 million, an increase of $2.1 million, or 53.0%, from 1995. This increase was primarily attributable to (i) $0.6 million in site rental revenues attributable to the Puerto Rico operations; (ii) $0.6 million in site rental revenues resulting from the effect of a full year's activity for the operations of Spectrum (which was acquired in October 1995); (iii) an increase in site rental revenues of $0.3 million, or 6.9%, from the towers acquired from PCI; and (iv) $0.5 million in SMR and microwave radio services revenues attributable to the Puerto Rico operations.

  Costs of operations for 1996 were $1.3 million, an increase of $0.1 million, or 6.0%, from 1995. Additional costs in 1996 of $0.3 million attributable to the Puerto Rico operations were largely offset by decreased costs of $0.2 million associated with the towers acquired from PCI. Such towers were managed by PCI during 1995 under an agreement with the Company, and the management fees charged to the Company amounted to $0.6 million. The Company began managing the towers on January 1, 1996. As a result of these factors, costs of operations as a percentage of revenues decreased to 21.0% in 1996 from 30.2% in 1995.

  General and administrative expenses for 1996 were $1.7 million, an increase of $0.9 million from 1995. This increase was primarily attributable to costs of $0.5 million and $0.1 million associated with the Spectrum and Puerto Rico Acquisitions, respectively, along with an increase in costs of $0.3 million, or 41.7%, at the Company's corporate office. General and administrative expenses at the Company's corporate office increased because of additional personnel costs and higher overhead resulting from the Company's internal management of the PCI towers beginning in 1996. As a result of these factors, general and administrative expenses as a percentage of revenues increased to 27.0% in 1996 from 18.0% in 1995.

  Corporate development expenses for 1996 were $1.3 million, an increase of $1.1 million from 1995. This increase was primarily attributable to a higher allocation of personnel costs, along with an overall increase in such costs associated with an increase in acquisition and business development activities during the last half of 1996.

  Depreciation and amortization for 1996 was $1.2 million, an increase of $0.4 million from 1995. This increase was primarily associated with depreciation associated with towers purchased in the Puerto Rico Acquisition and goodwill created in the Spectrum Acquisition.

  Interest and other income for 1996 was $0.2 million, an increase of $0.1 million from 1995, primarily resulting from the investment of excess proceeds from the sale of the Company's Series B Convertible Preferred Stock in July 1996. Interest expense and amortization of deferred financing costs for 1996 were $1.8 million, an increase of $0.7 million, or 58.6%, from 1995, primarily resulting from borrowings under the Company's bank credit agreement which were used to finance the Puerto Rico Acquisition.

 Crown

  Crown's primary sources of revenues are from (i) the rental of antennae space on towers and rooftop sites and (ii) the provision of network services, which includes site selection and acquisition, antennae installation, site development and construction and network design. Site rental revenues are received primarily from wireless communications companies, including cellular, PCS, paging, SMR/ESMR and microwave operators. Site rental revenues are generally recognized on a monthly basis under lease agreements, which typically have original terms of five years (with three or four optional renewal periods of five years each). Such lease agreements generally include term extension and rental rate escalation provisions. Average monthly site rental revenues per owned site have increased from approximately $7,400 in 1995 to approximately $12,500 as of September 30, 1997.

  Network services revenues consist of revenues from (i) site selection and acquisition, (ii) site development, construction and antennae installation and
(iii) other services. Network services revenues are received primarily from wireless communications companies. Such revenues are recognized under service contracts which provide for billings on either a fixed price basis or a time and materials basis. Larger network services contracts are generally billed on a fixed price basis. Demand for Crown's network services fluctuates from period to period and within periods. These fluctuations are caused by a number of factors, including the timing of customers' capital expenditures, annual budgetary considerations of customers, the rate and volume of wireless communications carriers' tower build-outs, timing of existing customer contracts and general economic conditions. While such demand fluctuates, Crown must incur certain costs, such as maintaining a staff of network services employees in anticipation of future contracts, even when there may be no current business. Consequently, the operating results of Crown's network services businesses for any particular period may vary significantly, and should not be considered as necessarily being indicative of longer-term results.

  Costs of operations for site rental primarily consist of rental payments on managed sites, land leases, repairs and maintenance, utilities, insurance, property taxes and monitoring costs. For any given tower, such costs are relatively fixed over a monthly or an annual time period. As such, operating costs for owned towers do not generally increase significantly as additional customers are added. However, rental expenses at certain managed towers increase as additional customer antennae are added, resulting in higher incremental revenues but lower incremental margins than on owned towers. Costs of operations for network services consist primarily of employee compensation and related benefits costs, subcontractor services, consulting fees, and other on-site construction and materials costs.

  General and administrative expenses consist primarily of employee compensation and related benefits costs, advertising, professional and consulting fees, office rent and related expenses, travel costs and business development costs.

  Depreciation and amortization charges relate to Crown's property and equipment (primarily towers, construction equipment and vehicles). Depreciation of towers, construction equipment and vehicles are generally computed with useful lives of 20 years, 10 years and 5 years, respectively.

  Prior to their acquisition by the Company, the Crown Business was organized as a sole proprietorship and two Subchapter S corporations under the Internal Revenue Code. As such, no provision for income taxes has been made in Crown's Combined Statements of Income.

  The following information is derived from Crown's Combined Statements of Income for the periods indicated.

                              YEAR ENDED            YEAR ENDED        SIX MONTHS ENDED  SIX MONTHS ENDED
                          DECEMBER 31, 1995     DECEMBER 31, 1996      JUNE 30, 1996     JUNE 30, 1997
                          --------------------  --------------------  ----------------- -----------------
                                      PERCENT               PERCENT            PERCENT           PERCENT
                                      OF NET                OF NET              OF NET            OF NET
                           AMOUNT    REVENUES    AMOUNT    REVENUES   AMOUNT   REVENUES AMOUNT   REVENUES
                          ---------  ---------  ---------  ---------  -------  -------- -------  --------
                                                  (DOLLARS IN THOUSANDS)
Net revenues:
 Site rental............  $   3,632      33.0%  $   5,120      26.4%  $ 2,239    27.3%  $ 3,815    24.1%
 Network services and
  other.................      7,384      67.0      14,260      73.6     5,950    72.7    12,022    75.9
                          ---------   -------   ---------   -------   -------   -----   -------   -----
  Total net revenues....     11,016     100.0      19,380     100.0     8,189   100.0    15,837   100.0
                          ---------   -------   ---------   -------   -------   -----   -------   -----
Operating expenses:
 Costs of operations:
 Site rental............        763      21.0       1,691      33.0       600    26.8     1,150    30.1
 Network services and
  other.................      3,944      53.4       8,632      60.5     3,877    65.2     5,138    42.7
                          ---------             ---------             -------           -------
  Total costs of
   operations...........      4,707      42.7      10,323      53.3     4,477    54.7     6,288    39.7
 General and
  administrative........      2,625      23.8       3,150      16.2     1,163    14.2     3,163    20.0
 Depreciation and
  amortization..........        568       5.2       1,168       6.0       452     5.5       842     5.3
                          ---------   -------   ---------   -------   -------   -----   -------   -----
Operating income........      3,116      28.3       4,739      24.5     2,097    25.6     5,544    35.0
Other income (expense):
 Interest and other
  income (expense)......         19       0.1         (53)     (0.3)       (8)   (0.1)      (29)   (0.2)
 Interest expense.......       (785)     (7.1)     (1,175)     (6.1)     (526)   (6.4)     (774)   (4.9)
                          ---------   -------   ---------   -------   -------   -----   -------   -----
Income before income
 taxes..................      2,350      21.3       3,511      18.1     1,563    19.1     4,741    29.9
Provision for income
 taxes..................        --        --          --        --        --      --        --      --
                          ---------   -------   ---------   -------   -------   -----   -------   -----
Net income..............  $   2,350      21.3%  $   3,511      18.1%  $ 1,563    19.1%  $ 4,741    29.9%
                          =========   =======   =========   =======   =======   =====   =======   =====

 Comparison of Six Months Ended June 30, 1997 and 1996

  Revenues for the six months ended June 30, 1997 were $15.8 million, an increase of $7.6 million, or 93.4%, from the six months ended June 30, 1996. This increase was primarily attributable to (i) an increase of $1.6 million, or 70.4%, in site rental revenues and (ii) an increase of $6.1 million, or 102.1%, in network services revenues. The increase in site rental revenues resulted from the addition of 4 owned towers and 2 managed towers between June 30, 1996 and 1997, along with an increase in the average number of tenants per tower and increases in monthly site rental rates. The total number of lease contracts at owned towers increased from 508 to 799, or 57.3%, between June 30, 1996 and 1997, while the total number of lease contracts at managed towers increased from 47 to 112, or 138.3%, for the same period. The average number of tenants per owned and managed tower increased 9% and 50%, respectively, for such period, while monthly customer rental rates generally increased by 3%. The increase in network services revenues was primarily attributable to major contracts for site development, construction and antennae installation in connection with a partial build-out of two carriers' networks in the greater Pittsburgh area. Revenues from these two contracts amounted to approximately $6.5 million for the six months ended June 30, 1997.

  Costs of operations for the six months ended June 30, 1997 were $6.3 million, an increase of $1.8 million, or 40.5%, from the six months ended June 30, 1996. This increase was primarily attributable to (i) an increase of $0.6 million, or 91.7%, in site rental costs and (ii) an increase of $1.3 million, or 32.5%, in network services costs. The increase in site rental costs resulted from (i) the additional owned and managed towers discussed above and
(ii) an increase in rental expenses for space leased by Crown for sublease on managed towers resulting from the substantial increase in tenants at such sites. Site rental operating costs as a percentage of site rental revenues increased to 30.1% for the six months ended June 30, 1997 from 26.8% for the six months ended June 30, 1996 because of a larger increase in leasing activity at managed sites than at owned sites. The increase in network services costs was primarily related to the two major contracts mentioned above. As a result of the higher margins associated with these two contracts, costs of network services as a percentage of network services revenues decreased to 42.7% for the six months ended June 30, 1997 from 65.2% for the six months ended June 30, 1996.

  General and administrative expenses for the six months ended June 30, 1997 were $3.2 million, an increase of $2.0 million from the six months ended June 30, 1996. This increase was primarily attributable to higher personnel and overhead costs associated with the hiring of new employees to prepare for an expected increase in the rate of construction of new towers.

  Depreciation and amortization for the six months ended June 30, 1997 were $0.8 million, an increase of $0.4 million from the six months ended June 30, 1996. This increase was primarily associated with the additional towers discussed above.

  Interest expense for the six months ended June 30, 1997 was $0.8 million, an increase of $0.2 million from the six months ended June 30, 1996. This increase was primarily attributable to borrowings under Crown's bank credit facility, which were used to finance the construction of new towers.

 Comparison of Years Ended December 31, 1996 and 1995

  Revenues for 1996 were $19.4 million, an increase of $8.4 million, or 75.9%, from 1995. This increase was primarily attributable to (i) an increase of $1.5 million, or 41.0%, in site rental revenues and (ii) an increase of $6.9 million, or 93.1%, in network services revenues. The increase in site rental revenues resulted from the addition of 8 owned towers and 5 managed towers between December 31, 1995 and 1996, along with an increase in the average number of tenants per site and increases in monthly site rental rates. The total number of lease contracts at owned towers increased from 416 to 641, or 54.1%, between December 31, 1995 and 1996, while the total number of lease contracts at managed towers increased from 31 to 72, or 132.3%, for the same period. The average number of tenants per both owned and managed towers increased 10% for such period, while monthly customer rental rates generally increased by 3%. The increase in network services revenues was primarily attributable to two major contracts with wireless communications carriers in 1996. The first contract was for deployment of wireless infrastructure through the Metropolitan Atlanta Rail Transit Authority ("MARTA") system for the 1996 Summer Olympics in Atlanta. Revenues from this contract amounted to approximately $2.6 million in 1996. The second contract was to build out a carrier's network in the greater Pittsburgh area. Revenues from this contract amounted to approximately $3.4 million in 1996.

  Costs of operations for 1996 were $10.3 million, an increase of $5.6 million, or 119.3%, from 1995. This increase was primarily attributable to (i) an increase of $0.9 million, or 121.6%, in site rental costs and (ii) an increase of $4.7 million, or 118.9%, in network services costs. The increase in site rental costs resulted from (i) the additional owned and managed towers discussed above; (ii) nonrecurring charges for repairs and maintenance of $0.6 million; and (iii) an increase in rental expenses for space leased by Crown for sublease on managed towers resulting from the increase in tenants at such sites. Site rental operating costs as a percentage of site rental revenues increased to 33.0% in 1996 from 21.0% in 1995, primarily due to the nonrecurring repairs and maintenance charges. The increase in network services costs was primarily related to the two major contracts discussed above. Costs of network services as a percentage of network services revenues increased to 60.5% for 1996 from 53.4% for 1995, primarily due to lower realized margins on contracts other than the two mentioned above.

  General and administrative expenses for 1996 were $3.2 million, an increase of $0.5 million, or 20.0%, from 1995. This increase was primarily attributable to higher personnel and overhead costs associated with the hiring of new employees.

  Depreciation and amortization for 1996 was $1.2 million, an increase of $0.6 million from 1995. This increase was primarily associated with the additional towers discussed above.

  Interest expense for 1996 was $1.2 million, an increase of $0.4 million from 1995. This increase was primarily attributable to borrowings under Crown's bank credit facility which were used to finance the construction of new towers.

UNAUDITED SUPPLEMENTAL COMBINED ADJUSTED RESULTS OF OPERATIONS

  The historical financial statements included elsewhere herein do not reflect the results of operations of the businesses of CCIC and Crown (the "Businesses") on an aggregate basis for all the periods presented. As a result, management believes that the historical financial statements included elsewhere herein do not, by themselves, provide investors with sufficient information to adequately assess the trends of the Businesses over the periods indicated. The Company is providing additional information, therefore, to supplement the historical financial information included elsewhere herein to assist prospective investors in evaluating the Businesses' historical results of operations.

  The unaudited supplemental combined adjusted financial data set forth below have been derived from the historical results of operations of CCIC which include the results of operations for each acquired business (including Crown) from the respective date of its acquisition by CCIC, and are adjusted to include the pre-acquisition results of operations for each of the acquired businesses from the beginning of the period presented to its respective acquisition date. See "Unaudited Pro Forma Condensed Consolidated Financial Statements." The unaudited supplemental combined adjusted financial data do not purport to present the combined results of operations that the Businesses would have achieved had they been under common ownership and control during such periods, nor are they indicative of the results of operations that may be achieved in the future. The acquisitions of the acquired businesses (including Crown) by CCIC resulted in new bases of accounting whereby the assets and liabilities of the acquired businesses were adjusted to their fair values on their respective dates of acquisition pursuant to Accounting Principles Board Opinion No. 16. To the extent such adjustments resulted in charges to depreciation and amortization expense, such charges do not enter into the determination of costs of operations or gross margin.

                                     YEARS ENDED     NINE MONTHS ENDED
                                     DECEMBER 31,      SEPTEMBER 30,
                                   ----------------  ------------------
                                      ADJUSTED         ADJUSTED (A)
                                   ----------------  ------------------
                                    1995     1996      1996      1997
                                   -------  -------  --------  --------
                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
 Site rental.....................  $ 9,425  $11,356  $  8,256  $ 11,293
 Network services and other......   32,365   34,124    22,881    32,399
                                   -------  -------  --------  --------
 Total net revenues..............  $41,790  $45,480  $ 31,137  $ 43,692
                                   =======  =======  ========  ========
Costs of operations:
 Site rental.....................  $ 2,372  $ 3,206  $  2,297  $  2,843
 Network services and other......   22,807   23,276    16,506    19,356
                                   -------  -------  --------  --------
 Total costs of operations.......  $25,179  $26,482  $ 18,803  $ 22,199
                                   =======  =======  ========  ========
Gross margin:
 Site rental.....................  $ 7,053  $ 8,150  $  5,959  $  8,450
 Network services and other......    9,558   10,848     6,375    13,043
                                   -------  -------  --------  --------
 Total gross margin..............  $16,611  $18,998  $ 12,334   $21,493
                                   =======  =======  ========  ========
Gross margin as a percentage of
 net revenues:
 Site rental.....................     74.8%    71.8%     72.2%     74.8%
 Network services and other......     29.5%    31.8%     27.9%     40.3%
 Total gross margin..............     39.7%    41.8%     39.6%     49.2%

--------
(a) Excludes the efforts of certain borrowing transactions associated with the CTI Investments. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."


 Comparison of Nine Months Ended September 30, 1997 and 1996

  Revenues for the nine months ended September 30, 1997 were $43.7 million, an increase of $12.6 million, or 40.3%, from the nine months ended September 30, 1996. This increase was primarily attributable to (i) an increase of $3.0 million, or 36.8%, in site rental revenues and (ii) an increase of $9.6 million, or 41.6%, in network services and other revenues. The increase in site rental revenues resulted primarily from the addition of 10 owned sites and 2 managed sites between September 30, 1996 and 1997, along with an increase in the average number of tenants per site and increases in site rental rates. The increase in network services revenues was primarily attributable to major contracts for site development, construction and antennae installation in connection with a partial build-out of two carriers' networks in the greater Pittsburgh area. Revenues from these two contracts amounted to approximately $7.9 million for the nine months ended September 30, 1997. Revenues from network services at TEA increased by $1.7 million for the same period.

  Costs of operations for the nine months ended September 30, 1997 were $22.2 million, an increase of $3.4 million, or 18.1%, from the nine months ended September 30, 1996. This increase was primarily attributable to (i) an increase of $0.5 million, or 23.8%, in site rental costs and (ii) an increase of $2.9 million, or 17.3%, in network services costs. The increase in site rental costs resulted primarily from the additional owned and managed towers discussed above. Site rental operating costs as a percentage of site rental revenues decreased to 25.2% for the nine months ended September 30, 1997 from 27.8% for the nine months ended September 30, 1996. The increase in network services costs was primarily related to (i) the two major contracts mentioned above and (ii) an increase in site selection and acquisition costs of $1.5 million. As a result of the higher margins associated with these two contracts and increased site selection and acquisition costs, costs of network services as a percentage of network services revenues decreased to 59.7% for the nine months ended September 30, 1997 from 72.1% for the nine months ended September 30, 1996.

 Discussion of Three Months Ended September 30, 1997

  The Company's results of operations for the three months ended September 30, 1997 were below the level of the prior two quarters. The following discussion compares the results of operations for the three months ended September 30, 1997 with the six months ended June 30, 1997.

  Revenues for the three months ended September 30, 1997 were $13.3 million, as compared to revenues of $30.4 million for the six months ended June 30, 1997. Site rental revenues for the three months ended September 30, 1997 were $4.1 million, as compared to site rental revenues for the six months ended June 30, 1997 of $7.2 million. Network services and other revenues for the three months ended September 30, 1997 were $9.2 million, as compared to $23.2 million for the six months ended June 30, 1997. The decline in network services and other revenues was primarily due to lower revenues from the projects related to the two major network services contracts discussed above. See "Risk Factors--Variability in Quarterly and Annual Performance." Exclusive of revenues from these projects, network services and other revenues amounted to $7.8 million for the three months ended September 30, 1997, as compared to $16.7 million for the six months ended June 30, 1997. The balance of the decline in network services revenues for the third quarter of 1997 relative to the six months ended June 30, 1997 was primarily due to lower revenues at TEA.

  Costs of operations for the three months ended September 30, 1997 were $6.8 million, as compared to costs of operations of $15.4 million for the six months ended June 30, 1997. Costs of operations for site rentals for the three months ended September 30, 1997 were $1.1 million, as compared to costs of operations for site rentals for the six months ended June 30, 1997 of $1.7 million. Costs of operations for network services and other for the three months ended September 30, 1997 were $5.7 million as compared to costs of operations for network services and other for the six months ended June 30, 1997 of $13.7 million. Due to the higher margins associated with the two major network services contracts discussed above, costs of network services as a percentage of network services revenues increased to 62.2% for the three months ended September 30, 1997 as compared to 58.8% for the six months ended June 30, 1997.

 Comparison of Years Ended December 31, 1996 and 1995

  Revenues for 1996 were $45.5 million, an increase of $3.7 million, or 8.8%, from the prior year. This increase was primarily attributable to (i) an increase of $1.9 million, or 20.5%, in site rental revenues and (ii) an increase of $1.8 million, or 5.4%, in network services revenues. The increase in site rental revenues resulted primarily from the addition of 8 owned sites and 5 managed sites between December 31, 1995 and 1996, along with an increase in the average number of tenants per site and increases in site rental rates. The increase in network services revenues was primarily attributable to two major contracts with wireless carriers in 1996. The first contract was for deployment of wireless infrastructure through the MARTA system for the 1996 Summer Olympics in Atlanta. Revenues from this contract amounted to approximately $2.6 million in 1996. The second contract was to build out a carrier's network in the Pittsburgh area. Revenues from this contract amounted to approximately $3.4 million in 1996. Revenues from network services at TEA decreased by $5.3 million for 1996 due to decreased effectiveness of sales and marketing initiatives by senior management.

  Costs of operations for 1996 were $26.5 million, an increase of $1.3 million, or 5.2%, from 1995. This increase was primarily attributable to (i) an increase of $0.8 million, or 35.2%, in site rental costs; (ii) an increase of $0.5 million, or 2.1%, in network services costs. The increase in site rental costs resulted from (i) the additional owned and managed towers discussed above; (ii) nonrecurring charges for repairs and maintenance of $0.6 million; and (iii) an increase in rental expenses for space leased by the Company for sublease on managed towers resulting from the increase in tenants at such sites. Site rental operating costs as a percentage of site rental revenues increased to 28.2% for 1996 from 25.2% in 1995, primarily due to the nonrecurring repairs and maintenance charges. The increase in network services costs was primarily related to the two major contracts mentioned above, offset in part by a decrease in site selection and acquisition costs of $4.2 million. Costs of network services as a percentage of network services revenues decreased to 68.2% for 1996 from 70.5% for 1995.

LIQUIDITY AND CAPITAL RESOURCES

  On a pro forma basis, as of September 30, 1997, after giving effect to the Refinancing, the Company would have had consolidated cash and cash equivalents of $60.3 million, consolidated long-term debt of $150.0 million, invested capital from the issuance of its redeemable preferred stock of $159.0 million and consolidated stockholders' equity of $46.7 million.

  For the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, the Company's net cash provided by (used for) operating activities was $1.7 million, ($0.5 million) and ($2.1 million), respectively. Since its inception, the Company has generally funded its activities (other than its acquisitions and investments) through excess proceeds from contributions of equity capital. The Company has financed its acquisitions and investments with the proceeds from equity contributions, borrowings under its bank credit facility and the issuance of promissory notes to sellers.

  On a pro forma basis, capital expenditures (excluding acquisitions) were $9.7 million for the year ended December 31, 1996 (of which $1.0 million was for CCIC and TEA and $8.7 million was for Crown) and $17.7 million for the nine months ended September 30, 1997 (of which $5.3 million was for CCIC and $12.4 million was for Crown).

  In August and October of 1997, the Company issued shares of its Senior Convertible Preferred Stock for aggregate net proceeds of $29.3 million and $36.5 million, respectively. The proceeds from the August issuance were used to make a $25.0 million payment as part of the cash purchase price for the Crown Merger. On October 31, 1997, the Company entered into an amendment to the Senior Credit Facility. As amended, the Senior Credit Facility provides for available borrowings of $100.0 million and expires on December 31, 2004. On October 31, 1997, in connection with the October Refinancing, new borrowings under the Senior Credit Facility of $94.7 million, along with the proceeds from the October issuance of the Senior Convertible Preferred Stock, were used to repay the Seller Note, to repay loans outstanding under a credit agreement at Crown Communication and to pay related fees and expenses. The Senior Credit Facility requires the Company to maintain certain financial covenants and places restrictions on the ability of the Company and its subsidiaries to, among other things, incur debt and liens, pay dividends, make capital expenditures, undertake transactions with affiliates and make investments.

  The Company used the net proceeds from the Offering of the Old Notes to repay substantially all of its outstanding indebtedness, including borrowings under the Senior Credit Facility, and to pay related fees and expenses. The balance of the net proceeds from the Offering of the Old Notes is being used for general corporate purposes. As of January 5, 1998, the Company and its subsidiaries had unused borrowing availability under the Senior Credit Facility of approximately $85.3 million. See "Use of Proceeds."

  The Company and its subsidiaries expect to use the borrowing availability under the Senior Credit Facility, together with a portion of the net proceeds from the Offering of the Old Notes, to fund the execution of the Company's business plan. The Company's business strategy contemplates substantial capital expenditures in connection with the expansion of its tower footprints. The exact amount of the Company's future capital expenditures, however, will depend upon a number of factors. Pursuant to the Nextel Agreement, the Company has exercised an option to acquire 50 towers from Nextel in the first quarter of 1998 for an aggregate purchase price of approximately $14.4 million. In addition, pursuant to the Nextel Agreement, the Company has the exclusive right and option to construct up to 250 new towers within selected markets (and along parts of certain interstate highway corridors) with Nextel as the anchor tenant. The Company currently anticipates that it will build approximately 100 of the 250 towers in 1998 for an aggregate amount of approximately $20.0 million, and the Company currently expects to expend similar amounts in 1999. The Company also intends to continue to explore other opportunities to build and acquire additional towers. Whether the Company utilizes the Senior Credit Facility to finance the Nextel build-out and/or to finance such other opportunities will depend upon a number of factors, including (i) the attractiveness of the opportunities, (ii) the time frame in which they are identified, (iii) the number of pre-existing projects to which the Company is committed and (iv) the Company's liquidity at the time of any potential opportunity. In the event borrowings under the Senior Credit Facility have otherwise been utilized when an opportunity arises (including additional Nextel build-out opportunities), and the Company does not otherwise have cash available (from the net proceeds of the Offering of the Old Notes or otherwise), the Company would be forced to seek additional debt or equity financing or to forego the opportunity. In the event the Company determines to seek additional debt or equity financing, there can be no assurance that any such financing will be commercially available or permitted by the terms of the Company's existing indebtedness. To the extent the Company is unable to finance future capital expenditures, it will be unable to achieve its currently contemplated business strategy.

  Prior to May 15, 2003, the Company's interest expense on the Notes will be comprised solely of the accretion of original issue discount. Thereafter, the Notes will require annual cash interest payments of approximately $26.7 million. In addition, the Senior Credit Facility will require periodic interest payments on amounts borrowed thereunder. The Company's ability to make scheduled payments of principal of, or to pay interest on, its debt obligations, and its ability to refinance any such debt obligations (including the Notes), will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. As discussed above, the Company's business strategy contemplates substantial capital expenditures in connection with the expansion of its tower footprints. There can be no assurance that the Company will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings, equity contributions or loans from affiliates will be available in an amount sufficient to service its indebtedness and make anticipated capital expenditures. The Company anticipates that it may need to refinance all or a portion of its indebtedness (including the Notes) on or prior to its scheduled maturity. There can be no assurance that the Company will be able to effect any required refinancings of its indebtedness (including the Notes) on commercially reasonable terms or at all. See "Risk Factors."

  Because of the relatively low levels of inflation experienced in 1995, 1996 and 1997, inflation did not have a significant effect on the Company's or Crown's results in such years.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share ("EPS") amounts for companies with publicly held common stock or potential common stock. The new standards require the presentation of both basic and diluted EPS amounts for companies with complex capital structures. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period, and excludes the effect of potentially dilutive securities (such as options, warrants and convertible securities) which are convertible into common stock. Dilutive EPS reflects the potential dilution from such convertible securities. SFAS 128 is effective for periods ending after December 15, 1997. The Company will adopt the requirements of SFAS 128 at such time as it has publicly held common stock.

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). SFAS 129 establishes standards for disclosing information about a company's outstanding debt and equity securities and eliminates exemptions from such reporting requirements for nonpublic companies. SFAS 129 is effective for periods ending after December 15, 1997. The Company has adopted the requirements of SFAS 129 in its financial statements for the year ended December 31, 1996.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity accounts (including net income or loss) except investments by, or distributions to, the company's owners. Items which are components of comprehensive income (other than net income or loss) include foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The components of comprehensive income must be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company will adopt the requirements of SFAS 130 in 1998.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public companies report, in their annual financial statements, certain information about their operating segments, their products and services, the geographic areas in which they operate and their major customers. SFAS 131 also requires that certain information about operating segments be reported in interim financial statements. SFAS 131 is effective for periods beginning after December 15, 1997. The Company will adopt the requirements of SFAS 131 in 1998.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed to use their best efforts to file with the Commission a registration statement with respect to the exchange of the Old Notes for a series of registered debt securities with terms identical in all material respects to the terms of the Old Notes, except that the New Notes have been registered under the Securities Act and are issued free of any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective and exchange offer registration statement or to consummate the Exchange Offer by certain dates.

  The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2,
1993). However, the Company has not sought its own no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes. Holders of Old Notes accepting the Exchange Offer will represent to the Company in the Letter of Transmittal that such conditions have been met. Any holder who participates in the Exchange Offer for the purpose of participating in a distribution of the New Notes may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. A secondary resale transaction in the United States by a holder who is using the Exchange Offer to participate in the distribution of New Notes must be covered by a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act.

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as a result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Letter of Transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that for a period of 180 days after the Expiration Date, they will make this Prospectus available to broker-dealers for use in connection with any such resale. See "Plan of Distribution."

  Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other retransfer of New Notes.

  The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE

  Upon the terms and subject to the conditions of the Exchange Offer, the Company will, unless such Old Notes are withdrawn in accordance with the withdrawal rights specified in "Withdrawal of Tenders" below, accept any and all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The date of acceptance for exchange of the Old Notes, and consummation of the Exchange Offer, is the Exchange Date, which will be the first business day following the Expiration Date (unless extended as described herein). The Company will issue, on or promptly after the Exchange Date, an aggregate principal amount at maturity of up to $251,000,000 of New Notes in exchange for a like principal amount at maturity of outstanding Old Notes tendered and accepted in connection with the Exchange Offer. The New Notes issued in connection with the Exchange Offer will be delivered on the earliest practicable date following the Exchange Date. Holders may tender some or all of their Old Notes in connection with the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

  The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes have been registered under the Securities Act and are issued free from any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to consummate the Exchange Offer by certain dates. The New Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the same benefits under the Indenture as the Old Notes. As of the date of this Prospectus, $251,000,000 aggregate principal amount at maturity of the Old Notes is outstanding.

  In connection with the issuance of the Old Notes, the Company arranged for the Old Notes originally purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of The Depository Trust Company ("DTC"), acting as depositary. Except as described under "Book-Entry, Delivery and Form," the New Notes will be issued in the form of a global note registered in the name of DTC or its nominee and each holder's interest therein will be transferable in book-entry form through DTC. See "Book-Entry, Delivery and Form."

  Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights under the Registration Rights Agreement.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
  , 1998, unless extended by the Company in its sole discretion (but in no
event to a date later than        ,    ), in which case the term "Expiration
Date" shall mean the latest date and time to which the Exchange Offer is extended.

  The Company reserves the right, in its sole discretion (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth below under "Conditions to the Exchange Offer" shall not have been satisfied and shall not have been waived by the Company (if permitted to be waived by the Company) and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period. In no event, however, shall the Exchange Date be later than the first business day
following       , 1998.

  If the Company determines to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

  The Accreted Value of the New Notes will be calculated from the original date of issuance of the Old Notes. The New Notes will accrete daily at a rate of 10.625% per annum, compounded semiannually, to an aggregate principal amount of $251,000,000 by November 15, 2002. Cash interest will not accrue on the New Notes prior to November 15, 2002. Thereafter, cash interest on the New Notes will accrue and be payable semiannually in arrears on each May 15 and November 15, commencing May 15, 2003, at a rate of 10.625% per annum.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable good faith judgment, would be expected to impair the ability of the Company to proceed with the Exchange Offer, or

    (b) any law, statute, rule or regulation is adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the Commission or its staff, which, in the Company's reasonable good faith judgment, would be expected to impair the ability of the Company to proceed with the Exchange Offer.

  If the Company determines in its reasonable good faith judgment that any of the foregoing conditions exist, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business days. In no event, however, shall the Exchange Date
be a date later than the first business day following       , 1998.

PROCEDURES FOR TENDERING

  Only a holder of record of Old Notes on        , 1998 may tender such Old
Notes in connection with the Exchange Offer. To tender in connection with the Exchange Offer, a holder must complete, sign and date the

Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

  Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth under the caption "Exchange Agent," below, prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivery of such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed by such registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by such registered holder as such registered holder's name appears on such Old Notes.

  If the Letter of Transmittal or any Old Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes whose acceptance by the Company would, in the opinion of U.S. counsel to the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the Expiration Date. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall have any duty or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration date.

  In addition, the Company reserves the right, as set forth above under the caption "Conditions to the Exchange Offer," to terminate the Exchange Offer.

  By tendering, each holder represents to the Company that, among other things, the New Notes acquired in connection with the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company. If the holder is a broker-dealer which will receive New Notes for its own account in exchange of Old Notes, it will acknowledge that it acquired such Old Notes as the result of market making activities or other trading activities and it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent, or cannot complete the procedure for book-entry transfer, prior to the Expiration Date, may effect a tender of their Old Notes if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate or certificates representing the Old Notes to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof) as well as the certificate or certificates representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in connection with the Exchange Offer, a written facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person who deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless Old Notes so withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under the caption "Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

  United States Trust Company of New York has been appointed as Exchange Agent in connection with the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent, at its offices at 770 Broadway, 13th Floor, New York, NY 10003. The Exchange Agent's telephone number is (800) 548-6565 and facsimile number is (212) 420-6152.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Trustee, accounting and certain legal fees.

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendered holder.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. Any expenses of the Exchange Offer that are paid by the Company will be amortized by the Company, as the case may be, over the term of the New Notes in accordance with generally accepted accounting principles.

CONSEQUENCES OF FAILURES TO PROPERLY TENDER OLD NOTES IN THE EXCHANGE

  Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but not accepted by the Company, will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate.

  In the event the Exchange Offer is consummated, the Company will not be required to register the remaining Old Notes. Remaining Old Notes will continue to be subject to the following restrictions on transfer: (i) the Remaining Old Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law, and (ii) the Remaining Old Notes will bear a legend restricting transfer in the absence of registration or an exemption therefrom. The Company does not currently anticipate that it will register the Remaining Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Remaining Old Notes could be adversely affected.

                              INDUSTRY BACKGROUND

GENERAL

  The Company is a leading provider of communication sites and wireless network services. The Company owns, operates and manages wireless transmission towers and other communications sites, and also provides an array of related infrastructure and network support services to the wireless communications and radio and television broadcasting industries. Each of these industries is currently experiencing a period of significant change. The wireless communications industry is growing rapidly as consumers become more aware of the benefits of wireless services, current wireless technologies are used in more applications, the cost of wireless services to consumers declines and new wireless technologies are developed. Changes in U.S. federal regulatory policy, including the implementation of the 1996 Telecom Act, have led to a significant number of new competitors in the wireless communications industry through the auction of frequency spectrum for a wide range of uses, most notably Personal Communications Services ("PCS"). This competition, combined with an increasing reliance on wireless communications by consumers and businesses, has led to an increased demand for higher quality, uninterrupted service and improved coverage, which, in turn, has led to increased demand for communication sites as new carriers build out their networks and existing carriers upgrade and expand their networks to maintain their competitiveness. The Company believes that, as the wireless communications industry has become more competitive, wireless communication carriers have sought operating and capital efficiencies by outsourcing certain network services and build-out activities and by co-locating transmission equipment with other carriers on multiple tenant towers. The need for co-location has also been driven by the growing trend by municipalities to slow the proliferation of towers by requiring that towers accommodate multiple tenants. While the wireless communications industry is experiencing rapid growth, the broadcasting industry has been characterized by rapid consolidation and rationalization. This industry is currently assessing the benefits of, and planning its strategy for, the transition from analog to digital transmission systems, which will require enhanced broadcast infrastructure.

  All of these factors have provided an opportunity for the Company to specialize in the provision, ownership and management of communication sites, the leasing of antennae space on such sites and the provision of related network infrastructure and support services.

TRANSMISSION NETWORKS AND TOWERS

  Wireless communications and broadcasting companies each require wireless transmission "networks" in order to provide service to their customers. Each of these networks is configured specifically to meet the coverage requirements of the particular carrier and includes transmission equipment such as antennae placed at various locations throughout the service area. These locations, or "communication sites," are critical to the operation of a wireless network and consist of towers, rooftops and other structures upon which antennae are placed. A network's design and the selection of available communication sites endeavor to make optimal use of the frequency spectrum available to the wireless communications carrier based upon projected usage patterns, topography and design criteria.

              [DIAGRAM DIPICTING WIRELESS COMMUNICATION NETWORK]



--------
(a) The two towers in the diagram above represent only a small part of the interconnecting communication sites that may form a wireless communications network. Each tower typically supports both transmitting and receiving antennae, as well as microwave equipment to backhaul traffic between towers and a carrier switching office.

  The value of a tower depends on its location and the number of antennae that it can support. While most towers have not been built with the capacity to support multiple tenants, in many instances they can be upgraded to support additional antennae. Several users may share one tower through "vertical separation" or "sectorization," with each type of user on a different level. AM broadcast towers are, however, an exception to this rule because the entire tower is designed (electrified) to act as an antenna, and the resulting radio interference problems make such towers undesirable for other wireless applications.

  A typical tower consists of a compound enclosing the tower and an equipment shelter (which houses a variety of transmitting, receiving and switching equipment). The tower can be either a self-supported or guyed model. There are two types of self-supported models: the lattice and the monopole. A lattice model is usually tapered from the bottom up and can have three or four legs. A monopole is a tubular structure that is typically used as a single purpose tower or in places where there are space constraints or a need to address aesthetic concerns. Guyed towers gain their support capacity from a series of guy cables attaching separate levels of the tower to anchor foundations in the ground. Self-supported towers typically range in height from 50-200 feet for monopoles and up to 1000 feet for lattices, while guyed towers can reach 2000 feet or more.

  Rooftop sites are more common in urban downtowns where tall buildings are generally available and multiple communication sites are required because of high wireless traffic density. One advantage of a rooftop site is that zoning regulations typically permit installation of antennae. In cases of such high population density, neither height nor extended radius of coverage are as important; and the installation of a tower structure may prove to be impossible because of zoning restrictions, land cost and land availability.

                       TYPES OF TOWERS AND ANTENNAE (A)




                                     LOGO
--------
(a) Another type of tower not shown here is a guyed tower.

DEVELOPMENT OF THE TOWER INDUSTRY

  The wireless communications industry was transformed in the 1970s through the issuance of licenses by the FCC to provide high quality communications services to vehicle-mounted and hand-held portable telephones, pagers and other devices. The licensees built and began operating wireless networks that were supported by communication sites, transmission equipment and other infrastructure. In the early 1980s, the number of towers began to expand significantly with the development of more advanced wireless communications, particularly cellular and paging. Nevertheless, as additional towers were built by the wireless communications carriers, they often were built for a single purpose rather than as multiple tenant towers. Further, these towers were generally owned and maintained by carriers and were treated as corporate cost centers operated primarily for the purpose of transmitting or receiving such carriers' signals.

  During the mid-to-late 1980s, a number of independent owners of towers began to emerge. These independent tower operators focused on owning and managing towers with multiple tenants by adding lessees to existing and reconstructed towers. The Company believes the majority of these operators were small business owners with a small number of local towers and few services other than site rental. In the last five years, however, several larger independent tower operators have emerged as demand for wireless services has continued to grow and as additional high frequency licenses have been awarded for new wireless services (including PCS, narrowband paging and wireless local loop), each requiring networks with extensive tower infrastructure. These independent tower operators have sought to acquire smaller operators as well as suitable clusters of towers formerly owned by carriers and broadcasters in order to establish regional and national "tower footprints." Carriers expanding or building a network in a geographic area generally seek to lease antennae sites from a tower company with a strategically located cluster of towers and other communication sites in that area in order to efficiently and effectively establish service coverage in a given market.

  Today, towers are owned by a variety of companies, including wireless communications carriers, local and long distance telecommunications companies, broadcasting companies, independent tower operators, utilities and railroad companies. Despite the increasing demand for towers, the tower industry in the United States remains highly fragmented, with only a few independent tower operators owning a large number of towers. The pace of consolidation has begun to accelerate, however, as the larger independent operators continue to acquire small local operators and purchase towers from wireless communications companies. In addition, wireless communications carriers are building out new, or filling in existing, tower footprints for new and existing wireless services. Independent operators have also expanded into a number of associated network and communication site services, including the design of communication sites and networks, the selection and acquisition of tower and rooftop sites (including the resolution of zoning and permitting issues) and the construction of towers. Previously, carriers typically handled such services through in-house departments, and local nonintegrated service contractors focused on specific segments such as radio frequency engineering and site acquisition.

TRENDS IN THE WIRELESS COMMUNICATIONS AND BROADCASTING INDUSTRIES

  The Company's existing business and future opportunities are affected by the ongoing trends within the two major industries it serves, namely the wireless communications industry and the radio and television broadcasting industry. Each of these industries is currently experiencing a period of significant change that the Company believes is creating an increasing demand for communication sites and related infrastructure and network support services.

Wireless Communications

  The wireless communications industry now provides a broad range of services, including cellular, PCS, paging, specialized mobile radio ("SMR") and enhanced specialized mobile radio ("ESMR"). The industry has benefitted in recent years from increasing demand for its services, and industry experts expect this demand to continue to increase. The following table sets forth industry estimates regarding projected subscriber growth for certain types of wireless communications services:

                                                         1996-2001   2001-2006
                     ESTIMATED   PROJECTED   PROJECTED  COMPOUNDED  COMPOUNDED
                    SUBSCRIBERS SUBSCRIBERS SUBSCRIBERS   ANNUAL      ANNUAL
                       1996        2001        2006     GROWTH RATE GROWTH RATE
                    ----------- ----------- ----------- ----------- -----------
                                 (IN MILLIONS EXCEPT PERCENTAGES)
Cellular...........    43.7        79.5        90.7         12.7%       2.7%
PCS................     0.3        19.5        49.3        128.8       20.4
Paging.............    41.1        61.9        66.6          8.5        1.5
ESMR...............     0.3         6.6        12.0         85.1       12.9
Fixed Wireless.....     0.0         0.8        20.5           nm       93.8

--------
nm = not meaningful
Source: Paul Kagan Associates, Inc. There can be no assurance that these projections will prove to be accurate.

  The Company believes that more communication sites will be required in the future to accommodate the expected increase in demand for wireless communications services. Further, the Company sees additional opportunities with the development of higher frequency technologies (such as PCS) which have a reduced cell range as a result of signal propagation characteristics that require a more dense network of towers. In addition, network services may be required to service the network build-outs of new carriers and the network upgrades and expansion of existing carriers.

  Current emerging wireless communications systems, such as PCS and ESMR, represent an immediate and sizable market for independent tower operators and network services providers as carriers build out large nationwide and regional networks. While several PCS and ESMR carriers have already built limited networks in certain markets, these carriers still need to fill in "dead zones" and expand geographic coverage. The CTIA estimates that, as of June 30, 1997, there were 38,650 antennae sites in the United States. The PCIA estimates that the wireless communications industry will construct at least 100,000 new antennae sites over the next 10 years. As a result of advances in digital technology, ESMR operators, including Nextel, have also begun to design and deploy digital mobile telecommunications networks in competition with cellular carriers. In particular response to the increased competition, cellular operators are re-engineering their networks by increasing the number of sites, locating sites within a smaller radius, filling in "dead zones" and converting from analog to digital cellular service in order to manage subscriber growth, extend geographic coverage and provide competitive services. The demand for communication sites is also being stimulated by the development of new paging applications, such as e-mail and voicemail notification and two-way paging, as well as other wireless data applications. In addition, as wireless communications networks expand and new networks are deployed, the Company anticipates that demand for microwave transmission facilities that provide "backhaul" of traffic between communications sites to or from a central switching facility will also increase.

  Licenses are also being awarded, and technologies are being developed, for numerous new wireless applications that will require networks of communication sites. These future potential applications include the auction of licenses scheduled for December 1997 for local multi-point distribution services, including wireless local loop, wireless cable television, data and Internet access. Radio spectrum required for these technologies has, in many cases, already been awarded and licensees have begun to build out and offer services through new wireless systems. Examples of these systems include local loop networks operated by WinStar and Teligent, wireless cable networks operated by companies such as Cellular Vision and CAI Wireless, and data networks being constructed and operated by RAM Mobile Data, MTEL and Ardis.

  In addition to the increased demand for wireless services and the need to develop and expand wireless communications networks, the Company believes that other trends influencing the wireless communication industry have important implications for independent tower operators. In this increasingly competitive environment, the Company believes that many carriers are dedicating their capital and operations primarily to those activities that directly contribute to subscriber growth, such as marketing and distribution. Management believes these carriers, therefore, may seek to reduce costs and increase efficiency through the outsourcing of infrastructure network functions such as communication site ownership, construction, operation and maintenance. Further, in order to speed new network deployment or expansion and generate efficiencies, carriers are increasingly co-locating transmission equipment with that of other network operators. The trend towards co-location has been furthered by the "Not-In-My-Backyard" ("NIMBY") arguments generated by local zoning/planning authorities in opposition to the proliferation of towers.

Radio and Television Broadcasting

  The U.S. broadcasting industry is generally a mature one in terms of demand for transmission tower capacity. Opportunities exist, however, for independent tower operators to purchase transmission networks, manage them on behalf of broadcasters under long-term contracts and lease space on broadcasting towers to wireless communications carriers. The conversion of broadcast systems from analog to digital technology will require a substantial number of new towers to be constructed to accommodate the new systems. For example, the Company believes that additional demand for tower capacity will occur when digital spectrum is used to deliver high definition television ("HDTV") or digital multi-casting, i.e., multiple "normal" definition television channels. Television station owners will likely broadcast both the existing National Television Standards Committee ("NTSC") television broadcasting technology and HDTV for a number of years.

CHARACTERISTICS OF THE TOWER INDUSTRY

  Management believes that, in addition to the favorable growth and outsourcing trends in the wireless communications and broadcasting industries and high barriers to entry as a result of regulatory and local zoning restrictions associated with new tower sites, tower operators benefit from several favorable characteristics. The ability of tower operators to provide antennae sites to customers on multiple tenant towers provides them with diversification against the specific technology, product and market risks typically faced by any individual carrier. The emergence of new technologies, carriers, products and markets may allow independent tower operators to further diversify against such risks. Additionally, tower operators face increased NIMBY sentiment by municipalities, which is reducing the opportunities for new towers to be built and driving the trend toward co-location on multiple tenant towers.

  The Company believes that independent tower operators also benefit from the contract nature of the site rental business and the predictability and stability of these monthly, recurring revenues. In addition, the site rental business has low variable costs and significant operating leverage. Towers generally are fixed cost assets with minimal variable costs associated with additional tenants. A tower operator can generally expect to experience increasing operating margins when new tenants are added to existing towers.

  The site rental business typically experiences low tenant churn as a result of the high costs that would be incurred by a wireless communications carrier were it to relocate an antenna to another site and consequently be forced to re-engineer its network. Moving a single antenna may alter the pre-engineered maximum signal coverage, requiring a reconfigured network at significant cost to maintain the same coverage. In addition, regulatory problems associated with registering the location of the new antenna with the FCC may arise if the new location is at the edge of the wireless communication carrier's coverage area and if there is a possible adverse impact on other carriers. Municipal approvals are becoming increasingly difficult to obtain and may also affect the carrier's decision to relocate. The costs associated with network reconfiguration and FCC municipal approval and the time required to complete these activities may not be justified by any potential saving in reduced site rental expense.

                                   BUSINESS

  The Company is a leading provider of communication sites and wireless network services. The Company owns, operates and manages wireless transmission towers and rooftop sites, and also provides an array of related infrastructure and network support services to the wireless communications and radio and television broadcasting industries. The Company's primary business focus is the leasing of antennae space on multiple tenant towers and rooftops to a variety of wireless communications carriers under long-term lease contracts. Supporting its competitive position in the site rental business, the Company maintains in-house expertise in, and offers its customers, infrastructure and network support services that include communication site selection and acquisition, antennae installation, site development and construction and network design.

  The Company leases antennae space to its customers on its owned and managed towers. The Company generally receives fees for installing customers' equipment and antennae on a tower and also receives monthly rental payments from customers payable under site rental leases that generally range in length from three to five years. The Company's U.S. customers include such companies as Aerial Communications, American Paging, AT&T Wireless, Bell Atlantic Mobile, BellSouth Mobility, Motorola, Nextel, PageNet and Sprint PCS, as well as private network operators and various federal and local government agencies, such as the Federal Bureau of Investigation, the Internal Revenue Service and the U.S. Postal Service.

  At September 30, 1997, the Company owned or managed 349 towers and 82 revenue producing rooftop sites in the United States and Puerto Rico. The Company's tower footprints consist of 171 owned and managed towers located in western Pennsylvania (primarily in and around the greater Pittsburgh area), 125 owned and managed towers in the southwestern United States (primarily in western Texas), 21 owned towers located in Mississippi, 14 owned towers on mountaintops across Puerto Rico, 14 managed towers in West Virginia and 4 other owned towers located in other states across the United States. The Company plans to enhance and expand its tower footprints by building and acquiring multiple tenant towers in locations attractive to site rental customers. To that end, the Company has developed, maintains and deploys for its own use extensive network design and radio frequency engineering expertise, as well as site selection, site acquisition and tower construction capabilities. The Company plans to leverage such expertise and experience in building and acquiring new towers by entering into build-out or purchase contracts with various carriers. For example, pursuant to an agreement with Nextel, the Company has options to construct up to 250 multiple tenant towers with Nextel as an anchor tenant along certain interstate corridors. In addition, pursuant to this agreement, the Company has exercised an option to purchase 50 of Nextel's existing towers clustered in various markets, including Philadelphia, Houston, Dallas and San Antonio.

  The Company's 34.3%-owned affiliate, CTI, owns or has access to approximately 1,300 towers in the United Kingdom, primarily serving the U.K. broadcasting industry. CTI's customers include such companies as the BBC, Cellnet, NTL, Mercury One2One, Orange Personal Communications and Vodaphone Limited.

BACKGROUND

  Founded in 1994, the Company acquired 127 towers located in Texas, Colorado, New Mexico, Arizona, Oklahoma and Nevada from PCI in 1995. Also in 1995, in order to expand its geographic coverage, scope of services and client base, the Company consummated the Spectrum Acquisition for a leading rooftop management and engineering firm that manages rooftop sites. The Spectrum Acquisition provided the Company with management revenues for 44 rooftop sites, as well as important relationships with carriers, and gave the Company an entry into the market for wireless network services.

  In 1996, the Company acquired from Motorola a strategic cluster of 14 towers located on mountaintops across Puerto Rico, as well as one rooftop site and an island-wide microwave and specialized mobile radio ("SMR") system. The Puerto Rico Acquisition gave the Company a strategic tower footprint, and positioned the Company to be a leading independent tower operator in the Puerto Rican market. In addition, in July 1996, CCIC purchased an option to acquire 36% of TEA, which represented a significant step for the Company towards becoming a full service provider of wireless network services. TEA is a leading site acquisition firm offering carriers specialized expertise in site selection, site acquisition, zoning, permit procurement and project management. In May 1997, CCIC acquired all the outstanding shares of TEA. In June 1997, the Company purchased a minority interest in VISI, which intends to provide computerized geographic information for a variety of business applications (including site acquisition and telecommunication network design).

  In February 1997, CCIC, along with Candover Investments plc, TeleDiffusion de France International S.A. (a subsidiary of France Telecom) and Berkshire, formed CTI to purchase the analog television and radio transmission operations of the BBC (the "BBC Transmission Business"). The Company owns 34.3% of CTI. The BBC Transmission Business included ownership of approximately 780 towers in the United Kingdom and rights to locate broadcast transmission equipment on an additional 558 towers in the United Kingdom owned by NTL, CTI's primary competitor. In addition, CTI entered into a 10-year contract with the BBC to provide analog television and radio transmission services. With the acquisition of the BBC Transmission Business, the Company, through its affiliation with CTI, gained access to an expertise in broadcast transmission upon which the Company believes it can capitalize in other markets. See "Prospectus Summary--Summary Financial and Other Data of CTI," "Risk Factors-- Relationship with Minority Owned Affiliate; Potential Conflicts of Interests" and "Certain Relationships and Related Transactions."

  In August 1997, CCIC expanded its tower footprints and enhanced its domestic network services offerings by consummating the Crown Merger. The assets acquired through the Crown Merger included 61 owned towers and exclusive leasing rights on 147 other towers and rooftop sites, most of which are located in and around the greater Pittsburgh area, giving the Company a significant presence in that market. The remaining Crown communication sites are located in Pennsylvania, West Virginia, Kentucky, Ohio and Delaware. The Crown assets included engineering and operational expertise and management experience. The Crown Merger also provided the Company with relationships with major wireless communications carriers such as Aerial Communications, AirTouch Cellular, Bell Atlantic Mobile, AT&T Wireless, PageNet, Nextel and Sprint PCS. As a result of the Crown Merger, the Company believes it is one of the largest domestic independent owners and providers of tower sites and wireless network services.

BUSINESS STRATEGY

  The Company's objective is to become the leading global provider of communication sites and network services to the wireless communications and broadcasting industries. Management believes that the Company's experience in establishing and expanding its existing tower footprints, its significant relationships with wireless communications companies and its ability to offer customers its in-house technical and operational expertise, uniquely position it to take advantage of available opportunities, to increase cash flow and to achieve its strategic goals. Key elements of the Company's strategy are to:

  . INCREASE UTILIZATION OF TOWER CAPACITY. The Company seeks to take advantage of the operating leverage of its site rental business by increasing the amount of antennae space leased on its owned or managed communication sites. The Company believes that many of its towers have significant capacity available for antennae space rental and actively markets this space to wireless communications carriers and broadcasters. The Company further believes that increased utilization of its tower capacity can be achieved at low incremental cost, thereby yielding significant contribution margin. In addition, the Company both will continue to build towers with the capacity to accommodate multiple tenants and both existing and emerging technologies.

  . EXPAND TOWER FOOTPRINTS. The Company intends to enhance its existing tower footprints and to establish new clusters of towers in targeted markets, particularly those that have not yet been significantly built out by carriers. As the Company has demonstrated in western Pennsylvania, it believes that once a strategic critical mass of towers is established in a particular region, the Company can attract wireless operators by offering the advantages of well-positioned communication sites from a single source. The Company is pursuing this strategy through both the construction of new towers and the acquisition of existing towers. The Company's tower construction strategy is not based on speculative tower development but rather on the construction of multiple tenant towers with long-term "anchor" tenants. The Company believes that such a strategy significantly reduces the risk of developing new sites for its tower footprints. The Company intends to focus on working with anchor tenants to build in strategic locations, including those that enhance the Company's existing clusters of towers, expand its coverage or extend its coverage on highways linking municipal markets. For example, pursuant to the Nextel Agreement, the Company has options to construct up to 250 multiple tenant towers with Nextel as an anchor tenant along certain interstate corridors. The Company may also pursue acquisitions involving towers or other tower companies, particularly those with the potential to create or augment a critical mass of clustered towers in new or existing markets. Pursuant to the Nextel Agreement, the Company has exercised an option to purchase 50 of Nextel's existing towers clustered in various markets, including Philadelphia, Houston, Dallas and San Antonio. See "--Significant Contracts."

  . PROVIDE A FULL RANGE OF SERVICES. The Company maintains in-house technical and operational expertise to support the development of its tower footprints and to offer wireless communications carriers and broadcasters a portfolio of technical and operational network services to exploit the trend towards outsourcing and the demand for sophisticated radio frequency technical competence and services. Management believes that the ability to offer end-to-end services (site selection and acquisition, antennae installation, site development and construction and network design) is a key competitive advantage as wireless communications carriers and broadcasters prefer to work with independent tower operators that can credibly offer the convenience, consistency and efficiency of complete network design and operational solutions. Management also believes that the Company's experience in building its own tower footprints, as well as its in-house expertise, differentiates it from many of its competitors and strengthens the Company's ability to increase utilization of its existing towers and its ability to attract anchor tenants to its towers.

  . CAPITALIZE ON RELATIONSHIPS WITH KEY CUSTOMERS. The Company intends to leverage its existing strategic relationships, contracts and reputation for quality service to secure additional site rental, tower build-out and network services contracts. For example, the Company has developed contractual relationships with a number of regional and national carriers, including Aerial Communications, Bell Atlantic Mobile, Nextel and Sprint PCS, that provide the Company with a platform from which to expand into multiple markets and increase antennae space rented on its existing towers. In addition, the Company's customer-oriented approach, technical expertise and focus on quality service has enabled it to secure contracts such as the Bell Atlantic Agreement which, as of September 30, 1997, provided the Company with exclusive rights to lease antennae space on 117 existing Bell Atlantic towers (as well as all future towers constructed during the term of the agreement) located primarily in western Pennsylvania and West Virginia. See "--Significant Contracts."

  . CAPITALIZE ON CTI'S EXPERTISE AND OPPORTUNITIES. CTI, the Company's 34.3%-owned affiliate, employs a corps of engineers and technical personnel who designed and built the broadcast transmission network for the BBC. CTI owns and operates one of the world's most established radio and television broadcasting networks, including both the infrastructure and transmission equipment located on 780 owned and 558 licensed towers. CTI provides analog television and radio transmission services to the BBC under a 10-year contract and has recently won bids to enter into transmission contracts to design, build and operate DTT networks for four of the six national licenses recently awarded in the United Kingdom. The Company intends to leverage its relationship with CTI to capitalize on opportunities to design, build, own and manage towers, networks and other infrastructure for the broadcasting industry in the United States and international markets. In addition, the Company intends to leverage its wireless expertise in the United States by providing wireless network services to CTI to capitalize on the growth of wireless communications in the United Kingdom.

  . PURSUE GROWTH THROUGH ACQUISITIONS. The Company continually evaluates potential acquisitions, investments and strategic alliances. The Company views such transactions as a means to expand its operations within its existing markets and to enter new markets, including international opportunities. The Company's acquisition and investment criteria include the existence of high quality assets, capacity to add tenants, attractive location for wireless build-out and return on capital.

COMMUNICATION SITE FOOTPRINTS

  The Company owns 215 towers, manages 134 towers and 82 revenue producing rooftop sites, and is in the process of building 19 towers. Most of the Company's existing towers are located in three major regions: western Pennsylvania, the southwestern United States and Puerto Rico. The following table indicates, as of September 30, 1997, the type and geographic concentration of the Company's towers and revenue producing rooftop sites:

                                                      NUMBER OF
            TYPE OF SITE                         COMMUNICATION SITES % OF TOTAL
            ------------                         ------------------- ----------
   Towers:
     Pennsylvania...............................         171            39.7%
     Texas......................................          72            16.7
     New Mexico.................................          34             7.9
     Mississippi................................          21             4.9
     Puerto Rico................................          14             3.2
     West Virginia..............................          14             3.2
     Arizona....................................          13             3.0
     Oklahoma...................................           3             0.7
     Nevada.....................................           2             0.5
     All Others.................................           5             1.2
                                                         ---           -----
                                                         349            81.0
   Rooftops(a)..................................          82            19.0
                                                         ---           -----
       Total....................................         431           100.0%
                                                         ===           =====

--------
(a) The Company manages an additional 1,356 rooftop sites throughout the United States that are available for leasing to its customers.

  The Company expects to significantly broaden its existing tower footprints and expand into new strategically clustered sites by building additional towers. To that end, the Company has developed and maintains and deploys for its own use extensive network design and radio frequency engineering expertise and tower construction capabilities. The Company plans to leverage its network design expertise to build towers in areas where carriers' signals fail to transmit in their coverage area. The areas, commonly known as "dead spots," are attractive tower locations for the Company. Building a tower only after securing an anchor tenant, the Company usually has been able to add additional carriers that have the same "dead spot." The Company also plans to leverage such expertise and experience in building new towers by entering into build-out or purchase contracts with various carriers, such as the Nextel Agreement. As of September 30, 1997, the Company was building 19 towers in western Pennsylvania, Ohio and Texas to enhance its regional presence in these areas. As part of the Nextel Agreement, the Company plans to build up to another 250 towers along interstate highways in the midwestern and eastern United States over the next two years. See "--Significant Contracts."

  In addition, the Company plans to use the towers acquired in the Crown Merger as a model for the towers it intends to build when population density and perceived demand are such that the Company believes the economics of such towers are justified. Management believes the Crown towers are superior to those of its competitors because of their capacity and quality engineering. The multiple tenant design of the Crown towers obviates the need for expensive and time consuming modifications to upgrade undersized towers, saving critical capital and time for carriers facing time-to-market constraints. Using only hot dipped galvanized structures exceeding the standards of the American National Standards Institute, Electronics Industry Association and Telecommunications Industry Association, the Company builds towers capable of accommodating a large number of wireless antennae. The towers are also designed to easily add additional customers, and the equipment shelters are built to accommodate another floor for new equipment and air conditioning units if capacity is reached. The tower site is zoned for multiple carriers at the time the tower is constructed to allow new carriers to quickly utilize the Company's site. In addition, the towers, equipment shelters and site compounds are engineered to protect and maintain the structural integrity of the site. Tower sites are designed to withstand severe wind, lightning and icing conditions, have shelters with exclusive security card access and are surrounded by 10 foot barbed wire fences.

  The Company also plans to acquire towers to develop new tower footprints or to broaden existing tower footprints. As part of the Nextel Agreement, the Company has exercised an option to acquire 50 of Nextel's existing towers. The Company believes that these towers will provide it with a nucleus of strategic clusters in Philadelphia, Houston, Dallas and San Antonio. The Company plans to acquire additional towers from carriers, such as Nextel, and other independent tower operators as opportunities present themselves, although there are currently no agreements with regard to any such acquisitions.

  The Company generally believes it has significant capacity on a number of its towers. Many of the towers it acquired prior to the Crown Merger, however, may require significant modifications and improvements to raise them to the quality specifications of the Crown towers or to add additional customers. The Company intends to pursue these upgrades where it believes it can achieve appropriate returns to merit the necessary expenditure.

PRODUCTS AND SERVICES

  The Company is a leading provider of communication sites and wireless network services. The Company's products and services can be broadly categorized as either site rental or network services. Network services provided by the Company include site selection and acquisition, antennae installation, site development and construction and network design.

Site Rental

  The Company rents antennae space on its owned and managed towers and rooftops to a variety of carriers operating cellular, PCS, SMR, ESMR, paging and other networks. The Company's site rental business has its headquarters in Pittsburgh, with sales offices in Houston, Albuquerque, Philadelphia and San Juan. In the first nine months of 1997, after giving pro forma effect to the Transactions, the Company's site rental business would have had revenues of $11.3 million and EBITDA before corporate development of $7.5 million.

 Tower Site Rental

  The Company leases space to its customers on its owned and managed towers. The Company generally receives fees for installing customers' equipment and antennae on a tower (as provided in the Company's network services programs) and also receives monthly rental payments from customers payable under site leases. The majority of the Company's outstanding customer leases, and the new leases typically entered into by the Company, have original terms of five years (with three or four optional renewal periods of five years each) and provide for annual price increases based on the Consumer Price Index.

  Monthly lease pricing varies with the number of antennae installed on each tower. A PCS, cellular or other broadband customer that has multiple antennae and other equipment mounted at 100 to 180 feet on the tower generally pays approximately three times the amount of aggregate monthly rents paid by a paging or other narrowband customer that requires a single antenna at heights greater than 200 feet.

  The Company also provides a range of site maintenance services in order to support and enhance its site rental business. The Company believes that by offering services such as antennae, bay station and tower maintenance and security monitoring, it is able to offer quality services to its existing customers and attract future customers to its communication sites. Crown was the first site management company in the United States selected by a major wireless communications company to exclusively manage its tower network and market the network to other carriers for co-location.

  The following table describes the Company's top 10 revenue producing towers:

                                                                  SEPTEMBER 1997
                                                      NUMBER OF      MONTHLY
NAME                         LOCATION   HEIGHT (FT) TENANT LEASES    REVENUE
----                         --------   ----------- ------------- --------------
Crane..................... Pennsylvania     450          100         $ 76,015
Bluebell.................. Pennsylvania     300          110           63,223
Lexington................. Kentucky         500           88           44,794
Monroeville............... Pennsylvania     500           64           39,620
Sandia Crest.............. New Mexico       140           16           37,314
El Yunque................. Puerto Rico      200           38           27,337
Cranberry................. Pennsylvania     400           50           27,136
Beaver.................... Pennsylvania     500           43           24,768
Greensburg................ Pennsylvania     375           36           24,420
Cerro de Punta............ Puerto Rico      220           39           24,263
                                                         ---         --------
  Total...................                               584         $388,890
                                                         ===         ========

  The Company has entered into master lease agreements with Aerial Communications, Bell Atlantic Mobile, Nextel and Sprint PCS, among others, which provide certain terms (including economic terms) that govern new leases entered into by such parties during the term of their master lease agreements, lease space on towers in the Pittsburgh major trading area ("Pittsburgh MTA"), which includes greater Pittsburgh and parts of Ohio, West Virginia and western Pennsylvania. Each of the Aerial Communications and Sprint PCS agreements has a 10-year master lease term through December 2006, with one 10-year and one five-year renewal period. Rents are adjusted periodically based on the cumulative Consumer Price Index. Nextel's master lease agreement with the Company has a 10-year master lease term through October 2006, with two 10-year renewal options. The Company has also entered into an independent contractor agreement with Nextel. The Bell Atlantic Mobile agreement has a 25-year master lease term through December 2020. The Company has also entered into a master lease agreement with Bell Atlantic whereby the Company has the right to lease antennae space to customers on towers controlled by Bell Atlantic Mobile. See "--Significant Contracts."

  The Company has significant site rental opportunities arising out of its agreements with Bell Atlantic Mobile and Nextel. In its lease agreement with Bell Atlantic Mobile, the Company has exclusive leasing rights for 130 existing towers and currently has sublessees on 44 of these towers in the greater Pittsburgh area. The lease agreement provides that the Company may sublet space on any of these towers to another carrier subject to certain approval rights of Bell Atlantic Mobile. To date Bell Atlantic Mobile has never failed to approve a sublease proposed by the Company. See "--Significant Contracts--Bell Atlantic Mobile."

 Rooftop Site Rental

  The Company is a leading rooftop site management company. Through its subsidiary, Spectrum, the Company develops new sources of revenue for building owners by effectively managing all aspects of rooftop telecommunications, including two-way radio systems, microwave facilities, fiber optics, wireless cable, paging and rooftop infrastructure services. Spectrum's staff includes radio frequency engineers, managers, technicians and licensing personnel with extensive experience.

  The Company generally enters into management agreements with building owners and receives a percentage of the revenues generated from the tenant license agreements. Specifically, the Company designs and contracts these sites, actively seeks multiple wireless communications carriers, prepares end-user license agreements, and then manages and enforces the agreements. In addition, the Company handles billing and collections and all calls and questions regarding the site, totally relieving the building's management of this responsibility.

  Through Spectrum, the Company focuses on providing electronic compatibility for antennae, and maximization of revenue for building owners. In the United States, radio frequencies are assigned by the FCC but are not coordinated by proposed site. For this reason, Spectrum has developed its own computerized engineering program to determine the electronic compatibility of all users at each site. This program enables Spectrum to maximize site usage. Spectrum surveys each site and evaluates its location, height, physical and electronic characteristics, and its engineers prepare a computer analysis to determine the optimum location for different types of equipment and frequencies. Based on this analysis, potential site users are identified.

  In addition to the technical aspects of site management, the Company provides operational support for both wireless communications carriers looking to build out their wireless networks, and building owners seeking to outsource their site rental activities. The Company stores and regularly updates relevant site data, such as the location of communications and broadcast equipment, into a database, which can be utilized to help wireless communications carriers plan and build out their networks.

Network Services

  Through designing, building and operating its own communication sites, the Company has developed an in-house expertise in certain value-added services that it offers to the wireless communications and broadcasting industries. Because the Company views itself as a turnkey provider with "end-to-end" design, construction and operating expertise, it offers its customers the flexibility of choosing between the provision of a full ready-to-operate network infrastructure or any of the component services involved therein. Such services include site selection and acquisition, antennae installation, site development and construction and network design.

 Site Selection and Acquisition

  The Company is engaged in site selection and site acquisition services for its own purposes and for third parties, primarily through its subsidiary, TEA, which has 15 years of experience serving clients in the communications, public utility, energy and transportation industries.

  The site selection and acquisition process begins with the network design. Highway corridors, population centers and topographical features are identified within a carrier's existing or proposed network, and tests are performed to monitor PCS, cellular, ESMR and other frequencies in order to locate the systems then operating in that geographic area and identify any gaps in coverage. Based on this data, the radio frequency engineering department issues a "search ring," generally of a one-mile radius, to the site acquisition department for verification of possible land purchase or lease deals within the search ring. Within each search ring, Geographic Information Systems ("GIS") specialists select the most suitable sites, based on demographics, traffic patterns and signal characteristics. Once a site is selected and the terms of the purchase or lease are completed, a survey is prepared and the resulting site plan is created. The plan is then submitted to the local zoning/planning board for approval. If the site is approved, the Company's construction department takes over the process of constructing the site.

  To capitalize on the growing concerns over tower proliferation, the Company has developed a program called "Network Solutions" through which it will attempt to form strategic alliances with local governments to create a single communications network in their communities. To date the Company's efforts have focused on western Pennsylvania, where it has formed alliances with three municipalities. These alliances are intended to accommodate wireless communications carriers and local public safety, emergency services and municipal services groups as part of an effort to minimize tower proliferation. By promoting towers designed for co-location, these alliances will reduce the number of towers in communities while serving the needs of wireless communications carriers and wireless customers.

  TEA, the Company's site acquisition subsidiary, specializes in negotiating leases with landowners and in securing zoning approvals. In addition to its successful record in the United States, TEA has extensive experience managing build-outs in Europe, South America and Australia. TeleStructures, a subsidiary of the Company, provides solutions to the NIMBY dilemma of wireless companies by building more environmentally neutral and aesthetically acceptable towers. TeleStructures' designs include a clock tower, bell tower and others that will allow communications companies to build in areas that otherwise would not permit a tower to be built. Upon completion of the Refinancing, TeleStructures will be merged with and into TEA.

  In 1997, the Company provided site acquisition services to eight customers, including Aerial Communications, Bell Atlantic Mobile, Nextel and Sprint PCS. TEA also provided site acquisition services to GTE Mobilnet, BellSouth Mobility, AirTouch Cellular and Nextel, among others. These customers engage the Company and TEA for such site selection and acquisition services on either a fixed price contract or a time and materials basis.

 Site Development and Construction and Antennae Installation

  The Company has provided site development and construction and antennae installation services to the communications industry for over 14 years. The Company has extensive experience in the development and construction of tower sites and the installation of antennae, microwave dishes and electrical and telecommunications lines. The Company's site development and construction services include clearing sites, laying foundations and electrical and telecommunications lines, and constructing equipment shelters and towers. The Company has designed and built and presently maintains tower sites for a number of its wireless communications customers and a substantial part of its own tower network. The Company can provide cost-effective and timely completion of construction projects in part because its site development personnel are cross-trained in all areas of site development, construction and antennae installation. A varied inventory of heavy construction equipment and materials are maintained by the Company at its 45-acre equipment storage and handling facility in Pittsburgh, which is used as a staging area for projects in major cities in the eastern region of the United States. The Company generally sets prices for each site development or construction service separately. Customers are billed for these services on a fixed price or time and materials basis and the Company may negotiate fees on individual sites or for groups of sites.

  The Company installs antennae and microwave dishes for its customers on its owned and managed towers. With more than 14 years of experience and skilled personnel, the Company has the capability and expertise to install antennae systems for its paging, cellular, PCS, SMR, ESMR, microwave and broadcasting customers. As this service is performed, the Company uses its technical expertise to ensure that there is no interference with other tenants. The Company typically bills for its antennae installation services on a fixed price basis.

  The Company's construction management capabilities reflect Crown's extensive experience in the construction of networks and towers. For example, Crown was instrumental in launching networks for Sprint PCS, Nextel and Aerial Communications in the Pittsburgh MTA. In addition, Crown supplied these carriers with all project management and engineering services which included antennae design and interference analyses.

  In 1997, the Company provided site development and construction and antennae services to approximately 21 customers, including Nextel, Sprint PCS, AT&T Wireless, Aerial Communications and Bell Atlantic Mobile.

 Network Design

  The Company has extensive experience in network design and engineering. While the Company maintains sophisticated network design services primarily to support the location and construction of Company-owned multiple tenant towers, the Company does from time to time provide network design services to carriers and other customers on a consulting contract basis. The Company's network design services provide customers with relevant information including recommendations regarding location and height of towers, appropriate types of antennae, transmission power and frequency selection and related fixed network considerations.

  In designing networks and identifying optimal tower sites, the Company's radio frequency system design engineers and GIS specialists endeavor to optimize the coverage of a proposed tower and also conduct radio frequency emission level testing and analysis for all types of wireless communications carriers. These specialists have succeeded in designing for diverse network requirements, including those servicing the challenging topography of the greater Pittsburgh market.

  In 1997, the Company provided network design services primarily for its own footprints and also for certain customers, including Triton Communications, Nextel and Aerial Communications. These customers are typically charged on a time and materials basis.

Broadcast-Related Services

  The Company also provides site rental and service to customers in the broadcasting industry. Electronic news gathering ("ENG") systems benefit from the towers and services offered by the Company. The ENG trucks, often in the form of local television station news vans with telescoping antennae on their roofs, send live news transmission back to the studio from the scene of an important event. Typically, these vans cannot send signals back from beyond about 25 miles. In addition, if they are shielded from the television transmitter site, they cannot make the connection even at close range. The Company has developed an ENG repeater system that can be used on many of its towers in western Pennsylvania. This system allows the ENG van to send a signal to one of the Company's local towers where the signal is retransmitted back to the television transmitter site. The retransmission of the signal from the Company's tower to the various television transmitter sites is done via a microwave link. The Company charges the station for the ENG receiver system at the top of its tower and also charges them for the microwave dish they place on its tower. The Company's ENG customers are affiliates of the NBC, ABC, CBS and Fox networks.

  The Company also has employees with considerable direct construction experience and market knowledge in the U.S. broadcasting industry, having worked with numerous television networks around the United States, and a number of other local broadcasting companies. Management believes that this experience may help the Company negotiate favorable antenna site lease rates and construction contracts for both tower and rooftop sites, and to gain an expertise in the complex issues surrounding electronic compatibility and RF engineering.

CTI

  The Company has a 34.3% equity investment in CTI, which owns and operates one of the world's most established analog transmission networks. CTI provides transmission services in the United Kingdom for both of the BBC television stations, five BBC radio stations (including the first digital audio broadcast station in the United Kingdom) and two commercial radio stations through its network of 3,460 transmitters in service, which cover 99.4% of the U.K. population. These transmitters are located at approximately 1,300 towers, more than half of which are CTI-owned (or leased or licensed to it by third parties) and the balance of which are licensed to CTI under a site-sharing agreement (the "Site-Sharing Agreement") with CTI's principal competitor, NTL. At September 26, 1997, CTI was constructing 13 new towers on existing sites and had 22 site acquisition projects in process for its new tower sites. At September 1, 1997, CTI employed 468 people in the United Kingdom. For the year ended March 31, 1997 and the six months ended September 30, 1997, CTI produced revenues of $124.7 million ((Pounds)77.0 million) and $60.5 million ((Pounds)37.4 million), respectively, and EBITDA of $48.7 million ((Pounds)30.1 million) and $27.6 million ((Pounds)17.1 million), respectively. See "Risk Factors--Relationship with Minority Owned Affiliate; Potential Conflicts of Interest."

  CTI's core revenue generating activity is the domestic analog terrestrial transmission of radio and television programs broadcast by the BBC. CTI's business, which was formerly owned by the BBC, was privatized under the Broadcasting Act 1996 and sold to CTI in February 1997. At the time the BBC's business was acquired by CTI, CTI entered into a 10-year transmission contract with the BBC (the "BBC Transmission Agreement") for the provision of domestic terrestrial analog television and radio transmission services. In the fiscal year ended March 31, 1997, approximately 70% of the total revenues of the CTI business arose in connection with services provided to the BBC. The BBC Transmission Agreement provides for charges of approximately (Pounds)46 million to be payable by the BBC to CTI for the year ended March 31, 1998 and each year thereafter to the termination date, adjusted to reflect inflation.

  Analog terrestrial broadcast is the primary mode of transmission for television and radio programs in the United Kingdom, and management expects it to remain so for at least the next 15 years. Although the public currently receives broadcast television and radio in the United Kingdom via analog transmission, the U.K. broadcasting industry is preparing itself for the conversion from analog to digital transmission technology. CTI is well positioned to benefit from the conversion to digital terrestrial transmission and has recently entered into transmission contracts for DTT with the winners (including the BBC) of four of the six DTT licenses granted by the British government.

  The BBC transmission network also provides a valuable initial footprint for the creation of wireless communications networks. CTI generates site rental revenue in the United Kingdom by leasing sites on its broadcast towers to wireless communications carriers. At the time of its privatization, the BBC Transmission Business had third party revenue from site rental of approximately (Pounds)9.8 million per year. Currently, approximately 200 companies rent space on approximately 288 of CTI's 780 towers. These site rental agreements have normally been for three to 12 years and are generally subject to rent reviews every three years. CTI's largest (by revenue) site rental customers consist mainly of wireless communications carriers such as Telecom Securicor Cellular Radio Limited, Vodafone Limited, Vodapage Limited and Orange Personal Communications Limited. Revenues from these non-BBC sources are expected to become an increasing portion of CTI's total U.K. revenue base, as the acquired BBC Transmission Business is no longer constrained by restrictions on commercial activities previously imposed under the BBC's ownership.

  In addition to the BBC Transmission Agreement, CTI has separate contracts to provide maintenance and transmission services for two national radio stations, Virgin Radio and Talk Radio. These contracts are for periods of eight years commencing from, respectively, March 31, 1993 and February 4, 1995. CTI also provides complete site management, preventive maintenance, fault repair and system management services to the Scottish Ambulance Service. Finally, CTI maintains a mobile radio system for the Greater Manchester Police and also provides maintenance and repair services for transmission equipment and site infrastructure.

  CTI provides broadcasting and telecommunications engineering services to various customers in the United Kingdom and overseas. Within the United Kingdom, CTI has worked with several telecommunications operations on design and build projects as they roll-out their networks. CTI has had success in bidding for broadcast consulting contracts, including, over the last two years, consulting contracts in Thailand, Uganda, Indonesia, Anguilla, Poland and Sri Lanka.

SIGNIFICANT CONTRACTS

  The Company has many agreements with telecommunications providers, including leases, site management contracts and independent contractor agreements. The Company's agreement with Nextel and its reciprocal leasing arrangements with Bell Atlantic Mobile present unique opportunities for the Company to (i) acquire clusters of towers in new markets, (ii) expand existing tower footprints by constructing multiple tenant towers with long-term anchor tenants and (iii) increase utilization of existing towers and rooftop sites.

Nextel Agreement

  On July 11, 1997, in connection with Nextel's proposed merger with PCI, the Company and Nextel entered into the Nextel Agreement, which establishes the framework under which the Company and Nextel will conduct joint operations for the development of infrastructure within the Nextel markets described below. Under the first part of this agreement, the Company has exercised an option to purchase 50 existing towers from Nextel, out of an inventory of approximately 180 towers used in digital or analog transmission in the greater metropolitan areas of Denver and Philadelphia and in certain areas of the states of Texas and Florida, for a purchase price of approximately $14.4 million. Pursuant to the Nextel Agreement, the Company has 30 days to sign a purchase agreement following such exercise (which occurred on November 8, 1997) and a total of 60 days to close the transaction and transfer funds (which is expected to occur on January 8, 1998).

  In addition to the purchase option, the Nextel Agreement provides that the Company has the exclusive right and option to (i) develop, construct, own and operate or (ii) purchase and operate, up to 250 new towers within selected metropolitan areas, including Dallas and Houston, and parts of the interstate highway corridors traversing the following states: Texas, Oklahoma, Louisiana, Arkansas, Mississippi, Alabama, Georgia, South

Carolina, North Carolina, Tennessee, Kentucky, Virginia, Pennsylvania, New York, Ohio, Maryland and New Jersey. This option extends from July 1997 until a minimum of 250 potential sites have been tendered to the Company. At October 31, 1997, Nextel had tendered 97 sites to the Company, 46 of which have been accepted by the Company. Of these 46 sites, 26 sites are in the permitting process, 14 sites have been permitted and 6 sites are under construction. Nextel will perform all site acquisition work, including entering into agreements with the fee owners of sites. If the Company waives its option to construct or purchase new towers for an identified site tendered to it by Nextel, Nextel may construct the tower itself or contract with a third party for the construction. If the Company exercises its option to construct and own a tower, it will reimburse Nextel for all costs of such site acquisition work. If Nextel constructs a tower and the Company elects to purchase the constructed tower, the Company will reimburse Nextel for all site acquisition and construction costs associated with such towers. Following the completion of construction of each tower, Nextel and the Company will, pursuant to Nextel's master lease agreement, enter into a five-year lease contract with four five-year renewal periods, at the option of Nextel. Nextel has a one-time right of first refusal for a five-year period to lease additional space within one designated 20-foot section of each tower.

  If the Company elects to construct a new site, construction is to be completed within a 60-day construction period that will not begin prior to receipt of all regulatory permits and approvals (or a shorter period as mutually agreed). In the event that the Company fails to complete any site within the construction period, Nextel will be entitled to receive liquidated damages for each such failure. If the Company fails to commence or complete construction or to complete the installation of towers and related equipment within the construction period, Nextel may exercise its option to purchase such site at cost (after giving the Company an opportunity to cure). Nextel may terminate the Nextel Agreement if the Company fails to complete construction within the prescribed construction period or if Nextel exercises its purchase option following certain construction delays by the Company for the greater of five towers or 5% of the aggregate number of total sites committed to within a rolling eight-month period. In addition, the Nextel Agreement provides that it may be terminated by Nextel upon either the insolvency or liquidation of the Company or in the event that Nextel's proposed acquisition of PCI does not occur by December 31, 1997, and it may be terminated by the Company upon the insolvency or liquidation of Nextel. According to public filings, Nextel consummated its acquisition of PCI on November 12, 1997. See "Risk Factors--Reliance on Nextel Agreement."

Bell Atlantic Mobile

  On December 29, 1995, the Company and Bell Atlantic Mobile entered into two separate 25-year master lease agreements relating to their towers in the Pittsburgh MTA, one establishing certain terms and conditions of Bell Atlantic Mobile's tenancy on the Company's towers and the other establishing certain terms and conditions of the Company's sale of tenancy to other parties on towers controlled by Bell Atlantic Mobile. In addition to providing site rental revenue to the Company, the master leases allow each of the Company and Bell Atlantic Mobile to sublease space on each other's towers in return for a percentage of the rental revenue generated thereby.

  Bell Atlantic Mobile's master lease of space on the Company's towers provides that Bell Atlantic Mobile's monthly site rental payments per tower depend on the size of the equipment installed on the tower, the size of the equipment building and the number of antennae. Rents are adjusted periodically based on the Consumer Price Index. The Company performs all work at Bell Atlantic Mobile's sites for tenants, including antennae installation, grounding and foundations. Both of these master lease agreements included rights of first refusal relating to certain spaces on towers leased by one of the parties for which the other party had received a bona fide offer to buy. In connection with the Crown Merger, the parties amended these master lease agreements to eliminate the rights of first refusal, and Bell Atlantic waived any such rights under these agreements that otherwise would have arisen in connection with the Crown Merger.

  The Company also leases space on all of Bell Atlantic Mobile's towers in the Pittsburgh MTA (the "Bell Atlantic Agreement"). The terms and conditions of the Company's master lease of space on towers controlled by Bell Atlantic Mobile are substantially similar to Bell Atlantic Mobile's master lease with the Company. In order for the Company to sublease space on a tower controlled by Bell Atlantic Mobile to another tenant, however, the Company must receive the written consent of Bell Atlantic Mobile, which consent cannot be unreasonably withheld, unless such sublease is to a cellular or PCS provider, in which case Bell Atlantic Mobile may or may not consent to the sublease in its absolute discretion. To date, the Company has 120 sublease contracts on Bell Atlantic Mobile-controlled towers, and Bell Atlantic Mobile has never refused to consent to a sublease proposed by the Company.

CUSTOMERS

  In both its site rental and network services businesses, the Company works with a number of customers in a variety of businesses including PCS, ESMR, paging and broadcasting. The Company works with both large national carriers such as Sprint PCS, Nextel, AT&T/Cellular One and Omnipoint, and smaller local regional or private operators such as Aerial Communications, Crescent Communications and BellSouth Mobility. For the nine months ended September 30, 1997, the Company's largest customers were Sprint PCS and Nextel (including
PCI), together representing 8.5% and 26.4%, respectively, of site rental and 16.1% and 14.4%, respectively, of network services revenues. For the nine months ended September 30, 1997, no customer accounted for more than 10.0% of the Company's revenues, other than Sprint PCS and Nextel (including PCI), which accounted for approximately 14.1% and 17.5%, respectively, of the Company's consolidated pro forma revenues. Nextel revenues are expected to grow as the Company purchases Nextel towers and builds out Nextel interstate corridor sites. The following is a list of the Company's top ten site rental and network and other services customers, by percentage of pro forma revenues for the nine months ended September 30, 1997.

               TOP 10 SITE RENTAL AND NETWORK SERVICES CUSTOMERS

                             PRO FORMA REVENUES
                               FOR NINE MONTHS
                             ENDED SEPTEMBER 30,
SITE RENTAL                         1997         % OF TOTAL SITE RENTAL REVENUES
-----------                  ------------------- -------------------------------
  PCI(a)....................     $ 2,045,102                  18.1%
  Sprint PCS................         955,025                   8.5
  Nextel(a).................         937,582                   8.3
  PageNet...................         692,499                   6.1
  Aerial Communications.....         347,600                   3.1
  Bell Atlantic Mobile......         272,740                   2.4
  Mobile Communications.....         272,223                   2.4
  AT&T/Cellular One.........         204,606                   1.8
  Crescent Communications...         148,699                   1.3
  CommSite..................         121,402                   1.1
                                 -----------                  ----
    Total...................     $ 5,997,478                  53.1%
                                 ===========                  ====
                             PRO FORMA REVENUES
                               FOR NINE MONTHS
                             ENDED SEPTEMBER 30,   % OF TOTAL NETWORK SERVICES
NETWORK SERVICES & OTHER            1997                & OTHER REVENUES
------------------------     ------------------- -------------------------------
  Sprint PCS................     $ 5,202,003                  16.1%
  Nextel....................       4,656,221                  14.4
  Omnipoint.................       3,777,570                  11.7
  GTE.......................       3,590,983                  11.1
  Aerial Communications.....       3,143,297                   9.7
  AT&T/Cellular One.........       1,716,661                   5.3
  Hawaiian Wireless.........       1,333,340                   4.1
  BellSouth Mobility .......       1,002,137                   3.1
  PageNet...................         783,387                   2.4
  Bell Atlantic Mobile......         499,049                   1.5
                                 -----------                  ----
    Total...................     $25,704,648                  79.4%
                                 ===========                  ====

--------
(a) PCI merged into a subsidiary of Nextel on November 12, 1997. See "Risk Factors--Reliance on Nextel Agreement."

  As of September 30, 1997, the Company had approximately 2,443 individual leases on its 431 tower and rooftop sites. The following is a list of some of the Company's leading site rental customers by industry segment and the percentage of the Company's September 1997 monthly site rental revenues (on a pro forma basis) derived from each industry segment:

                             CUSTOMERS BY INDUSTRY

                                                                       SEPTEMBER
                                                                        MONTHLY   % OF TOTAL
                                                                        REVENUES   SEPTEMBER
                                                           NUMBER OF       BY     SITE RENTAL
INDUSTRY                       SELECTED CUSTOMERS        TENANT LEASES  INDUSTRY   REVENUES
--------                       ------------------        ------------- ---------- -----------
SMR/ESMR................ Nextel, SMR Direct                    390     $  481,946     34.9%
Paging.................. AirTouch Cellular, American
                          Paging, PageNet                      800        343,684     24.9
PCS..................... Aerial Communications, Sprint
                          PCS, Western Wireless                120        158,675     11.5
Cellular................ AT&T Wireless, Bell Atlantic
                          Mobile                               152        122,925      8.9
Private Industrial
 Users.................. IBM, Phillips Petroleum               540         91,021      6.6
Governmental Agencies... FBI, INS, Puerto Rico Police          186         75,538      5.5
Broadcasting............ Hearst Argyle Television,
                          Trinity Broadcasting                  86         43,502      3.2
Data.................... Ardis, RAM Mobile Data                104         32,029      2.3
Other................... WinStar                                45         19,823      1.4
Utilities............... Equitable Resources, Nevada
                          Power                                 20         10,787      0.8
                                                             -----     ----------    -----
  Total.................................................     2,443     $1,379,930    100.0%
                                                             =====     ==========    =====

SALES AND MARKETING

  The Company's sales and marketing personnel, located in Pittsburgh, Houston, Albuquerque, Atlanta, Philadelphia and San Juan, Puerto Rico, target carriers expanding their networks, entering new markets, bringing new technologies to market and requiring maintenance or add-on business. The Company's objective is to pre-sell capacity on the Company's towers by promoting sites prior to actual construction. The Company utilizes numerous public and proprietary databases to develop detailed target marketing programs directed at auction block license awardees, existing tenants and specific market groups. The marketing department also works to maintain the Company's visibility within the wireless communications industry through regular public relations efforts. These efforts include actively participating in trade shows and generating regular press releases, newsletters and targeted mailings (including promotional flyers). The Company's promotional activities range from advertisements and site listings in industry publications to maintaining a presence at national trade shows. The Company's network services capabilities are marketed in conjunction with its tower footprints.

  In addition to a dedicated, full-time sales and marketing staff, a number of senior managers spend a significant portion of their efforts on sales and marketing activities. These managers call on existing and prospective customers and also seek greater visibility in the industry through speaking engagements and articles in national publications. Furthermore, many of these managers have been recognized as industry experts, are regularly quoted in articles and are called on to testify at local hearings and to draft local zoning ordinances.

COMPETITION

  The Company competes with other independent tower owners, some of which also provide site rental and network services; carriers, which own and operate their own tower networks; service companies that provide engineering and site acquisition services; and other potential competitors, such as utilities, outdoor advertisers and broadcasters, some of which have already entered the tower industry. Wireless communications carriers that own and operate their own tower networks generally are substantially larger and have greater financial resources than the Company. The Company believes that tower location, capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting tower rental companies. The Company also competes for acquisition and new tower construction opportunities with wireless communications carriers, site developers and other independent tower operating companies and believes that competition for tower site acquisitions will increase and that additional competitors will enter the tower market, some of which may have greater financial resources than the Company.

  The following is a list of certain of the tower companies that compete with the Company: American Tower Corporation (an affiliate of Clear Channel Communication), American Tower Systems (currently a wholly owned subsidiary of American Radio Systems), Lodestar Communications, Motorola, Omni America (an affiliate of Hicks, Muse, Tate and Furst), Pinnacle Tower, SBA Communications, TeleCom Towers (an affiliate of Cox Communications) and Unisite.

  The following companies are primarily competitors for the Company's site management activities: AAT, APEX, Comsite International, JJS Leasing, Inc., Motorola, Signal One, Subcarrier Communications and Tower Resources Management.

  The Company believes that the majority of TEA's competitors in the site acquisition business operate within local market areas exclusively, while a small minority of firms appear to offer their services nationally, including SBA Communications Corporation, Whalen & Company and Gearon & Company. TEA offers its services nationwide and the Company believes it is currently one of the largest providers of site development services to the U.S. and international markets. The market includes participants from a variety of market segments offering individual, or combinations of, competing services. The field of competitors includes site acquisition consultants, zoning consultants, real estate firms, right-of-way consulting firms, construction companies, tower owners/managers, radio frequency engineering consultants, telecommunications equipment vendors (which provide turnkey site development services through multiple subcontractors) and carriers' internal staff. The Company believes that carriers base their decisions on site development services on certain criteria, including a company's experience, track record, local reputation, price and time for completion of a project. The Company believes that TEA competes favorably in these areas.

PROPERTIES

  The Company's interests in its tower sites are comprised of a variety of fee interests, leasehold interests created by long-term lease agreements, private easements, and easements, licenses or rights-of-way granted by government entities. In rural areas, a tower site typically consists of a three- to five-acre tract which supports towers, equipment shelters and guy wires to stabilize the structure. Less then 3,000 square feet are required for a self-supporting tower structure of the kind typically used in metropolitan areas. The Company's land leases generally have five- or ten-year terms and frequently contain one or more renewal options. Some land leases provide "trade-out" arrangements whereby the Company allows the landlord to use tower space in lieu of paying all or part of the land rent. As of December 31, 1996, the Company had approximately 128 land leases. Pursuant to the Senior Credit Facility, the Company's senior lenders have liens on a substantial number of the Company's land leases and other property interests in the United States.

LEGAL PROCEEDINGS

  The Company is occasionally involved in legal proceedings that arise in the ordinary course of business. Most of these proceedings are appeals by landowners of zoning and variance approvals of local zoning boards. While the outcome of these proceedings cannot be predicted with certainty, management does not expect any pending matters to have a material adverse effect on the Company's financial condition or results of operations.

EMPLOYEES

  At September 1, 1997, the Company employed 370 people. The Company's future success will depend, in part, on its ability to continue to attract, retain and motivate highly qualified technical, marketing, engineering and management personnel.

  The Company is not a party to any collective bargaining agreements and has not experienced any strikes or work stoppages, and management believes that the Company's employee relations are good.

REGULATORY AND ENVIRONMENTAL MATTERS

United States

  Federal Regulations. Both the FCC and FAA regulate towers used for wireless communications transmitters and receivers. Such regulations control the siting and marking of towers and may, depending on the characteristics of particular towers, require registration of tower facilities. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the particular frequency used.

  Pursuant to the requirements of the Communications Act of 1934, as amended, the FCC, in conjunction with the FAA, has developed standards to consider proposals for new or modified antennae structures. These standards mandate that the FCC and the FAA consider the height of proposed antennae structures, the relationship of the structure to existing natural or man-made obstructions and the proximity of the antennae structures to runways and airports. Proposals to construct or to modify existing antennae structures above certain heights are reviewed by the FAA to ensure the structure will not present a hazard to aviation. The FAA may condition its issuance of a no-hazard determination upon compliance with specified lighting and/or marking requirements. The FCC will not license the operation of wireless telecommunications devices on towers unless the tower has been registered with the FCC or a determination has been made that such registration is not necessary. The FCC will not register a tower unless it has been cleared by the FAA. The FCC may also enforce special lighting and painting requirements. Owners of wireless transmissions towers may have an obligation to maintain painting and lighting to conform to FCC standards. Tower owners may also bear the responsibility of notifying the FAA of any tower lighting outage. The Company generally indemnifies its customers against any failure to comply with applicable regulatory standards. Failure to comply with the applicable requirements may lead to civil penalties.

  The 1996 Telecom Act preempted certain state and local zoning authorities' jurisdiction over the construction, modification and placement of towers. The new law prohibits any action that would (i) discriminate between different providers of personal wireless services or (ii) ban altogether the construction, modification or placement of radio communications towers. Finally, the 1996 Telecom Act requires the federal government to help licensees for wireless communications services gain access to preferred sites for their facilities. This may require that federal agencies and departments work directly with licensees to make federal property available for tower facilities.

  Owners and operators of antennae may be subject to, and therefore must comply with, Environmental Laws. The FCC's decision to license a proposed tower may be subject to environmental review pursuant to the National Environmental Policy Act of 1969 ("NEPA"), which requires federal agencies to evaluate the environmental impacts of their decisions under certain circumstances. The FCC has issued regulations implementing NEPA. Such regulations place responsibility on each applicant to investigate any potential environmental effects of operations and to disclose any significant effects on the environment in an environmental assessment prior to constructing a tower. In the event the FCC determines the proposed tower would have a significant environmental impact based on the standards the FCC has developed, the FCC would be required to prepare an environmental impact statement. This process could significantly delay the registration of a particular tower.

  As an owner and operator of real property, the Company is subject to certain Environmental Laws which may impose strict, joint and several liability for the cleanup of on-site or off-site contamination and related personal or property damages. The Company is also subject to certain Environmental Laws that govern tower placement, including pre-construction environmental studies. Operators of towers must also take into consideration certain RF emissions regulations that impose a variety of procedural and operating requirements. The potential connection between RF emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although the Company has not been subject to any claims relating to RF emissions, it is presently evaluating certain of its towers in the United Kingdom to determine whether RF emission reductions are possible. The Company believes that it is in substantial compliance with all applicable Environmental Laws. Nevertheless, there can be no assurance that the costs of compliance with existing or future Environmental Laws will not have a material adverse effect on the Company's business, results of operations, or financial condition.

  Local Regulations. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local zoning authorities generally have been hostile to construction of new transmission towers in their communities because of the height and visibility of the towers.

United Kingdom

  Telecommunications systems and equipment used for the transmission of signals over radio frequencies have to be licensed in the United Kingdom. These licenses are issued on behalf of the British Government by the Secretary of State under the Telecommunications Act 1984 and the Wireless Telegraphy Act 1949. CTI has a number of such licenses under which it runs the telecommunications distribution and transmission systems which are necessary for the provision of its transmission services. CTI's operations are subject to comprehensive regulation under the laws of the United Kingdom.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information concerning the directors and executive officers of the Company (ages as of October 1, 1997):

              NAME                AGE         POSITIONS WITH THE COMPANY
              ----                ---         --------------------------
Ted B. Miller, Jr. ..............  46 Chief Executive Officer and Vice Chairman
                                      of the Board of Directors
David L. Ivy.....................  50 President and Director
Charles C. Green, III............  51 Executive Vice President and Chief
                                      Financial Officer
John L. Gwyn.....................  50 Executive Vice President
Robert A. Crown..................  43 Director
Carl Ferenbach...................  55 Chairman of the Board of Directors
Garth H. Greimann................  42 Director
Randall A. Hack..................  50 Director
David C. Hull, Jr. ..............  53 Director
Edward C. Hutcheson, Jr. ........  52 Director
J. Landis Martin.................  51 Director
Robert F. McKenzie...............  53 Director
Jeffrey H. Schutz................  45 Director

  TED B. MILLER, JR. has been the Chief Executive Officer since November 1996, Vice Chairman of the Board of Directors since August 1997 and a director of the Company since 1995. Mr. Miller co-founded CTC in 1994. He was the President of the Company and CTC from November 1996 to August 1997. Since February 1997, Mr. Miller has been the Managing Director, Chief Executive Officer and a director of CTI. Mr. Miller is a founding member of InterComp Technologies, L.C., a company providing payroll tax services in the former Soviet Union, and has served on its Board of Managers since 1994. In 1986, Mr. Miller founded Interstate Realty Corporation ("Interstate"), a real estate brokerage and consulting company, and has been its President and Chief Executive Officer since inception. Mr. Miller is a director of VISI and a director and/or an officer of each wholly owned subsidiary of the Company.

  DAVID L. IVY has been the President of the Company since August 1997, and was elected as a director of the Company in June 1997. From October 1996 to August 1997, he served as Executive Vice President and Chief Financial Officer of the Company. Since 1995, he has been the President of DLI, Inc., a real estate consulting company. From 1993 to 1995, Mr. Ivy was a senior executive with, and later the President and Chief Operating Officer of, J.E. Robert Companies, where he managed a joint venture with Goldman, Sachs & Co. that was established to acquire distressed assets from financial institutions. From 1987 to 1993, Mr. Ivy served as Chairman of the Board of Directors of Interstate. Mr. Ivy is a director of VISI and a director and/or officer of each wholly owned subsidiary of the Company.

  CHARLES C. GREEN, III has been an Executive Vice President and Chief Financial Officer of the Company since September 1997. Mr. Green was the President and Chief Operating Officer of Torch Energy Advisors Incorporated ("Torch"), a major energy asset management and outsourcing company, from 1993 to 1995, and Vice Chairman of the Board of Directors and Chief Investment Officer from 1995 to 1996. From 1992 to September 1997, he was an officer, and later the Executive Vice President and Chief Financial Officer, of Bellwether Exploration Company, an oil and gas exploration and production company and an affiliate of Torch. From 1982 to 1992, Mr. Green was President, Chief Operating Officer and Chief Financial Officer of Treptow Development Company, a real estate development company. Mr. Green currently serves on the Board of Directors of Teletouch Communications, Inc. and Bellwether Exploration Company. He has been a Chartered Financial Analyst since 1974.

  JOHN L. GWYN has been an Executive Vice President of the Company since August 1997. From February to August 1997, Mr. Gwyn served as Senior Vice President of the Company and CTC. From 1994 to February 1997, Mr. Gwyn was a Vice President and Director of Commercial Real Estate Asset Management of Archon Group, L.P., a real estate asset management company and a wholly owned subsidiary of Goldman, Sachs & Co. From 1989 to 1993, he was a Senior Vice President of The Robert C. Wilson Company, a mortgage banking company. Mr. Gwyn is a director and/or an officer of each wholly owned subsidiary of the Company with the exception of Crown Communication.

  ROBERT A. CROWN founded the Crown Business in 1980 and has been the President and Chief Operating Officer since its inception. Mr. Crown is the Chief Executive Officer of Crown Communication and was elected as a director of the Company in August 1997. Mr. Crown has been responsible for the initial construction in Pittsburgh of the Cellular One system, as well as a substantial portion of the Bell Atlantic Mobile system in Pittsburgh. He also negotiated one of the first complete end-to-end build-outs for Nextel for the Pittsburgh MTA. Pursuant to the Stockholders Agreement, Mr. Crown was the nominee of the Crowns for election as a director of the Company.

  CARL FERENBACH was elected as the Chairman of the Board of Directors of the Company in April 1997. Since its founding in 1986, Mr. Ferenbach has been a Managing Director of Berkshire, a private equity investment firm that manages four investment funds with approximately $750 million of capital. Mr. Ferenbach is also the Chairman of the Board of Directors of CTI, and currently serves on the Board of Directors of Wisconsin Central Transportation Corporation, Tranz Rail Limited and U.S. Can Corporation. Pursuant to the Stockholders Agreement, Mr. Ferenbach was the nominee of Berkshire Partners Group (as defined) for election as a director of the Company.

  GARTH H. GREIMANN was elected as a director of the Company in April 1997. Mr. Greimann has been a Managing Director of Berkshire, Third Berkshire Associates LLC and Fourth Berkshire Associates LLC, since 1993. He was a Vice President of Berkshire from 1989 to 1993. Mr. Greimann also serves on the Board of Directors of Profit Recovery Group International, Inc., and Trico Marine Services, Inc. ("Trico"). Pursuant to an oral agreement among the Investors (as defined), Mr. Greimann was the nominee of Berkshire Partners Group for election as a director of the Company.

  RANDALL A. HACK was elected as a director of the Company in February 1997. Since January 1995, Mr. Hack has been a member of Nassau Capital L.L.C., an investment management firm. From 1990 to 1994, he was the President and Chief Executive Officer of Princeton University Investment Company, which manages the endowment for Princeton University. Mr. Hack also serves on the Board of Directors of several private companies. Pursuant to the Stockholders Agreement, Mr. Hack was the nominee of Nassau Group for election as a director of the Company.

  DAVID C. HULL, JR. was elected as a director of the Company in January 1997. Mr. Hull has been a General Partner of Centennial Fund IV, L.P. ("Centennial Fund IV") and Centennial Fund V, L.P. ("Centennial Fund V"), each a venture capital fund, since 1994 and 1996, respectively. Since 1990, he has held various positions at Centennial Holdings, Inc. ("CHI"), a venture capital management company, and is currently an Executive Vice President. Since 1986, he has held various positions at Criterion Investments, Inc., a venture capital management company, and is currently an Executive Vice President. Mr. Hull also serves on the Board of Directors of CardioGenesis Corporation and several private companies. Pursuant to an oral agreement among the Investors, Mr. Hull was the nominee of Centennial Group for election as a director of the Company.

  EDWARD C. HUTCHESON, JR. has been a director of the Company since 1995, was the Chief Executive Officer of the Company from its inception to October 1996 and was the Chairman of the Board of Directors of the Company from its inception to October 1997. Mr. Hutcheson co-founded CTC in 1994. Since January 1997, Mr. Hutcheson has been associated with the corporate finance group of Harris, Webb & Garrison, an investment banking firm based in Houston. During 1994, he was involved in private investment activities leading to the creation of the Company. From 1990 to 1993, he was the President, Chief Operating Officer and a director of Baroid Corporation ("Baroid"), a company engaged the petroleum services business. Mr. Hutcheson also serves on the Board of Directors of Trico and Titanium Metals Corporation ("Timet").

  J. LANDIS MARTIN was elected as a director of the Company in 1995. Mr. Martin has been Chairman of Timet since 1987 and Chief Executive Officer of Timet since January 1995. He also served as President of Timet from January 1995 to February 1996. Mr. Martin has served as Chairman of Tremont Corporation ("Tremont") since 1990 and as Chief Executive Officer and a director of Tremont since 1988. Mr. Martin has served as President and Chief Executive Officer of NL Industries, Inc. ("NL"), a manufacturer of specialty chemicals, since 1987 and as a director of NL since 1986. From 1990 until its acquisition by Dresser Industries, Inc. ("Dresser") in 1994, Mr. Martin served as Chairman of the Board and Chief Executive Officer of Baroid. In addition to Tremont and NL, Mr. Martin is a director of Dresser, which is engaged in the petroleum services, hydrocarbon processing and engineering industries, and Apartment Investment Management Corporation, a real estate investment trust.

  ROBERT F. MCKENZIE was elected as a director of the Company in 1996. From 1990 to 1994, Mr. McKenzie was the Chief Operating Officer and a director of OneComm, Inc., a mobile communications provider that he helped found in 1990. From 1980 to 1990, he held general management positions with Northern Telecom, Inc. and was responsible for the marketing and support of its Meridian Telephone Systems and Distributed Communications networks to businesses throughout the western United States. Mr. McKenzie also serves on the Board of Directors of Centennial Communications Corporation.

  JEFFREY H. SCHUTZ was elected as a director of the Company in 1995. Mr. Schutz has been a General Partner of Centennial Fund IV and Centennial Fund V, each a venture capital investing fund, since 1994 and 1996, respectively. Mr. Schutz also serves on the Board of Directors of Preferred Networks, Inc. and several other private companies. Pursuant to the Stockholders Agreement, Mr. Schutz was the nominee of Centennial Group for election as a director of the Company.

  Directors are elected annually to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors.

BOARD COMMITTEES

  The Company's Board of Directors has an Executive Committee, a Compensation Committee, a Finance and Audit Committee and a Nominating and Corporate Governance Committee. The Executive Committee, composed of Messrs. Ferenbach, Crown, Miller, Schutz and Hack, acts in lieu of the full Board in emergencies or in cases where immediate and necessary action is required and the full Board cannot be assembled. The Compensation Committee, composed of Messrs. Ferenbach, Martin, Schutz and McKenzie, establishes salaries, incentives and other forms of compensation for executive officers and administers incentive compensation and benefit plans provided for employees. The Finance and Audit Committee, composed of Messrs. Greimann, Hack, Hull and Hutcheson, reviews the Company's audit policies and oversees the engagement of the Company's independent auditors, as well as developing financing strategies for the Company and approving outside suppliers to implement these strategies. The Nominating and Corporate Governance Committee, composed of Messrs. Greimann, Hull, Hutcheson, McKenzie and Martin, is responsible for nominating new Board members and for an annual review of Board performance.

DIRECTORS' COMPENSATION AND ARRANGEMENTS

  The three outside directors of the Company receive compensation for their service as directors ($1,000 per meeting for attendance at meetings of the Board of Directors and each committee thereof), and all directors are reimbursed for expenses incidental to attendance at such meetings. In September 1997, CCIC's Board of Directors approved a fee of $150,000 per annum to Berkshire (half of which is to be paid by CTI) for general consulting services and for the services of Mr. Ferenbach as Chairman of the Board. In addition, Mr. McKenzie received approximately $10,000 in 1996 for specific consulting assignments requested by the Chief Executive Officer. Messrs. Ferenbach, Greimann, Hull and Schutz are indemnified by the respective entities which they represent on CCIC's Board of Directors.

  The Company's By-laws provides for the annual election of directors at stockholders' meetings. The Company's Amended Certificate provides that the holders of the Preferred Stock (as defined), voting together and separately from other classes, are entitled to elect five directors, the holders of Series A Convertible Preferred Stock are entitled to elect two directors, and the holders of Preferred Stock and Common Stock (as defined), voting together as a single class, are entitled to elect two directors (with the Preferred Stock being considered on an "as converted" basis). Pursuant to the Stockholders Agreement, Robert A. Crown, Barbara Crown or their permitted transferees have the right to designate one nominee for election as a director, and the other investors and stockholders party thereto have agreed to vote in favor of this nominee. See "Description of Capital Stock-- Stockholders Agreement."

EXECUTIVE COMPENSATION

  The following table sets forth the cash and non-cash compensation paid by or incurred on behalf of the Company to its Chief Executive Officer and the one other executive officer (collectively, the "named executive officers") for each of the two years ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                          LONG TERM
                                                         COMPENSATION
                                  ANNUAL COMPENSATION       AWARDS
                                  ---------------------- ------------
                                                          NUMBER OF
                                                          SECURITIES
                                                          UNDERLYING
                                                           OPTIONS/      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY ($)   BONUS ($) SARS (#)(A)  COMPENSATION ($)
---------------------------  ---- ----------   --------- ------------ ----------------
Ted B. Miller, Jr.......     1996  $152,600     $75,000        --             --
 Chief Executive Officer     1995   146,154         --      69,000            --
 and
 Vice Chairman of the
 Board of Directors
David L. Ivy............     1996    37,500(b)      --      35,000        $35,000(c)
 President and Director      1995       --          --         --             --

--------
(a) All awards are for options to purchase the number of shares of Class B Common Stock indicated.
(b) Mr. Ivy began working for CCIC on October 1, 1996, at an annual salary of $150,000.
(c) Mr. Ivy worked as a consultant to CCIC from May 1996 to September 1996 before joining the Company as an employee in October 1996.

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                                                                            VALUE AT
                                                                                         ASSUMED ANNUAL
                                                                                      RATES OF STOCK PRICE
                                                                                        APPRECIATION FOR
                                              INDIVIDUAL GRANTS                          OPTION TERM (A)
                         ------------------------------------------------------------ ---------------------
                          NUMBER OF    % OF TOTAL
                          SECURITIES  OPTIONS/SAR S
                          UNDERLYING   GRANTED TO
                         OPTIONS/SARS EMPLOYEES IN     EXERCISE OR
NAME                     GRANTED (#)   FISCAL YEAR  BASE PRICE ($/SH) EXPIRATION DATE   5% ($)    10% ($)
----                     ------------ ------------- ----------------- --------------- ---------- ----------
Ted B. Miller, Jr.......       --          --               --                --             --         --
David L. Ivy............    35,000        77.8%          $12.00          12/20/06     $  264,136 $  669,372

--------
(a) The potential realizable value assumes a per-share market price at the time of the grant to be approximately $12.00 with an assumed rate of appreciation of 5% and 10%, respectively, compounded annually for 10 years.

  The following table details the December 31, 1996 year end estimated value of each named executive officer's unexercised stock options. All unexercised options are to purchase the number of shares of Class B Common Stock indicated.

             AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                        AND YEAR-END OPTION/SAR VALUES

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED VALUE OF UNEXERCISED
                                                             OPTIONS/        IN-THE-MONEY OPTIONS/
                                                       SARS AT YEAR-END(#)   SARS AT YEAR-END ($)
                         SHARES ACQUIRED    VALUE        EXERCISABLE (E)/      EXERCISABLE (E)/
NAME                     ON EXERCISE (#) REALIZED ($)  UNEXERCISABLE (U)(A)  UNEXERCISABLE (U)(B)
----                     --------------- ------------ ---------------------- ---------------------
Ted B. Miller, Jr.......       --            --               69,000(E)           $2,452,260(E)
                                                                 -- (U)                  -- (U)
David L. Ivy............       --            --                8,750(E)              223,475(E)
                                                              26,250(U)              670,425(U)

--------
(a) Fifty percent of the options to purchase Class B Common Stock granted in 1994, 1995 and 1996 become exercisable at 10% per year from the date of grant. The other fifty percent of the options vest upon achievement of a stated internal rate of return.
(b) The estimated value of exercised in-the-money stock options held at the end of 1996 assumes a per-share fair market value of $37.54 and per-share exercise prices of $2.00 and $12.00, as applicable.

Stock Option Plan

  The Company has adopted the 1995 Stock Option Plan (the "Stock Option Plan"). The purpose of the Stock Option Plan is to advance the interests of the Company by providing additional incentives and motivations which help the Company to attract, retain and motivate key employees, directors and consultants. The description set forth below summarizes the general terms of the Stock Option Plan and the options granted pursuant to the Stock Option Plan.

  Pursuant to the Stock Option Plan, the Company can grant options to purchase up to 1,153,000 shares of Class B Common Stock. Options granted under the Stock Option Plan are nonqualified stock options which will not qualify as incentive stock options pursuant to Section 422 of the Code. The price at which a share of Class B Common Stock may be purchased upon exercise of an option granted under the Stock Option Plan will be determined by the Board of Directors and may be less than the fair market value of the Class B Common Stock on the date that the option is granted. The exercise price may be paid in cash, in shares of Class B Common Stock (valued at fair market value at the date of exercise) or by a combination of such means of payment, as may be determined by the Board.

  Key employees, directors or consultants of the Company (including its subsidiaries and affiliates) are eligible to receive options under the Stock Option Plan. The Stock Option Plan is administered by the Board and the Board is authorized to interpret and construe the Stock Option Plan. Subject to the terms of the Stock Option Plan, the Board is authorized to select the recipients of options from among those eligible, to establish the number of shares that may be issued under each option and to take any actions specifically contemplated or necessary or advisable for the administration of the Stock Option Plan.

  No options may be granted under the Stock Option Plan after July 31, 2005, which is ten years from the date the Stock Option Plan was originally adopted and approved by the Board and stockholders of the Company. The Stock Option Plan will remain in effect until all options granted under the Stock Option Plan have been exercised or expired. The Board, in its discretion, may terminate the Stock Option Plan at any time with respect to any shares of Class B Common Stock for which options have not been granted. The Stock Option Plan may be amended by the Board without the consent of the stockholders of the Company, other than as to a material increase in benefits, an increase in the number of shares that may be subject to options under the Stock Option Plan or a change in the class of individuals eligible to receive options under the Stock Option Plan. However, no change in any option previously granted under the Stock Option Plan may be made which would impair the rights of the holder of such option without the approval of the holder.

  Pursuant to the Stock Option Plan, options are exercisable during the period specified in each option agreement; provided, that no option is exercisable later than ten years from the date the option is granted. Options generally have been exercisable over a period of ten years from the grant date and vested in equal installments over a four or five year period of service with the Company as an employee, director or consultant. A change in control generally accelerates the vesting of options granted to employees and some of the options vest upon an initial public offering or the achievement of specific business goals or objectives. An option generally must be exercised within 12 months of a holder ceasing to be involved with the Company as an employee, director or consultant as a result of death and within 3 months if the cessation is for other reasons. Shares of Class B Common Stock subject to forfeited or terminated options again become available for option awards. The Board may, subject to certain restrictions in the Stock Option Plan, extend or accelerate the vesting or exercisability of an option or waive restrictions in an option agreement.

  The Stock Option Plan provides that the total number of shares covered by the Stock Option Plan, the number of shares covered by each option, and the exercise price per share under each option will be proportionately adjusted in the event of a recapitalization, stock split, dividend, or a similar transaction.

  No grant of any option will constitute realized taxable income to the grantee. Upon exercise of the option, the holder will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received over the exercise price paid therefor and the tax basis in any shares of Class B Common Stock received pursuant to the exercise of the option will be equal to the fair market value of the shares on the exercise date if the exercise price is paid in cash. The Company will generally have a deduction in parity with the amount realized by the holder. The Company has the right to deduct and withhold applicable taxes relating to taxable income realized by the holder upon exercise of the option and may withhold cash, shares or any combination in order to satisfy or secure its withholding tax obligation.

  As of October 31, 1997, options to purchase a total of 549,000 shares of Class B Common Stock have been granted. Options for 72,625 shares of Class B Common Stock have been exercised and options for 476,375 shares remain outstanding. The outstanding options are for (i) 69,000 shares with an exercise price of $2.00 per share, (ii) 18,750 shares with an exercise price of $6.00 per share, (iii) 10,000 shares with an exercise price of $8.00 per share, (iv) 35,000 shares with an exercise price of $12.00 per share and (v) 343,625 shares with an exercise price of $21.00 per share. The options exercisable at $2.00 per share are fully vested and held by Ted B. Miller, Jr. As of December 31, 1997, vested and exercisable options are expected to include options for (i) 7,750 shares at $6.00 per share and (ii) 8,750 shares at $12.00 per share.

  Options to purchase 177,000 shares of Class B Common Stock have been committed to individuals involved with the Crown Business. Such options are expected to be granted in the near future. It is projected that such options will be for (i) 65,000 shares with an exercise price of $30.00 per share and
(ii) 112,000 shares with an exercise price of $37.54 per share, and that as of December 31, 1997, such options will be vested and exercisable as to 17,500 shares at $30.00 per share. The exercise prices for these options were equal to or in excess of the estimated fair value of the Class B Common Stock at the dates on which the numbers of shares and the exercise prices were determined; as such, in accordance with the "intrinsic value based method" of accounting for stock options, the Company will not recognize compensation cost related to the grant of these options.

  The Company is currently reviewing its stock option plan and other compensation arrangements in light of its recent acquisition of the Crown Business. The Company expects to make some changes to the Stock Option Plan, but there are no definitive proposals at this time. The changes to the Stock Option Plan could be material.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

1995 INVESTMENTS

  On January 11, 1995, Ted B. Miller, Jr. and Edward C. Hutcheson, Jr. (collectively, the "Initial Stockholders") acquired 270,000 shares of CTC Class A Common Stock, par value $.01 per share, for $270,000. Also, on January 11, 1995, pursuant to a Securities Purchase and Loan Agreement, dated as of January 11, 1995, among CTC, Centennial Fund IV, Berkshire Fund III, A Limited Partnership (via Berkshire Fund III Investment Corp.), and certain trusts and natural persons which are now members of Berkshire Investors LLC (collectively, the "Berkshire Fund III Group") and J. Landis Martin (collectively, the "CTC Purchasers"), CTC issued to the CTC Purchasers (i) 270,000 shares of CTC Class B Common Stock, par value $.01 per share, for $270,000, (ii) 730,380 shares of CTC Series A Convertible Preferred Stock, par value $.01 per share, for $4,382,280 and (iii) $3,867,720 principal amount of CTC Convertible Secured Subordinated Notes for $3,867,720. As of February 1997, all the CTC Convertible Secured Subordinated Notes had been converted into 644,620 shares of Company Series A Convertible Preferred Stock. The proceeds received on January 11, 1995 were used by the Company for the acquisition of towers and ancillary assets from PCI and for working capital.

  Pursuant to a Securities Exchange Agreement (the "Securities Exchange Agreement"), dated as of April 27, 1995, among the Company, CTC, the Initial Stockholders and the CTC Purchasers, such parties effectively made CCIC the holding company of CTC and converted some of the obligations of CTC into capital stock of CCIC. Transactions pursuant to the Securities Exchange Agreement included (i) Centennial Fund IV transferring 208,334 shares of CTC Series A Convertible Preferred Stock to Berkshire Fund III Group in exchange for $1,250,004 principal amount of CTC Convertible Secured Subordinated Notes,
(ii) Berkshire Fund III Group and J. Landis Martin converting all remaining CTC Convertible Secured Subordinated Notes held by them ($742,452 principal amount) into 123,742 shares of CTC Series A Convertible Preferred Stock, (iii) all the outstanding shares of capital stock of CTC being exchanged for similar stock of CCIC and (iv) the remaining CTC Convertible Secured Subordinated Notes ($3,125,268 principal amount) becoming convertible into shares of CCIC Series A Convertible Preferred Stock, par value $.01 per share ("Series A Convertible Preferred Stock") (all of which notes were subsequently converted in February 1997).

  As a result of the exchange of CTC capital stock for CCIC capital stock, each Initial Stockholder received 135,000 shares of Class A Common Stock, par value $.01 per share, of CCIC ("Class A Common Stock"), Centennial Fund IV received 216,000 shares of Class B Common Stock and 145,789 shares of Series A Preferred Stock, Mr. Martin received 41,666 shares of Series A Preferred Stock and Berkshire Fund III Group received 54,000 shares of Class B Common Stock and 666,667 shares of Series A Preferred Stock. In July 21, 1995, Robert F. McKenzie became a party by amendment to the Securities Exchange Agreement and received 8,333 shares of Series A Preferred Stock.

1996 INVESTMENTS

  Pursuant to a Securities Purchase Agreement, dated as of July 15, 1996, among the Company, Berkshire Fund III Group, Centennial Fund IV, J. Landis Martin, Edward C. Hutcheson, Jr. and Robert F. McKenzie, the Company privately placed 864,568 shares of its Series B Convertible Preferred Stock, par value $.01 per share ("Series B Convertible Preferred Stock"), for an aggregate purchase price of $10,374,816. Berkshire Fund III Group paid $6,000,000 for 500,000 shares, Centennial Fund IV paid $3,724,812 for 310,401 shares, Mr. Martin paid $500,004 for 41,667 shares, Mr. Hutcheson paid $99,996 for 8,333 shares and Mr. McKenzie paid $50,004 for 4,167 shares. The proceeds received on July 15, 1996 were used for (i) the purchase of the towers and microwave and SMR businesses from Motorola in Puerto Rico, (ii) an option payment relating to the acquisition of TEA and TeleStructures and (iii) working capital.

1997 INVESTMENTS

  Pursuant to a Securities Purchase Agreement, dated as of February 14, 1997, among the Company, Centennial Fund V and Centennial Entrepreneurs Fund V, L.P. (collectively, the "Centennial Fund V

Investors" and, together with Centennial Fund IV, the "Centennial Group"), Berkshire Fund IV, Limited Partnership (via Berkshire Fund IV Investment Corp.), and certain trusts and natural persons which are members of Berkshire Investors LLC (collectively, the "Berkshire Fund IV Group" and, together with Berkshire Fund III Group, the "Berkshire Partners Group"), PNC Venture Corp., Nassau Capital Partners II L.P. ("Nassau Capital"), NAS Partners I L.L.C. ("NAS Partners" and, together with Nassau Capital, the "Nassau Group"), Fay, Richwhite Communications Limited ("Fay Richwhite"), J. Landis Martin and Robert F. McKenzie, the Company privately placed 3,529,832 shares of its Series C Convertible Preferred Stock, par value $.01 per share ("Series C Convertible Preferred Stock"), for an aggregate purchase price of $74,126,472. Centennial Fund V Investors paid $15,464,001 for 736,381 shares, Berkshire Fund IV Group paid $21,809,991 for 1,038,571 shares, PNC Venture Corp. paid $6,300,000 for 300,000 shares, Nassau Group paid an aggregate of $19,499,991 for 928,571 shares, Fay Richwhite paid $9,999,990 for 476,190 shares, Mr. Martin paid $999,999 for 47,619 shares and Mr. McKenzie paid $52,500 for 2,500 shares. The proceeds received on February 14, 1997 were used by the Company to fund a portion of its investment in CTI.

  In March 1997, Edward C. Hutcheson, Jr. exercised stock options for 69,000 shares of Class B Common Stock. The Company repurchased these shares and 61,687 shares of his Class A Common Stock for $3,422,118.

  In May 1997, in connection with the Company's acquisition of the stock of TeleStructures, TEA and TeleShare, Inc. (the "TEA Companies"), the Company issued 107,142 shares of Class B Common Stock to the shareholders of the TEA
Companies: 48,214 shares to Bruce W. Neurohr, 48,214 shares to Charles H. Jones and 10,714 shares to Terrel W. Pugh.

  In June 1997, Messrs. Miller and Ivy received special bonuses, related to their services in structuring and negotiating the CTI Investment, including arranging the consortium partners who participated with the Company in the CTI transaction, of $600,000 and $300,000, respectively.

  In August 1997, Robert A. Crown and Barbara Crown sold the assets of Crown Communications to, and merged CNSI and CMSI with, subsidiaries of the Company. As consideration for these transactions, the Crowns received a cash payment of $25.0 million, a promissory note of the Company aggregating approximately $75.0 million, approximately $2.3 million to pay certain taxes (part of which amount was paid in September 1997 as a dividend to stockholders of record of CNSI on August 14, 1997), and 1,465,000 shares of Class B Common Stock. In addition, the Company assumed approximately $26.0 million of indebtedness of the Crown Business. The Company repaid the Seller Note in full on October 31, 1997. Robert A. Crown and Barbara Crown are both parties to the Stockholders Agreement and are subject to its restrictions.

  Pursuant to a Securities Purchase Agreement, dated as of August 13, 1997, among the Company, American Home Assurance Company ("AHA"), New York Life Insurance Company ("New York Life"), The Northwestern Mutual Life Insurance Company ("Northwestern Mutual"), PNC Venture Corp., J. Landis Martin and affiliates of AHA, the Company privately placed of 292,995 shares of its Senior Convertible Preferred Stock for an aggregate purchase price of $29,299,500, together with warrants to purchase 117,198 shares of Class B Common Stock at $37.54 per share (subject to adjustment, including weighted average antidilution adjustments). AHA and its affiliates paid $15,099,500 for 150,995 shares and warrants to purchase 60,338 shares of Class B Common Stock. New York Life and Northwestern Mutual each paid $6,000,000 for 60,000 shares and warrants to purchase 24,000 shares of Class B Common Stock. PNC Venture Corp. paid $2,000,000 for 20,000 shares and warrants to purchase 8,000 shares of Class B Common Stock. Mr. Martin paid $200,000 for 2,000 and warrants to purchase 800 shares of Class B Common Stock. The proceeds received on August 13, 1997 were used by the Company to fund a portion of the Crown Merger and working capital.

  Pursuant to a Securities Purchase Agreement, dated as of October 31, 1997, among the Company, Berkshire Partners Group, Centennial Fund V Investors, Nassau Group, Fay Richwhite, Harvard Private Capital Holdings, Inc. ("Harvard"), Prime VIII, L.P. ("Prime") and the prior purchasers of Senior Convertible Preferred Stock (other than affiliates of AHA), an additional 364,500 shares of Senior Convertible Preferred Stock were issued for an aggregate purchase price of $36,450,000, together with warrants to purchase 145,800 shares of Class B Common Stock at $37.54 per share (subject to adjustment, including weighted average antidilution adjustments).

Berkshire Partners Group paid $3,500,000 for 35,000 shares and warrants to purchase 14,000 shares of Class B Common Stock. Centennial V Investors paid $1,000,000 for 10,000 shares and warrants to purchase 4,000 shares of Class B Common Stock. Nassau Group and Fay Richwhite each paid $2,500,000 for 25,000 shares and warrants to purchase 10,000 shares of Class B Common Stock. Harvard paid $14,950,000 for 149,500 shares and warrants to purchase 59,800 shares of Class B Common Stock. Prime paid $5,000,000 for 50,000 shares and warrants to purchase 20,000 shares of Class B Common Stock. AHA paid $1,500,000 for 15,000 shares and warrants to purchase 6,000 shares of Class B Common Stock. New York Life paid $300,000 for 3,000 shares and warrants to purchase 1,200 shares of Class B Common Stock. Northwestern Mutual paid $4,000,000 for 40,000 shares and warrants to purchase 16,000 shares of Class B Common Stock. PNC Venture Corp. paid $1,000,000 for 10,000 shares and warrants to purchase 4,000 shares of Class B Common Stock. J. Landis Martin paid $200,000 for 2,000 shares and warrants to purchase 600 shares of Class B Common Stock.

OTHER TRANSACTIONS

  The Company has entered into a services agreement (the "Services Agreement") with CTI whereby the Company provides CTI with various services relating to accounting, finance, infrastructure development and management, information technology and marketing, and whereby the Chief Executive Officer and the President of the Company each provide their commercial and financial expertise to CTI. In exchange for such services, the Company is paid an annual fee of (Pounds)240,000 (subject to adjustment by mutual agreement after the third contractual year) and is reimbursed for all reasonable out-of-pocket expenses incurred by the Company in connection with the performance of such services. Under the Services Agreement, CTI also has an option to receive site acquisition and development training from the Company for which the Company will receive additional fees to be separately agreed by the parties.

  Castle Transmission Services (Holdings) Ltd ("CTSH"), the parent company of CTI, and its four major shareholders (each a "CTSH Shareholder"), including the Company, entered into a Shareholders' Agreement on January 23, 1997, governing the management and operation of CTSH and its subsidiaries (the "CTSH Shareholders' Agreement"). The CTSH Shareholders' Agreement provides, among other things, for (i) unanimous approval by all CTSH Shareholders (for so long as such CTSH Shareholder owns at least 15% of the share capital of CTSH) as to material transactions by CTSH or a subsidiary, (ii) standstill restrictions on the transfer of shares in CTSH by any of the CTSH Shareholders prior to the earlier of January 23, 2000 or a public offering of those shares on any stock exchange or trading association, subject to limited exceptions, (iii) a right for CTSH Shareholders who together own not less than 40% of the shares in issue to require the listing of the entire share capital of CTSH on a stock exchange or trading association, (iv) certain rights of preemption after January 23, 2000, (v) certain demand registration rights at any time after January 23, 2000, and (vi) "piggyback" registration rights whereby a CTSH Shareholder may elect to participate, subject to certain conditions, in certain proposed public offerings.

  Robert J. Coury, a director of Crown Communication, and Crown Communication have entered into a 15-month management consulting agreement beginning in October 1997, with compensation set at $20,000 for the first month and $10,000 per month thereafter. In addition, pursuant to a Memorandum of Understanding Regarding Management and Governance of CCIC and Crown Communication, dated as of August 15, 1997, Mr. Coury received options for 15,000 shares of Class B Common Stock. As of December 31, 1997, 7,500 of these options have vested. In connection with the Crown Merger, Mr. Coury acted as financial advisor to the Crowns and received a fee for such services, paid by the Crowns.

  The Company leases office space in a building owned by its Vice Chairman and Chief Executive Officer. Lease payments for such office space amounted to $50,000 and $22,000 for the years ended December 31, 1996 and 1995, respectively. The amount of space leased increased from 6,497 square feet at $23.80 per square foot (or $154,836 in annual rent) to 19,563 square feet at $16.00 per square foot (or $313,008 in annual rent) pursuant to a lease agreement effective November 1, 1997. The lease term is for a period of five years with an option to terminate in the third year or to renew at $18.40 per square foot. The lease also provides the Company a right of first refusal on the entire fifth floor of the building. Interstate Realty Corporation, a company owned by the Company's Vice Chairman and Chief Executive Officer, will receive a commission of $62,000 in connection with this new lease.

  Crown Communication leases its equipment storage and handling facility in Pittsburgh from Idlewood Road Property Company ("Idlewood"), a Pennsylvania limited partnership. HFC Development Corp., a Pennsylvania corporation owned by Mr. Crown's parents, is the general partner of Idlewood. The annual rent for the property is $60,000.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 208,313 shares of Class A Common Stock, 11,302,796 shares of Class B Common Stock (the Class A Common Stock and Class B Common Stock collectively, "Common Stock") and 6,435,228 shares of the preferred stock, $.01 par value per share ("Preferred Stock"). As of October 31, 1997, there were 208,313 shares of Class A Common Stock, 1,873,433 shares of Class B Common Stock and 6,435,228 shares of Preferred Stock outstanding.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

Voting Rights

  Each share of Class B Common Stock is entitled to one vote and each share of Class A Common Stock is entitled to the number of votes per share that equals the number of shares of Class B Common Stock into which each share of Class A Common Stock is convertible (currently set at 1.523148 shares of Class B Common Stock for each share of Class A Common Stock and referred to as "Class A Common Stock as converted") on all matters submitted to a vote of the stockholders. There is no cumulative voting. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented for a vote of the stockholders, except as provided under the Delaware General Corporation Law (the "DGCL"). All the outstanding shares of Class A Common Stock are held by the Initial Stockholders. The holders of Class A Common Stock, voting as a separate class, are entitled to elect one director. All the outstanding shares of Class B Common Stock are held by directors, executive officers, other employees and affiliates of the Company or its subsidiaries.

Dividends

  Each share of Class A Common Stock and of Class B Common Stock is entitled to receive dividends if, as and when declared by the Board out of funds legally available therefor. Identical dividends, if any, must be paid on both the Class B Common Stock and the Class A Common Stock as converted at any time that dividends are paid on either, except that dividends payable on shares of the Class B Common Stock are payable only in shares of the Class B Common Stock and dividends payable on shares of the Class A Common Stock are payable only in shares of the Class A Common Stock.

Convertibility

  Each share of Class A Common Stock is convertible at any time at the holder's option into 1.523148 shares of fully paid and nonassessable shares of Class B Common Stock. Shares of Class A Common Stock are convertible at the Company's option into shares of Class B Common Stock at the rate described above, simultaneously with the conversion of outstanding shares of Preferred Stock pursuant to the mandatory conversion provisions as discussed below under "--Preferred Stock." In the case of any reorganization or reclassification of the capital stock that entitles holders of Class B Common Stock to receive stock, securities or assets in exchange for Class B Common Stock, then similar provision must be made for holders of Class A Common Stock as converted. Shares of Class B Common Stock are not convertible.

Liquidation Rights

  In the event of the dissolution of the Company, after satisfaction of amounts payable to creditors and distribution to the holders of outstanding Preferred Stock, if any, of amounts to which they may be preferentially entitled, holders of Class A Common Stock as converted and Class B Common Stock are entitled to share ratably in the assets available for distribution to the stockholders.

Other Provisions

  There are no preemptive rights to subscribe for any additional securities which the Company may issue, and there are no redemption provisions or sinking fund provisions applicable to the Class A Common Stock or

Class B Common Stock, nor is either class subject to calls or assessments by the Company. All outstanding shares of Common Stock are legally issued, fully paid and nonassessable.

PREFERRED STOCK

General

  The authorized Preferred Stock is divided into 1,383,333 shares designated Series A Convertible Preferred Stock, 864,568 shares designated Series B Convertible Preferred Stock, 3,529,832 shares designated Series C Convertible Preferred Stock and 657,495 shares designated Senior Convertible Preferred Stock. All the authorized Preferred Stock is outstanding.

  The Board does not have the authority to amend the Amended Certificate or to take other corporate action without approval by the holders of at least 66.67% of the outstanding shares of Preferred Stock (calculated on an "as converted" share-for-share basis), voting or consenting together, if such amendment or corporate action would adversely affect or significantly alter rights of holders of Preferred Stock; create or authorize the creation of additional shares of Class A Common Stock or capital stock senior to or on a parity with any Preferred Stock or increase the authorized amount of Preferred Stock; or permit the grant of warrants or options except Common Stock issuable on conversion of Preferred Stock or options granted pursuant to the Plan. Furthermore, for so long as 25% of the aggregate number of shares of Preferred Stock originally issued remains outstanding, the Company will not without the approval of at least 66.67% of the holders of the then outstanding Preferred Stock as converted: (i) issue debt securities which are convertible into, exchangeable for or otherwise entitle the holder thereof to receive equity securities, other than securities issued in connection with borrowing by the Company from banks or other institutional lenders; (ii) redeem, repurchase or acquire for value any shares of Common Stock; or (iii) merge or consolidate with another entity if at least a majority of the voting power of the Company (or the surviving entity) would not be owned by the holders of the capital stock of the Company before such merger or consolidation. Finally, no amendments or modifications to or waivers of the Preferred Stock may be made without the written consent or affirmative vote of holders of at least 66.67% of the then outstanding Preferred Stock as converted. The issuance of Preferred Stock, while providing flexibility in connection with possible financings, acquisitions and other corporate transactions, could, under certain circumstances, make it more difficult for a third party to gain control of the Company. Further, any change to a provision involving the maturity redemption, mandatory conversion or a significant modification relating to the Senior Convertible Preferred Stock is subject to approval of 66.67% of the outstanding shares of the Senior Convertible Preferred Stock (taking into account holders of only Senior Convertible Preferred Stock other than Class B Common Stock held as a result of converting Senior Convertible Preferred Stock or the exercise of warrants issued in conjunction with the issuance of Senior Convertible Preferred Stock (the "Required Senior Preferred Holders")).

  Voting Rights. The Preferred Stock will vote together with all classes and series of capital stock except as specified herein or under the DGCL. Each share of Preferred Stock entitles the holder thereof to such number of votes per share as equals the number of Class B Common Stock into which each share of Preferred Stock is then convertible.

  Dividends. Subject to the terms of the Indenture, the holders of the Senior Convertible Preferred Stock are entitled to receive dividends at a compounded rate of 12.5% per share per annum based upon (i) $100 per share (subject to adjustment) and (ii) accrued unpaid cumulative dividends. Such dividends accrued will be cumulative until paid, and if any such accrued cumulative dividends are not declared and paid, the deficiency will first be paid in full before any dividend or other distribution is paid or declared with respect to the Company's capital stock (other than Senior Convertible Preferred Stock) now or hereinafter outstanding. Further, any such dividend not paid in cash within five days of the annual dividend date shall be paid only in the form of Senior Convertible Preferred Stock.

  Each share of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock (collectively, the "Series Convertible Preferred Stock") is entitled to receive dividends if, as and when declared by the Board out of funds legally available therefor and on a parity with dividends with respect to Class B Common Stock on an as converted basis. No dividends may be declared by the Board on any class of stock ranking junior to the Senior Convertible Preferred Stock unless full cumulative dividends have been or contemporaneously are declared and paid with respect to the Senior Convertible Preferred Stock. No dividends shall be paid on Series Convertible Preferred Stock or Common Stock without the approval of the Required Senior Preferred Holders.

  Convertibility. Each share of Senior Convertible Preferred Stock plus accrued unpaid dividends may be converted at the holder's option into shares of Class B Common Stock. The conversion ratio equals $100 per share of Senior Convertible Preferred Stock plus accrued unpaid dividends divided by $37.54 (subject to adjustment in the case of stock dividends, stock splits, reorganizations, reclassifications or similar events affecting the Class B Common Stock). The $37.54 amount will be reduced to 85% of the price per share to the public if the Company consummates an initial registered public offering of Class B Common Stock with a price below $44.17 per share (subject to adjustment) and all the shares of Senior Convertible Preferred Stock convert in connection with such offering. Weighted average antidilution protection is also applicable to the $37.54 amount if Class B Common Stock is effectively issued below such price (as adjusted) in a nonpublic offering.

  Each share of Series Convertible Preferred Stock may be converted at the holder's option into Class B Common Stock on a share-for-share basis (subject to adjustment in the case of stock dividends, stock splits, reclassifications, reorganizations and similar events affecting the Class B Common Stock).

  All the Preferred Stock is subject to mandatory conversion upon a firm commitment underwritten public offering in which aggregate proceeds to the Company are at least $30 million and the price per share to the public of Class B Common Stock is at least $100 per share (as adjusted for stock splits and similar events). The conversion ratios for all Preferred Stock are subject to weighted average antidilution protection and to adjustment for stock splits, stock dividends, reorganizations, reclassifications and similar transactions.

  Board Size and Seats. The Company may not, without the written consent or affirmative vote of at least 66.67% of the then outstanding shares of Preferred Stock (on an as converted basis) consenting or voting together (as the case may be), separately from all other classes and series of capital stock, increase the maximum number of directors constituting the Board in excess of 11. In addition, holders of Preferred Stock voting together, separately from all other classes and series of capital stock, are entitled to elect five directors, and the holders of Preferred Stock and both classes of Common Stock, voting together as a single class, are entitled to elect five directors (with the Preferred Stock entitled to vote on an as converted basis). The holders of Class A Common Stock are entitled to elect one director.

Senior Convertible Preferred Stock

  In August 1997, the Board authorized the issuance and sale of 292,995 shares of Senior Convertible Preferred Stock, par value $.01 per share, designated as the "Senior Convertible Preferred Stock." In October 1997, the Board authorized the issuance and sale of an additional 364,500 shares of Senior Convertible Preferred Stock.

  Rank. The Senior Convertible Preferred Stock ranks, with respect to dividend rights and rights on liquidation, senior to the Common Stock and the Series Convertible Preferred Stock.

  Liquidation Rights. In the event of the dissolution, liquidation or winding up of the affairs of the Company (including a merger, reorganization or consolidation involving a transfer of 50% of the voting power of the Company), after satisfaction of amounts payable to creditors, holders of shares of Senior Convertible Preferred Stock are entitled to receive distributions in an amount equal to the greater of (i) $100 (subject to adjustment), plus, in the case of each share, accrued and unpaid cumulative dividends thereon and such additional incremental amount sufficient to produce an annualized cumulative internal rate of return of 18%, and (ii) such amount per share that such holders would receive if such shares were converted into shares of Class B Common Stock immediately prior to the dissolution, liquidation or winding up of the affairs of the Company, in preference to any payment to holders of Common Stock, Series Convertible Preferred Stock or any other securities ranking junior to the Senior Convertible Preferred Stock.

  Other Provisions. There are no preemptive rights to subscribe for any additional securities which the Company may issue, and there are no sinking fund provisions applicable to the Senior Convertible Preferred Stock, nor is the Senior Convertible Preferred Stock subject to assessments by the Company. Fifty percent of the Senior Convertible Preferred Stock is subject to a one time call on or before August 31, 1998 at $100 per share plus an annualized internal rate of return of 18%. The holders of Senior Convertible Preferred Stock will have the right to require redemption on the earlier of 91 days after the tenth anniversary date of issuance of the Notes or May 15, 2008 at a price equal to $100 per share plus accrued cumulative unpaid dividends. Further, unconverted Senior Convertible Preferred Stock will mature on the earlier of 91 days after the tenth anniversary date of issuance of the Notes or May 15, 2008 and is redeemable at $100 per share plus accrued cumulative unpaid dividends; provided, the price shall be increased to the amount the holders of Senior Convertible Preferred Stock would have received if there is a dissolution, liquidation or winding up of the Company within 12 months of the redemption. The $100 per share redemption price for Senior Convertible Preferred Stock is subject to adjustment for stock splits, stock dividends, reorganizations, reclassifications and similar events.

Series A Convertible Preferred Stock

  In April 1995, the Board authorized the exchange by CTC stockholders of their capital stock in CTC for capital stock in the Company with the same designations, rights and preferences, including shares of Preferred Stock, par value $.01 per share, designated as the "Series A Convertible Preferred Stock." Of the 1,383,333 shares of Series A Convertible Preferred Stock outstanding, 862,455 shares were issued in connection with the exchange (including 132,075 shares issued on conversion of the Company's Convertible Secured Subordinated Notes) and 520,878 of such shares were issued upon the conversion of the Company's Convertible Secured Subordinated Notes in February 1997.

  Rank. The Series A Convertible Preferred Stock ranks, with respect to dividend rights, senior to the Common Stock, on parity with the Series B Convertible Preferred Stock and Series C Convertible Preferred Stock and junior to the Senior Convertible Preferred Stock. The Series A Convertible Preferred Stock ranks, with respect to rights on liquidation and redemption, senior to the Common Stock and junior to the Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Senior Convertible Preferred Stock.

  Liquidation Rights. In the event of the dissolution, liquidation or winding up of the affairs of the Company (including a merger, reorganization or consolidation involving a transfer of 50% of the voting power of the Company), after satisfaction of amounts payable to creditors, holders of shares of Series A Convertible Preferred Stock are entitled to receive distributions in an amount equal to the greater of (i) $6.00 (subject to adjustment) and (ii) such amount per share that such holders would receive if such shares were converted into shares of Class B Common Stock immediately prior to the dissolution, liquidation or winding up of the affairs of the Company, in preference to any payment to holders of Common Stock or any other securities ranking junior to the Series A Convertible Preferred Stock.

  Other Provisions. There are no preemptive rights to subscribe for any additional securities which the Company may issue, and there are no sinking fund provisions applicable to the Series A Convertible Preferred Stock, nor is the Series A Convertible Preferred Stock subject to calls or assessments by the Company. The holders of Series A Convertible Preferred Stock have the right to require the redemption on the earlier of 91 days after the tenth anniversary date of issuance of the Notes or May 15, 2008 at $6.00 per share (subject to adjustment) plus declared unpaid dividends.

Series B Convertible Preferred Stock

  In July 1996, the Board of Directors authorized the issuance and sale of 864,568 shares of Preferred Stock, par value $.01 per share, designated as the "Series B Convertible Preferred Stock."

  Rank. The Series B Convertible Preferred Stock ranks, with respect to dividend rights, senior to the Common Stock, on parity with the Series A Convertible Preferred Stock and Series C Convertible Preferred Stock and junior to the Senior Convertible Preferred Stock. The Series B Convertible Preferred Stock ranks, with respect to rights on liquidation and redemption, senior to the Common Stock and Series A Convertible Preferred Stock, on parity with the Series C Convertible Preferred Stock and junior to the Senior Convertible Preferred Stock.

  Liquidation Rights. In the event of the dissolution, liquidation or winding up of the affairs of the Company (including a merger, reorganization or consolidation involving a transfer of 50% of the voting power of the Company), after satisfaction of amounts payable to creditors, holders of shares of Series B Convertible Preferred Stock are entitled to receive distributions in an amount equal to the greater of (i) $12.00 (subject to adjustment) and (ii) such amount per share that such holders would receive if such shares were converted into shares of Class B Common Stock immediately prior to the dissolution, liquidation or winding up of the affairs of the Company, in preference to any payment to holders of Common Stock or any other securities ranking junior to the Series B Convertible Preferred Stock.

  Other Provisions. There are no preemptive rights to subscribe for any additional securities which the Company may issue, and there are no sinking fund provisions applicable to the Series B Convertible Preferred Stock, nor is the Series B Convertible Preferred Stock subject to calls or assessments by the Company. The holders of Series B Convertible Preferred Stock have the right to require the redemption on the earlier of 91 days after the tenth anniversary date of issuance of the Notes or May 15, 2008 at $12.00 per share (subject to adjustment) plus declared unpaid dividends.

Series C Convertible Preferred Stock

  In February 1997, the Board of Directors authorized the issuance and sale of 3,529,832 shares of Preferred Stock, par value $.01 per share, designated as the "Series C Convertible Preferred Stock."

  Rank. The Series C Convertible Preferred Stock ranks, with respect to dividend rights, senior to the Common Stock, on parity with the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and junior to the Senior Convertible Preferred Stock. The Series C Convertible Preferred Stock ranks, with respect to rights on liquidation and redemption, senior to the Common Stock and Series A Convertible Preferred Stock, on parity with the Series B Convertible Preferred Stock and junior to the Senior Convertible Preferred Stock.

  Liquidation Rights. In the event of the dissolution, liquidation or winding up of the affairs of the Company (including a merger, reorganization or consolidation involving a transfer of 50% of the voting power of the Company), after satisfaction of amounts payable to creditors, holders of shares of Series C Convertible Preferred Stock are entitled to receive distributions in an amount equal to the greater of (i) $21.00 (subject to adjustment) and (ii) such amount per share that such holders would receive if such shares were converted into shares of Class B Common Stock immediately prior to the dissolution, liquidation or winding up of the affairs of the Company, in preference to any payment to holders of Common Stock or any other securities ranking junior to the Series C Convertible Preferred Stock.

  Other Provisions. There are no preemptive rights to subscribe for any additional securities which the Company may issue and there are no sinking fund provisions applicable to the Series C Convertible Preferred Stock, nor is the Series C Convertible Preferred Stock subject to calls or assessments by the Company. The holders of Series C Convertible Preferred Stock have the right to require the redemption on the earlier of 91 days after the tenth anniversary date of issuance of the Notes or May 15, 2008 at $21.00 per share (subject to adjustment) plus declared unpaid dividends.

WARRANTS

  In connection with the offering of the Senior Convertible Preferred Stock in August 1997 and October 1997, the Company issued warrants to purchase an aggregate of 262,998 shares of Class B Common Stock at a price of $37.54 per share, provided that the price per share shall be reduced to 85% of the price per share to the public if the Company consummates an initial registered public offering of Class B Common Stock with a price below $44.17 per share. The exercise price is subject to weighted average antidilution protection on terms similar to the Preferred Stock conversion price. These warrants are exercisable at any time prior to August 16, 2007, in the case of the warrants issued in August 1997, and October 31, 2007, in the case of the warrants issued in October 1997.

STOCKHOLDERS AGREEMENT

  Pursuant to the Amended and Restated Stockholders Agreement, dated as of August 15, 1997, among the Company, the Initial Stockholders, Robert A. Crown and Barbara Crown (together with the Initial Stockholders, the "Individual Stockholders") and the other major investors (the "Investors") in the Company's capital stock, the parties agreed to certain rights and restrictions with respect to the shares of the Company's capital stock (the "Shares") they hold, including the following:

  Transfer Restrictions. Subject to certain limited exceptions, neither of the Crowns (so long as either of them is employed by the Company or any of its subsidiaries or affiliates) nor the Initial Stockholders shall dispose of any Shares except to the Company or as provided in the Stockholders Agreement.

  Rights of First Refusal. The Stockholders Agreement includes various rights of first refusal in the event an Individual Stockholder or an Investor (collectively, "Investment Parties") proposes to transfer Shares to a third party. The specific terms of the rights of first refusal vary depending upon whether the Shares are being transferred by the Crowns, by an Initial Stockholder or by an Investor, but in each case the right provides that the nontransferring parties or the Company have a purchase right before such proposed transfer may be consummated.

  Come-Along Rights. The Stockholders Agreement includes "come-along" rights in the event of certain proposed transfers of Shares by an Investment Party. Following application of the right of first refusal procedures described above, each party to the Stockholders Agreement has the right to include its Shares (or pro rata portion thereof) in the proposed transfer triggering the right of first refusal.

  Take-Along Rights. The Stockholders Agreement provides that if, at any time prior to a Qualified Public Offering (defined as a firm commitment underwriting of Common Stock in which the per share offer price is at least $100 and the Company receives at least $30,000,000 in net proceeds), Investment Parties holding at least 66.67% of the Shares owned by all Investment Parties (such persons being referred to as the "Take Along Group") determine to sell or exchange (in a business combination or otherwise) 50% or more of the total number of Shares then issuable or outstanding, then, upon written notice of the Take Along Group, each other Investment Party shall be obligated to sell that percentage of its Shares that is equal to the aggregate percentage of the Take Along Group's Shares being sold or exchanged by the Take Along Group in the same transaction.

  Right to Call and Put Securities. The Stockholders Agreement provides the Company and the Investment Parties with certain call rights on the Shares of Ted B. Miller, Jr. in the event his employment terminates for any reason prior to a Qualified Public Offering. In addition, Mr. Miller has certain put rights with respect to his Shares if his employment is terminated without cause, or by virtue of his death, disability or retirement in accordance with Company policy.

  Designation of Nominees by Crowns and by Investors. So long as the Crowns or certain of their permitted transferees among their families or their heirs shall have in the aggregate a 5% or greater interest in the Common Stock of the Company, Robert A. Crown, Barbara Crown and/or such transferees shall have the right to designate one nominee for election as a director of the Company. The Company has committed to using its best efforts to reduce the 5% target amount to a 2.5% target amount. Of the five directors to be elected by holders of the Company's Preferred Stock pursuant to the terms contained in the Amended Certificate, in addition to the director to be nominated by the Crowns, (i) Centennial Group has the right to designate two nominees for election as a director of the Company; (ii) certain entities affiliated with Berkshire Partners Group have the right to designate two nominees for election as a director of the Company; and (iii) Nassau Group has the right to designate one nominee for election as a director of the Company. At each meeting, or written action in lieu of a meeting of stockholders of the Company, at or by which directors nominated by the Crowns or by the holders of Preferred Stock, voting separately, are to be elected, each Investor and Individual Stockholder shall vote all of its Shares to elect as directors of the Company, such nominees.

  The Stockholders Agreement also provides for the designation of four other directors by the agreement of the Individual Stockholders and Investors as a group holding 66.67% of the outstanding capital stock of the Company entitled to vote in the election of directors (calculated on an "as converted" basis).

  Right of First Offer. The Stockholders Agreement provides that the Company shall, prior to any issuance by the Company of certain of its securities (other than debt securities with no equity feature) and subject to certain ownership conditions, offer to certain Investors and Individual Stockholders the right to purchase all such securities for cash at an amount equal to the price or other consideration for which such securities are to be issued.

  Covenants. The Company is also subject to a number of negative covenants under the Stockholders Agreement, including, among other things, limitations on liens, indebtedness, investments, distributions or related party transactions.

  Registration Rights. The Stockholders Agreement provides that, at any time after the earliest of (i) six months after the first registration statement covering a public offering of the Company's securities shall have become effective, (ii) six months after the Company shall have become a reporting company under the Exchange Act and (iii) July 1, 1999, the Investors and Individual Stockholders holding at least 33% of the restricted stock then issuable or outstanding may require the Company to register such shares under the Securities Act on two occasions, provided that the reasonably anticipated net proceeds to such holders would exceed $5.0 million on each occasion.

  The Stockholders Agreement also grants registration rights whereby the Investors and Stockholders holding 17.5% of the shares of restricted stock may, at any time the Company is eligible to file a registration statement on Form S-3, request the Company on five occasions to use its best efforts to file a registration statement covering the shares specified in such notice, as long as the reasonably anticipated price to the public of such offering would exceed $1.0 million on each occasion.

  The Stockholders Agreement also provides for unlimited piggyback registration rights. Pursuant to the Stockholders Agreement, each time the Company proposes to register its securities under the Securities Act for sale to the public, whether for its own account or for the account of other securityholders or both, it will give written notice to the Investors and Individual Stockholders holding restricted stock to allow their participation in the registration, unless the managing underwriter of the offering determines that the total number of such securities to be registered will adversely effect the marketing of the securities to be sold by the Company. In such case, the securities proposed to be included by such requesting holders of restricted stock will be reduced on a pro rata basis, unless any shares to be included in such offering are for the account of any person other than the Company or the requesting holders of restricted stock.

  The Company has agreed to pay the costs and expenses incurred in connection with each demand and piggyback registration and each registration on Form S-3, other than underwriting discounts and commissions.

  Term. The Stockholders Agreement will terminate immediately prior to a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or its equivalent). However, the Stockholders Agreement provides that so long as the Crowns or their permitted transferees have in the aggregate a 5% or greater interest in the Company's Common Stock, the Crowns or such transferees shall continue to have the right to designate one nominee (or a successor to such nominee) for election as a director of the Company despite the agreement otherwise terminating. The Company has committed to using its best efforts to reduce the 5% target amount to a 2.5% target amount. The Stockholders Agreement further provides that the Investors and Individual Stockholders will vote their shares to elect the Crowns' nominee as a director.

                          OWNERSHIP OF CAPITAL STOCK

  The table below sets forth, as of October 31, 1997, certain information with respect to the beneficial ownership of Capital Stock by (i) each person who is known by the Company to be the beneficial owner of more than 5% of any class or series of Capital Stock of the Company and (ii) each of the directors and executive officers of the Company and all directors and executive officers as a group. As of that date, the Company had outstanding the following amounts:
Class A Common Stock--208,313 shares; Class B Common Stock--1,873,433 shares; Series A Preferred Stock--1,383,333 shares; Series B Preferred Stock--864,568 shares; Series C Preferred Stock--3,529,832 shares; and Senior Convertible Preferred Stock--657,495 shares. Each share of Class A Common Stock is convertible into 1.523148 shares of Class B Common Stock. This table also gives effect to shares that may be acquired pursuant to options and convertible preferred stock, as described in the footnotes below.

                                                                                                PERCENTAGE OF
                                                                                    FULLY       TOTAL VOTING
                                                                                   DILUTED        POWER OF
                                                    NUMBER OF     PERCENTAGE OF    CLASS B      FULLY DILUTED
                                                      SHARES          CLASS        COMMON          CLASS B
 EXECUTIVE OFFICERS AND                            BENEFICIALLY   BENEFICIALLY      STOCK          COMMON
      DIRECTORS(A)             TITLE OF CLASS        OWNED(B)         OWNED     EQUIVALENT(C)       STOCK
 ----------------------        --------------      ------------   ------------- -------------   -------------
Ted B. Miller, Jr. .....  Class A Common Stock        135,000(d)       64.8%        205,625          3.6%
                          Class B Common Stock(e)      81,500           4.2         194,000
David L. Ivy............  Class B Common Stock(f)      23,750           1.3          95,000          0.9
Charles C. Green, III...  Class B Common Stock(g)         --            --           50,000            *
John L. Gwyn............  Class B Common Stock(h)         500             *          45,500            *
Robert A. Crown(i)......  Class B Common Stock      1,465,000          78.1       1,465,000         13.2
Edward C. Hutcheson,
 Jr.(j).................  Class A Common Stock         73,313          35.2         111,667          1.1
                          Class B Common Stock(k)         --            --            5,000
                          Series B Preferred Stock      8,333             *           8,333
J. Landis Martin(l).....  Class B Common Stock(m)       4,875             *          19,500          1.5
                          Series A Preferred Stock     41,666           3.0          41,666
                          Series B Preferred Stock     41,667           4.8          41,667
                          Series C Preferred Stock     47,619           1.3          47,619
                          Senior Preferred Stock        4,000             *          12,400(n)
Robert F. McKenzie(o)...  Class B Common Stock(p)       4,875             *          19,500            *
                          Series A Preferred Stock      8,333             *           8,333
                          Series B Preferred Stock      4,167             *           4,167
                          Series C Preferred Stock      2,500             *           2,500
Directors and executive
 officers as a group
 (8 persons total)......  Class A Common Stock        208,313         100.0         317,292         17.1
                          Class B Common Stock(q)   1,580,500          80.0       1,893,500
                          Series A Preferred Stock     49,999           3.6          49,999
                          Series B Preferred Stock     54,167           6.3          54,167
                          Series C Preferred Stock     50,119           1.4          50,119
                          Senior Preferred Stock        4,000             *          12,400(r)
Berkshire Fund III, A
 Limited
 Partnership(s).........  Class B Common Stock         51,309           2.7          51,309         11.0
                          Series A Preferred Stock    633,444          45.8         633,444
                          Series B Preferred Stock    475,082          55.0         475,082
                          Senior Preferred Stock       17,968           2.7          55,051(t)
Berkshire Fund IV,
 Limited
 Partnership(s).........  Series C Preferred Stock    944,156          26.7         944,156          8.9
                          Senior Preferred Stock       14,627           2.2          44,815(u)
Berkshire Investors
 LLC(s).................  Class B Common Stock          2,691             *           2,691            *
                          Series A Preferred Stock     33,223           2.4          33,223
                          Series B Preferred Stock     24,918           2.9          24,918
                          Series C Preferred Stock     94,415           2.7          94,415
                          Senior Preferred Stock        2,405             *           7,368(v)
Centennial Fund IV,
 L.P.(w)................  Class B Common Stock        216,000          11.5         216,000         10.8
                          Series A Preferred Stock    666,667          48.2         666,667
                          Series B Preferred Stock    310,401          35.9         310,401
Centennial Fund V,
 L.P.(w)................  Series C Preferred Stock    714,286          20.2         714,286          6.7
                          Senior Preferred Stock        9,700           1.5          29,719(x)
Centennial Entrepreneurs
 Fund V, L.P.(w)........  Series C Preferred Stock     22,095             *          22,095            *
                          Senior Preferred Stock          300             *             919(y)
Nassau Capital Partners
 II, L.P.(z)............  Series C Preferred Stock    922,831          26.1         922,831          9.0
                          Senior Preferred Stock       24,845           3.8          76,121(aa)
NAS Partners I,
 L.L.C.(z)..............  Series C Preferred Stock      5,740             *           5,740            *
                          Senior Preferred Stock          155             *             475(bb)
Fay, Richwhite
 Communications
 Limited(cc)............  Series C Preferred Stock    476,190          13.5         476,190          5.0
                          Senior Preferred Stock       25,000           3.8          76,596(dd)

                                                  (footnotes on following page)

(footnotes from preceding page)

--------
 * Less than 1%.
(a) Except as otherwise indicated, the address of each person named in this table is c/o Crown Castle International Corp., 510 Bering Drive, Suite 500, Houston, TX 77057.
(b) In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options, convertible notes or convertible preferred stock exercisable or convertible within 60 days of the date hereof are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders. To the best of the Company's knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.
(c) Includes the full amounts of options of Class B Common Stock that have been granted, whether vested and exercisable or not. Each share of Class A Common Stock is shown as converted into 1.523148 shares of Class B Common Stock. For the Senior Convertible Preferred Stock sold in July 1997, a conversion price of $37.54 and accrued dividends through October 31, 1997, is assumed, while for the Senior Convertible Preferred Stock sold in October 1997, a conversion price of $37.54 is assumed.
(d) Mr. Miller holds 121,870 shares of Class A Common Stock personally and 13,130 shares of Class A Common Stock are held in trust for the benefit of his children.
(e) Includes 81,500 options which have vested or will vest on December 31, 1997.
(f) Includes 13,750 options which have vested or will vest on December 31, 1997.
(g) Represents 50,000 options granted to Mr. Green which are not yet exercisable.
(h) Includes 45,000 options granted to Mr. Gwyn which are not yet exercisable.
(i) Includes 739,000 shares owned by Mr. Crown, 701,000 shares owned by his spouse, over which she has sole voting and dispositive power, and 25,000 shares that are jointly owned. Mr. Crown's principal business address is c/o Crown Communication Inc., Penn Center West, Building #3, Suite 229, Pittsburgh, PA 15276.
(j) Mr. Hutcheson's principal business address is 5599 San Felipe, Suite 301, Houston, TX 77056.
(k) Represents 5,000 options granted to Mr. Hutcheson which are not yet exercisable.
(l) Mr. Martin's principal business address is c/o Tremont Corporation, 1999 Broadway, Suite 4300, Denver, CO 80202.
(m) Includes 4,875 options which have vested.
(n) Includes warrants for 1,600 shares of Class B Common Stock.
(o) Mr. McKenzie's principal business address is 60 Kearney Street, Denver, CO 80220.
(p) Includes 1,250 options which have vested.
(q) Includes 1,974,808 options which have vested or will vest by December 31, 1997.
(r) Includes warrants for 1,600 shares of Class B Common Stock.
(s) Berkshire Partners Group has approximately 21.4% of the total voting power of the Class B Stock on a fully diluted basis. Carl Ferenbach, the Chairman of the Board of Directors of the Company, and Garth H. Greimann, a director of the Company, are Managing Directors of Berkshire Fund III, A Limited Partnership, and Berkshire Fund IV, Limited Partnership. The principal business address of the Berkshire Partners Group is c/o Berkshire Partners LLC, One Boston Place, Suite 3300, Boston, MA 02108-4401.
(t) Includes warrants for 7,187 shares of Class B Common Stock.
(u) Includes warrants for 5,851 shares of Class B Common Stock.
(v) Includes warrants for 962 shares of Class B Common Stock.
(w) Centennial Group has approximately 17.7% of the total voting power of the Class B Common Stock on a fully diluted basis. Jeffrey Schutz and David Hull, directors of the Company, are each General Partners of Centennial Fund IV and Centennial Fund V. In addition, Messrs. Hutcheson, Martin and McKenzie are investors in Centennial Entrepreneurs Fund V, L.P., which is managed by CHI. Mr. Martin is also an investor in and a director of CHI and is a limited partner in Centennial Fund IV and Centennial Fund V. The principal business address of Centennial Group is c/o The Centennial Funds, 1428 Fifteenth Street, Denver, CO 80202-1318.
(x) Includes warrants for 3,880 shares of Class B Common Stock.
(y) Includes warrants for 120 shares of Class B Common Stock.
(z) Nassau Group has approximately 9.1% of the total voting power of the Class B Common Stock on a fully diluted basis. Randall Hack, a director of the Company, is a member of Nassau Capital L.L.C., an affiliate of Nassau Group. The principal business address of Nassau Capital Partners II, L.P. is 22 Chambers Street, Princeton, NJ 08542.
(aa) Includes warrants for 9,938 shares of Class B Common Stock.
(bb) Includes warrants for 62 shares of Class B Common Stock.
(cc) The principal business address of Fay Richwhite is Level 27, 151 Queen Street, Auckland, New Zealand.
(dd) Includes warrants for 10,000 shares of Class B Common Stock.

                   DESCRIPTION OF THE SENIOR CREDIT FACILITY

  Two wholly owned subsidiaries of CCIC, CTC and CTC(PR) (collectively, the "Borrowers"), have entered into the Senior Credit Facility with a group of banks and other financial institutions led by KeyBank National Association ("KeyBank") and PNC Bank, National Association, as arrangers and agents. The following summary of certain provisions of the Senior Credit Facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Senior Credit Facility.

  The Senior Credit Facility provides for revolving credit loans in an aggregate principal amount not to exceed $100.0 million, for working capital needs, acquisitions and general corporate purposes. The Senior Credit Facility includes a $5.0 million sublimit available for the issuance of letters of credit. As of January 5, 1998, the Borrowers had unused borrowing availability under the Senior Credit Facility of approximately $85.3 million.

  The loan commitment under the Senior Credit Facility reduces by $5.0 million commencing March 31, 2001 and by $5.0 million each calendar quarter thereafter until December 31, 2004, when the Senior Credit Facility matures. In addition, the Senior Credit Facility provides for mandatory reduction of the loan commitment and mandatory prepayment with the (i) net proceeds of certain asset sales, (ii) net proceeds of certain required capital contributions to CTC by CCIC relating to the proceeds from the sale of equity, convertible or debt securities, subject to certain exceptions, (iii) net proceeds of any unused insurance proceeds and (iv) a percentage of the excess cash flow of the Borrowers, commencing with the calendar year ending December 31, 2000.

  The Borrowers' obligations under the Senior Credit Facility are secured by substantially all the assets of CCIC's subsidiaries. The Borrowers' obligations under the Senior Credit Facility are also guaranteed by each direct and indirect majority owned domestic subsidiary of CCIC and secured by substantially all the assets of each direct and indirect majority owned domestic subsidiary of CCIC. In addition, the Senior Credit Facility is guaranteed on a limited recourse basis by CCIC, limited in recourse to the pledged capital stock of CTC(PR) and CCIC's domestic subsidiaries. The capital stock of CTSH will not be pledged to secure the Senior Credit Facility.

  The loans under the Senior Credit Facility will bear interest, at the Borrowers' option, at either (A) a "base rate" equal to the KeyBank's prime lending rate plus an applicable spread ranging from 0% to 1.5% (determined based on a leverage ratio) or (B) a "LIBOR rate" plus an applicable spread ranging from 1.0% to 3.25% (determined based on a leverage ratio). Following the occurrence and during the continuance of an event of default under the Senior Credit Facility, the loans will bear interest at the "base rate" plus 3.5%.

  The Senior Credit Facility contains a number of covenants that, among other things, restrict the ability of the Borrowers and their respective subsidiaries to dispose of assets, incur additional indebtedness, incur guaranty obligations, repay subordinated indebtedness except in accordance with the subordination provisions, pay dividends or make capital distributions, create liens on assets, enter into leases, make investments, make acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, the Senior Credit Facility will require compliance with certain financial covenants, including requiring the Borrowers and their respective subsidiaries to maintain a maximum ratio of indebtedness to operating cash flow, a minimum ratio of operating cash flow to fixed charges, a minimum ratio of operating cash flow to projected debt service and a minimum ratio of operating cash flow to interest expense. CCIC does not expect that such covenants will materially impact the ability of the Borrowers and their respective subsidiaries to operate their respective businesses.

  Pursuant to the terms of the Senior Credit Facility, CTC is entitled to pay dividends or make distributions to CCIC in order to permit CCIC to pay its out-of-pocket costs for corporate development and overhead and to pay cash interest on certain indebtedness of CCIC (including the Notes); provided that the amount of such dividends or distributions does not exceed (i) $6.0 million in any year ending on or prior to the fifth anniversary of the October Refinancing (such period being the period prior to the date that the Notes begin to accrue cash interest) and (ii) $33.0 million in any year thereafter. The Senior Credit Facility also allows CTC to pay dividends or distribute cash to CCIC to the extent required to pay taxes allocable to the Borrowers and their respective subsidiaries. All of the above-mentioned dividends or distributions, however, including dividends or distributions that are intended to pay interest on the Notes, may not be made by CTC so long as any default or event of default exists under the Senior Credit Facility.

  The Senior Credit Facility contains customary events of default, including the failure to pay principal when due or any interest or other amount that becomes due within two days after the due date thereof, any representation or warranty being made by the Borrowers that is incorrect in any material respect on or as of the date made, a default in the performance of any negative covenants or a default in the performance of certain other covenants or agreements for a period of thirty days, default in certain other indebtedness, certain insolvency events and certain change of control events. In addition, a default under the Indenture will result in a default under the Senior Credit Facility.

                           DESCRIPTION OF THE NOTES

GENERAL

  The Old Notes were issued and the New Notes will be issued pursuant to an Indenture (the "Indenture") dated as of November 25, 1997 between the Company and United States Trust Company of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The terms of the New Notes will be identical in all material respects with the terms of the Old Notes, except that the New Notes have been registered under the Securities Act and are issued free of any covenant regarding registration, including the payment of additional interest upon failure to file or have declared effective an exchange offer registration statement or to consummate the Exchange Offer by certain dates. The New Notes and the Old Notes are deemed the same series of Notes under the Indenture and are entitled to the benefits thereof. Accordingly, unless specifically stated to contrary, the following description applies equally to the Old Notes and the New Notes. The following is a summary of certain provisions of the Indenture and the Notes, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act")) and the Notes. Capitalized terms used in the following description and not otherwise defined therein shall have the meanings assigned to them in the Indenture. Copies of the Indenture and Registration Rights Agreement are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to Crown Castle International Corp. and not to any of its Subsidiaries.

  The Notes represent general unsecured obligations of the Company and rank pari passu in right of payment with all future unsecured senior Indebtedness of the Company. However, the operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Company's Subsidiaries will not be guarantors of the Notes and the Notes will be effectively subordinated to all Indebtedness (including all borrowings under the Senior Credit Facility) and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. As of January 5, 1998, the Company's Subsidiaries had $5.0 million of Indebtedness outstanding, and had approximately $85.3 million of unused borrowing availability under the Senior Credit Facility. The provisions of the Senior Credit Facility contain substantial restrictions on the ability of such Subsidiaries to dividend or distribute cash flow or assets to the Company. See "Risk Factors--Holding Company Structure; Restrictions on Access to Cash Flow of Subsidiaries" and "Description of the Senior Credit Facility."

  As of the date of the Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. CTSH, the Company's U.K. affiliate, will not be a Subsidiary of the Company as of the date of the Indenture and will not, therefore, be subject to the provisions of the Indenture. See "Risk Factors--Relationship with Minority Owned Affiliate; Potential Conflicts of Interests."

PRINCIPAL, MATURITY AND INTEREST

  The Notes are limited in aggregate principal amount at maturity to $251.0 million and will mature on November 15, 2007. The Old Notes were offered at a substantial discount from their principal amount at maturity. See "Certain United States Federal Income Tax Considerations--U.S. Holders--Interest and Original Issue Discount." Until November 15, 2002, no interest (other than Liquidated Damages, if any) will accrue, but the Accreted Value will accrete (representing the amortization of original issue discount) between the date of original issuance and November 15, 2002, on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value shall be equal to the full principal amount of the Notes on November 15, 2002 (the "Full Accretion Date"). The initial Accreted Value per $1,000 in principal amount of Notes is $597.65 (representing the original price at which Old Notes were offered in the Offering of the Old Notes). Beginning on November 15, 2002, interest on the Notes will accrue at the rate of 10.625% per annum and will be payable in U.S. dollars semiannually in arrears on May 15 and November 15, commencing on May 15, 2003, to Holders of record on the immediately preceding May 1 and November 1. Holders of record on such record dates will become irrevocably entitled to receive accrued interest and Liquidated Damages, if any, in respect of the interest period during which such record date occurs as of the close of business on such record date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts in the United States specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  Except as described below, the Notes will not be redeemable at the Company's option prior to November 15, 2002. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest and Liquidated Damages due on the relevant interest payment date), if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2002...........................................................  105.313%
      2003...........................................................  103.542
      2004...........................................................  101.771
      2005 and thereafter............................................  100.000

  During the first 36 months after the date of original issuance of the Old Notes, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of Notes originally issued at a redemption price of 110.625% of the Accreted Value thereof on the redemption date, plus Liquidated Damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive Liquidated Damages, if any, due on the relevant interest payment date), with the net cash proceeds of one or more Public Equity Offerings and/or Strategic Equity Investments; provided that at least 65% of the aggregate principal amount at maturity of Notes originally issued remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and provided, further, that such redemption shall occur within 60 days of the date of the closing of such Public Equity Offering and/or Strategic Equity Investment.

SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any (subject to the right of Holders of record on the relevant record date to receive interest and Liquidated Damages, if any, due on the relevant interest payment date), to the date of purchase or, in the case of repurchases of Notes prior to the Full Accretion Date, at a purchase price equal to 101% of the Accreted Value thereof on the date of repurchase plus Liquidated Damages thereon, if any (subject to the right of Holders of record on the relevant record date to receive Liquidated Damages, if any, due on the relevant interest payment date), to such date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Change of Control Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Certain Covenants--Liens" and "--Certain Covenants-- Sale and Leaseback Transactions." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of certain highly leveraged transactions.

  The Senior Credit Facility limits the Company's access to the cash flow of its Subsidiaries and will, therefore, restrict the Company's ability to purchase any Notes. The Senior Credit Facility also provides that the occurrence of certain change of control events with respect to the Company constitute a default thereunder. In the event that a Change of Control occurs at a time when the Company's Subsidiaries are prohibited from making distributions to the Company to purchase Notes, the Company could cause its Subsidiaries to seek the consent of the lenders under the Senior Credit Facility to allow such distributions or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Credit Facility. Future indebtedness of the Company and its Subsidiaries may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources, including its ability to access the cash flow of its Subsidiaries. See "Risk Factors-- Repurchase of the Notes Upon a Change of Control" and "Risk Factors--Holding Company Structure; Restrictions on Access to Cash Flow of Subsidiaries." There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) except in the case of a Tower Asset Exchange, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 20 days of the applicable Asset Sale (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

  Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds to: (a) reduce Indebtedness under a Credit Facility; (b) reduce other Indebtedness of any of the Company's Restricted Subsidiaries; (c) the acquisition of all or substantially all the assets of a Permitted Business;
(d) the acquisition of Voting Stock of a Permitted Business from a Person that is not a Subsidiary of the Company; provided, that, after giving effect thereto, the Company or its Restricted Subsidiary owns a majority of such Voting Stock; or (e) the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Notes and all holders of other senior Indebtedness of the Company containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount (or accreted value, as applicable) of Notes and such other senior Indebtedness of the Company that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or accreted value, as applicable) thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and Liquidated Damages, if any, due on the relevant interest payment date), in accordance with the procedures set forth in the Indenture and such other senior Indebtedness of the Company. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other senior Indebtedness of the Company tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other senior Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (b) the Company would have been permitted to incur at least $1.00 of additional indebtedness pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii) and (iv) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
  (ii) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock and except to the extent such net cash proceeds are used to incur new Indebtedness outstanding pursuant to clause (x) of the second paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock") or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) to the extent that any Unrestricted Subsidiary of the Company is designated as a Restricted Subsidiary after the date of the Indenture, the lesser of (A) the fair market value of the Company's Investment in such Subsidiary as of the date of such designation, or (B) the sum of (x) the fair market value of the Company's Investment in such Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary and (y) the amount of any Investments made in such Subsidiary subsequent to such designation (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary; provided that in the event the Unrestricted Subsidiary designated as a Restricted Subsidiary is CTSH, the references in clause (A) and (B) of this clause (iv) to fair market value of the Company's Investment in such Subsidiary shall mean the amount by which the fair market value of such Investment exceeds 34.3% of the fair market value of CTSH as a whole, plus (v) 50% of any dividends received by the Company or a Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period.

  The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, any Equity Interests of the Company (other than any Disqualified Stock; provided that such net cash proceeds are not used to incur new Indebtedness pursuant to clause (x) of the second paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"); and provided further that, in each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause (c) (ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; or (iv) the designation of CTSH as an Unrestricted Subsidiary immediately following the Roll-Up.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the businesses operated by the Company's Restricted Subsidiaries as of the date of the Indenture be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted

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Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if such designation would not cause a Default.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any property, assets or Investments required by this covenant to be determined shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee.

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Company's Restricted Subsidiaries may incur Eligible Indebtedness if, in each case, (i) no Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) the Company's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which internal financial statements are available, would have been no greater than
6.5 to 1.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt") if no Default shall have occurred and be continuing or would occur as a consequence thereof:

    (i) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Indebtedness under Credit Facilities) in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed the greater of (x) $100.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" and (y) 70% of the Eligible Receivables that are outstanding as of such date of incurrence;

    (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (iii) the incurrence by the Company of Indebtedness represented by the Notes and the New Notes;

    (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (iv), not to exceed $5.0 million at any one time outstanding;

    (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses
  (ii) or (iii) or this clause (v) of this paragraph;

    (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the

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

  Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

    (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or currency exchange risk;

    (viii) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of the Indenture;

    (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with the acquisition of assets or a new Subsidiary and the incurrence by the Company's Restricted Subsidiaries of Indebtedness as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that, in the case of any such incurrence of Acquired Debt, such Acquired Debt was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Restricted Subsidiaries; and provided further that, in the case of any incurrence pursuant to this clause (viii), the Company would have been permitted to incur at least $1.00 of additional indebtedness (other than Permitted Debt) immediately after such incurrence pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of this covenant, calculated as if such incurrence had occurred as of the actual date of incurrence and the related acquisition or designation (as applicable) had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which internal financial statements are available;

    (x) the incurrence by the Company of Indebtedness not to exceed, at any one time outstanding, 2.0 times the aggregate net cash proceeds from the issuance and sale, other than to a Subsidiary, of Equity Interests (other than Disqualified Stock) of the Company since the date of the Indenture (less the amount of such proceeds used to make Restricted Payments as provided in clause (c)(ii) of the first paragraph or clause (ii) of the second paragraph of the covenant described above under the caption "-- Restricted Payments"); provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and the Weighted Average Life to Maturity of such Indebtedness is longer than that of the Notes; and

    (xi) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $5.0 million.

  The Indenture also provides that (i) the Company will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured and (ii) the Company will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness other than Non-Recourse Debt.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

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

 Liens

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture or Indebtedness under the Senior Credit Facility, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Existing Indebtedness as in effect on the date of the Indenture or in the Senior Credit Facility, (b) encumbrances and restrictions applicable to CTSH and its Subsidiaries, as the same are in effect as of the date on which CTSH becomes a Restricted Subsidiary, and as the same may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Indebtedness of CTSH as in effect on the date on which CTSH becomes a Restricted Subsidiary, (c) the Indenture and the Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases or licenses entered into in the ordinary course of business, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) the provisions of agreements governing Indebtedness incurred pursuant to clause
(iv) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," (i) any agreement for the sale of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale, (j) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (k) Liens permitted to be incurred pursuant to the provisions of the covenant described under the caption "--Liens" that limit the right of the debtor to transfer the assets subject to such Liens,
(l) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements and (m) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation or Sale of Assets

  The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

 Transactions with Affiliates

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment arrangements with any executive officer of the Company or a Restricted Subsidiary that is entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with compensation arrangements of similarly situated executive officers at comparable companies engaged in Permitted Businesses, (ii) transactions between or among the Company and/or its Restricted Subsidiaries, (iii) payment of directors fees in an aggregate annual amount not to exceed $25,000 per Person, (iv) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," (v) the issuance or sale of Equity Interests (other than Disqualified Stock) of the Company, and (vi) transactions pursuant to the provisions of the Services Agreement, the CTSH Shareholders' Agreement and the Stockholders Agreement as the same are in effect on the date of the Indenture.

 Sale and Leaseback Transactions

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if (i) the Company or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders-- Asset Sales."

 Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

  The Indenture provides that the Company (i) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) and (ii) will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company, unless, in each such case: (a) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition or issuance are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

 Limitations on Issuances of Guarantees of Indebtedness

  The Indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person other than a Subsidiary of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee will be attached as an exhibit to the Indenture.

 Business Activities

  The Indenture provides that the Company will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

 Reports

  The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, in the footnotes to the financial statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" (in each case to the extent not prohibited by the Commission's rules and regulations), (a) the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company and (b) the Tower Cash Flow for the most recently completed fiscal quarter and the Adjusted Consolidated Cash Flow for the most recently completed four-quarter period) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Registration

Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company will, for so long as any Notes remain outstanding, furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company or any of its Subsidiaries to comply with the provisions described under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" or failure by the Company to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the Indenture applicable thereto; (iv) failure by the Company or any of its Subsidiaries for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or
(vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount at maturity of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

  The Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is also required to deliver to the Trustee, forthwith after the occurrence thereof, written notice of any event that would constitute a Default, the status thereof and what action the Company is taking or proposes to take in respect thereof.

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

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events with respect to the Company) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events with respect to the Company are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
(viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (specifically excluding the provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"),
(iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (specifically excluding the payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"), (viii) except as provided under the caption "--Legal Defeasance and Covenant Defeasance" or in accordance with the terms of any Subsidiary Guarantee, release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or make any change in a Subsidiary Guarantee that would adversely affect the Holders of the Notes or (ix) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

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

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount at maturity of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Crown Castle International Corp., 510 Bering Drive, Suite 500, Houston, Texas 77057,
Attention: Secretary.

BOOK-ENTRY, DELIVERY AND FORM

  The New Notes will be represented by one or more Notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

  Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "--Depositary Procedures--Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below). Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

  Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

  The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

  DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

  EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

  Payments in respect of the principal of, and premium, if any, Liquidated Damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  Interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "--Same Day Settlement and Payment." Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds.

  DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

  Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

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

 Exchange of Book-Entry Notes for Certificated Notes

  A Global Note is exchangeable for definitive New Notes in registered certificated form ("Certificated Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

 Exchange of Certificated Notes for Book-Entry Notes

  New Notes issued in certificated form may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such New Notes.

 Same Day Settlement and Payment

  The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Holder of Global Notes. With respect to Notes in certificated form, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in any certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  Holders of the New Notes are not entitled to any registration rights with respect to the New Notes. The Company and the Initial Purchasers entered into the Registration Rights Agreement for the benefit of the holders of Transfer Restricted Securities on the Closing Date. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. The registration statement of which this Prospectus is a part constitutes the Exchange Offer Registration Statement. The Registration Rights Agreement provides that if (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a Prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof, subject to such Holders satisfying certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company has agreed that it will use all commercially reasonable efforts to cause any such Shelf Registration Statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the

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

exchange by a broker-dealer in the Exchange Offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the Prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Act.

  The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the Closing Date, (ii) the Company will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Closing Date,
(iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration
Statement was declared effective by the Commission, New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 of the Accreted Value of the Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 of the Accreted Value of the Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 of the Accreted Value of the Notes. All accrued Liquidated Damages will be paid by the Company on each interest payment date to the Holders of record on the immediately preceding record date by wire transfer of immediately available funds, in the case of the Holder of Global Notes, and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Accreted Value" means, as of any date of determination the sum of (a) the initial Accreted Value (which is $597.65 per $1,000 in principal amount at maturity of Notes) and (b) the portion of the excess of the principal amount at maturity of each Note over such initial Accreted Value which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semiannually on each May 15 and November 15 at the rate of 10.625% per annum from the date of original issuance of the Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months. The Accreted Value of any Note on or after the Full Accretion Date shall be equal to 100% of its stated principal amount.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Adjusted Consolidated Cash Flow" has the meaning given to such term in the definition of "Debt to Adjusted Consolidated Cash Flow Ratio."

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Repurchase at the Option of Holders--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant, and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (ii) an issuance of Equity Interests by a Subsidiary to the Company or to another Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments," (iv) grants of leases or licenses in the ordinary course of business and (v) disposals of Cash Equivalents.

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Berkshire Group" means Berkshire Fund III, A Limited Partnership, Berkshire Fund IV, Limited Partnership, Berkshire Investors LLC and Berkshire Partners LLC.

  "Broker-Dealer" means any broker or dealer registered under the Exchange
Act.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

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  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Senior Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within six months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition.

  "Centennial Group" means Centennial Fund IV, L.P., Centennial Fund V, L.P. and Centennial Entrepreneurs Fund V, L.P.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); provided that transfers of Equity Interests in the Company between or among the beneficial owners of the Company's Equity Interests and/or Equity Interests in CTSH, in each case as of the date of the Indenture, will not be deemed to cause a Change of Control under this clause (iii) so long as no single Person together with its Affiliates acquires a beneficial interest in more of the Voting Stock of the Company than is at the time collectively beneficially owned by the Principals and their Related Parties; (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or (v) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (x) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) or (y) the Principals and their Related Parties own a majority of such outstanding shares after such transaction.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (ii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if

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any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iii) depreciation, amortization (including amortization of goodwill and other intangibles and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (iv) non-cash items increasing such Consolidated Net Income for such period (excluding any items that were accrued in the ordinary course of business), in each case on a consolidated basis and determined in accordance with GAAP.

  "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person other than the Company that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the cumulative effect of a change in accounting principles shall be excluded and (iv) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded whether or not distributed to the Company or one of its Restricted Subsidiaries.

  "Consolidated Tangible Assets" means, with respect to the Company, the total consolidated assets of the Company and its Restricted Subsidiaries, less the total intangible assets of the Company and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of the Company and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (iii) is a designee of a Principal or was nominated by a Principal.

  "Credit Facilities" means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

  "CTSH" means Castle Transmission Services (Holdings) Ltd and its successors.

  "Debt to Adjusted Consolidated Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of the Company as of such date to (b) the sum of (1) the Consolidated Cash Flow of the Company for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, less the Company's Tower Cash Flow for such four-quarter period, plus (2) the product of four times the Company's Tower Cash Flow for the most recent quarterly period (such sum being referred to as "Adjusted Consolidated Cash Flow"), in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Company and its Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related

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

financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (ii) of the proviso set forth in definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to Calculation Date, shall be excluded.

  "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above the caption "--Certain Covenants--Restricted Payments."

  "Eligible Indebtedness" means any Indebtedness other than (i) Indebtedness in the form of, or represented by, bonds or other securities or any guarantee thereof and (ii) Indebtedness that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

  "Eligible Receivables" means the accounts receivable (net of any reserves and allowances for doubtful accounts in accordance with GAAP) of the Company and its Restricted Subsidiaries that are not more than 60 days past their due date and that were entered into in the ordinary course of business on normal payment terms as shown on the most recent internal consolidated balance sheet of the Company and such Restricted Subsidiaries, all calculated on a consolidated basis in accordance with GAAP.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Exchange Offer" means exchange and issuance by the Company of a principal amount of New Notes (which shall be registered pursuant to the Exchange Offer Registration Statement) equal to the outstanding principal amount of Notes that are tendered by such Holders in connection with such exchange and issuance.

  "Exchange Offer Registration Statement" means the Registration Statement relating to the Exchange Offer, including the related Prospectus.

  "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

  "Full Accretion Date" means November 15, 2002.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and

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

pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company or a Restricted Subsidiary of the Company issues any of its Equity Interests such that, in each case, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants--Restricted Payments."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Nassau Group" means Nassau Capital Partners II, L.P. and NAS Partners I,
L.L.C.

  "New Notes" means the Company's 10 5/8% Senior Discount Notes due 2007 to be issued pursuant to the Indenture: (i) in the Exchange Offer or (ii) as contemplated by Section 4 of the Registration Rights Agreement.

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

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, (v) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale and (vi) without duplication, any reserves that the Company's Board of Directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments; provided that in the case of any reversal of any reserve referred to in clause (v) or (vi) above, the amount so reserved shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (except that this clause (iii) will not apply to any Indebtedness incurred by CTSH and its Subsidiaries prior to the date CTSH becomes a Subsidiary).

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Business" means any business conducted by the Company, its Restricted Subsidiaries or CTSH and its Subsidiaries on the date of the Indenture and any other business related, ancillary or complementary to any such business.

  "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; provided, that any such Investment by the Company or any Restricted Subsidiary of the Company in CTSH or its Subsidiaries shall not be a Permitted Investment if CTSH is thereafter designated an Unrestricted Subsidiary pursuant to clause (iv) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments;" (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant

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

described above under the caption "--Repurchase at the Option of Holders-- Asset Sales;" (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(f) receivables created in the ordinary course of business; (g) loans or advances to employees made in the ordinary course of business not to exceed $1.0 million at any one time outstanding; (h) securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business; (i) purchases of additional Equity Interests in CTSH for cash pursuant to the Shareholders' Agreement as the same is in effect on the date of the Indenture for aggregate cash consideration not to exceed $20 million since the date of the Indenture; and (j) other Investments in Permitted Businesses not to exceed 5% of the Company's Consolidated Tangible Assets at any one time outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value).

  "Permitted Liens" means (i) Liens securing Eligible Indebtedness of the Company under one or more Credit Facilities that was permitted by the terms of the Indenture to be incurred or (ii) Liens securing any Indebtedness of any of the Company's Restricted Subsidiaries that was permitted by the terms of the Indenture to be incurred; (iii) Liens in favor of the Company; (iv) Liens existing on the date of the Indenture; (v) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(vi) Liens securing Indebtedness permitted to be incurred under clause (iv) of the second paragraph of the covenant described above under the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" and (vii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or initial accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses and prepayment premiums incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

  "Principals" means Berkshire Group, Centennial Group, Nassau Group, TeleDiffusion de France International S.A. and any Related Party of the foregoing.

  "Prospectus" means the prospectus included in a Registration Statement at the time such Registration Statement is declared effective, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

  "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

  "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

  "Registration Statement" means any registration statement of the Company relating to (a) an offering of New Notes pursuant to an Exchange Offer or (b) the registration for resale of Transfer Restricted Securities pursuant to the Shelf Registration Statement, in each case, (i) that is filed pursuant to the provisions of the Registration Rights Agreement and (ii) including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Roll-Up" means the transaction pursuant to which CTSH becomes a Subsidiary of the Company.

  "Senior Credit Facility" means that certain loan agreement, dated as of April 26, 1995, as amended by the first amendment dated as of June 26, 1996, the second amendment dated as of January 17, 1997, the third amendment dated as of April 3, 1997, and the fourth amendment dated as of October 31, 1997, by and among Keybank National Association and PNC Bank, National Association, as arrangers and agents for those financial institutions listed therein, and Castle Tower Corporation and Castle Tower Corporation (PR), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

  "Shareholders' Agreement" means the agreement entered into by CTSH and its four major shareholders, including the Company, on January 23, 1997, governing the management and operation of CTSH and its Subsidiaries.

  "Shelf Registration Statement" means the Shelf Registration Statement as defined in the Registration Rights Agreement.

  "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that would be a "significant subsidiary" of such Person as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof, except that all references to "10 percent" in Rule 1-02(w)(1), (2) and (3) shall mean "5 percent."

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Strategic Equity Investment" means a cash contribution to the common equity capital of the Company or a purchase from the Company of common Equity Interests (other than Disqualified Stock), in either case by or from a Strategic Equity Investor and for aggregate cash consideration of at least $50.0 million.

  "Strategic Equity Investor" means a Person engaged in a Permitted Business whose Total Equity Market Capitalization exceeds $1.0 billion.

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

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Total Equity Market Capitalization" of any Person means, as of any day of determination, the sum of (i) the product of (A) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such person) multiplied by (B) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding such day, plus (ii) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

  "Tower Asset Exchange" means any transaction in which the Company or one of its Restricted Subsidiaries exchanges assets for Tower Assets and/or cash or Cash Equivalents where the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the Tower Assets and cash or Cash Equivalents received by the Company and its Restricted Subsidiaries in such exchange is at least equal to the fair market value of the assets disposed of in such exchange.

  "Tower Assets" means wireless transmission towers and related assets that are located on the site of a transmission tower.

  "Tower Cash Flow" means, for any period, the Consolidated Cash Flow of the Company and its Restricted Subsidiaries for such period that is directly attributable to site rental revenue or license fees paid to lease or sublease space on communication sites owned or leased by the Company, all determined on a consolidated basis and in accordance with GAAP. Tower Cash Flow will not include revenue or expenses attributable to non-site rental services provided by the Company or any of its Restricted Subsidiaries to lessees of communication sites or revenues derived from the sale of assets.

  "Transfer Restricted Securities" means each Note, until the earliest to occur of (a) the date on which such Note is exchanged in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Act, (b) the date on which such Note has been disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Note is disposed of by a Broker-Dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein) or (d) the date on which such Note is distributable to the public pursuant to Rule 144 under the Act.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants-- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default would occur or be in existence following such designation.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following general discussion summarizes certain of the material U.S. federal income tax considerations of the Exchange Offer to holders of the Old Notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to a holder of the Old Notes in light of such holder's personal circumstances. This discussion also does not address the U.S. federal income tax consequences to holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the Notes as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

  This discussion is based upon the Code, existing and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). The Company has not and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the Exchange Offer which are different from those discussed herein.

  HOLDERS OF OLD NOTES SHOULD CONSULT THEIR OWN ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THE EXCHANGE OFFER IN LIGHT OF THEIR PARTICULAR SITUATIONS.

  The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not constitute a taxable exchange. As a result, (i) a holder should not recognize taxable gain or loss as a result of exchanging Old Notes for New Notes pursuant to the Exchange Offer; (ii) the holding period of the New Notes should include the holding period of the Old Notes exchanged therefor and
(iii) the adjusted tax basis of the New Notes should be the same as the adjusted tax basis of the Old Notes exchanged therefor immediately before the exchange.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such documents in the Letter of Transmittal, for use in connection with any such resale. In addition, until
       (90 days after the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

  The validity of the New Notes offered hereby will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company and the combined financial statements of Crown at December 31, 1995 and 1996, and for each of the two years in the period ended December 31, 1996, the financial statements of the Home Service Transmission business of the BBC at March 31, 1996 and February 27, 1997, and for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 and the consolidated financial statements of CTI at March 31, 1997 and for the period from February 28, 1997 to March 31, 1997, and the financial statements of TEA Group Incorporated at December 31, 1996 and for the year then ended, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of TEA Group Incorporated at December 31, 1995 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

CROWN CASTLE INTERNATIONAL CORP.
Unaudited Financial Statements:
Consolidated Balance Sheet as of September 30, 1997 (unaudited)..........   F-3
Consolidated Statement of Operations for the nine month periods ended
 September 30, 1996 and 1997 (unaudited).................................   F-4
Consolidated Statement of Cash Flows for the nine month periods ended
 September 30, 1996 and 1997 (unaudited).................................   F-5
Condensed Notes to Consolidated Financial Statements for the nine month
 period ended September 30, 1997 (unaudited).............................   F-6
Audited Financial Statements:
Report of KPMG Peat Marwick LLP, Independent Certified Public
 Accountants.............................................................  F-13
Consolidated Balance Sheet as of December 31, 1995 and 1996..............  F-14
Consolidated Statement of Operations for each of the two years in the period ended December 31, 1996..........................................  F-15
Consolidated Statement of Cash Flows for each of the two years in the period ended December 31, 1996..........................................  F-16
Consolidated Statement of Stockholders' Equity for each of the two years in the period ended December 31, 1996...................................  F-17
Notes to Consolidated Financial Statements for each of the two years in the period ended December 31, 1996......................................  F-18
CROWN COMMUNICATIONS
Unaudited Financial Statements:
Combined Balance Sheet as of June 30, 1997 (unaudited)...................  F-30
Combined Statement of Income for the six month periods ended June 30,
 1996 and 1997 (unaudited)...............................................  F-31
Combined Statement of Cash Flows for each of the six month periods ended
 June 30, 1996 and 1997 (unaudited)......................................  F-32
Condensed Notes to Combined Financial Statements for the six month period ended June 30, 1997.....................................................  F-33
Audited Financial Statements:
Report of KPMG Peat Marwick LLP, Independent Certified Public
 Accountants.............................................................  F-35
Combined Balance Sheet as of December 31, 1995 and 1996..................  F-36
Combined Statement of Income for each of the two years in the period ended December 31, 1996.................................................  F-37
Combined Statement of Owners' Equity for each of the two years in the period ended December 31, 1996..........................................  F-38
Combined Statement of Cash Flows for each of the two years in the period ended December 31, 1996.................................................  F-39
Notes to Combined Financial Statements for each of the two years in the period ended December 31, 1996..........................................  F-40
TEA GROUP INCORPORATED
Report of Ernst & Young LLP, Independent Auditors........................  F-46
Report of KPMG Peat Marwick LLP, Independent Certified Public
 Accountants.............................................................  F-47
Balance Sheet as of December 31, 1995 and 1996...........................  F-48
Statement of Income for each of the two years in the period ended
 December 31, 1996, and for the three month periods ended March 31, 1996 and 1997 (unaudited)....................................................  F-49
Statement of Shareholders' Equity for each of the two years in the period ended December 31, 1996.................................................  F-50
Statement of Cash Flows for each of the two years in the period ended
 December 31, 1996, and for the three month periods ended March 31, 1996 and 1997 (unaudited)....................................................  F-51
Notes to Financial Statements for each of the two years in the period ended December 31, 1996.................................................  F-52
CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND THE BBC HOME SERVICE
 TRANSMISSION BUSINESS
Report of KPMG, Chartered Accountants ...................................  F-55
Profit and Loss Accounts of the BBC Home Service Transmission business for the Years ended March 31, 1995 and 1996 and the Period from April 1,
 1996 to February 27, 1997 and the Consolidated Profit and Loss Accounts
 of Castle Transmission Services (Holdings) Ltd for the Period from
 February 28, 1997 to March 31, 1997 and unaudited for the six month period ended September 30, 1997.........................................  F-56

Balance Sheets of the BBC Home Service Transmission business at March 31,
 1995 and 1996 and Consolidated Balance Sheets of Castle Transmission
 Services (Holdings) Ltd at March 31, 1997 and unaudited at September 30,
 1997....................................................................  F-57
Cash Flow Statements of the BBC Home Service Transmission business for the Years ended March 31, 1995 and 1996 and the Period from April 1,
 1996 to February 27, 1997 and the Consolidated Cash Flow Statements of
 Castle Transmission Services (Holdings) Ltd for the Period from February
 28, 1997 to March 31, 1997 and unaudited for the six month period ended
 September 30, 1997......................................................  F-58
Reconciliation of Movements in Corporate Funding of the BBC Home Service
 Transmission business for the Years ended March 31, 1995 and 1996 and the Period from April 1, 1996 to February 27, 1997 and Consolidated
 Reconciliation of Movements in Shareholders' Funds of Castle
 Transmission Services (Holdings) Ltd for the Period from February 28,
 1997 to March 31, 1997 and unaudited for the six month period ended
 September 30, 1997......................................................  F-59
Notes to the Consolidated Financial Statements...........................  F-60

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
                                                                   (UNAUDITED)
                       ASSETS
Current assets:
 Cash and cash equivalents..........................   $ 7,343      $ 13,095
 Receivables:
   Trade, net of allowance for doubtful accounts of
    $32 and $167 at December 31, 1996 and September
    30, 1997, respectively..........................       840         8,088
   Other............................................     1,081           630
 Inventories........................................       --          1,098
 Prepaid expenses and other current assets..........       149           433
                                                       -------      --------
     Total current assets...........................     9,413        23,344
Property and equipment, net of accumulated
 depreciation of $1,969 and $3,563 at December 31,
 1996 and September 30, 1997, respectively..........    26,753        69,855
Investments in and advances to affiliates...........     2,101        57,889
Goodwill and other intangible assets, net of
 accumulated amortization of $47 and $1,708 at
 December 31, 1996 and September 30, 1997,
 respectively.......................................       820       153,825
Other assets, net of accumulated amortization of
 $153 and $305 at December 31, 1996 and
 September 30, 1997, respectively...................     2,139         3,482
                                                       -------      --------
                                                       $41,226      $308,395
                                                       =======      ========
   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable...................................   $ 1,048      $  3,346
 Accrued interest...................................        49         1,170
 Other accrued liabilities..........................       508         2,352
 Long-term debt, current maturities.................       140        78,745
                                                       -------      --------
     Total current liabilities......................     1,745        85,613
Accrued interest....................................       729           --
Long-term debt, less current maturities.............    21,912        51,036
Site rental deposits and other liabilities..........     1,500         1,564
                                                       -------      --------
     Total liabilities..............................    25,886       138,213
                                                       -------      --------
Commitments and contingencies (Note 8)
Redeemable preferred stock, $.01 par value;
 6,071,228 shares authorized:
 Senior Convertible Preferred Stock; shares issued:
  December 31, 1996--none and September 30, 1997--
  292,995 (stated at redemption value; aggregate
  liquidation value of $0 and $29,964, respective-
  ly)...............................................       --         29,761
 Series A Convertible Preferred Stock; shares
  issued: December 31, 1996--862,455 and September
  30, 1997--1,383,333 (stated at redemption and
  aggregate liquidation value)......................     5,175         8,300
 Series B Convertible Preferred Stock; 864,568
  shares issued (stated at redemption and aggregate
  liquidation value)................................    10,375        10,375
 Series C Convertible Preferred Stock; shares
  issued: December 31, 1996--none and September 30,
  1997--3,529,832 (stated at redemption and
  aggregate liquidation value)......................       --         74,126
                                                       -------      --------
     Total redeemable preferred stock...............    15,550       122,562
                                                       -------      --------
Stockholders' equity (deficit):
 Common stock, $.01 par value; 10,256,364 shares
  authorized:
  Class A Common Stock; shares issued: December 31,
   1996--270,000 and September 30, 1997--208,313....         3             2
  Class B Common Stock; shares issued: December 31,
   1996--297,666 and September 30, 1997--
   1,862,456........................................         3            19
 Additional paid-in capital.........................       762        57,654
 Cumulative foreign currency translation adjust-
  ment..............................................       --           (546)
 Accumulated deficit................................      (978)       (9,509)
                                                       -------      --------
     Total stockholders' equity (deficit)...........      (210)       47,620
                                                       -------      --------
                                                       $41,226      $308,395
                                                       =======      ========

           See condensed notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                           (IN THOUSANDS OF DOLLARS)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                           ------------------
                                                             1996      1997
                                                           --------  --------
Net revenues:
  Site rental............................................. $  4,001  $  6,743
  Network services and other..............................      304    12,668
                                                           --------  --------
                                                              4,305    19,411
                                                           --------  --------
Operating expenses:
  Costs of operations (exclusive of depreciation and
   amortization):
    Site rental...........................................      937     1,422
    Network services and other............................      --      7,187
  General and administrative..............................    1,211     3,841
  Corporate development...................................      716     4,654
  Depreciation and amortization...........................      868     3,295
                                                           --------  --------
                                                              3,732    20,399
                                                           --------  --------
Operating income (loss)...................................      573      (988)
Other income (expense):
  Equity in losses of unconsolidated affiliate............      --     (1,189)
  Interest and other income...............................      101       441
  Interest expense and amortization of deferred financing
   costs..................................................   (1,229)   (4,368)
                                                           --------  --------
Loss before income taxes..................................     (555)   (6,104)
Provision for income taxes................................      --        (46)
                                                           --------  --------
Net loss..................................................     (555)   (6,150)
Dividends on Senior Convertible Preferred Stock...........      --       (461)
                                                           --------  --------
Net loss after deduction of dividends on Senior
 Convertible Preferred Stock.............................. $   (555) $ (6,611)
                                                           ========  ========


           See condensed notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                           (IN THOUSANDS OF DOLLARS)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1996      1997
                                                            --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................. $   (555) $ (6,150)
  Adjustments to reconcile net loss to net cash provided by
   (used for) operating activities:
    Depreciation and amortization..........................      868     3,295
    Equity in losses of unconsolidated affiliate...........      --      1,189
    Amortization of deferred financing costs...............       40       112
    Changes in assets and liabilities, excluding the
     effects of acquisitions:
      Decrease (increase) in receivables...................     (202)    2,709
      Increase in accrued interest.........................      383       774
      Decrease in accounts payable.........................     (132)   (3,129)
      Decrease (increase) in inventories, prepaid expenses
       and other assets....................................      305      (670)
      Decrease in other liabilities........................      (58)     (191)
                                                            --------  --------
        Net cash provided by (used for) operating
         activities........................................      649    (2,061)
                                                            --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investments in affiliates................................   (2,000)  (59,487)
  Acquisitions of businesses, net of cash acquired.........  (10,601)  (32,460)
  Capital expenditures.....................................     (595)   (5,295)
                                                            --------  --------
        Net cash used for investing activities.............  (13,196)  (97,242)
                                                            --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of capital stock..................   10,371   103,236
  Net borrowings under revolving credit agreements.........   11,000     7,471
  Principal payments on long-term debt.....................     (130)   (2,788)
  Purchase of capital stock................................      --     (2,132)
  Incurrence of financing costs............................     (173)     (732)
                                                            --------  --------
        Net cash provided by financing activities..........   21,068   105,055
                                                            --------  --------
NET INCREASE IN CASH AND CASH EQUIVALENTS..................    8,521     5,752
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...........      596     7,343
                                                            --------  --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................. $  9,117  $ 13,095
                                                            ========  ========
SUPPLEMENTARY SCHEDULE OF NON-CASH INVESTING AND FINANCING
 ACTIVITIES:
  Conversion of stockholder's Convertible Secured
   Subordinated Note to Series A Convertible Preferred
   Stock................................................... $    --   $  3,657
  Amounts recorded in connection with acquisitions (see
   Note 2):
    Fair value of net assets acquired, including goodwill
     and other intangible assets...........................   10,634   195,733
    Issuance of long-term debt.............................      --     78,102
    Assumption of long-term debt...........................      --     27,982
    Issuance of Class B Common Stock.......................      --     56,777
    Amounts due to seller..................................       33       412
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid............................................ $    806  $  3,309
  Income taxes paid........................................      --         23

           See condensed notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

             CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

  The information contained in the following notes to the consolidated financial statements is condensed from that which would appear in the annual consolidated financial statements; accordingly, the consolidated financial statements included herein should be reviewed in conjunction with the consolidated financial statements for the fiscal year ended December 31, 1996, and related notes thereto, of Crown Castle International Corp. (formerly Castle Tower Holding Corp.) included elsewhere herein. All references to the "Company" include Crown Castle International Corp. and its subsidiary companies unless otherwise indicated or the context indicates otherwise.

  The consolidated financial statements included herein are unaudited; however, they include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the consolidated financial position of the Company at September 30, 1997 and the consolidated results of operations and consolidated cash flows for the nine months ended September 30, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

 Recent Accounting Pronouncements

  In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share ("EPS") amounts for companies with publicly held common stock or potential common stock. The new standards require the presentation of both basic and diluted EPS amounts for companies with complex capital structures. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period, and excludes the effect of potentially dilutive securities (such as options, warrants and convertible securities) which are convertible into common stock. Dilutive EPS reflects the potential dilution from such convertible securities. SFAS 128 is effective for periods ending after December 15, 1997. The Company will adopt the requirements of SFAS 128 at such time as it has publicly held common stock.

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). SFAS 129 establishes standards for disclosing information about a company's outstanding debt and equity securities and eliminates exemptions from such reporting requirements for nonpublic companies. SFAS 129 is effective for periods ending after December 15, 1997. The Company has adopted the requirements of SFAS 129 in its financial statements for the year ended December 31, 1996.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity accounts (including net income or loss) except investments by, or distributions to, the company's owners. Items which are components of comprehensive income (other than net income or loss) include foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The components of comprehensive income must be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company will adopt the requirements of SFAS 130 in 1998.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES that public companies report, in their annual financial statements, certain information about their operating segments, their products and services, the geographic areas in which they operate and their major customers. SFAS 131 also requires that certain information about operating segments be reported in interim financial statements. SFAS 131 is effective for periods beginning after December 15, 1997. The Company will adopt the requirements of SFAS 131 in 1998.

2. ACQUISITIONS

  On May 12, 1997, the Company acquired all of the common stock of TEA Group Incorporated and TeleStructures, Inc. (collectively, "TEA") in a business acquisition which was accounted for using the purchase method. Results of operations and cash flows of TEA are included in the consolidated financial statements for the period subsequent to the date of acquisition. TEA provides telecommunications site acquisition, design and development services. The purchase price of $14,211,000 consisted of $8,116,000 in cash (of which $2,001,000 was paid in 1996 as an option payment), promissory notes payable to the former stockholders of TEA totaling $1,872,000 (see Note 4), the assumption of $1,973,000 in outstanding debt and 107,142 shares of the Company's Class B Common Stock valued at $2,250,000. The Company recognized goodwill of $9,565,000 in connection with this acquisition.

  On July 11, 1997, the Company entered into an asset purchase and merger agreement with the owners of Crown Communications ("CCM"), Crown Network Systems, Inc. ("CNS") and Crown Mobile Systems, Inc. ("CMS") (collectively, "Crown"). On August 15, 1997, such agreement was amended and restated, and the Company acquired (i) substantially all of the assets, net of outstanding liabilities, of CCM and (ii) all of the outstanding common stock of CNS and CMS. This acquisition was accounted for using the purchase method. Results of operations and cash flows of Crown are included in the consolidated financial statements for the period subsequent to the date of acquisition. Crown provides network services, which includes site selection and acquisition, antennae installation, site development and construction, network design and site maintenance, and owns and operates telecommunications towers and related assets. The purchase price of $183,060,000 consists of $25,882,000 in cash, a short-term promissory note payable to the former owners of Crown for $76,230,000 (see Note 4), the assumption of $26,009,000 in outstanding debt and 1,465,000 shares of the Company's Class B Common Stock valued at $54,939,000 (the estimated fair value of such common stock on that date). At September 30, 1997, the Company had yet to issue 10,977 of such shares of common stock to the sellers pending the resolution of certain post-closing contingencies. Such contingencies were resolved in October 1997 and the additional shares were issued at that time. An amount due to seller for $412,000 (representing the value of the unissued shares) is included in other accrued liabilities on the Company's consolidated balance sheet at September 30, 1997. The Company recognized goodwill and other intangible assets of $145,101,000 in connection with this acquisition. The Company financed the cash portion of the purchase price with proceeds from the issuance of redeemable preferred stock (see Note 5), and repaid the promissory note with proceeds from the issuance of additional redeemable preferred stock and borrowings under an amended bank credit agreement (see Note 7).

  The following unaudited pro forma summary presents consolidated results of operations for the Company as if (i) the 1996 acquisitions had been consummated on January 1, 1996 and (ii) the TEA and Crown acquisitions had been consummated as of January 1 for both 1996 and 1997. Appropriate adjustments have been reflected for depreciation and amortization, interest expense, amortization of deferred financial costs and income taxes. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results for the Company.

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                     --------------------------
                                                         1996          1997
                                                     ------------  ------------
                                                     (IN THOUSANDS OF DOLLARS)
Net revenues........................................ $     30,849  $     44,791
Net loss............................................      (11,430)      (11,271)

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  Agreement with Nextel Communications, Inc. ("Nextel")

  On July 11, 1997, the Company entered into an agreement with Nextel (the "Nextel Agreement") whereby the Company has the option to purchase up to 50 of Nextel's existing towers which are located in Texas, Florida and the metropolitan areas of Denver, Colorado and Philadelphia, Pennsylvania. The Company must exercise its option to purchase such towers within 120 days from the date of the agreement. In addition, the Nextel Agreement provides the Company with the option to construct or purchase up to 250 new towers for Nextel in various geographic corridors.

3. INVESTMENTS IN AND ADVANCES TO AFFILIATES

 Investment in Castle Transmission Services (Holdings) Ltd ("CTI")

  On February 28, 1997, the Company used a portion of the net proceeds from the sale of the Series C Convertible Preferred Stock (see Note 5) to purchase an ownership interest of approximately 34.26% in CTI (a company incorporated under the laws of England and Wales). The Company led a consortium of investors which provided the equity financing for CTI. The funds invested by the consortium were used by CTI to purchase, through a wholly owned subsidiary, the broadcast transmission division of the British Broadcasting Corporation (the "BBC"). The cost of the Company's investment in CTI amounted to approximately $57,542,000. The Company accounts for its investment in CTI utilizing the equity method of accounting.

  In March 1997, as compensation for leading the investment consortium, the Company received a fee from CTI amounting to approximately $1,165,000. This fee was recorded as revenue by the Company when received. In addition, the Company received approximately $1,679,000 from CTI as reimbursement for costs incurred prior to the closing of the purchase of BBC. At December 31, 1996, approximately $953,000 of such reimbursable costs are included in other receivables on the Company's consolidated balance sheet.

  The Company receives a monthly service fee from CTI of approximately $33,000 as compensation for certain management services. This fee is included in network services and other revenues on the Company's consolidated statement of operations.

  CTI uses the British pound as the functional currency for its operations. The Company translates its equity in the earnings and losses of CTI using the average exchange rate for the period, and translates its investment in CTI using the exchange rate at the end of the period. The cumulative effect of changes in the exchange rate is recorded as a translation adjustment in stockholders' equity.

  In June 1997, as compensation for the successful completion of the investment in CTI and certain other acquisitions and investments, the Company paid bonuses to two of its executive officers totaling $913,000. These bonuses are included in corporate development expenses on the Company's consolidated statement of operations.

  Investment in Visual Intelligence Systems, Inc. ("VISI")

  On June 23, 1997, the Company made an investment in VISI of $2,000,000 (of which $100,000 was paid in 1996 as an advance). VISI intends to provide computerized geographic information for a variety of business applications, including the acquisition and design of telecommunications sites. The Company's investment was made in the form of 15,000 shares of VISI's common stock at a price of $2.00 per share, along with a Convertible Subordinated Note for $1,970,000 (the "VISI Note"). The VISI Note is convertible (at the option

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES of the Company) into shares of VISI's common stock at a conversion price of $2.00 per share, bears interest at 7.11% per year and is due on May 31, 2007. The 15,000 shares of common stock purchased by the Company represent an ownership interest of approximately 1.14% in VISI. The Company accounts for its investment in VISI's common stock utilizing the cost method of accounting.

4. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                    DECEMBER 31, SEPTEMBER 30,
                                                        1996         1997
                                                    ------------ -------------
                                                    (IN THOUSANDS OF DOLLARS)
   Bank Credit Agreement:
     Revolving Credit Facility.....................   $15,700      $ 19,000
     Term Note.....................................     2,300            --
   Crown Bank Credit Agreement:
     Crown Revolving Credit Facility...............        --        17,450
     Crown Term Note...............................        --        12,833
   TEA Bank Line of Credit.........................        --           394
   Promissory Note payable to former stockholders
    of Crown.......................................        --        76,230
   Promissory Notes payable to former stockholders
    of TEA.........................................        --         1,872
   Promissory Note payable to PCI..................       632           492
   Promissory Note payable for tower site..........       295           294
   Installment notes payable.......................        --         1,216
   Convertible Secured Subordinated Notes payable
    to stockholder.................................     3,125            --
                                                      -------      --------
                                                       22,052       129,781
   Less: current maturities........................      (140)      (78,745)
                                                      -------      --------
                                                      $21,912      $ 51,036
                                                      =======      ========

  Bank Credit Agreement

  On April 26, 1995, Castle Tower Corporation ("CTC," a wholly owned subsidiary of the Company) entered into a credit agreement with a bank (as amended, the "Bank Credit Agreement"). The Bank Credit Agreement consisted of secured revolving lines of credit (the "Reducing Commitment" and the "Working Capital Commitment," collectively referred to as the "Revolving Credit Facility") and a $2,300,000 term note (the "Term Note"). On January 17, 1997, the Bank Credit Agreement was amended to: (i) increase the available borrowings under the Reducing Commitment to $49,000,000; (ii) repay the Term Note, along with accrued interest thereon, with borrowings under the Reducing Commitment; and (iii) extend the termination date for the Bank Credit Agreement to December 31, 2003. Available borrowings under the Reducing Commitment will generally be used to construct new towers and to finance a portion of the purchase price for towers and related assets. The portion of such purchase price which may be borrowed is based on the current financial performance (as defined) of: (i) the assets to be acquired; and (ii) assets acquired in previous acquisitions. In addition, up to $5,000,000 of borrowing availability under the Reducing Commitment may be used for letters of credit until December 31, 1998. There were no letters of credit outstanding at September 30, 1997. The Working Capital Commitment provides for borrowings of up to $1,000,000 for working capital purposes.

  Crown Bank Credit Agreement

  On November 22, 1995, Crown and its owners entered into a restated credit agreement with a bank (as amended, the "Crown Bank Credit Agreement"). The Crown Bank Credit Agreement made available to the borrowers (i) a term note in the original amount of $9,964,000 to refinance existing debt, and (ii) a $5,000,000

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES secured line of credit. On September 19, 1996, the Crown Bank Credit Agreement was amended to provide for a $14,000,000 term note (the "Crown Term Note") and a $15,000,000 secured revolving line of credit (the "Crown Revolving Credit Facility"). In August 1997, the Crown Bank Credit Agreement was further amended to increase the Crown Revolving Credit Facility to $27,000,000.

  The Crown Term Note is payable in twenty-seven equal quarterly installments of $292,000 commencing on December 31, 1996, plus a final installment of the outstanding principal balance and all accrued and unpaid interest on September 19, 2003. In addition, on June 30 of each year, the Crown Term Note shall be reduced by an amount equal to 25% of the borrowers' excess cash flow, as defined. The Crown Term Note bears interest, at the option of the borrowers with restrictions, at either the Eurodollar rate plus 2.0% per annum or an "as-offered rate' (as defined) plus 2.0% per annum. The interest rate on the Crown Term Note is 7.72% at September 30, 1997.

  The Crown Revolving Credit Facility provides for quarterly interest payments based on either the Eurodollar rate plus 2.0% per annum or the Federal Funds rate plus 2.0% per annum (7.43% as of September 30, 1997). Borrowings under this facility are limited by a "borrowing base' as defined. On each of three conversion dates (September 19, 1997, 1998 and 1999), the then aggregate outstanding principal balances under the Crown Revolving Credit Facility are to be converted to term loans and the line of credit commitment will be permanently reduced by such converted amount. Any such principal amount so converted will be payable in twenty-seven equal quarterly installments, beginning on the last day of December following such conversion date, in an amount equal to 1/48 of the converted balance, plus a final installment of the outstanding principal balance and all accrued and unpaid interest on September 19, 2003.

  The Crown Bank Credit Agreement is secured by substantially all of Crown's assets and assignment of tower leases, requires Crown to maintain certain financial covenants and places restrictions on Crown's ability to, among other things, incur debt and liens, dispose of assets, undertake transactions with affiliates and make investments.

  TEA Bank Line of Credit

  TEA Group Incorporated has a revolving line of credit with a bank for working capital purposes (as amended, the "TEA Bank Line of Credit"). On July 30, 1997, the TEA Bank Line of Credit was amended to decrease the available borrowings to $3,000,000 and extend the termination date to June 30, 1998. Borrowings are secured by TEA Group Incorporated receivables, property and equipment, intangibles and cash balances, and bear interest at a rate per annum equal to a Eurodollar interbank offered rate (LIBOR) plus 2.7% (8.36% at September 30, 1997). Interest is payable monthly. The TEA Bank Line of Credit requires TEA Group Incorporated to maintain certain financial covenants and places restrictions on its ability to, among other things, incur debt and liens, pay dividends, undertake transactions with affiliates and make investments.

  Promissory Note Payable to Former Stockholders of Crown

  This note was repaid upon its maturity date at October 31, 1997, and bore interest at a rate of 11% per annum. See Note 7.

  Promissory Notes Payable to Former Stockholders of TEA

  These unsecured notes mature on December 31, 1998, bear interest at a rate of 8% per annum and call for payments of principal and interest totaling $560,000 on April 1, 1998. The notes call for mandatory prepayment in the event of an underwritten public offering of the Company's common stock.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  Installment notes payable

  The installment notes payable mature at various dates from 1997 to 2002, bear interest at rates ranging from 4.80% to 12.62% per annum, call for monthly payments of principal and interest and are secured by Crown's automobiles and other equipment.

  Convertible Secured Subordinated Notes Payable to Stockholder (the "Convertible Notes")

  On February 24, 1997, the remaining $3,125,000 principal amount of the Convertible Notes was converted into 520,878 shares of the Company's Series A Convertible Preferred Stock and, by mutual agreement with the holder, the related accrued interest was forfeited. Upon conversion of the notes, the principal amount and the forfeited interest were accounted for as an increase to stockholders' equity.

5. REDEEMABLE PREFERRED STOCK

  In February and April of 1997, the Company issued 3,529,832 shares of its Series C Convertible Preferred Stock (the "Series C Preferred Stock") at a price of $21.00 per share. The net proceeds received by the Company from the sale of the Series C Preferred Stock amounted to approximately $74,024,000. A portion of this amount was used to purchase the ownership interest in CTI (see
Note 3).

  The holders of the Series C Preferred Stock are generally entitled to the same rights and privileges as the Series B Preferred Stock and the Series A Preferred Stock. The redemption price and liquidation preference for the Series C Preferred Stock is $21.00 per share, plus any accrued and unpaid dividends. With respect to redemption and liquidation preferences, the rights of the holders of the Series C Preferred Stock are in parity with the Series B Preferred Stock.

  In August 1997, the Company issued 292,995 shares of its Senior Convertible Preferred Stock (the "Senior Preferred Stock") at a price of $100 per share. The net proceeds received by the Company from the sale of such shares amounted to approximately $29,266,000. Of this amount, $25,882,000 was used to pay the cash portion of the purchase price for Crown (see Note 2).

  The holders of the Senior Preferred Stock are entitled to receive cumulative dividends at the rate of 12.5% per share, compounded annually. At September 30, 1997, such accrued and unpaid dividends amounted to $461,000, or approximately $1.58 per share. At the option of the holder, each share of Senior Preferred Stock (plus any accrued and unpaid dividends) is convertible, at any time, into shares of the Company's Class B Common Stock at a conversion price of $37.54 (subject to adjustment in the event of an underwritten public offering of the Company's common stock). At the date of issuance of the Senior Preferred Stock, the Company believes that its conversion price represents the estimated fair value of the Class B Common Stock on that date. The holders of the Senior Preferred Stock are entitled to vote together with the holders of the Company's other preferred stock on an as-converted basis.

  The Company has the one-time right, within one year from the date of issuance, to redeem 50% of the outstanding shares of Senior Preferred Stock at a price per share which represents an annualized cumulative rate of return of 18%. If not earlier converted or redeemed, the shares of Senior Preferred Stock are subject to mandatory redemption by the Company, at a price per share of $100 plus any accrued and unpaid dividends through that date, upon the earlier of (i) 91 days after the tenth anniversary date of a proposed issuance of underwritten debt securities (see Note 7); or (ii) May 15, 2008. The Senior Preferred Stock also calls for a preference, in the event of a liquidation or a change in voting control, equal to a price per share which represents an annualized cumulative rate of return of 18%. With respect to dividend, redemption and liquidation preferences, the rights of the holders of the Senior Preferred Stock are senior to the Company's other preferred and common stock.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  The purchasers of the Senior Preferred Stock were also issued warrants to purchase an aggregate 117,198 shares of the Company's Class B Common Stock at an exercise price of $37.54 per share (subject to adjustment in the event of an underwritten public offering of the Company's common stock). The warrants are exercisable, in whole or in part, at any time until August of 2007. At the date of issuance of the warrants, the Company believes that the exercise price represents the estimated fair value of the Class B Common Stock on that date. As such, the Company has not assigned any value to the warrants in its consolidated financial statements.

6. STOCKHOLDERS' EQUITY (DEFICIT)

  In March 1997, the Company repurchased, and subsequently retired, 162,958 shares of its common stock from a member of the Company's Board of Directors at a cost of approximately $3,422,000. Of this amount, $1,311,000 was recorded as compensation cost and is included in corporate development expense on the Company's consolidated statement of operations.

7. SUBSEQUENT EVENTS

  In October 1997, the Company issued an additional 364,500 shares of its Senior Preferred Stock at a price of $100 per share (see Note 5). The net proceeds received by the Company from the sale of such shares amounted to $36,450,000. The purchasers of these additional shares of Senior Preferred Stock were also issued warrants to purchase an aggregate 145,800 shares of the Company's Class B Common Stock at an exercise price of $37.54 per share (subject to adjustment in the event of an underwritten public offering of the Company's common stock). The warrants are exercisable, in whole or in part, at any time until October of 2007.

  In October 1997, the Company amended the terms of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock such that the optional redemption rights of the holders cannot be exercised until the earlier of (i) 91 days after the tenth anniversary date of a proposed issuance of underwritten debt securities (as discussed below); or (ii) May 15, 2008.

  In October 1997, CTC's Bank Credit Agreement was amended to (i) increase the available borrowings to $100,000,000; (ii) include the lending bank under the Crown Bank Credit Agreement as a participating lender; and (iii) extend the maturity date to December 31, 2004. On October 31, 1997, additional borrowings under this amended Bank Credit Agreement, along with the proceeds from the October issuance of Senior Preferred Stock (as discussed above), were used to repay (i) the Promissory Note payable to the former stockholders of Crown and
(ii) the outstanding borrowings under the Crown Bank Credit Agreement (see Notes 2 and 4). The Company intends to repay the outstanding borrowings under the Bank Credit Agreement with the proceeds from an issuance of underwritten debt securities. There can be no assurance, however, that such an issuance of securities can be successfully completed.

8. CONTINGENCIES

  The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position or results of operations.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Crown Castle International Corp.:

  We have audited the accompanying consolidated balance sheets of Crown Castle International Corp. and subsidiaries (formerly Castle Tower Holding Corp.) as of December 31, 1995 and 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crown Castle International Corp. and subsidiaries (formerly Castle Tower Holding Corp.) as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
March 19, 1997

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                               DECEMBER 31,
                                                              ----------------
                                                               1995     1996
                           ASSETS                             -------  -------
Current assets:
  Cash and cash equivalents.................................. $   596  $ 7,343
  Receivables:
   Trade, net of allowance for doubtful accounts of $10 and
    $32 at December 31, 1995 and 1996, respectively..........     226      840
   Other.....................................................      --    1,081
  Prepaid land leases........................................      71       55
  Prepaid expenses and other current assets..................      40       94
                                                              -------  -------
    Total current assets.....................................     933    9,413
Property and equipment, net..................................  16,003   26,753
Investment in and advances to affiliates.....................      --    2,101
Restricted cash..............................................   1,500    1,500
Other assets, net............................................   1,439    1,459
                                                              -------  -------
                                                              $19,875  $41,226
                                                              =======  =======
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities................... $   638  $ 1,048
  Accrued interest...........................................     134       49
  Accrued taxes, other than on income........................     193      183
  Deferred rental revenues...................................      96      325
  Long-term debt, current maturities.........................     130      140
                                                              -------  -------
    Total current liabilities................................   1,191    1,745
Accrued interest.............................................     338      729
Long-term debt, less current maturities......................  11,052   21,912
Site rental deposits.........................................   1,500    1,500
                                                              -------  -------
    Total liabilities........................................  14,081   25,886
                                                              -------  -------
Commitments
Redeemable preferred stock, $.01 par value; 2,500,000 shares authorized:
  Series A Convertible Preferred Stock; 862,455 shares issued
   (stated at redemption and aggregate liquidation value)....   5,175    5,175
  Series B Convertible Preferred Stock; shares issued:
   December 31, 1995 -- none and December 31, 1996 -- 864,568
   (stated at redemption and aggregate liquidation value)....      --   10,375
                                                              -------  -------
    Total redeemable preferred stock.........................   5,175   15,550
                                                              -------  -------
Stockholders' equity (deficit):
  Common stock, $.01 par value; 5,270,000 shares authorized:
   Class A Common Stock; 270,000 shares issued...............       3        3
   Class B Common Stock; shares issued: December 31, 1995 --
    286,666 and December 31, 1996 -- 297,666 ................       3        3
  Additional paid-in capital.................................     634      762
  Accumulated deficit........................................     (21)    (978)
                                                              -------  -------
    Total stockholders' equity (deficit) ....................     619     (210)
                                                              -------  -------
                                                              $19,875  $41,226
                                                              =======  =======

                See notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                           (IN THOUSANDS OF DOLLARS)

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                               1995     1996
                                                              -------  -------
Net revenues:
  Site rental................................................ $ 4,052  $ 5,615
  Network services and other.................................       6      592
                                                              -------  -------
                                                                4,058    6,207
                                                              -------  -------
Operating expenses:
  Costs of operations (exclusive of depreciation and
   amortization):
   Site rental...............................................   1,226    1,292
   Network services and other................................      --        8
  General and administrative.................................     729    1,678
  Corporate development......................................     204    1,324
  Depreciation and amortization..............................     836    1,242
                                                              -------  -------
                                                                2,995    5,544
                                                              -------  -------
Operating income.............................................   1,063      663
Other income (expense):
  Interest and other income..................................      53      193
  Interest expense and amortization of deferred financing
   costs.....................................................  (1,137)  (1,803)
                                                              -------  -------
Loss before income taxes.....................................     (21)    (947)
Provision for income taxes...................................      --      (10)
                                                              -------  -------
Net loss..................................................... $   (21) $  (957)
                                                              =======  =======


                See notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                               1995     1996
                                                              -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.................................................... $   (21) $  (957)
 Adjustments to reconcile net loss to net cash provided by
  (used for) operating activities:
  Depreciation and amortization..............................     836    1,242
  Amortization of deferred financing costs...................      36       55
  Changes in assets and liabilities, excluding the effects of acquisitions:
   Increase in accounts payable and accrued liabilities......     406      323
   Increase in accrued interest..............................     472      306
   Increase in deferred rental revenues......................      39      229
   Increase in receivables...................................    (226)  (1,695)
   Increase in prepaid expenses and other assets.............     (63)     (23)
   Increase (decrease) in accrued taxes......................     193      (10)
                                                              -------  -------
    Net cash provided by (used for) operating activities.....   1,672     (530)
                                                              -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions of net assets.................................. (16,512) (10,925)
 Investment in and advances to affiliates....................      --   (2,101)
 Capital expenditures........................................    (161)    (890)
                                                              -------  -------
    Net cash used for investing activities................... (16,673) (13,916)
                                                              -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings under revolving credit agreements............   4,700   11,000
 Proceeds from issuance of capital stock.....................   5,072   10,503
 Incurrence of financing costs...............................    (343)    (180)
 Principal payments on long-term debt........................      --     (130)
 Proceeds from issuance of long-term debt....................   6,168       --
                                                              -------  -------
    Net cash provided by financing activities................  15,597   21,193
                                                              -------  -------
NET INCREASE IN CASH AND CASH EQUIVALENTS....................     596    6,747
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...............      --      596
                                                              -------  -------
CASH AND CASH EQUIVALENTS AT END OF YEAR..................... $   596  $ 7,343
                                                              =======  =======
SUPPLEMENTARY SCHEDULE OF NON-CASH INVESTING AND FINANCING
 ACTIVITIES:
 Conversion of stockholder's Convertible Secured Subordinated
  Notes to Series A Convertible Preferred Stock.............. $   743  $    --
 Amounts recorded in connection with acquisitions (see Note
  2):
  Fair value of net assets acquired, including goodwill......  17,801   10,958
  Issuance of long-term debt.................................     762       --
  Assumption of long-term debt...............................     295       --
  Amounts due to seller......................................     232       33
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid............................................... $   628  $ 1,442
 Income taxes paid...........................................      --       --

                See notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                              CLASS A            CLASS B
                            COMMON STOCK       COMMON STOCK    ADDITIONAL
                         ------------------ ------------------  PAID-IN   ACCUMULATED
                         SHARES  ($.01 PAR) SHARES  ($.01 PAR)  CAPITAL     DEFICIT   TOTAL
                         ------- ---------- ------- ---------- ---------- ----------- -----
Balance, January 1,
 1995...................      --    $ --         --    $ --       $ --       $  --    $  --
 Issuances of capital
  stock................. 270,000       3    286,666       3        634          --      640
 Net loss...............      --      --         --      --         --         (21)     (21)
                         -------    ----    -------    ----       ----       -----    -----
Balance, December 31,
 1995................... 270,000       3    286,666       3        634         (21)     619
 Issuances of capital
  stock.................      --      --     11,000      --        128          --      128
 Net loss...............      --      --         --      --         --        (957)    (957)
                         -------    ----    -------    ----       ----       -----    -----
Balance, December 31,
 1996................... 270,000    $  3    297,666    $  3       $762       $(978)   $(210)
                         =======    ====    =======    ====       ====       =====    =====



                See notes to consolidated financial statements.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of Crown Castle International Corp. (formerly Castle Tower Holding Corp.) and its wholly owned subsidiaries, collectively referred to herein as the "Company." All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to the prior year's financial statements to be consistent with the presentation in the current year.

  The Company (a Delaware corporation) was organized on April 20, 1995. On April 27, 1995, the stockholders of Castle Tower Corporation ("CTC") contributed all of the outstanding shares of CTC's stock to the Company in exchange for shares of the Company's stock. CTC (a Delaware corporation, formerly Castle Communications Corporation) was organized on December 21, 1994 and began operations on January 1, 1995. The Company and CTC have treated this exchange of securities as a reorganization of entities under common control. As such, the transaction has been accounted for as if it were a pooling of interests on January 1, 1995.

  The Company provides infrastructure services to the wireless telecommunications and broadcasting industries through the development and rental of its towers and the management of building rooftop antenna sites. These telecommunications sites are located throughout the United States and in Puerto Rico. In addition, the Company provides specialized mobile radio and microwave services in Puerto Rico.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

  Cash equivalents consist of highly liquid investments with original maturities of three months or less.

  Property and Equipment

  Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets. Additions, renewals and improvements are capitalized, while maintenance and repairs are expensed. Upon the sale or retirement of an asset, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

  In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for fiscal years beginning after December 15, 1995. The adoption of SFAS 121 by the Company in 1996 did not have a material impact on its consolidated financial statements.

  Other Assets

  Included in other assets are goodwill, deferred financing costs and a noncompete agreement. Goodwill represents the excess of the purchase price for an acquired business over the allocated value of the related net

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES assets (see Note 2). Goodwill is amortized on a straight-line basis over a twenty year life. The carrying value of goodwill and other intangible assets will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the acquired assets may not be recoverable. If the sum of the estimated future cash flows (undiscounted) expected to result from the use and eventual disposition of an asset is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss is based on the fair value of the asset.

  Deferred financing costs are amortized over the estimated term of the related borrowing. The noncompete agreement is amortized over the term of the agreement.

 Revenue Recognition

  Rental and service revenues are recognized as the services are performed, generally on a monthly basis under lease or management agreements with terms ranging from 12 months to 25 years.

 Corporate Development Expenses

  Corporate development expenses represent costs incurred in connection with acquisitions and development of new business initiatives.

 Income Taxes

  The Company accounts for income taxes using an asset and liability approach, which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

 Financial Instruments

  The carrying amounts of cash and cash equivalents and restricted cash approximate fair value for these instruments. The estimated fair value of the Convertible Secured Subordinated Notes is based on the most recent price at which shares of the Company's stock were sold (see Note 6). The estimated fair value of the other long-term debt is determined based on the current rates offered for similar borrowings. The estimated fair values of the Company's financial instruments, along with the carrying amounts of the related assets (liabilities), are as follows:

                                         DECEMBER 31, 1995   DECEMBER 31, 1996
                                         ------------------  ------------------
                                         CARRYING    FAIR    CARRYING    FAIR
                                          AMOUNT    VALUE     AMOUNT    VALUE
                                         --------  --------  --------  --------
                                              (IN THOUSANDS OF DOLLARS)
   Cash and cash equivalents............ $    596  $    596  $  7,343  $  7,343
   Restricted cash......................    1,500     1,500     1,500     1,500
   Long-term debt.......................  (11,182)  (11,797)  (22,052)  (25,736)

  In January 1997, the Company entered into an interest rate swap agreement in order to manage interest rate risk. The net settlement amount resulting from this agreement is recognized as an adjustment to interest expense. The Company does not hold or issue derivative financial instruments for trading purposes.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

 Stock Options

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 establishes alternative methods of accounting and disclosure for employee stock-based compensation arrangements. The Company has elected to continue the use of the "intrinsic value based method" of accounting for its employee stock option plan (see Note 9). This method does not result in the recognition of compensation expense when employee stock options are granted if the exercise price of the options equals or exceeds the fair market value of the stock at the date of grant. See Note 9 for the disclosures required by SFAS 123.

 Recent Accounting Pronouncements

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share ("EPS") amounts for companies with publicly held common stock or potential common stock. The new standards require the presentation of both basic and diluted EPS amounts for companies with complex capital structures. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period, and excludes the effect of potentially dilutive securities (such as options, warrants and convertible securities) which are convertible into common stock. Dilutive EPS reflects the potential dilution from such convertible securities. SFAS 128 is effective for periods ending after December 15, 1997. The Company will adopt the requirements of SFAS 128 at such time as it has publicly held common stock.

  In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). SFAS 129 establishes standards for disclosing information about a company's outstanding debt and equity securities and eliminates exemptions from such reporting requirements for nonpublic companies. SFAS 129 is effective for periods ending after December 15, 1997. The Company has adopted the requirements of SFAS 129 in its financial statements for the year ended December 31, 1996.

2. ACQUISITIONS

  During 1995 and 1996, the Company consummated a number of business acquisitions which were accounted for using the purchase method. Results of operations and cash flows of the acquired businesses are included in the consolidated financial statements for the periods subsequent to the respective dates of acquisition.

 Pittencrieff Communications, Inc. ("PCI")

  From January 9, 1995 through November 1, 1995, the Company acquired 127 telecommunications towers and related assets, net of certain outstanding liabilities, from PCI. The total purchase price of $16,179,000 consisted of $15,122,000 in cash, a note payable to PCI for $762,000 and the assumption of a note payable to a third party for $295,000.

  The Company entered into a license agreement with PCI under which PCI leases space on certain of the towers for its telecommunications equipment. This license agreement commenced on January 1, 1995 and expires on December 31, 2008, at which time PCI has the option to renew the license agreement for an additional three year term. In order to secure the payment of its monthly license fees to the Company, PCI has deposited $1,500,000 in an escrow account. This amount is presented as restricted cash and site rental deposits on the Company's consolidated balance sheet.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  The Company also entered into a management agreement with PCI under which PCI managed the towers for the Company. The term of this management agreement was for one year commencing on January 1, 1995. The Company paid a management fee to PCI equal to 15% of the revenues generated by the towers. Such management fees amounted to $553,000 for the year ended December 31, 1995. The Company began managing the towers on January 1, 1996.

 Spectrum Engineering Company ("Spectrum")

  On October 30, 1995, the Company acquired substantially all of the property and equipment of Spectrum for $1,185,000 in cash. Spectrum provides management services for building rooftop antenna sites. The Company recognized goodwill of $870,000 in connection with this acquisition.

 Motorola, Inc. ("Motorola")

  On June 28, 1996, the Company acquired fifteen telecommunications towers and related assets, and assets related to specialized mobile radio and microwave services, from Motorola in Puerto Rico. The purchase price consisted of $9,919,000 in cash. Motorola provided certain management services related to these assets for a period of ninety days after the closing date. Management fees for such services amounted to $57,000 for the year ended December 31, 1996.

 Other Acquisitions

  During 1995 and 1996, the Company acquired a number of other telecommunications towers and related equipment from various sellers. The aggregate total purchase price for these acquisitions of $1,476,000 consisted of $1,211,000 in cash and a $265,000 payable to a seller.

 Pro Forma Results of Operations (Unaudited)

  The following unaudited pro forma summary presents consolidated results of operations for the Company as if (i) the Spectrum acquisition had been consummated on January 1, 1995 and (ii) the Motorola and other acquisitions had been consummated as of January 1 for both 1995 and 1996. Appropriate adjustments have been reflected for depreciation and amortization, interest expense, amortization of deferred financing costs and income taxes. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results for the Company.

                                                            YEARS ENDED
                                                           DECEMBER 31,
                                                     --------------------------
                                                         1995          1996
                                                     ------------  ------------
                                                     (IN THOUSANDS OF DOLLARS)
Net revenues........................................ $      6,781  $      7,361
Net loss............................................         (537)         (970)

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

3. PROPERTY AND EQUIPMENT

  The major classes of property and equipment are as follows:

                                                         DECEMBER 31,
                                       ESTIMATED   --------------------------
                                      USEFUL LIVES     1995          1996
                                      ------------ ------------  ------------
                                                   (IN THOUSANDS OF DOLLARS)
   Land..............................              $        105  $        125
   Telecommunications towers and
    related equipment................  5-20 years        16,582        24,295
   Telecommunications equipment......    20 years            --         3,690
   Office furniture and equipment....     5 years           134           612
                                                   ------------  ------------
                                                         16,821        28,722
   Less: accumulated depreciation....                      (818)       (1,969)
                                                   ------------  ------------
                                                   $     16,003  $     26,753
                                                   ============  ============

  Depreciation expense for the years ended December 31, 1995 and 1996 was $818,000 and $1,151,000, respectively. Accumulated depreciation on telecommunications towers and related equipment was $812,000 and $1,820,000 at December 31, 1995 and 1996, respectively. At December 31, 1996, minimum rentals receivable under existing operating leases for towers are as follows: years ending December 31, 1997--$4,271,000; 1998--$3,688,000; 1999--
$3,273,000; 2000--$2,985,000; 2001--$2,790,000; thereafter--$609,000.

4. INVESTMENT IN AND ADVANCES TO AFFILIATES

  In July 1996, the Company made a non-refundable payment of $2,000,000 for an option to acquire various ownership interests in TEA Group Incorporated, TeleStructures, Inc. and TeleShare, Inc. (collectively, "TEA"). TEA provides telecommunications site acquisition, design and development services. The negotiations of the final purchase price and ownership percentages are expected to be completed in May 1997.

  In November 1996, the Company advanced $100,000 to Visual Intelligence Systems, Inc. ("VISI"). VISI intends to provide computerized geographic information for a variety of business applications, including the acquisition and design of telecommunications sites. The Company is considering a possible investment in VISI. Such investment could be in the form of equity or debt securities or some combination thereof.

5. OTHER ASSETS

  Other assets consist of the following:

                                                          DECEMBER 31,
                                        ESTIMATED   --------------------------
                                       USEFUL LIVES     1995          1996
                                       ------------ ------------  ------------
                                                    (IN THOUSANDS OF DOLLARS)
   Goodwill...........................   20 years   $        870  $        867
   Deferred financing costs...........  6-7 years            343           523
   Noncompete agreement...............    5 years            265           265
   Other..............................                        15             4
                                                    ------------  ------------
                                                           1,493         1,659
   Less: accumulated amortization.....                       (54)         (200)
                                                    ------------  ------------
                                                    $      1,439  $      1,459
                                                    ============  ============

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

6. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                 DECEMBER 31,
                                           --------------------------
                                               1995          1996
                                           ------------  ------------
                                           (IN THOUSANDS OF DOLLARS)
   Bank Credit Agreement:
     Revolving Credit Facility............ $      4,700  $     15,700
     Term Note............................        2,300         2,300
   Promissory Note payable to PCI.........          762           632
   Promissory Note payable for tower
    site..................................          295           295
   Convertible Secured Subordinated Notes
    payable to stockholder................        3,125         3,125
                                           ------------  ------------
                                                 11,182        22,052
   Less: current maturities...............         (130)         (140)
                                           ------------  ------------
                                           $     11,052  $     21,912
                                           ============  ============

  Bank Credit Agreement

  On April 26, 1995, CTC entered into a credit agreement with a bank (as amended, the "Bank Credit Agreement"). The Bank Credit Agreement consisted of secured revolving lines of credit (the "Reducing Commitment" and the "Working Capital Commitment," collectively referred to as the "Revolving Credit Facility") and a $2,300,000 term note (the "Term Note"). On January 17, 1997, the Bank Credit Agreement was amended to: (i) increase the available borrowings under the Reducing Commitment to $49,000,000; (ii) repay the Term Note, along with accrued interest thereon, with borrowings under the Reducing Commitment; and (iii) extend the termination date for the Bank Credit Agreement to December 31, 2003. Available borrowings under the Reducing Commitment will generally be used to construct new towers and to finance a portion of the purchase price for towers and related assets. The portion of such purchase price which may be borrowed is based on the current financial performance (as defined) of: (i) the assets to be acquired; and (ii) assets acquired in previous acquisitions. In addition, up to $5,000,000 of borrowing availability under the Reducing Commitment may be used for letters of credit until December 31, 1998. There were no letters of credit outstanding at December 31, 1996. The Working Capital Commitment provides for borrowings of up to $1,000,000 for working capital purposes.

  On December 31, 1998, the amount of available borrowings under the Reducing Commitment will decrease to the amount of borrowings actually outstanding on that date. The Reducing Commitment will then continue to decrease by a stated percentage at the end of each subsequent quarter until December 31, 2003, at which time any remaining borrowings under the Reducing Commitment or the Working Capital Commitment must be repaid. Under certain circumstances, CTC may be required to make principal prepayments under the Reducing Commitment in an amount equal to 50% of excess cash flow (as defined) or the amount of net cash proceeds from certain asset sales.

  The Bank Credit Agreement is secured by substantially all of CTC's property and equipment and the restricted cash, the Company's pledge of the capital stock of CTC and its subsidiaries and a pledge of the Convertible Secured Subordinated Notes by the stockholder. In addition, the Bank Credit Agreement is guaranteed by the Company. As of January 17, 1997, borrowings under the Bank Credit Agreement bear interest at a rate per annum, at CTC's election, equal to the bank's prime rate plus 1.5% or a Eurodollar interbank offered rate (LIBOR) plus 3.0% (9.5% and 8.19%, respectively, at January 17, 1997). The interest rate margins may be reduced by up to 1.25% (non-cumulatively) based on a financial test, determined quarterly. As of January 17,

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

1997, the financial test permitted a reduction of 0.25% in the interest rate margins. Interest on prime rate loans is due quarterly, while interest on LIBOR loans is due at the end of the period (from one to three months) for which such LIBOR rate is in effect. The Term Note called for quarterly interest payments at 10% per annum, with additional interest to be accrued at 6% per annum (compounded annually) and paid in full at maturity. The Bank Credit Agreement requires CTC to maintain certain financial covenants and places restrictions on CTC's ability to, among other things, incur debt and liens, pay dividends, make capital expenditures, undertake transactions with affiliates and make investments.

  Promissory Note Payable to PCI

  This note matures on January 10, 2000, bears interest at a rate of 8% per annum, calls for equal annual payments of principal and interest and is secured by the tower sites purchased from PCI.

  Promissory Note Payable for Tower Site

  This note matures in 2004, bears interest at a rate of 10% per annum, calls for monthly payments of principal and interest and is secured by an individual towers purchased from PCI.

  Convertible Secured Subordinated Notes Payable to Stockholder (the "Convertible Notes")

  These notes were scheduled to mature on January 11, 1998, accrued interest at a rate of 8% per annum payable at maturity, and were secured by substantially all of CTC's assets. The notes provided that the holder had the option, at any time, to convert such notes, in whole or in part, into shares of the Company's Series A Convertible Preferred Stock at a conversion price of $6.00 per share. On April 27, 1995, a portion of the notes with aggregate principal balances of $743,000 was converted into 123,742 shares of the Company's stock and the related accrued interest was paid to the holder. On February 24, 1997, the remaining $3,125,000 principal amount of the notes was converted into 520,878 shares of the Company's stock and, by mutual agreement with the holder, the related accrued interest was forfeited. Upon conversion of the notes, the principal amount and the forfeited interest are accounted for as an increase to redeemable preferred stock.

  Maturities

  Scheduled maturities of long-term debt outstanding as of December 31, 1996, excluding the Convertible Notes, are as follows: years ending December 31, 1997--$140,000; 1998--$153,000; 1999--$2,985,000; 2000--$3,112,000; 2001--
$3,207,000; thereafter--$9,330,000. The scheduled maturities for the Term Note are presented in accordance with the repayment provisions of the Reducing Commitment borrowings, since such borrowings were used to repay the Term Note in January 1997.

  Restricted Net Assets of Subsidiary

  CTC is precluded from paying dividends to the Company by the terms of the Bank Credit Agreement. The restricted net assets of CTC totaled $5,766,000 at December 31, 1996.

  Interest Rate Swap Agreement

  The interest rate swap agreement has an outstanding notional amount of $17,925,000 at January 29, 1997 (inception) and terminates on February 24, 1999. The Company pays a fixed rate of 6.28% on the notional amount and receives a floating rate based on LIBOR. This agreement effectively changes the interest rate on $17,925,000 of borrowings under the Reducing Commitment from a floating rate to a fixed rate of 6.28% plus the applicable margin. The Company does not believe there is any significant exposure to credit risk due to the

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES creditworthiness of the counterparty. In the event of nonperformance by the counterparty, the Company's loss would be limited to any unfavorable interest rate differential.

7. INCOME TAXES

  The provision for income taxes consists of the following:

                                                      YEARS ENDED DECEMBER 31,
                                                      ------------------------
                                                          1995          1996
                                                      ------------  ------------
                                                      (IN THOUSANDS OF DOLLARS)
   Current:
     Puerto Rico..................................... $         --  $         10
                                                      ============  ============

  A reconciliation between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to the loss before income taxes is as follows:

                                                    YEARS ENDED DECEMBER 31,
                                                    ------------------------
                                                       1995          1996
                                                   ------------  -------------
                                                   (IN THOUSANDS OF DOLLARS)
   Benefit for income taxes at statutory rate..... $        (7)  $        (322)
   Puerto Rico taxes..............................          --              10
   Expenses for which no federal tax benefit was
    recognized....................................           5               5
   Changes in valuation allowances................           2             315
   Other..........................................          --               2
                                                   -----------   -------------
                                                   $        --   $          10
                                                   ===========   =============

  The components of the net deferred income tax assets and liabilities are as follows:

                                                            DECEMBER 31
                                                     --------------------------
                                                        1995          1996
                                                     ------------ -------------
                                                     (IN THOUSANDS OF DOLLARS)
   Deferred income tax liabilities:
     Property and equipment......................... $       467  $       1,307
     Intangible assets..............................          24             49
                                                     -----------  -------------
       Total deferred income tax liabilities........         491          1,356
                                                     -----------  -------------
   Deferred income tax assets:
     Net operating loss carryforwards...............         486          1,639
     Noncompete agreement...........................           3             19
     Receivables allowance..........................           4             15
     Valuation allowances...........................          (2)          (317)
                                                     -----------  -------------
       Total deferred income tax assets, net........         491          1,356
                                                     -----------  -------------
   Net deferred income tax liabilities.............. $        --  $          --
                                                     ===========  =============

  Valuation allowances of $2,000 and $317,000 were recognized to offset net deferred income tax assets as of December 31, 1995 and 1996, respectively.

  At December 31, 1996, the Company has net operating loss carryforwards of approximately $4,800,000 which are available to offset future federal taxable income. These loss carryforwards will expire in 2010 through 2011. The utilization of the loss carryforwards is subject to certain limitations.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

8. REDEEMABLE PREFERRED STOCK

  The holders of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the Series B Convertible Preferred Stock (the "Series B Preferred Stock") (collectively, the "Preferred Stock") are generally entitled to one vote per share on all matters presented to a vote of the Company's stockholders. The holders of the Preferred Stock are also entitled to receive dividends, if and when declared, at the same rate as dividends are declared and paid with respect to the Company's common stock. At the option of the holder, each share of Preferred Stock is convertible, at any time, into one share of the Company's Class B Common Stock. The outstanding shares of Preferred Stock will automatically convert into an equal number of shares of Class B Common Stock in the event of an underwritten public offering of the Company's common stock, subject to certain conditions.

  On or after December 31, 2001, the outstanding shares of Series A Preferred Stock and Series B Preferred Stock are redeemable, at the option of the holder, at a price per share of $6.00 and $12.00, respectively, plus any accrued and unpaid dividends through the date of redemption. The Series A Preferred Stock and Series B Preferred Stock also call for liquidation preferences equal to such respective redemption prices. With respect to redemption and liquidation preferences, the rights of the holders of the Series B Preferred Stock are senior to the Series A Preferred Stock and the common stock, and the rights of the holders of the Series A Preferred Stock are senior to the common stock.

9. STOCKHOLDERS' EQUITY (DEFICIT)

  Common Stock

  At the option of the holder, each share of the Company's Class A Common Stock is convertible, at any time, into 1.52315 shares of the Company's Class B Common Stock. The holders of the Class B Common Stock are entitled to one vote per share on all matters presented to a vote of the Company's stockholders, and the holders of the Class A Common Stock are entitled to a number of votes equivalent to the number of shares of Class B Common Stock into which their shares of Class A Common Stock are convertible. The holders of the Class A Common Stock are also entitled to receive dividends, if and when declared, on an equivalent basis with the holders of the Class B Common Stock. In the event of an underwritten public offering of its common stock which results in the conversion of the Preferred Stock (see Note 8), the Company may, at its option, require that all outstanding shares of Class A Common Stock be converted into Class B Common Stock.

  Stock Options

  In 1995, the Company adopted the Crown Castle International Corp. 1995 Stock Option Plan (as amended, the "1995 Stock Option Plan"). Up to 300,000 shares of the Company's Class B Common Stock are reserved for awards granted to certain employees, consultants and non-employee directors of the Company and its subsidiaries or affiliates. These options generally vest over periods of up to five years from the date of grant (as determined by the Company's Board of Directors) and have a maximum term of ten years from the date of grant. A summary of awards granted under the 1995 Stock Option Plan is as follows for the years ended December 31, 1995 and 1996:

                                      1995                     1996
                            ------------------------ ------------------------
                                        WEIGHTED-                WEIGHTED-
                            NUMBER OF    AVERAGE     NUMBER OF    AVERAGE
                             SHARES   EXERCISE PRICE  SHARES   EXERCISE PRICE
                            --------- -------------- --------- --------------
   Options outstanding at
    beginning of year......       --                  165,000      $2.65
   Options granted.........  165,000      $2.65        45,000      11.11
                             -------                  -------
   Options outstanding at
    end of year............  165,000       2.65       210,000       4.47
                             =======                  =======
   Options exercisable at
    end of year............       --                  144,250      $2.17
                             =======                  =======

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  In November 1996, options which were granted in 1995 for the purchase of 138,000 shares were modified such that those options became fully vested. A summary of options outstanding as of December 31, 1996 is as follows:

                                                      WEIGHTED-
                                                       AVERAGE
                          NUMBER OF                   REMAINING                   NUMBER OF
      EXERCISE             OPTIONS                   CONTRACTUAL                   OPTIONS
       PRICE             OUTSTANDING                    LIFE                     EXERCISABLE
      --------           -----------                 -----------                 -----------
      $ 2.00               138,000                    9.0 years                    138,000
        6.00                27,000                    8.9 years                      6,250
        8.00                10,000                    9.4 years                         --
       12.00                35,000                    9.8 years                         --
                           -------                                                 -------
                           210,000                    9.1 years                    144,250
                           =======                                                 =======

  The weighted-average fair value of options granted during the years ended December 31, 1995 and 1996 was $2.48 and $0.43, respectively. The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted-average assumptions about the options (the minimum value method):

                                                       YEARS ENDED DECEMBER 31,
                                                       -------------------------
                                                           1995         1996
                                                       ------------ ------------
   Risk-free interest rate............................         5.3%         6.4%
   Expected life......................................    3.2 years    4.0 years
   Expected volatility................................           0%           0%
   Expected dividend yield............................           0%           0%

  The exercise prices for options granted during the years ended December 31, 1995 and 1996 were equal to or in excess of the estimated fair value of the Company's Class B Common Stock at the date of grant. As such, no compensation cost was recognized for stock options during those years (see Note 1). If compensation cost had been recognized for stock options based on their fair value at the date of grant, the Company's pro forma net loss for the years ended December 31, 1995 and 1996 would have been $33,000 and $973,000, respectively. The pro forma effect of stock options on the Company's net loss for those years may not be representative of the pro forma effect for future years due to the impact of vesting and potential future awards.

  Shares Reserved For Issuance

  At December 31, 1996, the Company had the following shares reserved for future issuance:

   Class B Common Stock:
     Series A Preferred Stock......................................... 1,383,333
     Series B Preferred Stock.........................................   864,568
     Class A Common Stock.............................................   411,250
     1995 Stock Option Plan...........................................   300,000
                                                                       ---------
                                                                       2,959,151
                                                                       =========
   Series A Preferred Stock:
     Convertible Notes................................................   520,878
                                                                       =========

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

10. RELATED PARTY TRANSACTIONS

  The Company leases office space in a building owned by its President and Chief Executive Officer. Lease payments for such office space amounted to $22,000 and $50,000 for the years ended December 31, 1995 and 1996, respectively.

  Included in other receivables at December 31, 1996 are amounts due from employees of the Company totaling $128,000. Substantially all of these amounts were collected in March 1997.

11.  COMMITMENTS

  At December 31, 1996, minimum rental commitments under operating leases for land at towers are as follows: years ending December 31, 1997--$177,000; 1998--$158,000; 1999--$150,000; 2000--$111,000; 2001--$92,000; thereafter--
$815,000. Rental expense for tower site land leases was $208,000 and $277,000 for the years ended December 31, 1995 and 1996, respectively.

12. CONCENTRATIONS OF CREDIT RISK

  Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, trade receivables and restricted cash. The Company mitigates its risk with respect to cash and cash equivalents and restricted cash by maintaining such deposits at high credit quality financial institutions and monitoring the credit ratings of those institutions.

  The Company derives the largest portion of its revenues from customers in the wireless telecommunications industry. In addition, the Company has concentrations of operations in certain geographic areas (primarily Texas, New Mexico, Arizona and Puerto Rico). The Company mitigates its concentrations of credit risk with respect to trade receivables by actively monitoring the creditworthiness of its customers. Historically, the Company has not incurred any significant credit related losses.

  For the years ended December 31, 1995 and 1996, the Company's revenues from PCI amounted to $2,566,000 and $2,634,000, respectively.

13. SUBSEQUENT EVENTS

  Redeemable Preferred Stock and Stockholders' Equity

  In February 1997, the Company filed an amendment to its certificate of incorporation in order to increase the number of authorized preferred and common shares to 5,777,733 and 7,270,000, respectively. During the same month, the Company issued 3,310,784 shares of its Series C Convertible Preferred stock (the "Series C Preferred Stock") at a price of $21.00 per share. The net proceeds received by the Company from the sale of the Series C Preferred Stock amounted to approximately $69,477,000.

  The holders of the Series C Preferred Stock are generally entitled to the same rights and privileges as the Series B Preferred Stock and the Series A Preferred Stock (see Note 8). The redemption price and liquidation preference for the Series C Preferred Stock is $21.00 per share, plus any accrued and unpaid dividends. With respect to redemption and liquidation preferences, the rights of the holders of the Series C Preferred Stock are in parity with the Series B Preferred Stock.

  In March 1997, the Chairman of the Company's Board of Directors converted 106,988 shares of Class A Common Stock into 162,958 shares of Class B Common Stock. The Company then repurchased these 162,958 shares of Class B Common Stock at a cost of approximately $3,422,000.

               CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

  Investment in Castle Transmission Services (Holdings) Ltd ("CTI")

  In February 1997, the Company used a portion of the net proceeds from the sale of the Series C Preferred Stock to purchase an ownership interest of approximately 34.45% in CTI (a company incorporated under the laws of England and Wales). The Company led a consortium of investors which provided the equity financing for CTI. The funds invested by the consortium were used by CTI to purchase, through a wholly owned subsidiary, the broadcast transmission division of the British Broadcasting Corporation (the "BBC"). The cost of the Company's investment in CTI amounted to approximately $57,542,000. The Company will account for its investment in CTI utilizing the equity method of accounting.

  In March 1997, as compensation for leading the investment consortium, the Company received a fee from CTI amounting to approximately $1,165,000. This fee was recorded as revenue by the Company when received. In addition, the Company received approximately $1,679,000 from CTI as reimbursement for costs incurred prior to the closing of the purchase from the BBC. At December 31, 1996, approximately $953,000 of such reimbursable costs are included in other receivables on the Company's consolidated balance sheet.

14. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  Summary quarterly financial information for the years ended December 31, 1995 and 1996 is as follows:

                                                  THREE MONTHS ENDED
                                       ------------------------------------------
                                       MARCH 31 JUNE 30  SEPTEMBER 30 DECEMBER 31
                                       -------- -------  ------------ -----------
                                               (IN THOUSANDS OF DOLLARS)
1995:
  Net revenues........................  $  962  $  989      $  995      $1,112
  Operating income....................     263     325         251         224
  Net income (loss)...................      22      65         (62)        (46)
1996:
  Net revenues........................  $1,221  $1,238      $1,846      $1,902
  Operating income....................     306      71         196          90
  Net loss............................     (32)   (280)       (243)       (402)

                              CROWN COMMUNICATIONS

                             COMBINED BALANCE SHEET

                           (IN THOUSANDS OF DOLLARS)

                                                          DECEMBER 31, JUNE 30,
                                                              1996       1997
                         ASSETS                           ------------ --------
Current assets:
  Cash and cash equivalents..............................   $   374    $   724
  Accounts receivable, net of allowance for doubtful
   accounts of $74 at
   December 31, 1996 and June 30, 1997...................     2,147      4,137
  Inventory..............................................       614      1,119
  Accrued network services...............................       653         --
  Deferred installation costs............................       154         --
  Prepaid expenses and other current assets..............       189        231
                                                            -------    -------
    Total current assets.................................     4,131      6,211
Property and equipment, net..............................    21,362     31,047
Other assets.............................................        96        105
                                                            -------    -------
                                                            $25,589    $37,363
                                                            =======    =======
             LIABILITIES AND OWNERS' EQUITY
Current liabilities:
  Accounts payable.......................................   $ 2,514    $ 5,455
  Accrued expenses.......................................       833        409
  Current installments of long-term debt.................     1,447      1,525
  Customer deposits......................................       123        211
  Deferred revenue.......................................         3          3
                                                            -------    -------
    Total current liabilities............................     4,920      7,603
Long-term debt, excluding current installments...........    15,934     22,100
Note payable--owner......................................        75         75
Deferred revenue.........................................       349         65
                                                            -------    -------
    Total liabilities....................................    21,278     29,843
Commitments and contingencies (note 4)
Owners' equity:
  Common stock...........................................         7          7
  Additional paid-in capital.............................         9          9
  Owners' equity.........................................     4,295      7,504
                                                            -------    -------
    Total owners' equity.................................     4,311      7,520
                                                            -------    -------
                                                            $25,589    $37,363
                                                            =======    =======

            See accompanying notes to combined financial statements.

                              CROWN COMMUNICATIONS

                          COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)

                           (IN THOUSANDS OF DOLLARS)

                                                                  SIX MONTHS
                                                                ENDED JUNE 30,
                                                                ---------------
                                                                 1996    1997
                                                                ------  -------
Net revenues:
  Site rental.................................................. $2,239  $ 3,815
  Network services and other...................................  5,950   12,022
                                                                ------  -------
                                                                 8,189   15,837
Operating costs and expenses:
  Site rental..................................................    600    1,150
  Network services and other ..................................  3,877    5,138
  General and administrative expenses..........................  1,163    3,163
  Depreciation and amortization................................    452      842
                                                                ------  -------
                                                                 6,092   10,293
                                                                ------  -------
    Operating income...........................................  2,097    5,544
Other income (expense):
  Interest and other income (expense)..........................     (8)     (29)
  Interest expense.............................................   (526)    (774)
                                                                ------  -------
    Net income................................................. $1,563  $ 4,741
                                                                ======  =======



            See accompanying notes to combined financial statements.

                              CROWN COMMUNICATIONS

                        COMBINED STATEMENT OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                             -----------------
                                                              1996      1997
                                                             -------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................................. $ 1,563  $  4,741
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.............................     452       842
  Changes in operating assets and liabilities:
   Accounts receivable......................................  (1,951)   (1,990)
   Inventory................................................     106      (505)
   Prepaid expenses and other current assets................     (15)      (42)
   Accrued network services.................................    (437)      653
   Deferred installation costs..............................      --       374
   Other assets.............................................     (10)       --
   Accounts payable.........................................     451     2,941
   Accrued expenses.........................................     (91)     (424)
   Customer deposits........................................      (2)       88
   Deferred revenue.........................................      52      (284)
                                                             -------  --------
    Net cash provided by operating activities...............     118     6,394
                                                             -------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures.......................................  (2,378)  (10,678)
 Increase in loans receivable...............................    (800)       --
                                                             -------  --------
    Net cash used for investing activities..................  (3,178)  (10,678)
                                                             -------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of notes payable....................   3,929     6,856
 Principal payments on notes payable........................    (630)     (690)
 Distributions to owners....................................    (755)   (1,532)
                                                             -------  --------
    Net cash provided by financing activities...............   2,544     4,634
                                                             -------  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    (516)      350
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............     764       374
                                                             -------  --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................. $   248  $    724
                                                             =======  ========
Supplemental disclosure of cash flow information--interest
 paid....................................................... $   526  $    774
                                                             =======  ========


            See accompanying notes to combined financial statements.

                             CROWN COMMUNICATIONS

               CONDENSED NOTES TO COMBINED FINANCIAL STATEMENTS

                           (IN THOUSANDS OF DOLLARS)

(1)GENERAL

  The information contained in the following notes to the combined financial statements is condensed from that which would appear in the annual combined financial statements; accordingly, the combined financial statements included herein should be reviewed in conjunction with the combined financial statements for the fiscal year ended December 31, 1996, and the related notes thereto, of Crown Communications included elsewhere herein.

  The accompanying combined financial statements include the accounts of Crown Communications (CCM), a sole proprietorship, Crown Network Systems, Inc.
(CNS), a subchapter S corporation, Crown Mobile Systems, Inc. (CMS), a subchapter S corporation, Airport Communications, Inc. (ACI), a subchapter S corporation and E-90, Ltd. (E-90), a Pennsylvania Business Trust (collectively, Crown Communications or the Company). These entities are all under common ownership. All significant intercompany accounts and transactions have been eliminated.

  The combined financial statements included herein are unaudited; however, they include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the combined financial position of the Company at June 30, 1997 and the combined results of operations and cash flows for the six months ended June 30, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

(2)PROPERTY AND EQUIPMENT

  The major classes of property and equipment are as follows:

                                                                         JUNE
                                               ESTIMATED   DECEMBER 31,   30,
                                              USEFUL LIVES     1996      1997
                                              ------------ ------------ -------
      Land...................................         --     $   834    $   848
      Telecommunications towers..............   20 years      20,218     29,521
      Equipment..............................   10 years       1,589      2,085
      Transportation equipment...............    5 years       1,545      1,959
      Office furniture and equipment.........    7 years         585        874
      Leasehold improvements.................    5 years          65         65
                                                             -------    -------
                                                              24,836     35,352
      Less: accumulated depreciation.........                 (3,474)    (4,305)
                                                             -------    -------
                                                             $21,362    $31,047
                                                             =======    =======

                             CROWN COMMUNICATIONS

                           (IN THOUSANDS OF DOLLARS)

(3) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                         JUNE
                                                           DECEMBER 31,   30,
                                                               1996      1997
                                                           ------------ -------
      Bank credit agreement:
        Term note.........................................   $13,708    $13,125
        Revolving credit facility.........................     2,700      9,300
      Installment notes payable...........................       973      1,200
                                                             -------    -------
                                                              17,381     23,625
        Less: current maturities..........................    (1,447)    (1,525)
                                                             -------    -------
                                                             $15,934    $22,100
                                                             =======    =======

(4) CONTINGENCIES

  The Company is involved in various claims and legal actions arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's combined financial position or results of operations.

(5) SUBSEQUENT EVENTS

  In July 1997, the owners of CCM, CNS and CMS entered into an asset purchase and merger agreement with Crown Castle International Corp. ("CCIC"). In August 1997, such agreement was amended and restated, and CCIC acquired (i) substantially all of the assets, net of outstanding liabilities, of CCM and
(ii) all of the outstanding common stock of CNS and CMS.

  In August 1997, the Bank Credit Agreement was amended to increase the Revolving Credit Facility to $27,000.

                         INDEPENDENT AUDITORS' REPORT

The Owners of Crown Communications,
 Crown Network Systems, Inc.,
 Crown Mobile Systems, Inc., Airport
 Communications, Inc. and E-90, Ltd.:

  We have audited the accompanying combined balance sheets of Crown Communications, Crown Network Systems, Inc., Crown Mobile Systems, Inc., Airport Communications, Inc. and E-90, Ltd. (collectively, Crown Communications) as of December 31, 1995 and 1996, and the related combined statements of income, cash flows and owners' equity for the years then ended. These combined financial statements are the responsibility of Crown Communications' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Crown Communications as of December 31, 1995 and 1996, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick llp

Pittsburgh, Pennsylvania
July 31, 1997

                              CROWN COMMUNICATIONS

                             COMBINED BALANCE SHEET

                           (IN THOUSANDS OF DOLLARS)

                                                                 DECEMBER 31,
                            ASSETS                              ---------------
                                                                 1995    1996
                                                                ------- -------
Current assets:
  Cash and cash equivalents.................................... $   764 $   374
  Accounts receivable, net of allowance for doubtful accounts
   of $0 and $74 at December 31, 1995 and 1996, respectively...     553   2,147
  Inventory....................................................     687     614
  Accrued network services.....................................      --     653
  Deferred installation costs..................................      --     154
  Prepaid expenses and other current assets....................      73     189
                                                                ------- -------
    Total current assets.......................................   2,077   4,131
Property and equipment, net....................................  13,877  21,362
Other assets...................................................      60      96
                                                                ------- -------
                                                                $16,014 $25,589
                                                                ======= =======
                LIABILITIES AND OWNERS' EQUITY
Current liabilities:
  Accounts payable............................................. $ 1,319 $ 2,514
  Accrued expenses.............................................     325     833
  Current installments of long-term debt.......................   1,526   1,447
  Customer deposits............................................     126     123
  Deferred revenue.............................................      19       3
                                                                ------- -------
    Total current liabilities..................................   3,315   4,920
Long-term debt, excluding current installments.................   9,049  15,934
Note payable--owner............................................      75      75
Deferred revenue...............................................      69     349
                                                                ------- -------
    Total liabilities..........................................  12,508  21,278
Commitments and contingencies (note 7)
Owners' equity:
  Common stock.................................................       7       7
  Additional paid-in capital...................................       9       9
  Owners' equity...............................................   3,490   4,295
                                                                ------- -------
    Total owners' equity.......................................   3,506   4,311
                                                                ------- -------
                                                                $16,014 $25,589
                                                                ======= =======

            See accompanying notes to combined financial statements.

                              CROWN COMMUNICATIONS

                          COMBINED STATEMENT OF INCOME

                           (IN THOUSANDS OF DOLLARS)

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
Net revenues:
  Site rental................................................. $ 3,632  $ 5,120
  Network services and other..................................   7,384   14,260
                                                               -------  -------
                                                                11,016   19,380
Operating costs and expenses:
  Site rental.................................................     763    1,691
  Network services and other..................................   3,944    8,632
  General and administrative expenses.........................   2,625    3,150
  Depreciation and amortization...............................     568    1,168
                                                               -------  -------
                                                                 7,900   14,641
                                                               -------  -------
    Operating income..........................................   3,116    4,739
Other income (expense):
  Interest and other income (expense).........................      19      (53)
  Interest expense............................................    (785)  (1,175)
                                                               -------  -------
    Net income................................................ $ 2,350  $ 3,511
                                                               =======  =======


            See accompanying notes to combined financial statements.

                              CROWN COMMUNICATIONS

                      COMBINED STATEMENT OF OWNERS' EQUITY

                           (IN THOUSANDS OF DOLLARS)

                                                    ADDITIONAL           TOTAL
                                             COMMON  PAID-IN   OWNERS'  OWNERS'
                                             STOCK   CAPITAL   EQUITY   EQUITY
                                             ------ ---------- -------  -------
Balance at January 1, 1995..................  $ 7      $ 9     $ 2,013  $ 2,029
Net income..................................   --       --       2,350    2,350
Distributions to owners.....................   --       --        (873)    (873)
                                              ---      ---     -------  -------
Balance at December 31, 1995................    7        9       3,490    3,506
Capital contribution........................   --       --         103      103
Net income..................................   --       --       3,511    3,511
Distributions to owners.....................   --       --      (2,809)  (2,809)
                                              ---      ---     -------  -------
Balance at December 31, 1996................  $ 7      $ 9     $ 4,295  $ 4,311
                                              ===      ===     =======  =======




            See accompanying notes to combined financial statements.

                              CROWN COMMUNICATIONS

                        COMBINED STATEMENT OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                               YEARS ENDED
                                                              DECEMBER 31,
                                                            ------------------
                                                              1995      1996
                                                            --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................................ $  2,350  $  3,511
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization............................      568     1,168
  Gain on sale of equipment................................      (71)       --
  Changes in operating assets and liabilities:
   Accounts receivable.....................................      205    (1,594)
   Inventory...............................................     (173)       73
   Prepaid expenses and other current assets...............      (22)     (117)
   Accrued network services................................       --      (653)
   Deferred installation costs.............................      356      (154)
   Other assets............................................      (20)      (36)
   Accounts payable........................................      149     1,195
   Accrued expenses........................................      216       508
   Customer deposits.......................................       43        (2)
   Deferred revenue........................................     (627)      263
                                                            --------  --------
    Net cash provided by operating activities..............    2,974     4,162
                                                            --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures......................................   (5,670)   (8,658)
 Proceeds from sale of equipment...........................       --         6
                                                            --------  --------
    Net cash used for investing activities.................   (5,670)   (8,652)
                                                            --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of notes payable...................   14,929    22,614
 Principal payments on notes payable.......................  (11,689)  (15,808)
 Distributions to owners...................................     (873)   (2,809)
 Capital contribution......................................       --       103
                                                            --------  --------
    Net cash provided by financing activities..............    2,367     4,100
                                                            --------  --------
NET DECREASE IN CASH AND CASH EQUIVALENTS..................     (329)     (390)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.............    1,093       764
                                                            --------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR................... $    764  $    374
                                                            ========  ========
Supplemental disclosure of cash flow information--interest
 paid...................................................... $    764  $  1,175
                                                            ========  ========

            See accompanying notes to combined financial statements.

                             CROWN COMMUNICATIONS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

(1)BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Basis of Presentation

  The accompanying combined financial statements include the accounts of Crown Communications (CCM), a sole proprietorship, Crown Network Systems, Inc.
(CNS), a subchapter S corporation, Crown Mobile Systems, Inc. (CMS), a subchapter S corporation, Airport Communications, Inc. (ACI), a subchapter S corporation and E-90, Ltd. (E-90), a Pennsylvania Business Trust (collectively, Crown Communications or the Company). These entities are all under common ownership. All significant intercompany accounts and transactions have been eliminated.

  Crown Communications is a communication site development and management company. The Company's core business is the development of high density communication facilities. The majority of these facilities are located throughout western Pennsylvania. The Company leases antenna and transmitter space on communication towers to companies using or providing wireless telephone, paging and specialized mobile radio services.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (b) Cash and Cash Equivalents

  The Company considers cash in depository institutions and short-term investments with original maturities of three months or less to be cash and cash equivalents.

 (c) Inventory

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

 (d) Property and Equipment

  Property and equipment is stated at cost, net of accumulated depreciation. Depreciation on property and equipment is computed utilizing methods which approximate the straight-line method over the estimated useful lives of the assets. Additions, renewals and improvements are capitalized, while maintenance and repairs are expensed. Upon the sale or retirement of an asset, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

  In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for fiscal years beginning after December 15, 1995. The adoption of SFAS 121 by the Company in 1996 did not have a material impact on its combined financial statements.

                             CROWN COMMUNICATIONS

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

 (e) Other Assets

  Other assets include deferred financing costs which are amortized over the estimated term of the related borrowing.

 (f) Fair Value of Financial Instruments

  The carrying amounts of cash and cash equivalents approximate the fair value for these instruments. The carrying amount of long-term debt approximates its fair value because the interest rates approximate market. The estimated fair values of the Company's financial instruments, along with the carrying amounts of the related assets (liabilities), are as follows:

                                         DECEMBER 31, 1995   DECEMBER 31, 1996
                                         ------------------  ------------------
                                         CARRYING    FAIR    CARRYING    FAIR
                                          AMOUNT    VALUE     AMOUNT    VALUE
                                         --------  --------  --------  --------
   Cash and cash equivalents............ $    764  $    764  $    374  $    374
   Long-term debt.......................  (10,575)  (10,575)  (17,381)  (17,381)

 (g) Revenue Recognition

  Equipment sales revenues are recognized when products are delivered to customers.

  Site rental revenue is recognized ratably over the terms of the respective leases. Such leases have terms that are generally five years.

  Network services revenues are recognized under a method which approximates the completed contract method. This method is used because typical network services are completed in 3 months or less and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method. The network services are considered complete at the point in time in which the terms and conditions of the contract and/or agreement have been substantially completed. Revenues from completed contracts which have not been billed at the end of an accounting period are presented as accrued network services.

  Costs and revenues associated with installations not complete at the end of an accounting period are deferred and recognized when the installation becomes operational. Any losses on contracts are recognized at such time as they become known.

(2) PROPERTY AND EQUIPMENT

  The major classes of property and equipment are as follows:

                                                                DECEMBER 31,
                                                   ESTIMATED   ----------------
                                                  USEFUL LIVES  1995     1996
                                                  ------------ -------  -------
   Land..........................................         --   $   767  $   834
   Telecommunications towers.....................   20 years    13,014   20,218
   Equipment.....................................   10 years     1,266    1,589
   Transportation equipment......................    5 years       663    1,545
   Office furniture and equipment................    7 years       373      585
   Leasehold improvements........................    5 years        50       65
                                                               -------  -------
                                                                16,133   24,836
   Less: accumulated depreciation................               (2,256)  (3,474)
                                                               -------  -------
                                                               $13,877  $21,362
                                                               =======  =======

                             CROWN COMMUNICATIONS

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

  Accumulated depreciation on telecommunications towers was $1,577 and $2,333 at December 31, 1995 and 1996, respectively.

  The Company leases antenna and transmitter space on communication towers through noncancelable operating leases. Future minimum rentals receivable under noncancelable operating leases for towers at December 31, 1996, are as follows:

       YEARS ENDING
       DECEMBER 31,
       ------------
        1997............................................................ $ 5,900
        1998............................................................   5,300
        1999............................................................   4,600
        2000............................................................   3,900
        2001............................................................   2,300
        Thereafter......................................................   2,300
                                                                         -------
                                                                         $24,300
                                                                         =======

(3) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
       Bank credit agreement:
         Term note............................................ $ 9,846  $13,708
         Revolving credit facility............................     450    2,700
       Installment notes payable..............................     279      973
                                                               -------  -------
                                                                10,575   17,381
         Less: current maturities.............................  (1,526)  (1,447)
                                                               -------  -------
                                                               $ 9,049  $15,934
                                                               =======  =======

 Bank Credit Agreement

  On November 22, 1995, Crown Communications and the owners entered into a restated credit agreement with a bank (the "Bank Credit Agreement"). The Bank Credit Agreement made available to the borrowers (i) a term note in the original amount of $9,964 to refinance existing debt, and (ii) a $5,000 secured line of credit. On September 19, 1996, the Bank Credit Agreement was amended to provide for a $14,000 term note (the "Term Note") and a $15,000 secured revolving line of credit (the "Revolving Credit Facility").

  The Term Note is payable in twenty-seven equal quarterly installments of $292 commencing on December 31, 1996, plus a final installment of the outstanding principal balance and all accrued and unpaid interest on September 19, 2003. In addition, on June 30 of each year, the Term Note shall be reduced by an amount equal to 25% of the borrowers' excess cash flow, as defined. The Term Note bears interest, at the option of the borrowers with restrictions, at either the Eurodollar rate plus 2.0% per annum or an "as-offered rate' as defined by the Bank Credit Agreement. The interest rate on the Term Note is 7.72% at September 30, 1997.

                             CROWN COMMUNICATIONS

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

  The Revolving Credit Facility provides for quarterly interest payments based on the Fed Funds rate plus 2.0% per annum (7.22% as of December 31, 1996). Borrowings under this facility are limited by a "borrowing base' as defined. On each of three conversion dates (September 19, 1997, 1998 and 1999), the then aggregate outstanding principal balances under the Revolving Credit Facility are to be converted to term loans and the line of credit commitment will be permanently reduced by such converted amount. Any such principal amount so converted will be payable in twenty-seven equal quarterly installments, beginning on the last day of December following such conversion date, in an amount equal to 1/48 of the converted balance, plus a final installment of the outstanding principal balance and all accrued and unpaid interest.

  The Bank Credit Agreement is secured by substantially all of the Company's assets and assignment of tower leases, requires the Company to maintain certain financial covenants and places restrictions on the Company's ability to, among other things, incur debt and liens, dispose of assets, undertake transactions with affiliates and make investments.

 Installment Notes Payable

  The installment notes payable mature at various dates from 1997 to 2002, bear interest at rates ranging from 4.80% to 12.62% per annum, call for monthly payments of principal and interest and are secured by automobiles and other equipment.

 Maturities

  Scheduled maturities of long-term debt outstanding as of December 31, 1996, are as follows: years ending December 31, 1997--$1,447; 1998--$1,434; 1999--
$1,420; 2000--$1,331; 2001--$1,174; thereafter--$10,575. Amounts outstanding under the Revolving Credit Facility are included in the "thereafter' category because their ultimate repayment schedule once and if converted to a term note cannot be presently determined.

(4) COMMON STOCK

  The combined financial statements reflect the common stock of various subchapter S corporations as follows (at December 31, 1995 and 1996):

                                                              SHARES AUTHORIZED,
                                                         PAR      ISSUED AND
                                                        VALUE    OUTSTANDING
                                                        ----- ------------------
       Common stock--CNS...............................  $ 1        1,000
       Common stock--CMS...............................    1        1,000
       Common stock--ACI...............................   50          100

(5) INCOME TAXES

  CCM is operated as a sole proprietorship and all income or loss is passed through to the personal tax return of the owners. The shareholders for CNS, CMS and ACI have elected under subchapter S of the Internal Revenue Code to pass through all income or loss to the individual tax return of the shareholders. E-90 is operated as a Pennsylvania Business Trust and has elected to be taxed as a partnership. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

                             CROWN COMMUNICATIONS

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

(6) RETIREMENT SAVINGS PLAN

  The Company sponsors a Retirement Savings Plan (the "Plan"), which qualifies for treatment under section 401(k) of the Internal Revenue Code. Substantially all full-time employees are eligible to participate by electing to contribute 1% to 15% of their gross pay to the Plan. Under the Plan, the Company matches a portion of each employee's contribution up to certain limits. Each employee's contribution is fully vested when contributed, and the Company's matching contribution begins vesting after an employee has completed two years of service and becomes fully vested after six years of service. For the years ended December 31, 1995 and 1996, the Company's expense for the Plan was $6 and $59, respectively.

(7) COMMITMENTS AND CONTINGENCIES

  The Company leases land, office space and site space on towers and rooftops through contracts that expire in various years through 2095. The Company has purchase and renewal options and is committed to various escalation provisions under certain of these leases. Rental expense under operating leases was $306 and $669 for the years ended December 31, 1995 and 1996, respectively. At December 31, 1996, minimum rental commitments under operating leases are as follows:

       YEARS ENDING
       DECEMBER 31,
       ------------
        1997............................................................ $ 1,000
        1998............................................................   1,000
        1999............................................................   1,000
        2000............................................................     800
        2001............................................................     600
        Thereafter......................................................  34,100
                                                                         -------
                                                                         $38,500
                                                                         =======

  The Company is involved in various claims and legal actions arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's combined financial position or results of operations.

(8) CONCENTRATIONS OF CREDIT RISK

  Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. The Company mitigates its risk with respect to cash and cash equivalents by maintaining such deposits at high credit quality financial institutions and monitoring the credit ratings of those institutions.

  The Company derives the largest portion of its revenues from customers in the wireless telecommunications industry. In addition, the Company has concentrations of operations in western Pennsylvania. The Company mitigates its concentrations of credit risk with respect to accounts receivable by actively monitoring the creditworthiness of its customers. Historically, the Company has not incurred any significant credit related losses.

  For the year ended December 31, 1995, the Company recognized revenues from two individual customers in the amount of $4,139 and $668. For the year ended December 31, 1996, the Company recognized revenues from three individual customers in the amount of $3,700, $2,600, and $1,400.

                             CROWN COMMUNICATIONS

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

(9) SUBSEQUENT EVENTS

  In July 1997, the owners of CCM, CNS and CMS entered into an asset purchase and merger agreement with Crown Castle International Corp. ("CCIC"). In August 1997, such agreement was amended and restated, and CCIC acquired (i) substantially all of the assets, net of outstanding liabilities, of CCM and
(ii) all of the outstanding common stock of CNS and CMS.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
TEA Group Incorporated

  We have audited the balance sheet of TEA Group Incorporated as of December 31, 1995, and the related statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TEA Group Incorporated as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Ernst & Young llp

Atlanta, Georgia
February 28, 1996

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
TEA Group Incorporated:

  We have audited the accompanying balance sheet of TEA Group Incorporated as of December 31, 1996, and the related statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TEA Group Incorporated as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                          KPMG Peat Marwick LLP

Atlanta, Georgia
August 15, 1997

                             TEA GROUP INCORPORATED

                                 BALANCE SHEET

                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                     DECEMBER 31,
                                                                     --------------
                                                                      1995    1996
                               ASSETS                                ------  ------
Current assets:
  Cash.............................................................. $    5  $   --
  Accounts receivable, net of allowance for doubtful accounts of
   $100 and $1 at December 31, 1995 and 1996, respectively (note 5):
    Billed..........................................................  4,637   3,553
    Unbilled........................................................  1,335     465
  Employee advances.................................................     --      14
  Note and accrued interest receivable--related party...............     58       6
  Prepaid expenses..................................................     24       3
                                                                     ------  ------
      Total current assets..........................................  6,059   4,041
                                                                     ------  ------
Property and equipment, at cost:
  Leasehold improvements............................................      9       9
  Office and computer equipment.....................................    757     831
  Furniture and fixtures............................................    343     345
  Computer software.................................................     --      85
                                                                     ------  ------
                                                                      1,109   1,270
  Less accumulated depreciation and amortization....................   (653)   (787)
                                                                     ------  ------
                                                                        456     483
Other assets........................................................     62      47
                                                                     ------  ------
                                                                     $6,577  $4,571
                                                                     ======  ======
                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable (note 2)............................................ $2,733  $  107
  Accounts payable..................................................  1,328   1,366
  Accrued compensation and related benefits.........................    557     445
  Other accrued expenses............................................     --      52
                                                                     ------  ------
      Total current liabilities.....................................  4,618   1,970
Commitments (note 3)
Shareholders equity (note 7):
  Common stock, $1 par value, 10,000 shares authorized; 550 shares issued and
   outstanding......................................................      1       1
  Additional paid-in capital........................................     11      11
  Retained earnings.................................................  1,947   2,589
                                                                     ------  ------
      Total shareholders equity.....................................  1,959   2,601
                                                                     ------  ------
                                                                     $6,577  $4,571
                                                                     ======  ======

                See accompanying notes to financial statements.

                             TEA GROUP INCORPORATED

                              STATEMENT OF INCOME

                           (IN THOUSANDS OF DOLLARS)

                                                                THREE MONTHS
                                                YEARS ENDED         ENDED
                                               DECEMBER 31,       MARCH 31,
                                              ----------------  --------------
                                               1995     1996     1996    1997
                                              -------  -------  ------  ------
                                                                 (UNAUDITED)
Network services and other revenues, net
 (note 6).................................... $23,585  $18,010  $4,376  $4,873
Operating costs and expenses:
  Services and other (exclusive of
   depreciation and amortization)............  18,770   14,406   3,280   4,048
  General and administrative expenses........   4,077    2,295     529     482
  Depreciation and amortization..............     127      134      31      38
                                              -------  -------  ------  ------
                                               22,974   16,835   3,840   4,568
                                              -------  -------  ------  ------
    Operating income.........................     611    1,175     536     305
Other income (expense):
  Interest and other income..................      17        3      --      --
  Interest expense...........................    (158)    (127)    (47)     (5)
                                              -------  -------  ------  ------
    Income before income taxes...............     470    1,051     489     300
Income taxes (note 1(d)).....................      --       --      --      --
                                              -------  -------  ------  ------
    Net income............................... $   470  $ 1,051  $  489  $  300
                                              =======  =======  ======  ======


                See accompanying notes to financial statements.

                             TEA GROUP INCORPORATED

                       STATEMENT OF SHAREHOLDERS' EQUITY

                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                          COMMON STOCK  ADDITIONAL              TOTAL
                         --------------  PAID-IN   RETAINED SHAREHOLDERS'
                         SHARES AMOUNTS  CAPITAL   EARNINGS    EQUITY
                         ------ ------- ---------- -------- -------------
Balance at January 1,
 1995...................  550     $ 1      $11      $2,359     $2,371
Net income..............   --      --       --         470        470
Shareholder
 distributions..........   --      --       --        (882)      (882)
                          ---     ---      ---      ------     ------
Balance at December 31,
 1995...................  550       1       11       1,947      1,959
Net income..............   --      --       --       1,051      1,051
Shareholder
 distributions..........   --      --       --        (409)      (409)
                          ---     ---      ---      ------     ------
Balance at December 31,
 1996...................  550     $ 1      $11      $2,589     $2,601
                          ===     ===      ===      ======     ======



                See accompanying notes to financial statements.

                             TEA GROUP INCORPORATED

                            STATEMENT OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                               THREE MONTHS
                                                YEARS ENDED        ENDED
                                               DECEMBER 31,      MARCH 31,
                                               --------------  --------------
                                                1995    1996    1996    1997
                                               ------  ------  ------  ------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................. $  470  $1,051  $  489  $  300
  Adjustment to reconcile net income to net
   cash provided by (used for) operating
   activities:
    Depreciation and amortization.............    127     134      31      38
    Provision for doubtful accounts (note 6)..     --     355     125      --
    Gain on sale of property and equipment,
     and other assets.........................    (12)    (1)      (1)     --
    Decrease (increase) in:
      Billed accounts receivable.............. (1,714)    729    (103)   (735)
      Unbilled accounts receivable............   (336)    870   1,439     119
      Other assets............................    (25)     29     (15)    (73)
    Increase (decrease) in:
      Accounts payable........................    381      37  (1,219)   (925)
      Accrued expenses........................    142     (59)   (101)     37
                                               ------  ------  ------  ------
        Net cash provided by (used for)
         operating activities.................   (967)  3,145     645  (1,239)
                                               ------  ------  ------  ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.........   (250)   (161)    (29)    (23)
  Proceeds from sale of property and
   equipment, and other assets................     25       1       1      --
  Increase in deposits........................     16      --      --      --
  Payments received on note receivable........     --      45       8      --
                                               ------  ------  ------  ------
        Net cash used for investing
         activities...........................   (209)   (115)    (20)    (23)
                                               ------  ------  ------  ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) under revolving
   credit agreement...........................  2,057  (2,626)    276   1,262
  Shareholder distributions...................   (882)   (409)     --      --
                                               ------  ------  ------  ------
        Net cash provided by (used for)
         financing activities.................  1,175  (3,035)    276   1,262
                                               ------  ------  ------  ------
        Net increase (decrease) in cash.......     (1)     (5)    901      --
CASH AT BEGINNING OF PERIOD...................      6       5       5      --
                                               ------  ------  ------  ------
CASH AT END OF PERIOD......................... $    5  $   --  $  906  $   --
                                               ======  ======  ======  ======
Supplemental disclosure of cash flow
 information--cash paid during the period for
 interest..................................... $  149  $  138  $   47  $   --
                                               ======  ======  ======  ======

                See accompanying notes to financial statements.

                            TEA GROUP INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                           (IN THOUSANDS OF DOLLARS)

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Basis of Presentation

  TEA Group Incorporated (the "Company") provides services to the wireless telecommunications and energy transmission industries. These services include providing right-of-way, site acquisition, engineering design and drafting, project management, and staff leasing to wireless telecommunications and energy transmission companies in the United States and internationally.

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and revenues and expenses for the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  The financial statements for the three months ended March 31, 1996 and 1997 are unaudited; however, they include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the results of operations and cash flows for the three months ended March 31, 1996 and 1997. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

 (b) Revenue Recognition

  The Company's revenues are derived primarily from service contracts with customers which provide for billings on a time and materials, cost plus profit, or fixed price basis. Such contracts typically have terms from six months to two years. Revenues are recognized as services are performed with respect to the time and materials priced contracts, and are recognized using the percentage-of-completion method for cost plus profit and fixed price contracts, measured by the percentage of contract costs incurred to date to estimated total contract costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

 (c) Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided over the estimated useful lives of the assets on a straight-line basis. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease term. Property and equipment are depreciated over the following estimated useful lives:

                                                                           YEARS
                                                                           -----
      Leasehold improvements..............................................    5
      Office and computer equipment.......................................    5
      Furniture and fixtures..............................................    7
      Computer software...................................................    5

  The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have an impact on the Company's financial statements.

                            TEA GROUP INCORPORATED

                           (IN THOUSANDS OF DOLLARS)

 (d) Income Taxes

  The shareholders of the Company have elected to be taxed under the Subchapter S Corporation provisions of the Internal Revenue Code. As a result of this election, Federal and state income taxes related to the results of operations of the Company are passed through to, and are the responsibility of, the Company's shareholders. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

 (e) Fair Value of Financial Instruments

  The carrying value of the notes payable approximates the estimated fair value for this instrument since it bears interest at a floating market rate. The estimated fair values of the Company's financial instruments, along with the carrying amounts of the related assets (liabilities), are as follows:

                                                 DECEMBER 31,      DECEMBER 31,
                                                     1995              1996
                                               -----------------  --------------
                                               CARRYING   FAIR    CARRYING FAIR
                                                AMOUNT    VALUE    AMOUNT  VALUE
                                               --------  -------  -------- -----
   Cash....................................... $     5   $     5   $  --   $  --
   Notes payable..............................  (2,733)   (2,733)   (107)   (107)

(2) NOTES PAYABLE

  The Company has a revolving line of credit with a bank for working capital purposes (as amended, the "Bank Line of Credit"). The Bank Line of Credit provides for up to $5,000 of working capital borrowings and up to $200 of borrowings for purchases of equipment. At December 31, 1996, outstanding working capital borrowings under the Bank Line of Credit amounted to $107. Borrowings are secured by the Company's receivables, property and equipment, intangibles and cash balances, and bear interest at a rate per annum equal to
(i) the bank's prime rate or (ii) a Eurodollar interbank offered rate (LIBOR) plus 2.45% (8.25% and 7.95%, respectively, at December 31, 1996). Interest is payable monthly. The Bank Line of Credit requires the Company to maintain certain financial covenants and places limitations on its ability to, among other things, incur debt and liens, undertake transactions with affiliates and make investments.

  On July 30, 1997, the Bank Line of Credit was amended to decrease the available borrowings to $3,000 and extend the maturity date to June 30, 1998. Borrowings now bear interest at a rate per annum equal to LIBOR plus 2.7% (8.39% at July 31, 1997). In addition, the amended Bank Line of Credit now restricts the ability of the Company to pay dividends.

(3) COMMITMENTS

  The Company has noncancelable operating leases for office space. Future minimum lease payments under the operating leases with remaining terms of one year or more at December 31, 1996 are summarized as follows:

       YEARS ENDING
       DECEMBER 31,
       ------------
        1997............................................................... $316
        1998...............................................................  315
        1999...............................................................  289
        2000...............................................................   43
                                                                            ----
                                                                            $963
                                                                            ====

  Rent expense under all cancelable and noncancelable operating leases for 1995 and 1996 was $459 and $608, respectively.

                            TEA GROUP INCORPORATED

                           (IN THOUSANDS OF DOLLARS)

(4)EMPLOYEE BENEFIT PLAN

  The Company maintains a 401(k) profit sharing and retirement plan (the "Plan") for the benefit of all eligible employees. Employees may elect to contribute up to 15% of their eligible compensation to the Plan. The Plan provides for employer matching contributions at the discretion of the Company's Board of Directors. The Company provided $66 and $29 in expense for contributions for 1995 and 1996, respectively.

(5)RELATED PARTY TRANSACTIONS

  Accounts receivable balances at December 31, 1995 and 1996 include approximately $398 and $94, respectively, from an affiliated company related to expenses incurred by the Company on behalf of the affiliated company.

(6) CONCENTRATIONS OF CREDIT RISK

  Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and trade receivables. The Company mitigates its risk with respect to cash by maintaining such deposits at high credit quality financial institutions and monitoring the credit ratings of those institutions.

  The Company derives the largest portion of its revenues from customers in the wireless telecommunications and energy transmission industries. The Company mitigates its concentrations of credit risk with respect to trade receivables by actively monitoring the creditworthiness of its customers. In connection with a disputed receivable with a customer, the Company wrote off $310 during 1996.

  For the year ended December 31, 1995, the Company had five customers representing 19%, 18%, 16%, 13% and 11% of net revenues, respectively. For the year ended December 31, 1996, the Company had two customers which accounted for 35% and 14% of net revenues, respectively, and one customer which accounted for approximately 59% of accounts receivable at December 31, 1996.

(7)SUBSEQUENT EVENT

  In July 1996, the Company, its shareholders, and certain affiliated companies entered into an agreement with Crown Castle International Corp. ("CCIC") which provided CCIC with an option to acquire various ownership interests in the Company. On May 12, 1997, CCIC acquired all of the Company's common stock.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Castle Transmission Services (Holdings) Ltd:

  We have audited the accompanying balance sheets of the BBC Home Service Transmission business ("Home Service") at March 31, 1995 and 1996 and the consolidated balance sheet of Castle Transmission Services (Holdings) Ltd and its subsidiary ("Castle Transmission") at March 31, 1997 and the profit and loss accounts, cash flow statements and reconciliations of movements in corporate funding for Home Service for the years ended March 31, 1995 and 1996 and the period from April 1, 1996 to February 27, 1997 and the related consolidated profit and loss account, consolidated cash flow statement and consolidated reconciliation of movements in shareholders' funds for Castle Transmission for the period from February 28, 1997 to March 31, 1997. These financial statements are the responsibility of Castle Transmission's and Home Service's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which do not differ in any material respect from generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Service at March 31, 1995 and 1996 and the consolidated financial position of Castle Transmission at March 31, 1997 and the results of operations and cash flows of Home Service for the years ended March 31, 1995 and 1996 and for the period from April 1, 1996 to February 27, 1997 and of Castle Transmission for the period from February 28, 1997 to March 31, 1997 in conformity with generally accepted accounting principles in the United Kingdom.

  Generally accepted accounting principles in the United Kingdom vary in certain respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997 for Home Service and the period from February 28, 1997 to March 31, 1997 for Castle Transmission and shareholders' equity as of March 31, 1996 for Home Service and as of March 31, 1997 for Castle Transmission to the extent summarised in
Note 27 to these financial statements.

KPMG
Chartered Accountants
Registered Auditor
London, England

October 15, 1997

         CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                                       CASTLE TRANSMISSION SERVICES
                                     BBC HOME SERVICE TRANSMISSION            (HOLDINGS) LTD
                                 ------------------------------------- --------------------------------
                                                            PERIOD        PERIOD             PERIOD
                                                         FROM APRIL 1,     FROM          FROM APRIL 1,
                                       YEARS ENDED           1996      FEBRUARY 28,           1997
                                        MARCH 31,             TO           1997                TO
                                 ----------------------- FEBRUARY 27,  TO MARCH 31,      SEPTEMBER 30,
                           NOTE     1995        1996         1997          1997               1997
                          ------ ----------- ----------- ------------- -------------     --------------
                                 (Pounds)000 (Pounds)000  (Pounds)000   (Pounds)000       (Pounds)000
                                                                                          (UNAUDITED)
Turnover................       3    58,816      70,367       70,614               6,433             37,400
Changes in stocks and
 work in progress.......              (452)       (635)        (554)                340               (146)
Own work capitalised....             4,190       4,653        3,249                 170                819
Raw materials and
 consumables............            (1,048)         14       (1,155)               (446)              (985)
Other external charges..           (30,545)    (34,750)     (26,191)             (1,668)            (9,156)
Staff costs.............       4   (18,498)    (17,197)     (16,131)             (1,421)            (9,476)
Depreciation and other
 amounts written off
 tangible and intangible
 assets.................       5   (12,810)    (12,835)     (13,038)             (1,819)           (11,233)
Other operating
 charges................            (2,258)     (1,832)      (2,792)               (344)            (1,394)
                                   -------     -------      -------       -------------     --------------
                                   (61,421)    (62,582)     (56,612)             (5,188)           (31,571)
Operating
 profit/(loss)..........            (2,605)      7,785       14,002               1,245              5,829
Other interest
 receivable and similar
 income.................               --          --           --                   49                198
Interest payable and
 similar charges........       7       --          --           --                 (969)            (8,909)
                                   -------     -------      -------       -------------     --------------
Profit/(loss) on
 ordinary activities
 before and after
 taxation...............  3-6, 8    (2,605)      7,785       14,002                 325             (2,882)
Additional finance cost
 of non-equity shares...               --          --           --                 (318)            (1,908)
                                   -------     -------      -------       -------------     --------------
Retained profit/(loss)
 for the period.........            (2,605)      7,785       14,002                   7             (4,790)
                                   =======     =======      =======       =============     ==============

  Neither BBC Home Service nor Castle Transmission have any recognised gains or losses other than those reflected in the profit and loss accounts.


  The accompanying notes are an integral part of these consolidated financial statements.

         CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                          CONSOLIDATED BALANCE SHEETS

                                 BBC HOME SERVICE     CASTLE TRANSMISSION SERVICES
                                   TRANSMISSION              (HOLDINGS) LTD
                              ----------------------- -----------------------------
                                   AT MARCH 31,
                              ----------------------- AT MARCH 31, AT SEPTEMBER 30,
                                 1995        1996         1997           1997
                         NOTE ----------- ----------- ------------ ----------------
                              (Pounds)000 (Pounds)000 (Pounds)000    (Pounds)000
                                                                     (UNAUDITED)
FIXED ASSETS
  Intangible............   9        --          --        46,573         45,725
  Tangible..............  10    198,237     202,592      206,162        204,969
                                -------     -------     --------       --------
                                198,237     202,592      252,735        250,694
CURRENT ASSETS
  Stocks................  11      1,072       1,750          807            798
  Debtors...............  12      7,285       4,714       10,344         10,591
  Cash at bank and in
   hand.................            --          --         9,688          3,812
                                -------     -------     --------       --------
                                  8,357       6,464       20,839         15,201
Creditors: amounts
 falling due within one
 year...................  13     (4,829)     (6,627)     (14,820)       (20,671)
                                -------     -------     --------       --------
Net current
 assets/(liabilities)...          3,528        (163)       6,019         (5,470)
                                -------     -------     --------       --------
Total assets less
 current liabilities....        201,765     202,429      258,754        245,224
Creditors: amounts
 falling due after more
 than one year..........  14        --          --      (154,358)      (143,464)
Provisions for
 liabilities and
 charges................  15        --          --        (1,723)        (1,419)
                                -------     -------     --------       --------
Net assets..............        201,765     202,429      102,673        100,341
                                =======     =======     ========       ========
CAPITAL AND RESERVES
  Corporate funding.....        201,765     202,429          --             --
  Called up share
   capital..............  16        --          --       102,348        102,898
  Profit and loss
   account..............  17        --          --           325         (2,557)
                                -------     -------     --------       --------
                                201,765     202,429      102,673        100,341
                                -------     -------     --------       --------
SHAREHOLDERS'
 FUNDS/(DEFICIT)
  Equity................                                     109         (4,680)
  Non-equity............                                 102,564        105,021
                                                        --------       --------
                                                         102,673        100,341
                                                        ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

         CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                                       CASTLE TRANSMISSION SERVICES
                                    BBC HOME SERVICE TRANSMISSION             (HOLDINGS) LTD
                               --------------------------------------- -----------------------------
                                                                       PERIOD FROM    PERIOD FROM
                                     YEARS ENDED         PERIOD FROM   FEBRUARY 28,     APRIL 1,
                                      MARCH 31,         APRIL 1, 1996      1997           1997
                               ----------------------- TO FEBRUARY 27, TO MARCH 31, TO SEPTEMBER 30,
                                  1995        1996          1997           1997           1997
                          NOTE ----------- ----------- --------------- ------------ ----------------
                               (Pounds)000 (Pounds)000   (Pounds)000   (Pounds)000    (Pounds)000
                                                                                      (UNAUDITED)
Cash inflow from
 operating activities...   21     13,956      24,311        26,427          5,756         18,305
Returns on investment
 and servicing of
 finance................   22        --          --            --            (885)        (2,577)
Capital expenditure and
 financial investments..   22    (31,549)    (17,190)      (20,092)          (748)        (8,863)
Acquisitions and
 disposals..............   22        --          --            --        (251,141)          (330)
                                 -------     -------       -------       --------       --------
Cash inflow/(outflow)...         (17,593)      7,121         6,335       (247,018)         6,535
Financing...............   22
Net increase/(decrease)
 in corporate funding...          17,593      (7,121)       (6,335)           --             --
Issuance of shares......             --          --            --         102,348            550
Increase/(decrease) in
 debt...................             --          --            --         154,358        (12,961)
                                 -------     -------       -------       --------       --------
                                  17,593      (7,121)       (6,335)       256,706        (12,411)
                                 -------     -------       -------       --------       --------
Increase/(decrease) in
 cash...................             --          --            --           9,688         (5,876)
                                 =======     =======       =======       ========       ========
Reconciliation of net
 cash flow to movement
 in net debt............   23
Increase/(decrease) in
 cash in the period.....             --          --            --           9,688         (5,876)
Cash inflow/(outflow)
 from
 increase/(decrease) in
 debt...................             --          --            --        (154,358)        12,961
                                 -------     -------       -------       --------       --------
Movement in net debt in
 the period.............             --          --            --        (144,670)         7,085
Net debt at beginning of
 the period.............             --          --            --             --        (144,670)
                                 -------     -------       -------       --------       --------
Net debt at end of the
 period.................             --          --            --        (144,670)      (137,585)
                                 =======     =======       =======       ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

         CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

             CONSOLIDATED RECONCILIATION OF MOVEMENTS IN CORPORATE
                          FUNDING/SHAREHOLDERS' FUNDS

                                                                 CASTLE TRANSMISSION SERVICES
                              BBC HOME SERVICE TRANSMISSION             (HOLDINGS) LTD
                         --------------------------------------- -----------------------------
                                                                 PERIOD FROM
                                                   PERIOD FROM   FEBRUARY 28,   PERIOD FROM
                          YEARS ENDED MARCH 31    APRIL 1, 1996      1997      APRIL 1, 1997
                         ----------------------- TO FEBRUARY 27, TO MARCH 31, TO SEPTEMBER 30,
                            1995        1996          1997           1997           1997
                         ----------- ----------- --------------- ------------ ----------------
                         (Pounds)000 (Pounds)000   (Pounds)000   (Pounds)000    (Pounds)000
                                                                                (UNAUDITED)
Profit/(loss) for the
 period.................    (2,605)      7,785        14,002           325         (2,882)
Net increase/(decrease)
 in corporate funding...    17,593      (7,121)       (6,335)          --             --
New share capital
 subscribed.............       --          --            --        102,348            550
                           -------     -------       -------       -------        -------
Net
 additions/(deductions)
 to corporate
 funding/shareholders'
 funds..................    14,988         664         7,667       102,673         (2,332)
Opening corporate
 funding/shareholders'
 funds..................   186,777     201,765       202,429           --         102,673
                           -------     -------       -------       -------        -------
Closing corporate
 funding/shareholders'
 funds..................   201,765     202,429       210,096       102,673        100,341
                           =======     =======       =======       =======        =======



  The accompanying notes are an integral part of these consolidated financial statements.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 BASIS OF PREPARATION

  As used in the financial statements and related notes, the terms "Castle Transmission" or "the Group" refers to the operations of Castle Transmission Services (Holdings) Ltd and its subsidiary which is the successor business. The term "Home Service" refers to the operations of the Home Service Transmission business of the British Broadcasting Corporation ("BBC") which was the predecessor business.

  These consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applicable in the United Kingdom (UK) and comply with the financial reporting standards of the Institute of Chartered Accountants in England and Wales. A summary of the differences between UK GAAP and United States (US) GAAP as applicable to Castle Transmission is set out in Note 27.

  Castle Transmission Services (Holdings) Ltd ("the Company") was incorporated on August 27, 1996 and did not trade in the period to February 27, 1997. The Company's subsidiary, Castle Transmission International Ltd ("CTI"), was incorporated by the BBC on May 9, 1996 and did not trade in the period to February 27, 1997. On February 27, 1997, the assets and liabilities of Home Service were transferred to CTI. On February 28, 1997 CTI was acquired by the Company. During the period between August 27, 1996 and February 27, 1997 Castle Transmission did not trade and received no income and incurred no expenditure. Accordingly the consolidated profit and loss account for Castle Transmission represents the trading of Castle Transmission for the period from February 28, 1997 to March 31, 1997.

  The financial statements for the two years ended March 31, 1995 and 1996 and the period from April 1, 1996 to February 27, 1997 represent the profit and loss accounts, balance sheets, and the cash flow statements of Home Service. They have been prepared from the separate financial records and management accounts of Home Service.

  Home Service was charged a management fee by the BBC representing an allocation of certain costs including pension, information technology, occupancy and other administration costs which were incurred centrally by the BBC but which were directly attributable to Home Service. Management believes such allocation is reasonable. Such costs are based on the pension arrangement and the cost structure of the BBC and are not necessarily representative of such costs of Castle Transmission under separate ownership.

  Home Service did not incur any costs in relation to financing as necessary funding was provided from the BBC through the corporate funding account. No interest is charged by the BBC on such funds because there is no debt at BBC which is attributable to Home Service.

  Home Service was not a separate legal entity and therefore was not directly subject to taxation on its results. The BBC is a not-for-profit organisation and is not subject to taxation except to the extent of activities undertaken with the objective of making a profit, including all external activities (principally site sharing and commercial projects). The tax charge attributable to Home Service has been calculated as if Home Service were under separate ownership since April 1, 1994 and as if all of its results of operations were subject to normal taxation.

  Redundancy costs were incurred by the BBC which related to Home Service staff. The redundancy costs amounted to (Pounds)3.7m in 1995, (Pounds)1.1m in 1996 and (Pounds)0.6m in the period from April 1, 1996 to February 27, 1997. The redundancy programmes were controlled by the BBC and the costs were not recharged to Home Service. No adjustment has been made in the Home Service financial statements for these costs because any costs incurred would have been reflected in the cost base of Home Service, and as described in note 25 would have been off-set by an increase in turnover from the BBC.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


2 ACCOUNTING POLICIES

  The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the financial statements of Home Service and the consolidated financial statements of Castle Transmission.

 Basis of consolidation

  The consolidated financial statements include the financial statements of the Company and its subsidiary made up to March 31, 1997 after elimination of all significant inter-company accounts and transactions. The acquisition method of accounting has been adopted. Under this method, the results of subsidiaries acquired or disposed of in the period are included in the consolidated profit and loss account from the date of acquisition or up to the date of disposal.

 Goodwill

  Purchased goodwill on acquisitions (representing the excess of the fair value of the consideration given over the fair value of the separable net assets acquired) is capitalised and amortised over 20 years, the period over which the Directors consider that the Group will derive economic benefits.

 Tangible fixed assets and depreciation

  Depreciation is provided to write off the cost or valuation less the estimated residual value of tangible fixed assets by equal instalments over their estimated useful economic lives as follows:

 Land and buildings

                                             HOME SERVICE  CASTLE TRANSMISSION
                                            -------------- -------------------
   Freehold and long leasehold buildings...       50 years         50 years
   Freehold and long leasehold
    improvements...........................       20 years         20 years
   Short leasehold land and buildings...... Unexpired term   Unexpired term
   No depreciation is provided on freehold
    land...................................

 Plant and equipment

                                               HOME SERVICE CASTLE TRANSMISSION
                                               ------------ -------------------
   Transmitters and power plant...............    25 years         20 years
   Electric and mechanical infrastructure..... 10-20 years      10-20 years
   Other plant and machinery..................  3-10 years       3-10 years
   Computer equipment.........................     5 years          5 years

  Strategic spares, which comprise those spares that are vital to the operation of the transmission system, are included in the capitalised value of the asset to which they relate and are depreciated over the life of the asset.

  Assets under construction are included within fixed assets. The associated labour costs are capitalised using a predetermined labour rate, and any over or under recoveries are recognised in the profit and loss account in the period in which they arise.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Foreign currencies

  Transactions in foreign currencies are translated at the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities, to the extent that they are denominated in foreign currency, are retranslated at the rate of exchange ruling at the balance sheet date and gains or losses are included in the profit and loss account.

 Leases

  Operating lease rentals are charged to the profit and loss account on a straight line basis over the period of the lease.

 Pensions

  The majority of Castle Transmission's permanent employees are members of the BBC Pension Scheme. The regular cost of providing benefits is charged to operating profit over the service lives of the members of the scheme on the basis of a constant percentage of pensionable pay. Variations from regular cost arising from periodic actuarial valuations are allocated to operating profit over the expected remaining service lives of the members. See note 20 for further details.

 Stocks

  Stocks held are general maintenance spares and manufacturing stocks. Stocks are stated at the lower of weighted average cost and net realisable value.

 Work in progress

  For commercial projects, the payments on account and project costs are recorded under creditors until a project is completed at which time the project balances are transferred to turnover and cost of sales. Provision is made for any losses as soon as they are foreseen.

 Taxation

  The charge for taxation is based on the profit for the period and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Provision is made for deferred tax only to the extent that it is probable that an actual liability will crystallise.

 Turnover

  Turnover represents the amounts (excluding value added tax) derived from the provision of transmission and maintenance contracts, site sharing arrangements and commercial projects. Revenue is recognised on the basis of contracts or as services are provided to customers.

         CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


3 ANALYSIS OF TURNOVER

                                                                      CASTLE
                                        HOME SERVICE               TRANSMISSION
                            ------------------------------------ -----------------
                                                    PERIOD FROM
                                                      APRIL 1,      PERIOD FROM
                                  YEARS ENDED         1996 TO    FEBRUARY 28, 1997
                                   MARCH 31,        FEBRUARY 27,   TO MARCH 31,
                            ----------------------- ------------ -----------------
                               1995        1996         1997           1997
                            ----------- ----------- ------------ -----------------
                            (Pounds)000 (Pounds)000 (Pounds)000     (Pounds)000
   BY ACTIVITY
   BBC.....................   39,920      45,704       49,903          3,982
   Other--non BBC..........   18,896      24,663       20,711          2,451
                              ------      ------       ------          -----
                              58,816      70,367       70,614          6,433
                              ======      ======       ======          =====

4 STAFF NUMBERS AND COSTS

  The average number of persons employed by the Group (including directors) during the period, analysed by category was as follows:

                                                                      CASTLE
                                        HOME SERVICE               TRANSMISSION
                            ------------------------------------ -----------------
                                                    PERIOD FROM
                                  YEARS ENDED         APRIL 1,      PERIOD FROM
                                   MARCH 31,          1996 TO    FEBRUARY 28, 1997
                            ----------------------- FEBRUARY 27,   TO MARCH 31,
                               1995        1996         1997           1997
                            ----------- ----------- ------------ -----------------
   Operational staff.......      445         381          357            313
   Project staff...........      138         154          125            108
   Management, finance,
    personnel and other
    support services.......       61          53           70             69
                              ------      ------       ------          -----
                                 644         588          552            490
                              ======      ======       ======          =====

  The aggregate payroll costs of these persons were as follows:

                                                                      CASTLE
                                        HOME SERVICE               TRANSMISSION
                            ------------------------------------ -----------------
                                                    PERIOD FROM
                                  YEARS ENDED         APRIL 1,      PERIOD FROM
                                   MARCH 31,          1996 TO    FEBRUARY 28, 1997
                            ----------------------- FEBRUARY 27,   TO MARCH 31,
                               1995        1996         1997           1997
                            ----------- ----------- ------------ -----------------
                            (Pounds)000 (Pounds)000 (Pounds)000     (Pounds)000
   Wages and salaries......   16,739      15,517       14,579          1,189
   Social security costs...    1,188       1,159        1,061             76
   Other pension costs.....      571         521          491            156
                              ------      ------       ------          -----
                              18,498      17,197       16,131          1,421
                              ======      ======       ======          =====

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5 (LOSS)/PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                                       CASTLE
                                        HOME SERVICE                TRANSMISSION
                            ------------------------------------- -----------------
                                                     PERIOD FROM
                                  YEARS ENDED         APRIL 1,       PERIOD FROM
                                   MARCH 31,           1996 TO    FEBRUARY 28, 1997
                            -----------------------  FEBRUARY 27,    TO MARCH 31,
                               1995        1996         1996            1997
                            ----------- ----------- ------------- -----------------
                            (Pounds)000 (Pounds)000  (Pounds)000     (Pounds)000
   (LOSS/PROFIT) ON
    ORDINARY ACTIVITIES
    BEFORE TAXATION IS
    STATED AFTER CHARGING:
   Depreciation and other
    amounts written off
    tangible fixed assets:
   Owned...................   12,810      12,835       13,038           1,624
   Goodwill amortisation...                                --             195
   Hire of plant and ma-
    chinery--rentals pay-
    able under operating
    leases.................                               112              53
   Hire of other assets--
    under operating
    leases.................                               396              36
                              ======      ======       ======           =====

  The information in respect of hire of plant and machinery and other assets under operating leases is not available for the years ended March 31, 1995 and 1996.

6 REMUNERATION OF DIRECTORS

  There were no directors of Home Service.

  The directors of Castle Transmission received no emoluments for the period February 28, 1997 to March 31, 1997. The amounts paid to third parties in respect of directors' services were (Pounds)2,000.


7 INTEREST PAYABLE AND SIMILAR CHARGES

                                                                          CASTLE
                                          HOME SERVICE                 TRANSMISSION
                            ---------------------------------------- -----------------
                                  YEARS ENDED         PERIOD FROM       PERIOD FROM
                                   MARCH 31,        APRIL 1, 1996 TO FEBRUARY 28, 1997
                            -----------------------   FEBRUARY 27,     TO MARCH 31,
                               1995        1996           1997             1997
                            ----------- ----------- ---------------- -----------------
                            (Pounds)000 (Pounds)000   (Pounds)000       (Pounds)000
   On loans and bank over-
    drafts.................      --          --            --               969
                                ===         ===           ===               ===

  For details of Home Service financing, see Note 1 "Basis of preparation."

8 TAXATION

 Home Service

  There is no tax charge in respect of the results of Home Service for the years ended March 31, 1995 and 1996 or for the period from April 1, 1996 to February 27, 1997. As a separate legal entity subject to normal taxation, Home Service would have capital allowances available as discussed below which would result in

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

taxable losses for all periods. Deferred tax assets have not been recognised on such tax loss as management has concluded that it is not likely that the deferred tax asset would be realised.

 Castle Transmission

  There is no tax charge in respect of the period from February 28, 1997 to March 31, 1997. Based on an agreement with the Inland Revenue Service, Castle Transmission will have capital allowances available on capital expenditure incurred by Home Service and the BBC prior to the acquisition of approximately (Pounds)179 million. The accelerated tax deductions associated with such capital allowances result in a taxable loss for the period. Deferred tax assets have not been recognised on such tax loss as management has concluded that it is not likely that the deferred tax asset would be realised based on the limited operating history of Castle Transmission.

9 INTANGIBLE ASSETS

                                                                      GOODWILL
                                                                        1997
                                                                     -----------
                                                                     (Pounds)000
   Cost
   At February 28, 1997.............................................      --
   Arising on acquisition of Home Service...........................   46,768
                                                                       ------
   At March 31, 1997................................................   46,768
                                                                       ======
   Amortisation
   At February 28, 1997.............................................      --
   Charged in period................................................      195
                                                                       ------
   At March 31, 1997................................................      195
                                                                       ======
   Net book value
   At March 31, 1997................................................   46,573
                                                                       ======

10 TANGIBLE FIXED ASSETS

 Home Service

                           LAND AND    PLANT AND   COMPUTER   ASSETS UNDER
                           BUILDINGS   MACHINERY   EQUIPMENT  CONSTRUCTION    TOTAL
                          ----------- ----------- ----------- ------------ -----------
                          (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
(i) Year ended March 31,
 1995
Cost or valuation
At April 1, 1994........    26,449      146,430         12       24,200      197,091
Additions...............       --           --         771       30,778       31,549
Transfers...............       340       31,775        554      (32,669)         --
                            ------      -------      -----      -------      -------
At March 31, 1995.......    26,789      178,205      1,337       22,309      228,640
Depreciation
At April 1, 1994........     6,448       11,140          5          --        17,593
Charge for period.......       843       11,531        436          --        12,810
                            ------      -------      -----      -------      -------
At March 31, 1995.......     7,291       22,671        441          --        30,403
                            ------      -------      -----      -------      -------
Net book value
At March 31, 1995.......    19,498      155,534        896       22,309      198,237
                            ======      =======      =====      =======      =======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                             LAND AND    PLANT AND   COMPUTER   ASSETS UNDER
                             BUILDINGS   MACHINERY   EQUIPMENT  CONSTRUCTION    TOTAL
                            ----------- ----------- ----------- ------------ -----------
                            (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   (ii) Year ended March
    31, 1996
   Cost or valuation
   At April 1, 1995........   26,789      178,205      1,337       22,309      228,640
   Additions...............      --           111         40       17,928       18,079
   Disposals...............      --           --      (1,325)         --        (1,325)
   Transfers...............      474       13,354        --       (13,828)         --
                              ------      -------     ------      -------      -------
   At March 31, 1996.......   27,263      191,670         52       26,409      245,394
                              ------      -------     ------      -------      -------
   Depreciation
   At April 1, 1995........    7,291       22,671        441          --        30,403
   Charge for period.......      819       12,008          8          --        12,835
   On disposal.............      --           --        (436)         --          (436)
                              ------      -------     ------      -------      -------
   At March 31, 1996.......    8,110       34,679         13          --        42,802
                              ------      -------     ------      -------      -------
   Net book value
   At March 31, 1996.......   19,153      156,991         39       26,409      202,592
                              ======      =======     ======      =======      =======


                             LAND AND    PLANT AND   COMPUTER   ASSETS UNDER
                             BUILDINGS   MACHINERY   EQUIPMENT  CONSTRUCTION    TOTAL
                            ----------- ----------- ----------- ------------ -----------
                            (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   (iii) Period ended
    February 27, 1997
   Cost or valuation
   At April 1, 1996........   27,263      191,670        52        26,409      245,394
   Additions...............      --            24       179        14,283       14,486
   Disposals...............      --        (1,816)      --         (1,718)      (3,534)
   Transfers...............    2,585       23,972       252       (26,809)         --
   Transfer between
    business units.........   10,824       (2,061)       (4)          612        9,371
                              ------      -------       ---       -------      -------
   At February 27, 1997....   40,672      211,789       479        12,777      265,717
                              ------      -------       ---       -------      -------
   Depreciation
   At April 1, 1996........    8,110       34,679        13           --        42,802
   Charge for period.......      807       12,158        73           --        13,038
   On disposal.............      --        (1,816)      --            --        (1,816)
   Transfers...............       46         (108)       62           --           --
   Transfers between
    business units.........    2,185         (137)       (1)          --         2,047
                              ------      -------       ---       -------      -------
   At February 27, 1997....   11,148       44,776       147           --        56,071
                              ------      -------       ---       -------      -------
   Net book value
   At February 27, 1997....   29,524      167,013       332        12,777      209,646
                              ======      =======       ===       =======      =======

  The transfers between business units reflect transactions made between the predecessor business and other business units of the BBC, in preparation for the sale of Home Service. These include the transfer of the head office at Warwick into the books of Home Service prior to the sale.

         CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


Castle Transmission

                             LAND AND    PLANT AND   COMPUTER   ASSETS UNDER
                             BUILDINGS   MACHINERY   EQUIPMENT  CONSTRUCTION    TOTAL
                            ----------- ----------- ----------- ------------ -----------
                            (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   Period ended March 31,
    1997
   Cost
   On acquisition..........   30,373      163,556       332        12,777      207,038
   Additions...............      --            56       --            692          748
   Transfers...............       17           59       --            (76)         --
                              ------      -------       ---        ------      -------
   At March 31, 1997.......   30,390      163,671       332        13,393      207,786
                              ------      -------       ---        ------      -------
   Depreciation
   On acquisition..........      --           --        --            --           --
   Charge for period.......       86        1,529         9           --         1,624
                              ------      -------       ---        ------      -------
   At March 31, 1997.......       86        1,529         9           --         1,624
                              ------      -------       ---        ------      -------
   Net book value
   At March 31, 1997.......   30,304      162,142       323        13,393      206,162
                              ======      =======       ===        ======      =======

  The net book value of land and buildings comprises:

                                                                       CASTLE
                                                 HOME SERVICE       TRANSMISSION
                                            ----------------------- ------------
                                                        AT MARCH 31,
                                            ------------------------------------
                                               1995        1996         1997
                                            ----------- ----------- ------------
                                            (Pounds)000 (Pounds)000 (Pounds)000
   Freehold................................   16,470      16,268       21,558
   Long leasehold..........................    1,597       1,540        7,468
   Short leasehold.........................    1,431       1,345        1,278
                                              ------      ------       ------
                                              19,498      19,153       30,304
                                              ======      ======       ======

11 STOCKS

                                                                      CASTLE
                                                HOME SERVICE       TRANSMISSION
                                           ----------------------- ------------
                                                       AT MARCH 31,
                                           ------------------------------------
                                              1995        1996         1997
                                           ----------- ----------- ------------
                                           (Pounds)000 (Pounds)000 (Pounds)000
   Spares and manufacturing stocks........    1,072       1,750        807
                                              =====       =====        ===

12 DEBTORS

                                                                       CASTLE
                                                 HOME SERVICE       TRANSMISSION
                                            ----------------------- ------------
                                                        AT MARCH 31,
                                            ------------------------------------
                                               1995        1996         1997
                                            ----------- ----------- ------------
                                            (Pounds)000 (Pounds)000 (Pounds)000
   Trade debtors...........................    5,743       3,780        7,503
   Other debtors...........................       81         212        2,259
   Prepayments and accrued income..........    1,461         722          582
                                               -----       -----       ------
                                               7,285       4,714       10,344
                                               =====       =====       ======

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13 CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                       CASTLE
                                                 HOME SERVICE       TRANSMISSION
                                            ----------------------- ------------
                                                        AT MARCH 31,
                                            ------------------------------------
                                               1995        1996         1997
                                            ----------- ----------- ------------
                                            (Pounds)000 (Pounds)000 (Pounds)000
   Payments on account.....................      383         426          347
   Trade creditors.........................    2,411         872        4,123
   Other creditors.........................      --          --         1,519
   Accruals and deferred income............    2,035       5,329        8,831
                                               -----       -----       ------
                                               4,829       6,627       14,820
                                               =====       =====       ======

  Payments on account relate to commercial projects and are shown net in the financial statements. The gross billings amount to (Pounds)4,332,000 in 1995, (Pounds)3,222,000 in 1996 and (Pounds)3,836,000 in 1997. The related gross costs amounted to (Pounds)3,949,000 in 1995, (Pounds)2,796,000 in 1996 and (Pounds)3,489,000 in 1997.

14 CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                       CASTLE
                                                                    TRANSMISSION
                                                                    ------------
                                                                    AT MARCH 31,
                                                                        1997
                                                                    ------------
                                                                    (Pounds)000
   Bank loans and overdrafts.......................................   154,358
                                                                      =======
   Debts can be analysed as falling due:
   in one year or less, or on demand...............................       --
   between one and two years.......................................     7,244
   between two and five years......................................    29,160
   in five years or more...........................................   117,954
                                                                      -------
                                                                      154,358
                                                                      =======

  Included within bank loans and overdrafts is an amount of (Pounds)3,142,000 representing finance costs deferred to future accounting periods in accordance with FRS4.

  On February 28, 1997 the Group entered into term and revolving loan facilities with a syndicate of banks. There are three facilities. Facility A and Facility B are (Pounds)122,500,00 and (Pounds)35,000,000 term loan facilities. Facility A is repayable in instalments, the last of which is due in June 2004, and Facility B is repayable in two instalments in December 2004 and June 2005. These facilities were made available to finance the amount owed to the BBC on the acquisition of the Home Service transmission business and were drawn down in full on February 28, 1997.

  The third facility, Facility C, is a (Pounds)5,000,000 revolving loan facility maturing in June 2005 under which advances are to be made to the Group to finance its working capital requirements and for general corporate purposes. This facility was undrawn at March 31, 1997.

  Borrowings under the facilities are secured by fixed and floating charges over substantially all of the assets and undertakings of the Group and bear interest at 2.25 per cent. above LIBOR for Facility B and between 0.875 per cent. and 1.75 per cent. above LIBOR (depending on the annualised debt coverage and the outstanding percentage of the facilities) for Facilities A and C.

  Details of changes subsequent to the year end are included in note 26.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


15 PROVISION FOR LIABILITIES AND CHARGES

  Home Service did not make any provisions for liabilities and charges. On the acquisition by Castle Transmission, a provision was established for costs associated with the split of the BBC transmission business between Home Service and World Service comprising redundancy costs and costs relating to the relocation and reorganisation of shared sites. No payments or additional provisions were made in the one month period and the balance on acquisition and at March 31, 1997 was (Pounds)1,723,000.

16 SHARE CAPITAL

                                                       NUMBER     AT MARCH 31,
                                                     OF SHARES        1997
                                                   -------------- ------------
                                                           (Pounds)000
   Authorised
   Equity: Ordinary Shares of 1 pence each........     11,477,290       115
   Non-equity: Redeemable Preference Shares of 1
    pence each.................................... 11,465,812,710   114,658
                                                   --------------   -------
                                                   11,477,290,000   114,773
                                                   ==============   =======
   Allotted, called up and fully paid
   Equity: Ordinary Shares of 1 pence each........     10,234,790       102
   Non-equity: Redeemable Preference Shares of 1
    pence each.................................... 10,224,555,210   102,246
                                                   --------------   -------
                                                   10,234,790,000   102,348
                                                   ==============   =======

  On incorporation the Company had an authorised share capital of 100 Ordinary Shares of (Pounds)1 each of which 1 share was allotted, called up and fully paid.

  On January 23, 1997, the 100 issued and unissued Ordinary Shares of (Pounds)1 each were subdivided into ordinary shares of 1 pence each and the authorised share capital of the Company was increased to (Pounds)114,772,900 by the creation of 11,467,290 additional Ordinary Shares of 1 pence each and by the creation of 11,465,812,710 Redeemable Preference Shares of 1 pence each.

  On February 28, 1997 the Company issued for cash a further 10,234,690 Ordinary Shares of 1 pence each at par and 10,224,555,210 Redeemable Preference Shares of 1 pence each at par.

  The Redeemable Preference Shares are redeemable on December 31, 2050. The Company may also redeem any number of Redeemable Preference Shares at any time by giving at least two business days' notice in writing to the holders. In addition, the Company shall redeem in full all the Redeemable Preference Shares on or before the earlier or any listing or sale of 85.5 per cent. or more of the issued share capital. No premium is payable on redemption.

  The holders of the Redeemable Preference Shares are entitled to receive a dividend in respect of periods from January 1, 2004 at a rate of 5 per cent. per annum. Dividends shall accrue on a daily basis and shall, unless the Company is prohibited from paying dividends by the Companies Act 1985 or is not permitted by any financing agreement to which it is a party to pay such dividend, become a debt due from and payable to the holders of the Redeemable Preference Shares on January 1 each year January 1, 2005.

  In accordance with FRS4: Capital Instruments, a finance cost has been calculated to result in a constant rate of return over the period and carrying amount for these Redeemable Preference Shares and has been included in the profit and loss account as an appropriation.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  On a winding up of the Company, the holders of the Redeemable Preference Shares would be entitled, in priority to any payment to the holders of the Ordinary Shares, to receive an amount equal to the nominal amount paid up on each Redeemable Preference Share together with all arrears and accruals of the preferential dividend payable thereon, whether or not such dividend has become due and payable.

  The holders of the Redeemable Preference Shares have no right to vote at any general meeting of the Company.

  At March 31, 1997 two of the shareholders held share warrants which entitled them to a maximum of 772,500 Ordinary Shares and 771,727,500 Redeemable Preference Shares issued at par. These are subject to adjustment in accordance with the conditions set out in the warrant instrument which relate to any reorganisation of the Company's share capital. The rights under the share warrants can be exercised by giving 7 days' notice to the Company. The rights lapse on the earliest of the following dates: the date of a listing of any part of the share capital on the Official List of the London Stock Exchange or any other stock exchange; the date of any sale of 85 per cent. or more of the issued share capital of the Company; the date on which the Company goes into liquidation; and February 28, 2007.

17 RESERVES

                                                                     CASTLE
                                                                  TRANSMISSION
                                                                 ---------------
                                                                 PROFIT AND LOSS
                                                                     ACCOUNT
                                                                 ---------------
                                                                   (Pounds)000
   At February 28, 1997.........................................       --
   Retained profit for the period...............................         7
   Additional finance cost of non-equity shares.................       318
                                                                       ---
   At March 31, 1997............................................       325
                                                                       ===

18 ACQUISITION

  On February 28, 1997 the Company acquired the entire share capital of CTI. CTI had itself acquired the assets and liabilities of Home Service on February 27, 1997, with the intention of CTI's ensuing disposal to the Company.

  As the two transactions were enacted for the purpose of the sale and purchase of Home Service, a provisional fair value exercise was performed by CTI on the acquisition of the trade and net assets of Home Service on 27 February 1997, giving rise to acquisition goodwill of (Pounds)39.6 million. As a result, no further fair value adjustments were required on the acquisition of CTI by the Company.

  The fair value exercise was only provisional as the elapsed time has not been sufficient to form a final judgement on the fair value adjustments.

  The consideration paid for the acquisition of the shares of CTI by the Company amounted to (Pounds)45 million plus fees of (Pounds)7.2 million, which gave rise to additional goodwill of (Pounds)7.2 million.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  In addition, the BBC was paid (Pounds)199 million by CTI as a repayment of the loan made by the BBC on the transfer of the assets and liabilities of Home Service. The total consideration paid by the Group amounted to (Pounds)244 million (excluding fees), which resulted in total goodwill in the Consolidated Financial Statements of (Pounds)46.8 million. This goodwill has been capitalised and will be written off over 20 years, the period over which the Directors consider that the Group will derive economic benefits.

19 COMMITMENTS

  (a) Capital commitments at the end of the financial period for which no provision has been made, were as follows:

                                                                       CASTLE
                                                 HOME SERVICE       TRANSMISSION
                                            ----------------------- ------------
                                                        AT MARCH 31,
                                            ------------------------------------
                                               1995        1996         1997
                                            ----------- ----------- ------------
                                            (Pounds)000 (Pounds)000 (Pounds)000
   Contracted..............................   14,405       4,192       4,785
   Authorised but not contracted...........   10,219       7,969       6,490
                                              ======       =====       =====

  (b) Annual commitments under non-cancellable operating leases were as follows:

                                                                 CASTLE
                                                              TRANSMISSION
                                                         -----------------------
                                                              AT 31 MARCH,
                                                                  1997
                                                         -----------------------
                                                          LAND AND
                                                          BUILDINGS     OTHER
                                                         ----------- -----------
                                                         (Pounds)000 (Pounds)000
   Operating leases which expire:
   Within one year......................................     112         266
   In the second to fifth years inclusive...............     143         628
   Over five years......................................     437         --
                                                             ---         ---
                                                             692         894
                                                             ===         ===

20 PENSION SCHEME

 Home Service

  Home Service participated in a multi-employer pension scheme operated by the BBC. The scheme is a defined benefit scheme whereby retirement benefits are based on the employees' final remuneration and length of service and is funded through a separate trustee administered scheme. Contributions to the scheme are based on pension costs for all members of the scheme across the BBC and are made in accordance with the recommendations of independent actuaries who value the scheme at regular intervals, usually triennially. Pension scheme assets are not apportioned between different parts of the BBC.

  The pension rate charged to Home Service was 4.5% for the two years ended March 31, 1995 and 1996 and for the period from April 1, 1996 to February 27, 1997. This charge took into account the surplus shown by the last actuarial valuation of the BBC scheme. Amounts charged were as follows: (Pounds)571,000 in 1995; (Pounds)521,000 in 1996 and (Pounds)491,000 in the period from April 1, 1996 to February 27, 1997.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Castle Transmission

  The pension charge is not comparable between Home Service and Castle Transmission due to the former having a reduced charge as a result of the surplus in the BBC Pension scheme.

  Under the terms of the sale agreement Castle Transmission was temporarily participating in the BBC Pension Scheme until July 31, 1997. From August 1, 1997 the Company was committed under the sale agreement to establish its own pension scheme.

  In respect of past service benefits, members were able to choose between transferring past service benefits to the Group scheme or leaving them in the BBC Pension scheme. To the extent that past service benefits were transferred, the BBC Pension scheme made a full transfer payment to the Group scheme calculated in accordance with the actuarial basis as set out in the sale agreement.

  The pension charge for the period from February 28, 1997 to March 31, 1997 included in the accounts represents contributions payable to the BBC Pension Scheme and amounted to (Pounds)156,000. Contributions are calculated at the employers' contribution rate of 17.7 per cent of pensionable salary. The contribution rate has been determined by a qualified actuary and is specified in the sale agreement.

  There were no outstanding or prepaid contributions at either the beginning or end of the financial period.

  At August 1, 1997 Castle Transmission established its own pension scheme. This is a defined benefit scheme and assets were transferred from the BBC Pension Scheme to the extent that members chose to transfer past benefits. From August 1, the Castle Transmission Pension Scheme will be liable in respect of future pension benefits.

21 RECONCILIATION OF OPERATING PROFIT TO OPERATING CASH FLOWS

                                                                           CASTLE
                                         HOME SERVICE                   TRANSMISSION
                            --------------------------------------- ---------------------
                                  YEARS ENDED         PERIOD FROM      PERIOD FROM
                                   MARCH 31,         APRIL 1, 1996  FEBRUARY 28, 1997
                            ----------------------- TO FEBRUARY 27,   TO MARCH 31,
                               1995        1996          1997             1997
                            ----------- ----------- --------------- -----------------
                            (Pounds)000 (Pounds)000   (Pounds)000      (Pounds)000
   Operating profit........   (2,605)      7,785        14,002            1,245
   Depreciation and
    amortisation charge....   12,810      12,835        13,038            1,819
   Decrease/(Increase) in
    stocks.................      745        (678)          294               (2)
   Decrease/(Increase) in
    debtors................    1,617       2,571          (258)          (5,372)
   (Decrease)/Increase in
    creditors..............    1,389       1,798          (649)           8,066
                              ------      ------        ------           ------
   Cash inflow from
    operating activities...   13,956      24,311        26,427            5,756
                              ======      ======        ======           ======

         CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                   THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


22 ANALYSIS OF CASH FLOWS FOR HEADINGS NOTED IN THE CASH FLOW STATEMENT

                                        HOME SERVICE                 CASTLE TRANSMISSION
                          ----------------------------------------- ----------------------
                                YEARS ENDED       PERIOD FROM APRIL    PERIOD FROM
                                 MARCH 31,            1, 1996 TO     FEBRUARY 28, 1997
                          -----------------------    FEBRUARY 27,      TO MARCH 31,
                             1995        1996           1997               1997
                          ----------- ----------- ----------------- ------------------
                          (Pounds)000 (Pounds)000    (Pounds)000       (Pounds)000
RETURNS ON INVESTMENT
 AND SERVICING OF
 FINANCE
Interest received.......        --          --             --                  49
Interest paid...........        --          --             --                (934)
                            -------     -------        -------           --------
Net cash outflow for
 returns on investment
 and servicing of
 finance................        --          --             --                (885)
                            =======     =======        =======           ========
CAPITAL EXPENDITURE AND
 FINANCIAL INVESTMENTS
Purchase of tangible
 fixed assets...........    (31,549)    (18,079)       (21,810)              (748)
Proceeds on disposal of
 tangible fixed assets..        --          889          1,718                --
                            -------     -------        -------           --------
Net cash outflow for
 capital expenditure and
 financial investments..    (31,549)    (17,190)       (20,092)              (748)
                            =======     =======        =======           ========
ACQUISITIONS AND
 DISPOSALS
Purchase of subsidiary
 undertaking (see note
 24)....................        --          --             --             (52,141)
Amount paid to BBC on
 acquisition............        --          --             --            (199,000)
                            -------     -------        -------           --------
Net cash outflow for
 acquisition and
 disposals..............        --          --             --            (251,141)
                            =======     =======        =======           ========
FINANCING
Issue of shares.........        --          --             --             102,348
Increase/(decrease) in
 corporate funding......     17,593      (7,121)        (6,335)               --
Debt due beyond a year:
new secured loan
 repayable in
 instalments up to
 2004...................        --          --             --             120,056
new secured loan
 repayable in
 instalments up to
 2005...................        --          --             --              34,302
                            -------     -------        -------           --------
Net cash inflow from
 financing..............     17,593      (7,121)        (6,335)           256,706
                            =======     =======        =======           ========

23 ANALYSIS OF NET DEBT DUE AFTER ONE YEAR


                                        AT FEBRUARY 27,             AT MARCH 31,
                                             1996        CASHFLOW       1997
                                        --------------- ----------- ------------
                                          (Pounds)000   (Pounds)000 (Pounds)000
   Cash at bank and in hand............       --            9,688        9,688
   Debt due after 1 year...............       --         (154,358)    (154,358)
                                              ---        --------     --------
                                              --         (144,670)    (144,670)
                                              ===        ========     ========

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


24 PURCHASE OF SUBSIDIARY UNDERTAKING

                                                                        1997
                                                                     -----------
                                                                     (Pounds)000
   Net assets acquired:
     Tangible fixed assets..........................................   207,038
     Stocks.........................................................       119
     Debtors........................................................     4,972
     Creditors--trade...............................................    (6,033)
           --owed to BBC on acquisition.............................  (199,000)
     Provisions.....................................................    (1,723)
                                                                      --------
     Adjusted net assets acquired...................................     5,373
     Goodwill.......................................................    46,768
                                                                      --------
     Cost of acquisition including related fees.....................    52,141
                                                                      ========
   Satisfied by:
     Cash...........................................................    52,141
                                                                      ========

  The total consideration paid by Castle Transmission included the assumption and subsequent repayment of (Pounds)199 million paid to the BBC, see note 18.

  Under the terms of the sale agreement any claims in respect of contingent liabilities for the years ended March 31, 1995 and March 31, 1996 and the period between April 1, 1996 and February 27, 1997 rest with the BBC.

25 RELATED PARTY DISCLOSURES

 Home Service

  Throughout the two year period ended March, 31 1996 and the period from April 1, 1996 to February 27, 1997, Home Service entered into a number of transactions with other parts of the BBC. Substantially all of these transactions are exempt from the disclosure provisions of FRS 8 "Related Party Disclosures" as they have been undertaken between different parts of the BBC, and are eliminated in the consolidated accounts of the BBC. However, brief details of the nature of these transactions are set out below.

  The majority of Home Service's income arises from trading with other parts of the BBC. Prices are set at BBC group level on the basis of cost budgets prepared by Home Service. The aggregate value of such sales in each of the years covered by the combined financial statements is given in Note 3.

  Administrative costs include expenses re-charged to Home Service by the BBC. These re-charges related to costs incurred centrally in respect of pension, information technology, occupancy and other administration costs. These charges amounted to (Pounds)5.6 million in 1995, (Pounds)5.8 million in 1996 and (Pounds)1.2 million in the period between April 1, 1996 and February 27, 1997. The reduced charge for the period to February 27, 1997 is a result of more functions being carried out by employees of Home Service in preparation for the change to a stand alone entity.

  In addition, re-charges were also made for distribution costs relating to telecommunication links between the BBC and the transmitting stations and these were then internally re-charged to other parts of the BBC. The charges amounted to (Pounds)6 million in 1995, (Pounds)5.6 million in 1996 and (Pounds)6.4 million in the period between April 1, 1996 and February 27, 1997.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Castle Transmission

  The Shareholders of Castle Transmission are:

  Crown Castle International Corp. ("CCIC"), Candover Investments plc and funds managed by it ("Candover"), TeleDiffusion de France International S.A ("TDF") and Berkshire Partners LLC and funds managed by it ("Berkshire"). They are considered to be related parties as they are the consortium who own 100% of the shares of the company.

  Castle Transmission paid fees to shareholders in respect of expenses incurred during the acquisition and success fees. Castle Transmission also has management agreements with CCIC (for commercial and financial advice and training and consultancy) and TDF (for technical advice and consulting), these agreements run for five years from February 28, 1997. Fees are payable on the basis of an annual fee for agreed services provided to Castle Transmission, together with fees on a commercial arm's length basis for any additional services provided. In addition Castle Transmission has agreed to reimburse shareholders' expenses in relation to attendance at board meetings. The amounts paid and accrued during the period were as follows:

                                                              TOTAL AMOUNTS
                                                               PAYABLE AT
                            AMOUNTS     AMOUNTS     AMOUNTS     MARCH 31,
   RELATED PARTY           EXPENSED   CAPITALISED    PAID          1997
   -------------          ----------- ----------- ----------- -------------
                          (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
   CCIC..................      20        1,763       1,763          20
   Candover..............       1          244         244           1
   TDF...................     --           129         --          129
   Berkshire.............       1          315         316         --
                              ---        -----       -----         ---
                               22        2,451       2,323         150
                              ===        =====       =====         ===

 Ongoing BBC relationship

  At the time of the acquisition of Home Service, Castle Transmission entered into a ten year transmission contract with the BBC for the provision of domestic terrestrial analogue television and radio transmission services expiring on March 31, 2007. Thereafter, the contract continues until terminated by twelve months notice by either party on March 31 in any contract year from and including March 31, 2007. It may also be terminated early if certain conditions are met.

  The contract provides for charges of approximately (Pounds)46 million to be payable by the BBC to Castle Transmission for the year to March 31, 1998. Castle Transmission's charges for subsequent years of the contract are largely determined by a formula which escalates the majority of the charges by a factor which is 1% below the rate of increase in the Retail Price Index over the previous calendar year. Those elements of the charges which are subject to the escalation formula for the contract year commencing April 1, 1998 amount to approximately (Pounds)46 million.

26 POST BALANCE SHEET EVENTS

  On April 9, 1997 the Group established a subsidiary Castle Transmission (Finance) plc ("CTF") whose purpose was to act as the finance company for the Group. On May 22, 1997 CTF issued and Castle Transmission guaranteed (Pounds)125 million 9% bonds due 2007 (the "Guaranteed Bonds"). The purpose of the Guaranteed Bonds was to convert (Pounds)121.5 million of CTI's (Pounds)157.5 million bank loans to fixed debt. Concurrent with the issuance of the Guaranteed Bonds, all of the existing bank loans were replaced by a (Pounds)64 million revolving loan facility

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                  THF BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

available until 2002 (the "New Facility"). The company has repaid a further (Pounds)12.5 million from cash available reducing the New Facility to (Pounds)24 million.

  As a result of the issuance of the Guaranteed Bonds and the New Facility, deferred financing costs of (Pounds)1.9 million were charged to the profit and loss account in May 1997.

27 SUMMARY OF DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  These consolidated financial statements have been prepared in accordance with UK GAAP, which differ in certain respects from US GAAP. The differences that affect Home Service and Castle Transmission are set out below:

  (A) TANGIBLE FIXED ASSETS

  During 1993 Home Service revalued upwards its investments in certain identifiable tangible fixed assets. Such upward revaluation is not permissible under US GAAP. Rather, depreciated historical cost must be used in financial statements prepared in accordance with US GAAP.

  In the period between April 1, 1996 and February 27, 1997 there were a number of transfers of fixed assets to and from other parts of the BBC as explained in note 10. For US GAAP purposes these transfers have been accounted for under the as-if-pooling-of-interests method for transactions between entities under common control.

  (B) DEFERRED TAXATION

  Under UK GAAP, deferred taxes are accounted for to the extent that it is considered probable that a liability or asset will crystallise in the foreseeable future. Under US GAAP, deferred taxes are accounted for on all timing differences and a valuation allowance is established in respect of those deferred tax assets where it is more likely than not that some portion will remain unrealised. Deferred tax also arises in relation to the tax effect of other US GAAP adjustments.

  (C) CAPITALISED INTEREST

  Under US GAAP, interest incurred during the construction periods of tangible fixed assets is capitalised and depreciated over the life of the assets.

  (D) REDEEMABLE PREFERENCE SHARES

  Under UK GAAP, preference shares with mandatory redemption features or redeemable at the option of the security holder are classified as a component of total shareholders' funds. US GAAP requires such redeemable preference shares to be classified outside of shareholders' funds.

  (E) CASH FLOW STATEMENT

  Under US GAAP various items would be reclassified within the consolidated cash flow statement. In particular, interest received, interest paid and taxation would be part of net cash flows from operating activities, and dividends paid would be included within net cash flow from financing. In addition, under US GAAP, acquisitions and disposals would be included as investing activities.

        CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                  THE BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Movements in those current investments which are included under the heading of cash under US GAAP form part of the movements entitled "Management of liquid resources" in the consolidated cash flow statements.

  Summary combined statements of cash flows for Castle Transmission prepared in accordance with US GAAP are set out below:

                                    HOME SERVICE              CASTLE TRANSMISSION
                             --------------------------- -----------------------------
                                                         PERIOD FROM
                                YEAR       PERIOD FROM   FEBRUARY 28,   PERIOD FROM
                                ENDED     APRIL 1, 1996      1997      APRIL 1, 1997
                              MARCH 31,  TO FEBRUARY 27, TO MARCH 31, TO SEPTEMBER 30,
                                1996          1997           1997           1997
                             ----------- --------------- ------------ ----------------
                             (Pounds)000   (Pounds)000   (Pounds)000    (Pounds)000
                                                                        (UNAUDITED)
   Net cash provided by
    operating activities...     24,311        28,146         4,871         15,728
   Net cash used by
    investing activities...    (17,190)      (21,811)      (52,889)        (9,193)
   Net cash (used)/provided
    by financing
    activities.............     (7,121)       (6,335)       57,706        (12,411)
                               -------       -------       -------        -------
   Net increase/(decrease)
    in cash and cash
    equivalents............        --            --          9,688         (5,876)
   Cash and cash
    equivalents at
    beginning of period....        --            --            --           9,688
                               -------       -------       -------        -------
   Cash and cash
    equivalents at end of
    period.................        --            --          9,688          3,812
                               =======       =======       =======        =======

  The following is a summary of the approximate effect on Home Service's and Castle Transmission's net profit and corporate funding/shareholders' funds of the application of US GAAP.

                                    HOME SERVICE                CASTLE TRANSMISSION
                             --------------------------- ----------------------------------
                                YEAR       PERIOD FROM      PERIOD FROM      PERIOD FROM
                                ENDED     APRIL 1, 1996  FEBRUARY 28, 1997  APRIL 1, 1997
                              MARCH 31,  TO FEBRUARY 27,   TO MARCH 31,    TO SEPTEMBER 30,
                                1996          1997             1997              1997
                             ----------- --------------- ----------------- ----------------
                             (Pounds)000   (Pounds)000      (Pounds)000      (Pounds)000
                                                                             (UNAUDITED)
   Net profit/(loss) as
    reported in the profit
    and loss accounts......     7,785        14,002             325             (2,882)
   US GAAP adjustments:
     Depreciation
      adjustment on
      tangible fixed
      assets...............     3,707         3,993             --                 --
     Capitalised interest..       --            --               78                320
                               ------        ------            ----             ------
   Net income/(loss) under
    US GAAP................    11,492        17,995             403             (2,562)
   Additional finance cost
    of non-equity shares...       --            --             (318)            (1,908)
                               ------        ------            ----             ------
   Net income/(loss) under
    US GAAP attributable to
    ordinary shareholders..    11,492        17,995              85             (4,470)
                               ======        ======            ====             ======

         CASTLE TRANSMISSION SERVICES (HOLDINGS) LTD AND SUBSIDIARY AND
                   THF BBC HOME SERVICE TRANSMISSION BUSINESS

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                                      HOME SERVICE     CASTLE TRANSMISSION
                                      ------------ ----------------------------
                                            AT MARCH 31,       AT SEPTEMBER 30,
                                      ------------------------ ----------------
                                          1996        1997           1997
                                      ------------ ----------- ----------------
                                      (Pounds)000  (Pounds)000   (Pounds)000
                                                                 (UNAUDITED)
   Corporate funding/shareholders'
    funds as reported in the balance
    sheets...........................   202,429      102,673        100,341
   US GAAP adjustments:
     Depreciation adjustment on
      tangible fixed assets..........   (35,945)         --             --
     Capitalised interest............       --            78            398
     Redeemable preference shares
      (including additional finance
      cost of non-equity shares).....       --      (102,564)      (105,021)
                                        -------     --------       --------
   Corporate funding/shareholders'
    funds/(deficit) under US GAAP....   166,484          187         (4,282)
                                        =======     ========       ========

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses (including attorney's fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware (the "Court of Chancery"), or any court in such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as such court shall deem proper.

  Accordingly, the Certificate of Incorporation and the amendments thereto dated July 2, 1996, February 19, 1997, June 16, 1997, and October 31, 1997 of the Company (filed herewith as Exhibits 3.1 through 3.5) provide that the Company shall, to the maximum extent permitted from time to time under the DGCL indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason or the fact that he is or was or has agreed to be a director, officer of the Company or while a director or officer is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefits plans, against any and all expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Company to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.

  Furthermore, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.

  The Company's Bylaws provide that the Company shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  The Company's Bylaws further provide that the Company shall similarly indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  (a) Exhibits

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 -------                         ----------------------
   *2.1  --Asset Purchase and Merger Agreement among Crown Network Systems,
          Inc., Crown Mobile Systems, Inc., Robert A. Crown, Barbara Crown and
          Castle Acquisition Corp. I, Castle Acquisition Corp. II, Castle Tower
          Holding Corp. dated July 11, 1997.
   *2.2  --First Amended and Restated Asset Purchase and Merger Agreement among
          Crown Network Systems, Inc., Crown Mobile Systems, Inc., Robert A.
          Crown, Barbara Crown and Castle Acquisition Corp. I, Castle
          Acquisition Corp. II, Castle Tower Holding Corp. dated July 11, 1997, as amended and restated on August 14, 1997.
   *2.3  --Stock Purchase Agreement by and between Castle Tower Holding Corp.,
          Bruce W. Neurohr, Charles H. Jones, Ronald J. Minnich, Ferdinand G.
          Neurohr and Terrel W. Pugh dated May 12, 1997 ("TEA Stock Purchase
          Agreement").
   *3.1  --Certificate of Incorporation of Castle Tower Holding Corp. dated
          April 26, 1995.
   *3.2  --Certificate of Amendment of Certificate of Incorporation of Castle
          Tower Holding Corp. dated July 2, 1996.
   *3.3  --Certificate of Amendment of Certificate of Incorporation of Castle
          Tower Holding Corp. dated February 19, 1997.
   *3.4  --Certificate of Amendment of Certificate of Incorporation of Castle
          Tower Holding Corp. dated June 16, 1997.
   *3.5  --Certificate of Amendment of Certificate of Incorporation of Castle
          Tower Holding Corp. dated October 31, 1997.
   *3.6  --Amended and Restated Bylaws of Castle Tower Holding Corp. dated
          February 24, 1997.
   *4.1  --Indenture between Crown Castle International Corp. and United States
          Trust Company of New York, as trustee (including exhibits).
   *4.2  --Amended and Restated Stockholders Agreement among Castle Tower
          Holding Corp., Edward C. Hutcheson, Jr., Ted B. Miller, Jr., Robert
          A. Crown and Barbara Crown and the persons listed on Schedule I thereto dated August 15, 1997.
    4.3  --Article Fourth of Certificate of Incorporation of Castle Tower
          Holding Corp. (included in Exhibits 3.1 through 3.5).
   *4.4  --Trust Deed related to (Pounds)125,000,000 9 per cent. Guaranteed
          Bonds due 2007 among Castle Transmission (Finance) PLC, as Issuer,
          Castle Transmission International Ltd and Castle Transmission
          Services (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
          Corporation p.l.c., as Trustee, dated May 21, 1997.
   *4.5  --First Supplemental Trust Deed related to (Pounds)125,000,000 9 per cent. Guaranteed Bonds due 2007 among Castle Transmission (Finance)
          PLC, as Issuer, Castle Transmission International Ltd and Castle
          Transmission Services (Holdings) Ltd, as Guarantors, and The Law
          Debenture Trust Corporation p.l.c., as Trustee, dated October 17,
          1997.
   *5.   --Opinion of Cravath, Swaine & Moore.
  *10.1  --Registration Rights Agreement by and among Crown Castle
          International Corp. and Lehman Brothers Inc. and Credit Suisse First
          Boston Corporation dated as of November 25, 1997.
  *10.2  --Loan Agreement by and among Castle Tower Corporation, KeyBank
          National Association (formerly known as "Society National Bank") and certain lenders dated April 26, 1995 ("KeyBank Loan Agreement").

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  *10.3  --First Amendment to KeyBank Loan Agreement dated June 26, 1996.
  *10.4  --Second Amendment to KeyBank Loan Agreement dated January 17, 1997.
  *10.5  --Third Amendment to KeyBank Loan Agreement dated April 3, 1997.
  *10.6  --Fourth Amendment to KeyBank Loan Agreement dated October 31, 1997.
  *10.7  --Fifth Amendment to KeyBank Loan Agreement dated November 24, 1997.
  *10.8  --Amended and Restated Limited Holdco Guaranty by Crown Castle
          International Corp., in favor of KeyBank National Association, as
          Agent, dated November 25, 1997.
  *10.9  --Memorandum of Understanding regarding Management and Governance of
          Castle Tower Holding Corp. and Crown Communications, Inc. dated
          August 15, 1997.
 +*10.10 --Site Commitment Agreement between Nextel Communications, Inc. and
          Castle Tower Corporation dated July 11, 1997.
 +*10.11 --Independent Contractor Agreement by and between Crown Network
          Systems, Inc. and Sprint Spectrum L.P. dated July 8, 1996, including addendum dated November 12, 1997.
 +*10.12 --Independent Contractor Agreement between Crown Network Systems, Inc.
          and Powerfone, Inc. d/b/a Nextel Communications dated September 30,
          1996.
 +*10.13 --Independent Contractor Agreement by and between APT Pittsburgh
          Limited Partnership and Crown Network Systems, Inc. dated December 3,
          1996.
 +*10.14 --Master Lease Agreement between Sprint Spectrum, L.P. and Robert
          Crown d/b/a/ Crown Communications dated June 11, 1996 ("Sprint Master
          Lease Agreement").
   10.15 --First Amendment to Sprint Master Lease Agreement, dated July 5, 1996
          (included in Exhibit 10.14).
   10.16 --Second Amendment to Sprint Master Lease Agreement, dated January 27,
          1997 (included in Exhibit 10.14).
 +*10.17 --Master Lease Agreement between Powerfone, Inc. d/b/a/ Nextel
          Communications and Robert A. Crown d/b/a Crown Communications dated
          October 3, 1996.
 +*10.18 --Master Lease Agreement between APT Pittsburgh Limited Partnership and Robert Crown d/b/a Crown Communications dated December 3, 1996.
 +*10.19 --Master Tower Lease Agreement between Cellco Partnership d/b/a/ Bell
          Atlantic NYNEX Mobile, Pittsburgh SMSA, L.P. and Pennsylvania RSN No.
          6 (II) and Robert A. Crown d/b/a/ Crown Communications dated December
          29,1995, as amended by a letter agreement dated as of October 28,
          1997.
 +*10.20 --Master Tower Lease Agreement between Cellco Partnership d/b/a/ Bell
          Atlantic NYNEX Mobile, Pittsburgh SMSA, L.P. and Pennsylvania RSN No.
          6 (II) and Robert A. Crown d/b/a/ Crown Communications dated December
          29,1995, as amended by a letter agreement dated as of October 28,
          1997.
  *10.21 --Castle Tower Holding Corp. 1995 Stock Option Plan (Third
          Restatement).
  *10.22 --Services Agreement between Castle Transmission International Ltd
          (formerly known as Castle Transmission Services Ltd) and Castle Tower
          Holding Corp. dated February 28, 1997.
  *10.23 --Shareholders' Agreement among Berkshire Fund IV Investment Corp.,
          Berkshire Investors LLC, Berkshire Partners LLC, Candover Investments
          PLC, Candover (Trustees) Limited, Candover Partners Limited (as
          general partner for 4 limited partnerships), Castle Tower Holding
          Corp., TeleDiffusion de France International S.A., and Diohold
          Limited (now known as Castle Transmission Services (Holdings) Ltd)
          dated January 23, 1997.
  *10.24 --First Amendment to Amended and Restated Stockholders Agreement by
          and among Crown Castle International Corp., Edward C. Hutcheson, Jr.,
          Ted B. Miller, Jr., Robert A. Crown and Barbara Crown and the persons listed as Investors dated January 28, 1998.

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  *12.1  --Computation of Ratio of Earnings to Fixed Charges for Crown Castle
          International Corp.
  *12.2  --Computation of Ratio of Earnings to Fixed Charges for Crown
          Communications.
  *21.   --Subsidiaries of Crown Castle International Corp.
 **23.1  --Consent of KPMG Peat Marwick LLP.
 **23.2  --Consent of Ernst & Young LLP.
   23.3  --Consent of Cravath, Swaine & Moore (included in Exhibit 5).
 **24.   --Powers of Attorney.
  *25.   --Statement of Eligibility and Qualification under the Trust Indenture
          Act of 1939 of United States Trust Company of New York, as trustee, on Form T-1.
  *27.1  --Financial Data Schedule for the period ended December 31, 1996.
  *27.2  --Financial Data Schedule for the period ended September 30, 1997.
  *99.1  --Form of Letter of Transmittal.
  *99.2  --Form of Notice of Guaranteed Delivery.
  *99.3  --Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees.
  *99.4  --Form of Letter to Clients.
  *99.5  --Form of Tax Guidelines.

--------

 */Filed herewith.

**/Previously filed.

 + /Indicates that portions of the exhibit have been omitted pursuant to a request for confidential treatment and such portions have been filed with the Commission separately.
All other exhibits listed above to be filed by amendment.

  (b) Financial Statement Schedules

  Schedule I -- Condensed Financial Information of Registrant

  All other schedules are omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto included in this Registration Statement.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the application form.

  The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 11th day of March, 1998.

                                         Crown Castle International Corp.,

                                                /s/ Charles C. Green, III
                                         By ___________________________________
                                           CHARLES C. GREEN, III
                                           EXECUTIVE VICE PRESIDENT AND
                                         CHIEF FINANCIAL OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 11th day of March, 1998.


                NAME                         TITLE

                                      Chief Executive
               *                      Officer and Vice
------------------------------------  Chairman of the
         TED B. MILLER, JR.           Board (Principal
                                      Executive Officer)

                                      President and
               *                       Director
------------------------------------
            DAVID L. IVY

     /s/ Charles C. Green, III        Executive Vice
------------------------------------  President and Chief
       CHARLES C. GREEN, III          Financial Officer
                                      (Principal
                                      Financial and
                                      Accounting Officer)

                                      Chairman of the
               *                       Board
------------------------------------
           CARL FERENBACH

                                      Director
               *
------------------------------------
          ROBERT A. CROWN

                                      Director
               *
------------------------------------
         GARTH H. GREIMANN

                                        Director
               *

-------------------------------------
                                        Director
               *
           RANDALL A. HACK
-------------------------------------
         DAVID C. HULL, JR.

                                        Director
               *
-------------------------------------
      EDWARD C. HUTCHESON, JR.

                                        Director
               *
-------------------------------------
          J. LANDIS MARTIN

                                        Director
               *
-------------------------------------
         ROBERT F. MCKENZIE

                                        Director
               *
-------------------------------------
          JEFFREY H. SCHUTZ

    /s/ Charles C. Green, III

*By: ___________________________

      CHARLES C. GREEN, III

        ATTORNEY-IN-FACT

                        CROWN CASTLE INTERNATIONAL CORP.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         BALANCE SHEET (UNCONSOLIDATED)

                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                DECEMBER 31,
                                                               ---------------
                                                                1995    1996
                            ASSETS                             ------  -------
Current assets:
  Cash and cash equivalents................................... $  --   $ 6,093
  Receivables.................................................    --     1,073
  Advances to subsidiaries, net...............................    100      388
                                                               ------  -------
    Total current assets......................................    100    7,554
Investment in subsidiaries....................................  5,694    5,766
Investment in and advances to affiliates......................    --     2,101
Deferred income taxes.........................................    --        49
                                                               ------  -------
                                                               $5,794  $15,470
                                                               ======  =======
        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities.................... $  --   $   130
                                                               ------  -------
    Total current liabilities.................................    --       130
Redeemable preferred stock, $.01 par value; 2,500,000 shares authorized:
  Series A Convertible Preferred Stock; 862,455 shares issued
   (stated at redemption and aggregate liquidation value).....  5,175    5,175
  Series B Convertible Preferred Stock; shares issued:
   December 31, 1995 -- none and December 31, 1996 -- 864,568
   (stated at redemption and aggregate liquidation value).....     --   10,375
                                                               ------  -------
    Total redeemable preferred stock..........................  5,175   15,550
                                                               ------  -------
Stockholders' equity (deficit):
  Common stock, $.01 par value; 5,270,000 shares authorized:
   Class A Common Stock; 270,000 shares issued................      3        3
   Class B Common Stock; shares issued: December 31, 1995 --
    286,666 and December 31, 1996 -- 297,666 .................      3        3
  Additional paid-in capital..................................    634      762
  Accumulated deficit.........................................    (21)    (978)
                                                               ------  -------
    Total stockholders' equity (deficit) .....................    619     (210)
                                                               ------  -------
                                                               $5,794  $15,470
                                                               ======  =======

     See notes to consolidated financial statements and accompanying notes.

                        CROWN CASTLE INTERNATIONAL CORP.
     SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONTINUED)

                    STATEMENT OF OPERATIONS (UNCONSOLIDATED)

                           (IN THOUSANDS OF DOLLARS)

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                               --------------
                                                               1995    1996
                                                               ------ -------
Interest and other income..................................... $  --   $  171
Corporate development expenses................................    --   (1,249)
                                                               -----  -------
Loss before income taxes and equity in earnings (losses) of
 subsidiaries.................................................    --   (1,078)
Credit for income taxes.......................................    --       49
Equity in earnings (losses) of subsidiaries...................   (21)      72
                                                               -----  -------
Net loss...................................................... $ (21) $  (957)
                                                               =====  =======


     See notes to consolidated financial statements and accompanying notes.

                        CROWN CASTLE INTERNATIONAL CORP.
     SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONTINUED)

                    STATEMENT OF CASH FLOWS (UNCONSOLIDATED)

                           (IN THOUSANDS OF DOLLARS)

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                                --------------
                                                                 1995    1996
                                                                ------  ------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss...................................................... $  (21) $ (957)
 Adjustments to reconcile net loss to net cash provided by
  (used for) operating activities:
  Equity in losses (earnings) of subsidiaries..................     21     (72)
  Increase in accounts payable and accrued liabilities.........    --      130
  Increase in receivables......................................    --   (1,073)
  Increase in deferred income taxes............................    --      (49)
                                                                ------  ------
    Net cash provided by (used for) operating activities.......    --   (2,021)
                                                                ------  ------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Investment in and advances to affiliates......................     --  (2,101)
 Net advances to subsidiaries..................................   (100)   (288)
 Investment in subsidiaries.................................... (4,972)    --
                                                                ------  ------
    Net cash used for investing activities..................... (5,072) (2,389)
                                                                ------  ------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of capital stock.......................  5,072  10,503
                                                                ------  ------
    Net cash provided by financing activities..................  5,072  10,503
                                                                ------  ------
NET INCREASE IN CASH AND CASH EQUIVALENTS......................    --    6,093
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.................    --      --
                                                                ------  ------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................... $  --   $6,093
                                                                ======  ======
SUPPLEMENTARY SCHEDULE OF NON-CASH INVESTING AND FINANCING
 ACTIVITIES:
 Conversion of subsidiary's Convertible Secured Subordinated
  Notes to Series A Convertible Preferred Stock................ $  743  $  --
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid................................................. $  --   $  --
 Income taxes paid.............................................    --      --

     See notes to consolidated financial statements and accompanying notes.

                       CROWN CASTLE INTERNATIONAL CORP.

                NOTES TO FINANCIAL STATEMENTS (UNCONSOLIDATED)

1. INVESTMENT IN SUBSIDIARIES

  The Company's investment in subsidiaries is presented in the accompanying unconsolidated financial statements using the equity method of accounting. CTC is precluded from paying dividends to the Company by the terms of the Bank Credit Agreement. The restricted net assets of CTC totaled $5,766,000 at December 31, 1996.

2. INCOME TAXES

  Income taxes reported in the accompanying unconsolidated financial statements are determined by computing income tax assets and liabilities on a consolidated basis, for the Company and members of its consolidated federal income tax return group, and then reducing such consolidated amounts for the amounts recorded by the Company's subsidiaries on a separate tax return basis.